    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 2001

                                                      REGISTRATION NO. 333-48926

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                          OUTSOURCE INTERNATIONAL, INC.
                          -----------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     FLORIDA
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

           7363                                            65-0675628
(Primary Standard Industrial                            (I.R.S Employer
 Classification Code Number)                         Identification Number)

                      1690 SOUTH CONGRESS AVENUE, SUITE 210
                           DELRAY BEACH, FLORIDA 33445
                                  561-454-3500
--------------------------------------------------------------------------------
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                 JOSEPH C. WASCH
                       VICE PRESIDENT AND GENERAL COUNSEL
                      1690 SOUTH CONGRESS AVENUE, SUITE 210
                           DELRAY BEACH, FLORIDA 33445
                                  561-454-3500
--------------------------------------------------------------------------------
     (Name, Address Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent for Service)
                                -----------------

                                   (copies to)

                              DONN A. BELOFF, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                     350 EAST LAS OLAS BOULEVARD, SUITE 1600
                         FORT LAUDERDALE, FLORIDA 33301
                                  954-463-2700

Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER EFFECTIVENESS OF THIS REGISTRATION STATEMENT. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                                     [LOGO]

                                6,171,771 SHARES

                          OUTSOURCE INTERNATIONAL, INC.
                                  COMMON STOCK

This prospectus relates to an aggregate of up to 6,171,771 shares of common stock of Outsource International, Inc. being offered for sale from time to time by the selling shareholders named in this prospectus. The shares of common stock offered by this prospectus include 4,126,104 shares acquired by some of the selling shareholders in private transactions and 2,045,667 shares that some of the selling shareholders may acquire upon the exercise of warrants and options they hold. Registering these shares of common stock will allow the selling shareholders to sell the shares publicly or otherwise to distribute these shares.

The selling shareholders may offer these shares of common stock in one or more transactions on the Over the Counter Bulletin Board (OTCBB) at prices then prevailing, in negotiated transactions, or otherwise. The selling shareholders and brokers through whom the sale of the shares of common stock are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, any profits realized by the selling shareholders or such brokers on the sale of shares of common stock may be deemed to be underwriting commissions under the Securities Act. This prospectus also may be used, with our prior consent, by donees or pledgees of the selling shareholders, or by other persons acquiring these shares, who wish to offer and sell the shares under circumstances requiring or making desirable its use. The price at which any of the shares of common stock may be sold and the commissions paid in connection with any sale may vary from transaction to transaction.

We are paying all expenses of registration incurred in connection with this offering, but all brokerage commissions, discounts and other expenses incurred by individual selling shareholders will be borne by the individual selling shareholders. We will not receive any of the proceeds from sales by selling shareholders.


Our common stock is traded on the OTCBB under the symbol "OSIX." On January 12, 2000, the last reported bid price of the common stock on the OTCBB was $0.56 per share.



Investing in our common stock involves significant risks that we describe in the "Risk Factors" section beginning on page 8.


We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                 Subject to completion, dated January ___, 2001

                                TABLE OF CONTENTS



          Prospectus Summary......................................................................................     1
          Risk Factors ...........................................................................................     8
          Management's Discussion and Analysis of Financial Condition and Results of Operations...................    13
          Quantitative and Qualitative Disclosures about Market Risk..............................................    37
          Business................................................................................................    39
          Properties..............................................................................................    45
          Legal Proceedings.......................................................................................    46
          Market Price and Dividend Data..........................................................................    47
          Management..............................................................................................    48
          Related Party Transactions..............................................................................    54
          Security Ownership of Management and Certain Beneficial Owners..........................................    57
          Description of Capital Stock............................................................................    61
          Dividend Policy.........................................................................................    63
          Selling Shareholders....................................................................................    63
          Use of Proceeds.........................................................................................    65
          Plan of Distribution....................................................................................    65
          Experts.................................................................................................    66
          Legal Matters...........................................................................................    66
          Additional Information..................................................................................    66
          Index to Financial Statements...........................................................................   F-1


    You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or any supplement.

                               PROSPECTUS SUMMARY

    This summary highlights information that we present more fully in the rest of this prospectus. This summary is not complete and does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully.

                          OUTSOURCE INTERNATIONAL, INC.


    BUSINESS



    We are a provider of human resource services focusing on the flexible industrial staffing market through our Tandem division. Tandem recruits, trains and deploys temporary industrial personnel and provides payroll administration and risk management services to our employer clients. Tandem's clients include businesses in the manufacturing, distribution, hospitality and construction industries. As the name Tandem implies, we partner with our employer clients and our service employees to provide a steady stream of workers to the business community and a predictable and reliable source of production throughout the year. We fulfill our client's need to economically staff up or down according to market demands for products and services and satisfy the industrial workers' need for steady employment. We utilize the physical dispatch approach in our business to better serve our clients. By meeting face-to-face with our service employees prior to dispatching them for the day, we provide a significantly higher level of certainty to our employer clients, assuring them of greater reliability and a higher level of job-readiness.



    As of December 31, 2000, our Tandem division provided approximately 23,800 flexible staffing personnel daily through a nationwide network of 84 company-owned and 51 franchised recruiting and dispatch branch offices. Our Tandem division has approximately 5,000 clients and provides services to approximately 3,000 of these clients each day. We aggregate our company-owned Tandem branches into 12 geographical districts, which we combine into three geographic zones: East, Midwest and West.



    INDUSTRY



    Over the last five years, the staffing industry has experienced significant growth, due largely to the utilization of temporary help across a broader range of industries. Staffing industry revenues grew from approximately $102 billion in 1998 to approximately $117 billion in 1999, or a 14.7% increase. During that same period, the industrial staffing sector grew from approximately $15.6 billion to approximately $16.7 billion, or a 7.0% increase. During 1999, the industrial staffing sector represented 12.6% of the staffing industry, compared to 13.8% during 1998.



    HISTORY; RECENT FINANCIAL PERFORMANCE



    Outsource International, Inc. was incorporated in April 1996, but through predecessor companies, has been providing industrial staffing services since 1974. We have had a recent history of significant losses, having suffered net losses of $12.6 million for the fiscal year ended December 31, 1997, $30.9 million for the fiscal year ended December 31, 1999, $2.7 million for the fiscal period ended April 2, 2000 and incurred a loss before income taxes of $0.8 million for the twenty-six week period ended October 1, 2000. In addition, we had an accumulated deficit of $39.8 million and $25.9 million as of December 31, 1999 and October 1, 2000, respectively. In April 2000, we sold our professional employer organization division, Synadyne, which represented 36% of our revenues for the fiscal period ended April 2, 2000. In August 2000, we cured the defaults on our acquisition notes payable, which are obligations we owe to certain of the sellers of the temporary staffing businesses we acquired in 1997 and 1998.


    Our principal executive offices are located at 1690 South Congress Avenue, Suite 210, Delray Beach, Florida 33445. Our telephone number is (561) 454-3500.

                                  THE OFFERING


      Common stock outstanding as of January 10, 2001...      8,687,488 shares

      Common stock offered by the selling shareholders..      6,171,771 shares

      Use of proceeds...................................      We will not receive any proceeds from the
                                                              sale of the shares by the selling shareholders.

      Trading symbol on the OTCBB.......................      OSIX


                                  RISK FACTORS

    You should consider the risks described in the "Risk Factors" section before investing in our common stock. If any of the risks occur, our business could be adversely affected and you could lose part or all of your investment.

                             SUMMARY FINANCIAL DATA


    We have derived the consolidated balance sheet data and consolidated statement of operations data set forth on the following pages as of and for each of the five years in the period ended December 31, 1999 and the transition quarter ended April 2, 2000 from our audited consolidated financial statements. The condensed consolidated financial statements of the Company as of October 1, 2000 and for the twenty six weeks ended October 1, 2000 and the six months ended September 30, 1999 are derived from unaudited financial statements, but in the opinion of management include all adjustments necessary, consisting only of normal and recurring accruals, to present fairly the results of operations in conformity with generally accepted accounting principles. We have derived the system operating data and other data from our books and records, and certain reclassifications have been made to the presentation of the results of operations for the six months ended September 30, 1999 and for each of the years ended December 31, 1999, 1998 and 1997, to conform to current presentation. In addition, we changed our fiscal year end from December 31 to the 52 or 53 week period ending on the Sunday closest to March 31. Our transition period is January 1, 2000 through April 2, 2000. You should read the data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, and the other financial data included in this prospectus.



                                                              TWENTY SIX         SIX MONTHS                  TRANSITION
                                                              WEEKS ENDED          ENDED                    QUARTER ENDED
                                                            OCTOBER 1, 2000  SEPTEMBER 30, 1999    APRIL 2, 2000    MARCH 31, 1999
                                                            ---------------  ------------------    -------------    --------------
                                                                         (Dollars in thousands, except per share data)

Consolidated Statement of Operations Data(1):
Net revenues                                                   $ 160,500         $ 302,578             $ 126,011       $ 134,114
Cost of revenues                                                 128,021           261,461               109,157         114,864
                                                               ---------         ---------             ---------       ---------
Gross Profit                                                      32,479            41,117                16,854          19,250
Provision (reduction) for doubtful accounts                          176             3,666                  (472)            506
Amortization of intangible assets                                  1,438             1,947                   734             924
Restructuring costs                                                1,818             5,104                   356              --
Asset impairment charges                                              --             2,450                    --              --
Other selling, general and administrative expenses                26,363            40,460                17,143          17,311
                                                               ---------         ---------             ---------       ---------
Operating income (loss)                                            2,684           (12,510)                 (907)            509
Net interest expense                                               4,369             3,554                 2,016           1,582
Other (income) expense(2)                                           (867)             (562)                 (259)            (43)
                                                               ---------         ---------             ---------       ---------
(Loss) income before provision
   (benefit) for income taxes and extraordinary item(3)             (818)          (15,502)               (2,664)         (1,030)
(Benefit) provision for income taxes                              (8,973)           (5,934)                   --            (449)
                                                               ---------         ---------             ---------       ---------
Income (loss) before extraordinary item                        $   8,155         $  (9,568)            $  (2,664)      $    (581)
                                                               =========         =========             =========       =========
Weighted average basic common shares outstanding(5)                8,681             8,658                 8,658           8,658
                                                               =========         =========             =========       =========
Weighted average diluted common shares outstanding(5)             10,086             8,658                 8,658           8,658
                                                               =========         =========             =========       =========
Basic earnings (loss) per share before extraordinary item      $    0.94         $   (1.11)            $   (0.31)      $   (0.07)
                                                               =========         =========             =========       =========
Diluted earnings (loss) per share before extraordinary item    $    0.81         $   (1.11)            $   (0.31)      $   (0.07)
                                                               =========         =========             =========       =========
Other Data(6):
EBITDA, as adjusted                                            $   7,485         $   1,491             $     970       $   2,360
                                                               =========         =========             =========       =========
Net (loss) income, as adjusted                                 $    (231)        $  (3,444)            $  (2,506)      $    (581)
                                                               =========         =========             =========       =========
Diluted (loss) earnings per share, as adjusted                 $   (0.03)        $   (0.40)            $   (0.29)      $   (0.07)
                                                               =========         =========             =========       =========

System Operating Data:
System Revenues(7)                                             $ 205,924         $ 335,494             $ 145,079       $ 147,396
                                                               =========         =========             =========       =========
Number of employees (end of period)                               23,800            38,200                26,000          33,000
Number of offices                                                    135               161                   145             172

                                                                      YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------
                                                 1999            1998            1997            1996          1995
                                              ---------       ---------       ---------       ---------     ---------
                                                            (Dollars in thousands, except per share data)
Consolidated Statement of
Operations Data(1):

Net revenues                                  $ 594,047       $ 565,394       $ 447,579       $ 280,171     $ 149,825
Cost of revenues                                513,266         481,734         382,074         242,102       126,270
                                              ---------       ---------       ---------       ---------     ---------
Gross Profit                                     80,781          83,660          65,505          38,069        23,555
Shareholders' compensation                           --              --             292           2,321         2,370
Provision (reduction) for doubtful accounts       5,505           1,572           1,506             556           321
Amortization of intangible assets                 3,702           3,684           1,853             424            41
Restructuring costs                              11,220              --              --              --            --
Asset impairment charges                          2,603              --              --              --            --
Other selling, general and
   administrative expenses                       76,382          66,436          51,445          29,285        17,367
                                              ---------       ---------       ---------       ---------     ---------
Operating loss (income)                         (18,631)         11,968          10,409           5,483         3,456
Net interest expense                              8,604           5,529           7,877           2,175         1,259
Other (income) expense(2)                          (479)            (53)          1,821           1,448           (11)
                                              ---------       ---------       ---------       ---------     ---------
(Loss) income before provision
   (benefit) for income taxes and
   extraordinary item (3)                       (26,756)          6,492             711           1,860         2,208
Provision (benefit) for income taxes              4,123           1,611             (69)             --            --
                                              ---------       ---------       ---------       ---------     ---------
(Loss) income  before extraordinary item      $ (30,879)      $   4,881       $     780       $   1,860     $   2,208
                                              =========       =========       =========       =========     =========

Unaudited pro forma data:
(Loss) income before provision (benefit)
   for income taxes and extraordinary item (3)                                      711           1,860         2,208

(Benefit) provision for income taxes(4)                                             296             757           859
                                                                              ---------       ---------     ---------
Income (loss) before
   extraordinary item (3)(4)                                                  $     415       $   1,103     $   1,349
                                                                              =========       =========     =========

Weighted average basic common
   shares outstanding(5)                          8,658           8,604           6,055           5,785         5,785
                                              =========       =========       =========       =========     =========
Weighted average diluted common
   shares outstanding(5)                          8,658           9,919           7,320           5,844         5,785
                                              =========       =========       =========       =========     =========
Basic (loss) earnings per share
   before extraordinary item                  $   (3.57)      $    0.57       $    0.07       $    0.19     $    0.23
                                              =========       =========       =========       =========     =========
Diluted loss (earnings) per share
   before extraordinary item                  $   (3.57)      $    0.49       $    0.06       $    0.19     $    0.23
                                              =========       =========       =========       =========     =========

Other Data(6):
EBITDA, as adjusted                           $   4,949       $  18,777       $  14,871       $   9,027     $   6,258
                                              =========       =========       =========       =========     =========
(Loss) income before extraordinary
   item, as adjusted                          $  (6,135)      $   5,022       $   2,139       $   3,220     $   2,586
                                              =========       =========       =========       =========     =========
Diluted (loss) earnings per share,
   as adjusted                                $   (0.71)      $    0.51       $    0.29
                                              =========       =========       =========

System Operating Data:
System Revenues(7)                            $ 654,589       $ 647,301       $ 555,802       $ 389,314     $ 242,681
                                              =========       =========       =========       =========     =========
Number of employees (end of period)              35,000          36,000          32,000          23,000        16,200
Number of offices (end of period)                   148             165             163             150           109

                                                                                                      AS OF TRANSITION
                                                                AS OF                                   QUARTER ENDED
                                              ------------------------------------------     --------------------------------
                                                OCTOBER 1, 2000       SEPTEMBER 30, 1999     APRIL 2, 2000     MARCH 31, 1999
                                              -----------------       ------------------     -------------     --------------
                                                                           (Dollars in thousands)
Consolidated Balance Sheet Data:
Working capital (deficiency)                      $  19,113              $ (29,650)            $ (44,268)        $  (9,913)
Total assets                                        104,184                104,159               108,569           112,918
Revolving Credit Facility and line of credit         15,321                 17,814                50,746            20,728
Long-term debt to related parties
   with current maturities                            1,204                  1,195                 1,195             1,300
Other long-term debt, with
   Current maturities                                34,251                 15,873                 9,569            15,399
Other non-current liabilities                            --                    250                    --               804
Total shareholders' equity                           28,280                 34,438                11,045            44,007

Other Balance Sheet Data(8):
Total assets, as adjusted                         $ 104,184              $ 151,066             $ 108,569         $ 149,065
Revolving Credit Facility and line
   of credit, as adjusted                            15,321                 64,721                50,746            56,875
Working capital, as adjusted                         19,113                 17,257                 6,478            (9,913)

                                                                       AS OF DECEMBER 31,
                                           -----------------------------------------------------------------------
                                              1999            1998           1997           1996           1995
                                           ----------      ----------     ----------     ----------     ----------
                                                                     (Dollars in thousands)
Consolidated Balance Sheet Data:
Working capital (deficiency)               $ (42,043)      $  (8,699)      $ 33,651      $ (3,172)      $  1,540
Total assets                                 113,681         112,002        105,743        55,877         24,708
Revolving Credit Facility and line of
  credit                                      57,067          20,980         33,800         9,889          6,468
Long-term debt to related parties
   with current maturities                     1,195           1,286            100        11,275             --
Other long-term debt, with
   current maturities                          9,737          16,039         10,145        12,866          3,254
Other non-current liabilities                     --           1,050             --            --             --
Total shareholders' equity                    13,709          44,588         40,778         4,494          3,603

Other Balance Sheet Data(8):
Total assets, as adjusted                  $ 113,681       $ 156,808       $105,743      $ 55,877       $ 24,708
Revolving Credit Facility and line
   of credit, as adjusted                     57,067          65,786         33,800         9,889          6,468
Working capital (deficiency), as adjusted     15,024          (8,699)        33,651        (3,172)         1,540

                                                                                                    TRANSITION
                                              TWENTY SIX WEEKS         SIX MONTHS                  QUARTER ENDED
                                                    ENDED                ENDED           ----------------------------------
                                              OCTOBER 1, 2000      SEPTEMBER 30, 1999     APRIL 2, 2000     MARCH 31, 1999
                                              ----------------     ------------------    ---------------    --------------
Consolidated Statement of Cash Flow Data:
Cash flows provided by (used in):
Operating activities                               $(3,649)              $ 3,836              $ 6,480            $(3,823)
Investing activities                                 3,403                 3,236                 (770)              (784)
Financing activities                                   730                (7,264)              (4,880)               524
                                                   -------               -------              -------            -------
Net increase (decrease) in cash                    $   484               $  (192)             $   830            $(4,083)
                                                   =======               =======              =======            =======
Other Cash Flow Data(8):
Operating activities, as adjusted                  $(3,649)              $(6,923)             $ 6,480            $ 4,835
Financing activities, as adjusted                      730                 3,495               (4,880)            (8,134)

                                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------------------------
                                           1999           1998           1997           1996          1995
                                         --------       --------       --------       --------      --------
Consolidated Statement of Cash Flow
Data:
Cash flows (used in) provided by:
Operating activities                     $(43,084)      $ 50,761       $(12,910)      $ (1,280)     $  2,787
Investing activities                        9,049        (31,316)       (24,744)        (4,834)       (2,026)
Financing activities                       29,250        (15,629)        39,295          4,647           678
                                         --------       --------       --------       --------      --------
Net increase (decrease) in cash          $ (4,785)      $  3,816       $  1,641       $ (1,467)     $  1,439
                                         ========       ========       ========       ========      ========
Other Cash Flow Data(8):
Operating activities, as adjusted        $  1,722       $  5,955       $(12,910)      $ (1,280)     $  2,787
Financing activities, as adjusted         (15,556)        29,177         39,295          4,647           678



(1) On August 6, 1999, we announced actions to improve our short-term liquidity, concentrate our operations within one core segment (Tandem, our flexible staffing division) and improve our operating performance within that segment. These actions included (a) the sale of our clerical division, Office Ours, on August 30, 1999, (b) the sale of our professional employer division, Synadyne, on April 8, 2000, and (c) the elimination of 48 Tandem branch offices, 41 of which had been sold, franchised, closed, or consolidated as of October 1, 2000. See "Restructuring" as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) In 1997, we issued warrants to purchase 1,360,304 shares of our common stock. The holders of the warrants had a put right, as a result of which we recorded a put warrants liability. Other (income) expense for the year ended December 31, 1997 includes non-operating expense of $1.8 million related to the adjustment of the initial put warrants liability recorded at the time of the issuance of the warrants on February 21, 1997 based on their fair value at that time, to the fair value of the warrants at the time of our initial public offering, when the put right terminated. At the time of our initial public offering, we reclassified the warrants, with an adjusted carrying value of $20.4 million, from debt to additional paid-in capital.

    Other expense (income) for the year ended December 31, 1996 includes $1.4 million of unusual charges, primarily professional fees related to a registration statement filed by us with the Securities and Exchange Commission that was subsequently withdrawn and costs of an internal investigation into certain of our transactions.

(3) We used the proceeds of our initial public offering in 1997 to repay the full balance of outstanding senior notes. As a result we recorded an extraordinary loss in 1997 of approximately $13.4 million (net of a $6.6 million income tax benefit). This loss consists of the unamortized debt discount and the unamortized debt issuance costs related to the senior notes. As a result of the reduction of the income tax benefit included in the 1997 extraordinary loss and related to the release of certain put warrants in 1998, we recorded an extraordinary loss of approximately $1.4 million in 1998.


(4) On February 21, 1997, a reorganization was consummated in which nine companies under common ownership and management became our wholly owned subsidiaries. Prior to this reorganization, each of the subsidiaries had elected to be taxed as a subchapter S corporation and, accordingly, was not subject to income taxes. Therefore, there is no provision for income taxes for periods prior to the reorganization. Pro forma income taxes and net income have been computed as if we had been fully subject to federal and applicable state income taxes for such periods. We recognized a one-time tax benefit of $429,000 as a result of the termination, at the time of the reorganization, of the subsidiaries' elections to be treated as S corporations. This benefit is reflected in our historical results of operations for the year ended December 31, 1997, but has been removed from the pro forma results presented for that period.


(5) Basic common shares outstanding includes (a) 5,448,788 shares of our common stock issued in connection with the reorganization, (b) for the periods prior to the reorganization, the equivalent number of shares of our common stock (336,430) represented by the shares of common stock of the subsidiaries purchased from certain shareholders for cash and notes in the reorganization, (c) for the periods after our initial public offering, the sale by us of 3,000,000 shares of our common stock and (d) for 1998, 209,125 shares representing the weighted average of 154,733 shares issued and warrants exercised during the year. Diluted shares outstanding include the above plus all outstanding options and warrants to purchase our common stock calculated using the treasury stock method.

(6) For the eight week period ended February 21, 1997 and the years ended December 31, 1996 and 1995, we elected to be treated as a subchapter S corporation and, accordingly, our income was taxed at the shareholder level. In addition, during this period, we paid compensation to our founding shareholders and to our former Chairman, President and Chief Executive Officer, who is also one of our shareholders. All of the compensation for the founding shareholders and a portion of the compensation for our former Chairman, President and Chief Executive Officer was discontinued after February 1997. In 1997, we recorded non-operating expense related to a valuation adjustment on certain put warrants issued in 1997. In 1999, we recorded (a) restructuring and asset impairment charges, (b) a non-operating gain from the sale of our clerical division, (c) a loss recorded as bad debt expense, arising from the sale to third parties of certain accounts receivable primarily more than 180 days past due, (d) a deferred tax valuation allowance, (e) interest expense arising from accelerated amortization of loan fees, and (f) a gain of $0.3 million on the sale of an interest rate hedge arising from the modification of our revolving credit facility and the termination of our securitization facility.


    During the quarter ended April 2, 2000 ("Q1 2000") and the twenty-six weeks ended October 1, 2000 ("YTD 2001"), we recorded charges to our restructuring reserve. During Q1 2000, we recorded a non-operating gain from the sale of our PEO division, and in YTD 2001, we recorded a gain on the sale of certain Tandem offices and decrease to our deferred tax asset valuation allowance.


    The following table presents EBITDA, (loss) income and diluted (loss) earnings per share excluding the aforementioned items:


                                                       TWENTY SIX          SIX MONTHS                   TRANSITION
                                                      WEEKS ENDED             ENDED                    QUARTER ENDED
                                                    OCTOBER 1, 2000    SEPTEMBER 30, 1999   APRIL 2, 2000        MARCH 31, 1999
                                                    ---------------    ------------------   -------------        --------------
                                                                   (Dollars in thousands, except per share data)
(Loss) income before provision (benefit)
   for income taxes and extraordinary item             $   (818)           $(15,502)           $ (2,664)             $ (1,030)
                                                       --------            --------            --------              --------
Depreciation and amortization                             2,784               3,741               1,461                 1,807
Interest expense, net                                     4,369               3,554               2,016                 1,582
Restructuring and asset impairment                        1,818               7,554                 356
Shareholder compensation                                     --                  --                  --                    --
Put warrant valuation adjustment                             --                  --                  --                    --
Registration costs                                           --                  --                  --                    --
Gain on the sale of Synadyne                               (684)                 --                  --                    --
Gain on the sale of Tandem offices                           --                  --                (198)                   --
Gain on the sale of Office Ours                              --                (523)                 --                    --
Impairment of accounts receivable to be sold                 --               2,667                  --                    --
Other                                                        16                  --                  (1)                    1
                                                       --------            --------            --------              --------
Subtotal of adjustments                                   8,303              16,993               3,634                 3,390
                                                       --------            --------            --------              --------
EBITDA, as adjusted                                    $  7,485            $  1,491            $    970              $  2,360
                                                       ========            ========            ========              ========


Income (loss) before extraordinary item                $  8,155            $ (9,568)           $ (2,664)             $   (581)
Restructuring and asset impairment                        1,818               7,554                 356                    --
Shareholder compensation                                     --                  --                  --                    --
Put warrant valuation adjustment                             --                  --                  --                    --
Registration costs                                           --                  --                  --                    --
Gain on the sale of Synadyne                               (684)                 --                  --                    --
Gain on the sale of Tandem offices                           --                  --                (198)                   --
Gain on the sale of Office Ours                              --                (523)                 --                    --
Impairment of accounts receivable to be sold                 --               2,667                  --                    --
Write off of loan fees                                       --                  --                  --                    --
Other                                                        --                  (1)                 --                    --
                                                       --------            --------            --------              --------
Subtotal of adjustments                                   1,134               9,697                 158                    --
                                                       --------            --------            --------              --------
Less: Income tax effect                                    (437)             (3,573)                (61)                   --
Tax asset valuation allowance                               437                  --                  61                    --
Recovery of tax asset valuation allowance                (9,520)                 --                  --                    --
Change in tax status                                         --                  --                  --                    --
Tax benefit on warrant valuation                             --                  --                  --                    --
                                                       --------            --------            --------              --------
(Loss) income before extraordinary
   item, as adjusted                                   $   (231)           $ (3,444)           $ (2,506)             $   (581)
                                                       ========            ========            ========              ========
Weighted average diluted common
   Shares outstanding (5)                                 8,681               8,658               8,658                 8,658
                                                       ========            ========            ========              ========

Diluted (loss) earnings per share
   before extraordinary item                           $  (0.03)           $  (0.40)           $  (0.29)             $  (0.07)
                                                       ========            ========            ========              ========

                                                                      YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------
                                                 1999           1998         1997           1996          1995
                                               --------       --------     --------       --------      --------

                                                         (Dollars in thousands, except per share data)
(Loss) income before provision (benefit)
   for income taxes and extraordinary item     $(26,756)      $  6,492     $    711       $  1,860      $  2,208
                                               --------       --------     --------       --------      --------
Depreciation and amortization                     7,134          6,756        4,179          1,592           766
Interest expense, net                             8,604          5,529        7,877          2,176         1,259
Restructuring and asset impairment               13,823             --           --             --            --
Shareholder compensation                             --             --          261          1,951         2,025
Put warrant valuation adjustment                     --             --        1,841             --            --
Registration costs                                   --             --           --          1,448            --
Gain on the sale of Synadyne                         --             --           --             --            --
Gain on the sale of Tandem offices                   --             --           --             --            --
Gain on the sale of Office Ours                    (523)            --           --             --            --
Impairment of accounts receivable to be sold      2,667             --           --             --            --
Other                                                --             --            2             --            --
                                               --------       --------     --------       --------      --------
Subtotal of adjustments                          31,705         12,285       14,160          7,167         4,050
                                               --------       --------     --------       --------      --------
EBITDA, as adjusted                            $  4,949       $ 18,777     $ 14,871       $  9,027      $  6,258
                                               ========       ========     ========       ========      ========

Income (loss) before extraordinary item        $(30,879)      $  4,881     $    780       $  1,860      $  2,208
                                               --------       --------     --------       --------      --------

Restructuring and asset impairment               13,823             --           --             --            --
Shareholder compensation                             --             --          261          1,951         2,025
Put warrant valuation adjustment                     --             --        1,841             --            --
Registration costs                                   --             --           --          1,448            --
Gain on the sale of Synadyne                         --             --           --             --            --
Gain on the sale of Tandem offices                   --             --           --             --            --
Gain on the sale of Office Ours                    (523)            --           --             --            --
Impairment of accounts receivable to be sold      2,667             --           --             --            --
Write off of loan fees                            1,127
Other                                                --             --          (27)            (8)          (43)
                                               --------       --------     --------       --------      --------
Subtotal of adjustments                          17,094             --        2,075          3,391         1,982
                                               --------       --------     --------       --------      --------
Less: Income tax effect                          (6,422)            --         (785)        (1,274)         (745)
Tax asset valuation allowance                    14,072             --           --             --            --
Recovery of tax asset valuation allowance            --             --           --             --            --
Change in tax status                                 --             --           69           (757)         (859)
Tax benefit on warrant valuation                     --            141           --             --            --
                                               --------       --------     --------       --------      --------
(Loss) income before extraordinary
   item, as adjusted                           $ (6,135)      $  5,022     $  2,139       $  3,220      $  2,586
                                               ========       ========     ========       ========      ========
Weighted average diluted common
   shares outstanding (5)                         8,658          9,919        7,320          5,844         5,785
                                               ========       ========     ========       ========      ========

Diluted (loss) earnings per share
   before extraordinary item, as adjusted      $  (0.71)      $   0.51     $   0.29
                                               ========       ========     ========




    EBITDA is earnings (net income) before the effect of interest income and expense, income tax benefit and expense, depreciation expense and amortization expense. EBITDA, as adjusted, excludes the restructuring reserve, other unusual expenses, and the non-operating gains and losses described above. EBITDA is a widely accepted financial indicator used by many investors and analysts to analyze and compare companies on the basis of operating performance, and we believe that EBITDA, as adjusted, provides useful information regarding our ability to service our debt and other obligations. However, EBITDA, as adjusted, does not represent cash flow from operations, nor has it been presented as a substitute to operating income or net income as indicators of our operating performance. EBITDA, as adjusted, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. In addition, our calculation of EBITDA, as adjusted, may be different from the calculation used by our competitors, and therefore comparability may be affected.


(7) System revenues represent the sum of our net revenues (excluding revenues from franchise royalties and services performed for the franchisees) and the net revenues of the franchisees. System revenues provide information regarding our penetration of the market for our services, as well as the scope and size of our operations, but are not an alternative to revenues determined in accordance with generally accepted accounting principles as an indicator of operating performance. The net revenues of franchisees, which are not earned by or available to us, are derived from reports that are unaudited. System revenues for the periods presented consisted of the following:



                                    TWENTY SIX      SIX MONTHS                 TRANSITION
                                   WEEKS ENDED        ENDED                  QUARTER ENDED
                                   OCT 1, 2000     SEP 30, 1999       APR 2, 2000   MAR 31, 2000
                                   -----------     ------------       -----------   ------------
                                                       (Dollars in thousands)

Company's net revenues             $ 160,500        $ 302,578          $ 126,011      $ 134,114
Less Company revenues
from:
  Franchise royalties                 (1,381)          (3,505)              (763)        (1,973)
  Services to franchises                  --           (8,446)               (11)        (4,024)
Add: Franchise net                    46,805           44,867             19,842         19,279
                                   ---------        ---------          ---------      ---------
revenues
System revenues                    $ 205,924        $ 335,494          $ 145,079      $ 147,396
                                   =========        =========          =========      =========


                                                            YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------
                                      1999          1998           1997          1996          1995
                                   ---------     ---------       ---------     ---------     ---------
                                                      (Dollars in thousands)
Company's net revenues             $ 594,047     $ 565,394        $ 447,579    $ 280,171     $ 149,825
Less Company revenues from:
  Franchise royalties                 (7,109)       (7,352)          (6,997)      (5,671)       (4,138)
  Services to franchises             (18,009)      (25,199)         (34,642)     (35,079)       (7,507)
Add: Franchise net revenues           85,660       114,458          149,862      149,893       104,501
                                   ---------     ---------        ---------    ---------     ---------
System revenues                    $ 654,589     $ 647,301        $ 555,802    $ 389,314     $ 242,681
                                   =========     =========        =========    =========     =========



(8) As of December 31, 1998 our primary sources of funds for working capital and other needs were a $34.0 million revolving credit facility with a syndicate of lenders led by Fleet National Bank (formerly BankBoston, N.A.) and a $50.0 million accounts receivable securitization facility with a Fleet National Bank affiliate. Under the securitization facility, we received cash equivalent to the gross outstanding balance of the accounts receivable being sold, less reserves which were adjusted on a periodic basis based on collection experience and other defined factors. As of October 1, 1999, we entered into various agreements with our lenders relating to (a) the replacement of our previously existing securitization facility with a $50.0 million credit facility based on and secured by our accounts receivable, and
    (b) the amendment of our revolving credit facility to reduce the maximum availability from $34.0 million to $25.5 million (including letters of credit of $5.0 million). Both facilities were subsequently modified and ultimately replaced on August 15, 2000. See "Capital Resources" in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The amount of total assets and revolving credit facility and line of credit as of December 31, 1998 have been adjusted to include the balance of our uncollected accounts receivable of $44.8 million that had been sold under these agreements. Accordingly, Cash provided by (used in) operating activities, and Cash provided by (used in) financing activities for the years ended December 31, 1999 and 1998, have been adjusted to remove the effect of the sale of our uncollected accounts receivable in 1998. The debt for those facilities was recorded as long-term debt prior to 1999 and as of March 31, 1999, and current debt as of September 30, 1999, December 31, 1999, and April 2, 2000. Working capital has also been adjusted to reflect our borrowing facilities as long-term debt.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS



    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding future events, our financial performance and operating results, our business strategy and our financing plans. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by these statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                  RISK FACTORS

    You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before purchasing shares of our common stock. The risks we describe below are not the only ones that we face. Additional risks about which we do not yet know or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline if any of these risks occur, and you may lose part or all of your investment.






WE HAVE EXPERIENCED RECENT LOSSES AND IF WE ARE NOT PROFITABLE IN THE FUTURE, OUR FINANCIAL CONDITION AND OUR STOCK PRICE COULD SUFFER.



    We experienced a net loss of $2.7 million for the thirteen-week transition period ended April 2, 2000 and a net loss of $30.9 million for the fiscal year ended December 31, 1999. We also experienced a loss before benefit of income taxes of $0.6 million for the thirteen-week period ended July 2, 2000. As of April 2, 2000, our current liabilities exceeded our current assets by $44.3 million and as of December 31, 1999, our current liabilities exceeded our current assets by $42.0 million. Due to these factors and our default on our acquisition notes payable described below, the footnotes to the consolidated financial statements we filed with the SEC as part of our Form 10-Q for the transition period ended April 2, 2000 and as part of our Form 10-K for the year ended December 31, 1999 included language indicating that there was substantial doubt about our ability to continue as a going concern for a reasonable period of time. As a result of refinancing our credit facility on August 15, 2000 and improvement of our financial condition and operating results after December 31, 1999, the financial statements included as part of this prospectus no longer contain language regarding our ability to continue as a going concern. However, our ability to continue as a going concern is dependent on:



    -- generating sufficient cash flow to meet our obligations on a timely basis;



    --  complying with the terms and covenants of our financing agreements; and



    --  operating our business profitably.


    We cannot assure you that in the future we will be able to achieve or maintain profitability on a quarterly or annual basis or that we will be able to achieve revenue growth.


WE HAVE PREVIOUSLY DEFAULTED ON OUR ACQUISITION NOTES PAYABLE.



    We did not make substantially all of the scheduled payments due on our subordinated acquisition notes payable and, as a result, we were in default on notes having a total outstanding principal balance of $6.9 million as of July 2, 2000. On August 15, 2000, we cured these defaults by amending certain of the acquisition notes payable to provide that we will pay interest only at a rate of 10.0% per year, on the notes for three years, followed by two years of equal monthly payments of principal and interest which will retire the debt by August 2005. We cannot assure you that we will not default on these notes, or other debt, in the future.



THE RECENT RESTRUCTURING OF OUR BUSINESS MAY NOT IMPROVE OUR RESULTS OF OPERATIONS AND LIQUIDITY.


    To improve our short-term liquidity, concentrate our operations within one core segment (the flexible industrial staffing division) and improve our operating performance within that segment, we announced the following actions:


    -- we sold Office Ours, our clerical staffing division, effective August 30, 1999;

    --  we sold Synadyne, our PEO division, effective April 8, 2000; and



    -- we reduced our flexible industrial staffing and support operations by reducing our employee workforce by 11% and by implementing the sale, franchise, closure or consolidation of 48 of our 117 branch offices, all of which have been sold, franchised, closed or consolidated as of December 31, 2000.


    In connection with the restructuring, we incurred a restructuring charge of $11.2 million for the fiscal year ended December 31, 1999, which had a material adverse effect on our results of operations for that period. We cannot assure you that these actions will enable us to generate sufficient cash flow to meet our obligations on a timely basis or operate our business profitably.


IF WE LOST OUR WORKING CAPITAL FUNDING SOURCE, WE WOULD BE UNABLE TO PAY OUR EMPLOYEES ON A DAILY BASIS OR COMPLY WITH THE FUNDING REQUIREMENTS OF OUR WORKERS' COMPENSATION POLICIES.



    We pay our flexible industrial staffing employees on a daily or weekly basis. However, on average, we receive payment for these services from our customers 30 to 60 days after the date of invoice. As we establish or acquire new offices, or as we expand existing offices, we will have increasing requirements for cash to fund these payroll obligations. Our primary sources of working capital funds for payroll-related and workers' compensation expenditures is a $33.4 million revolving facility with a syndicate of lenders led by Ableco Finance LLC. If this financing source becomes unavailable and we are unable to secure alternative financing on acceptable terms, our business, financial condition, results of operations and liquidity would be materially adversely affected.



WE WILL HAVE SIGNIFICANT AMORTIZATION CHARGES ASSOCIATED WITH COMPLETED ACQUISITIONS WHICH WILL INCREASE OUR LOSSES OR REDUCE OUR EARNINGS IN THE FUTURE.



    Our acquisitions of several industrial staffing businesses have resulted in significant increases in goodwill and other intangible assets. Unamortized goodwill and other intangible assets, which include territory rights, customer lists, employee lists and covenants not to compete acquired in the acquisitions were approximately $45.0 million at July 2, 2000, representing approximately 42% of our total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from one to 15 years. Goodwill, which is the excess of cost over the fair value of net assets of businesses acquired, is amortized on a straight-line basis over periods ranging from 15 to 40 years. The combined weighted average amortization period of goodwill and other intangible assets is 25.1 years. We cannot assure you that we will ever realize the value of the intangible assets we have acquired. On an ongoing basis, we make an evaluation based on undiscounted cash flows, whether events and circumstances indicate that the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. During 1999, we wrote down approximately $8.0 million of these intangible assets, $5.4 million related to assets identified for disposition and expensed as part of the restructuring charge and another $2.6 million related to assets that we consider impaired based on our analysis of discounted future cash flows. In addition, during 1999, we expensed $3.7 of goodwill associated with completed acquisitions. Over each of the next five fiscal years we will expense goodwill of approximately $2.9 million, $2.9 million, $2.5 million, $2.2 million and $2.1 million, respectively. Any amount of goodwill expensed over the next five years will increase our losses or reduce our earnings. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on our financial condition and results of operations.



    Although we do not anticipate completing any acquisitions during the next twelve months should we enter into any acquisition agreements in the future, the resulting amortization of goodwill and other intangible assets over the expected life of those assets would reduce our operating income accordingly.



WE ARE SUBJECT TO GOVERNMENT REGULATIONS AND ANY CHANGE IN THESE REGULATIONS, OR THE POSSIBLE RETROACTIVE APPLICATION OF THESE REGULATIONS, COULD ADVERSELY AFFECT OUR BUSINESS.



    As an employer, we are subject to all federal, state and local statutes and regulations governing our relationships with our employees and affecting businesses generally, including our employees assigned to work at client company locations (sometimes referred to as "worksite employees"). Although we sold our PEO operations, we may be subject to certain federal and state laws related to PEO services provided on or before April 8, 2000. Because many of these laws were enacted before the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning these relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we and other alternative employers provide. The unfavorable resolution of these unsettled issues could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, the Internal Revenue Service has formed an examination division, market segment specialization program, to examine PEOs throughout the United States.


OUR EMPLOYEE RELATED COSTS ARE SIGNIFICANT AND WILL, IF INCREASED, AND WE ARE UNABLE TO PASS THESE COSTS ON TO OUR CUSTOMERS, ADVERSELY AFFECT OUR PROFITABILITY.


    We are required to pay a number of federal, state and local payroll taxes and related payroll costs, including unemployment taxes, workers' compensation insurance premiums and claims, Social Security, and Medicare, among others, for our employees. We also incur costs related to providing additional benefits to our employees, such as insurance premiums for health care. Health insurance premiums, unemployment taxes and workers' compensation insurance premiums and costs are significant to our operating results, and are determined, in part, by our claims experience. We attempt to increase fees charged to our customers to offset any increase in these costs, but we may be unable to do so. If the federal or state legislatures adopt laws specifying additional benefits for temporary workers, demand for our services may be adversely affected. In addition, workers' compensation expenses are based on our actual claims experiences in each state and our actual aggregate workers' compensation costs may exceed estimates.


OUR INFORMATION SYSTEMS ARE CRITICAL TO THE OPERATIONS OF OUR BUSINESS AND ANY FAILURE COULD HAVE A MATERIAL ADVERSE EFFECT ON US.


    Our business depends, in part, upon our ability to store, retrieve, process, and manage significant databases, and periodically to expand and upgrade our information processing capabilities. Our computer equipment and software systems are maintained at our Delray Beach, Florida headquarters. Our inability to maintain successfully our field operations software system or the interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to our headquarters and systems, could have a material adverse effect on our ability to operate our business.


WE MAY BE EXPOSED TO EMPLOYMENT RELATED CLAIMS AND COSTS THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.


    Temporary staffing companies, such as ours, employ people in the workplace of their customers. This creates a risk of potential litigation based on claims by customers of employee misconduct or negligence, claims by employees of discrimination or harassment, including claims relating to actions of our customers, claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers' compensation claims and other similar claims. We may be held responsible for the actions at a job site of workers not under our direct control.


WE EXPERIENCE INTENSE COMPETITION IN OUR INDUSTRY, WHICH COULD LIMIT OUR ABILITY TO MAINTAIN OR INCREASE OUR MARKET SHARE OR PROFITABILITY.



    The flexible industrial staffing market is highly fragmented and highly competitive, with limited barriers to entry. Several very large full-service and specialized temporary labor companies, as well as smaller local and regional operations, compete with us in the flexible industrial staffing industry. In the industrial staffing sector, we compete with approximately twenty major competitors, of which Labor Ready, Inc. is the largest with reported 1999 revenues of $851 million. Based on our historical annual revenues of approximately $300 million, we believe we are one of the ten largest temporary labor companies that focuses primarily on the industrial staffing sector. Competition in the industrial staffing market is intense, and both competitors and customers create price pressure. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or profitability.



IF WE ARE UNABLE TO RECRUIT AND RETAIN OUR KEY LOCAL OFFICE MANAGERS AND FIELD PERSONNEL, OUR RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.


    We rely heavily on the performance and productivity of our local office managers and field personnel who manage the operation of the recruiting and dispatch offices, including recruitment and daily dispatch of temporary workers, marketing and providing quality customer service. The loss of our key local managers and field personnel may jeopardize existing customer relationships with businesses that continue to use our staffing services based upon past relationships with these local managers and field personnel. The loss of our key local managers and field personnel could adversely affect our operations, including our ability to establish and maintain customer relationships.

OUR BUSINESS WOULD SUFFER IF WE COULD NOT ATTRACT TEMPORARY WORKERS TO FILL THE JOBS WE OFFER.


    We compete with other temporary personnel companies to meet our customer's needs. We must continually attract reliable temporary workers to fill positions and may from time to time experience shortages of available temporary workers. During periods of increased economic activity and low unemployment, the competition among temporary staffing firms for qualified personnel increases. Many regions in which we operate are experiencing historically low rates of unemployment and we have experienced, and may continue to experience, significant difficulties in hiring and retaining sufficient number of qualified personnel to satisfy the needs of our customers. Also, we may face increased competitive pricing pressures during these periods of low unemployment rates.


DUE TO THE SEASONAL NATURE OF OUR BUSINESS, OPERATING INCOME IN THE FIRST TWO CALENDAR QUARTERS OF THE YEAR IS LESS THAN OPERATING INCOME EARNED IN THE THIRD AND FOURTH QUARTERS OF THE YEAR.


    Our results of operations reflect the seasonality of higher customer demand for industrial staffing services in the last two calendar quarters of the year, as compared to the first two quarters. Even though there is a seasonal reduction of industrial staffing revenues in the first calendar quarter of a year as compared to the fourth calendar quarter of the prior year, we do not reduce the related core personnel and other operating expenses proportionally because most of that infrastructure is needed to support anticipated increased revenues in subsequent quarters. As a result of these factors, we anticipate that we will earn a significant portion of our annual operating income in the third and fourth calendar quarters (the second and third quarters of our fiscal year), which historically exceeds the operating income earned during the first two calendar quarters of the year.


OUR GEOGRAPHIC MARKET CONCENTRATION AND CONCENTRATION OF CLIENTS IN THE CONSTRUCTION INDUSTRY COULD ADVERSELY IMPACT OUR BUSINESS.



    While we currently have company-owned staffing offices in 15 states, our operations in Florida and Illinois (primarily the greater Chicago metropolitan area) accounted for approximately 44.4%, 41.1% and 39.7% of our total Tandem division revenues in 1997, 1998 and 1999, respectively. As a result of the size of our base of customers and temporary service employees in Florida and the Chicago area, and the anticipated growth of operations in those areas, our profitability over the next several years is expected to be largely dependent on the economic and regulatory conditions in both regions.



    In addition, approximately 25% of our revenues in 2000 were generated by clients in the construction industry, primarily from our Tandem offices in Florida and Colorado. The level of activity in the construction market depends on many factors which are not within our control, including interest rates, availability of financing, demographic trends and economic outlook. A reduction in the level of activity in the construction industry within our markets, especially Florida and Colorado, could have a material adverse effect on our profitability and growth prospects, unless we are able to replace such business with other opportunities in the industrial sector.



IF THE IRS DETERMINES THAT WE ARE NOT ENTITLED TO A TAX DEDUCTION RELATING TO OUR EMPLOYEE BENEFIT PLANS, WE COULD FACE PENALTIES FROM THE IRS AND POTENTIAL LITIGATION FROM OUR PRIOR CLIENTS.



    The Internal Revenue Service is conducting a market segment study of the PEO industry focusing on selected PEOs (not including us) to examine the relationship among PEOs, their clients, worksite employees and owners of clients. If the IRS concludes the PEOs are not "employers" of certain worksite employees for purposes of the Code, the tax qualified status of our 401(k) retirement plan as in effect before April 8, 2000 (we sold our PEO operations effective April 8, 2000) could be adversely affected and our cafeteria plan and other health and fringe benefit plans could lose their favorable tax status. If the loss of qualified tax status for our 401(k) retirement plan was applied retroactively, worksite employees' vested balances would become taxable immediately to them, distributions would not qualify for special tax treatment, we would lose our tax deduction for contributions which were not vested, the plan would become a taxable trust and penalties could be assessed.







    In addition, if the cafeteria plan and the other health and fringe benefit plan are not considered to meet the requirements of the Code, worksite employees may recognize income with respect to those benefits and our former clients may become liable for failure to withhold income taxes and payroll taxes, failure to pay social security taxes and failure to report taxable income. In this event, we could face potential litigation from these clients which could have a material adverse effect on our financial position, results of operations, and liquidity. If the IRS concludes that PEOs are not employers of certain worksite employees for purposes of the Code, up to $10.6 million of worksite employee payroll for the three years ended December 31, 1999 could be subject to additional social security taxes, which we estimate to be approximately $0.7 million.

ANY SIGNIFICANT ECONOMIC DOWNTURN COULD RESULT IN BUSINESSES USING FEWER TEMPORARY EMPLOYEES, WHICH COULD MATERIALLY ADVERSELY AFFECT US.



    Historically, the general level of economic activity has significantly affected the demand for temporary personnel. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their use of temporary employees before laying off full-time employees. In addition, we may experience more competitive pressure to lower the prices we charge our clients during periods of economic downturn. Fluctuations and interruptions in the business of our clients may also reduce demand for temporary employees. Therefore, any significant economic downturn could have a material adverse impact on our financial condition and results of operations.



PROVISIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS AND CERTAIN PROVISIONS OF FLORIDA LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL.


    Our articles of incorporation, bylaws and Florida law contain provisions which may prevent or delay a merger, takeover, or other change in control of us and discourage attempts to acquire us. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. These provisions include:


-- our board of directors' ability to issue shares of preferred stock which have rights, preferences and limitations which could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding stock;



-- a classified board of directors with three classes elected to staggered, three year terms; and



-- a provision of the Florida Business Corporation Act which prohibits the voting of shares in a publicly held Florida corporation where immediately after the acquisition of the shares the acquiring party is entitled to vote in the election of directors within certain ranges of voting power.



    In addition, the board of directors entered into a shareholder protection rights agreement, also known as a "poison pill," and declared a dividend of one right for each outstanding share of common stock. These rights may cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board. As a result, these rights may prevent or delay a merger, takeover, or other change in control of us and discourage attempts to acquire us.






A VOTING TRUST AGREEMENT AND SHAREHOLDERS' AGREEMENT ENABLE CERTAIN PERSONS TO CONTROL ALL MATTERS SUBMITTED TO SHAREHOLDERS FOR APPROVAL WHICH WILL LIMIT OUR OTHER SHAREHOLDERS' ABILITY TO CONTROL US.



    Certain of our shareholders have deposited shares of common stock, now totaling 4,003,266 shares, into a voting trust, the trustees of which are Messrs. Garry E. Meier, the Chairman of the Board, Chief Executive Officer, President and a director, and Jay D. Seid, a director. The voting trust terminates in February 2007. The trustees have sole and exclusive right to vote the shares of common stock deposited in the voting trust. The shares of common stock in the voting trust constitute approximately 46% of the issued and outstanding shares of common stock. Accordingly, the trustees will retain sufficient voting power to control the election of the board of directors or the outcome of any extraordinary corporate transaction submitted to the shareholders for approval for the foreseeable future. We are registering for resale under this prospectus all of the shares of common stock held in the voting trust.



    Effective February 21, 1997, our then existing shareholders agreed for a period of ten years to vote in favor of electing the following persons to our board of directors: three persons designated by the Chief Executive Officer, two persons designated by two investors, Triumph-Connecticut Limited Partnership, an affiliate of Triumph Capital Group, Inc., and Bachow Investment Partners III, L.P., an affiliate of Bachow & Associates, and two additional persons selected by the previously elected directors. Triumph and Bachow have the right to designate up to two additional members of the board.


    These shareholders further agreed to ratify any merger, consolidation or sale of us, any acquisitions made by us, and any amendments to our articles of incorporation or bylaws to the extent the board approves these actions.


NASDAQ DELISTED OUR COMMON STOCK, WHICH COULD CAUSE OUR STOCK PRICE TO FALL AND DECREASE THE LIQUIDITY OF OUR COMMON STOCK.



    On August 10, 2000, Nasdaq delisted our common stock from trading on the Nasdaq National Market for our failure to maintain the minimum $4 million of net tangible assets and $5 million of market value of public float required by Nasdaq for continued listing on the Nasdaq National Market. Our common stock now trades on the OTC Bulletin Board. Delisting of our common stock may have an adverse impact on the market price and liquidity of our common stock


THE APPLICATION OF THE "PENNY STOCK RULES" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


     Since the trading price of our common stock is less than $5.00 per share and our common stock no longer trades on the Nasdaq National Market, our common stock comes within the definition of a "penny stock." The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of our securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our securities and may affect your ability to resell our common stock.


OUR STOCK PRICE IS VOLATILE.

     The market price of our common stock could be subject to significant fluctuations in response to our operating results, announcements of new services or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments and activities affecting us, our clients or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of our common stock into the market may also have a significant impact on the trading price of our common stock. Our stock price has fluctuated from a high of $25 in the first quarter of fiscal 1998 to a low of $0.50 in the fourth quarter of fiscal 1999.

WE HAVE OPTIONS AND WARRANTS OUTSTANDING WHICH COULD CAUSE DILUTION OF OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


      Sales of substantial amounts of common stock in the public market following this offering could have an adverse effect on prevailing market prices of the common stock. After this offering, all of our shares of common stock other than shares held by our affiliates and certain former affiliates will be freely tradable without restriction. In addition, as of December 31, 2000, we had outstanding warrants to purchase 1,974,687 shares, or 22.7%, of our common stock with exercise prices ranging from $.001 to $.01 and options to purchase 1,704,647 shares, or 19.6%, of our common stock with exercise prices ranging from $1.25 to $18.875. We have reserved additional shares for issuance under these warrants and options. If the holders exercise these stock options and warrants, it will dilute the percentage ownership interest of our current shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    We offer our clients flexible industrial staffing services through our Tandem division, targeting opportunities in a fragmented, growing market which we believe has, to date, been under-served by large full service staffing companies. Significant benefits of Tandem's services to clients include providing clients with the ability to outsource their recruiting and hiring functions and other logistical aspects of their staffing needs, as well as converting the fixed cost of employees to the variable cost of outsourced services.

    Flexible industrial staffing services include recruiting, hiring, training and deploying temporary industrial personnel as well as payroll administration and risk management services. Tandem delivers its flexible industrial staffing services through a nationwide network of 84 company-owned recruiting and dispatch branch offices and 51 franchised offices. We aggregate our company-owned branches into 12 geographic districts, which we combine into three geographic zones: East, Midwest and West. We franchise industrial staffing offices in secondary and tertiary markets in states that are not within our areas of market concentration. In return for royalty revenues, which average approximately 3% of our gross revenues, we provide our franchisees with, among other things, exclusive geographical areas of operations, continuing advisory and support services, and access to our confidential operating manuals.

    Until we sold the operations of our Synadyne division in April 2000, we also provided professional employer organization, or PEO, services to small and medium-sized businesses (those with less than 500 employees). PEO services include payroll administration, risk management, benefits administration and human resources consultation. In August 1999, we sold the operations of our Office Ours clerical staffing division that we had started in 1995. This division, which operated five clerical staffing offices in South Florida, had revenues of $8.1 million in fiscal year 1998.

    Our revenues are based on the salaries and wages of worksite employees. We recognize revenues, and the associated costs of wages, salaries, employment taxes and benefits related to worksite employees, in the period during which our employees perform the services. Since we are at risk for all of our direct costs, independent of whether we receive payment from our clients, we recognize as revenue all amounts billed to our clients for gross salaries and wages, related employment taxes, health benefits and workers' compensation coverage, net of credits and allowances, which is consistent with industry practice. Our primary direct costs are (1) the salaries and wages of worksite employees (trade payroll costs), (2) employment-related taxes, (3) health benefits, (4) workers' compensation benefits and insurance, and (5) worksite employee transportation.

    Our Tandem division generates significantly higher gross profit margins than our former Synadyne division. The higher staffing margins reflect compensation for recruiting, training and other services not required as part of many PEO relationships, where the employees have already been recruited by the client and are trained and in place at the beginning of our relationship with the client.

    We commenced operations as an industrial staffing services business in 1974 under the brand name "Labor World." From 1994 to 1997, we formed nine interrelated operating companies which had common ownership and management, and expanded our business to include franchising of staffing offices, providing services to our franchisees, providing PEO services and providing clerical staffing services. In April 1996, we formed Outsource International, Inc., a Florida corporation, to become the parent holding company of our nine operating entities. On February 21, 1997, we completed a reorganization in which our nine operating entities became wholly-owned subsidiaries of Outsource International, Inc.

    While implementing our growth strategies, we completed 36 acquisitions, primarily staffing companies, from January 1995 through October 1998. These acquisitions included 89 offices and collectively generated approximately $189.0 million in revenue for the twelve months preceding these acquisitions. We acquired 40 of those offices in 1998 and 30 of those offices in 1997. Due to these acquisitions, as well as the opening of new offices, the number of company-owned flexible staffing and PEO offices increased during this period from ten to 124 and the number of metropolitan markets, as measured using the United States Census Bureau's Metropolitan Statistical Areas, served by company-owned locations increased from one to 50. As of December 31, 1999, we operated 90 offices. In order to support our growth, we made a significant investment in new information systems, additional back office capabilities and in other infrastructure enhancements.


    We discontinued our acquisition program as of December 31, 1998, primarily due to a desire to focus on and improve existing operations, coupled with a lack of capital for new acquisitions.


    On August 6, 1999, we announced the following actions intended to improve our short-term liquidity, concentrate our operations within our Tandem division and improve our operating performance within that division:

-- the sale of Office Ours, our clerical staffing division, which was completed on August 30, 1999;


-- the engagement of an investment banking firm to assist in the evaluation of strategic options for our Synadyne division which ultimately resulted in the sale of the operations of Synadyne on April 8, 2000; and


--  a reduction of our flexible industrial staffing and support operations
    (the "Restructuring") consisting primarily of: the sale, franchise, closure or consolidation of 47 of the 117 Tandem branch offices that existed as of June 30, 1999; an immediate reduction of the Tandem and corporate headquarters employee workforce by 110 employees, approximately 11% of our workforce; and an additional reduction of 59 employees through the second fiscal quarter of 2001. As of October 31, 2000, 48 branch offices had been eliminated in connection with our restructuring plan, 41 of which had been sold, franchised, closed, or consolidated as of October 1, 2000. During Q2 2001 one office was removed from the assets held for sale classification. We also identified two additional offices that would be closed as a result of our ongoing restructuring activities and recorded the related assets as held for disposition at that time. These offices were subsequently closed in October 2000, and when it became apparent to management that these offices would be abandoned, we recorded the write-down of the related assets as restructuring charges in Q3 2001. In addition, the five remaining offices held for disposition were sold in October 2000. The 48 offices sold, franchised, closed, or consolidated were not expected to be adequately profitable or were inconsistent with our operating strategy of clustering offices within specific geographic regions.


         On October 13, 1999, our board of directors approved a change in our fiscal year, effective January 1, 2000, from the calendar year ending December 31 to the 52 or 53 week period ending on the Sunday closest to March 31. Our transition period is January 1, 2000 through April 2, 2000.

RESULTS OF OPERATIONS


         The following table sets forth the amounts and percentages of net revenues of certain items in our consolidated statements of operations for the periods indicated. Certain reclassifications have been made to the presentation of the results of operations for the six months ended September 30, 1999, the quarter ended March 31, 1999, and the years ended December 31, 1999, 1998 and 1997, respectively, to conform to current presentation. The dollar amounts are presented in thousands:




                                                  TWENTY SIX WEEKS          SIX MONTHS              TRANSITION QUARTER ENDED
                                                       ENDED                   ENDED           ---------------------------------
                                                  OCTOBER 1, 2000       SEPTEMBER 30, 1999     APRIL 2, 2000      MARCH 31, 1999
                                                  ----------------      ------------------     -------------      --------------
Net revenues:

Tandem(1)                                             $ 158,914             $172,865              $ 80,383            $ 73,096
Synadyne(1)                                                  71              114,404                44,834              53,080
Franchising                                               1,381                3,505                   763               1,973
Other                                                       134               11,804                    31               5,965
                                                      ---------             --------              --------            --------
Total net revenues                                    $ 160,500             $302,578              $126,011            $134,114
                                                      =========             ========              ========            ========
Gross profit                                          $  32,479             $ 41,117              $ 16,854            $ 19,250
Selling, general and administrative expenses(2)          27,977               46,073                17,405              18,741
Restructuring and asset impairment charges                1,818                7,554                   356                  --
                                                      ---------             --------              --------            --------
Operating income (loss)                                   2,684              (12,510)                 (907)                509

Net interest and other expenses(2)                        3,502                2,992                 1,757               1,539
                                                      ---------             --------              --------            --------
(Loss) income before provision for
   income taxes and extraordinary item                     (818)             (15,502)               (2,664)             (1,030)
(Benefit) for income taxes (pro forma
   for 1997)(2)                                          (8,973)              (5,934)                   --                (449)
                                                      ---------             --------              --------            --------
Income (loss) before
   Extraordinary item (pro forma for 1997)(2)         $   8,155             $ (9,568)             $ (2,664)           $   (581)
                                                      =========             ========              ========            ========

Other Data(3):
Selling, general and administrative expenses, as
adjusted                                              $  27,977             $ 43,406              $ 17,405            $ 18,741
                                                      =========             ========              ========            ========
Operating income (loss), as adjusted                  $   4,501             $ (2,289)             $   (551)           $    509
                                                      =========             ========              ========            ========
Net loss, as adjusted                                 $    (231)            $ (3,444)             $ (2,506)           $   (581)
                                                      =========             ========              ========            ========
Loss per diluted share, as adjusted                   $   (0.03)            $  (0.40)             $  (0.29)           $  (0.07)
                                                      =========             ========              ========            ========
EBITDA, as adjusted                                   $   7,485             $  1,491              $    970            $  2,360
                                                      =========             ========              ========            ========

System Operating Data:
System Revenues(4)                                    $ 205,924             $335,494              $145,079            $147,396
                                                      =========             ========              ========            ========
System employees (number at end of period)               23,800               38,200                26,000              33,000
System offices (number at end of period)                    135                  161                   145                 172


Net revenues:

Tandem(1)                                                  99.0%                57.1%                 63.8%               54.5%
Synadyne(1)                                                 0.0                 37.8                  35.6                39.6
Franchising                                                 0.9                  1.2                   0.6                 1.5
Other                                                       0.1                  3.9                   0.0                 4.4
                                                      ---------             --------              --------           ---------
Total net revenues                                        100.0%               100.0%                100.0%              100.0%

Gross profit                                                                    13.6%                 13.4%               14.4%
                                                           20.2%
Selling, general and administrative expenses(2)            17.4                 15.2                  13.8                14.0
Restructuring and asset impairment charges                  1.1                  2.5                   0.3                  --
                                                      ---------             --------              ---------           --------
Operating income (loss)                                     1.7%                (4.1)                 (0.7)                0.4
Net interest and other expenses(2)                          2.2                  1.0                   1.4                 1.1
                                                      ---------             --------              --------            --------
(Loss) income before provision for
   income taxes and extraordinary item                                          (5.1)                 (2.1)               (0.7)
                                                           (0.5)
(Benefit) for income taxes (pro forma
    for 1997)(2)                                           (5.6)                (2.0)                   --                (0.3)
                                                      ---------             --------              --------            --------
Income (loss) before
   Extraordinary item (pro forma for 1997)(2)               5.1%                (3.2)%                (2.1)%              (0.4)%
                                                      =========             ========              ========            ========

                                                                             YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------
                                                                 1999               1998              1997
                                                               --------           --------          --------
Net revenues:

Tandem(1)                                                      $339,116           $321,451          $221,461
Synadyne(1)                                                     224,499            202,888           177,045
Franchising                                                       7,109              7,352             7,027
Other                                                            23,323             33,703            42,046
                                                               --------           --------          --------
Total net revenues                                             $594,047           $565,394          $447,579
                                                               ========           ========          ========
Gross profit                                                   $ 80,781           $ 83,660          $ 65,505
Selling, general and administrative expenses(2)                  85,589             71,692            55,096
Restructuring and asset impairment charges                       13,823                 --                --
                                                               --------           --------          --------
Operating income (loss)                                         (18,631)            11,968            10,409

Net interest and other expenses(2)                                8,125              5,476             9,698
                                                               --------           --------          --------
(Loss) income before provision for
   income taxes and extraordinary item                          (26,756)             6,492               711
(Benefit) provision for income taxes
   (pro forma for 1997)(2)                                        4,123              1,611               296
                                                               --------           --------          --------
Income (loss) before
   extraordinary item (pro forma for 1997)(2)                  $(30,879)          $  4,881          $    415
                                                               ========           ========          ========

Other Data(3):
Selling, general and administrative expenses, as adjusted      $ 82,922           $ 71,692          $ 54,835
                                                               ========           ========          ========
Operating (loss) income as adjusted                            $ (2,140)          $ 11,968          $ 10,671
                                                               ========           ========          ========
Net (loss) income, as adjusted                                 $ (6,135)          $  5,022          $  2,139
                                                               ========           ========          ========
(Loss) earnings per diluted share, as adjusted                 $  (0.71)          $   0.51          $   0.29
                                                               ========           ========          ========
EBITDA, as adjusted                                            $  4,949           $ 18,777          $ 14,871
                                                               ========           ========          ========

System Operating Data:
System Revenues(4)                                             $654,589           $647,301          $555,802
                                                               ========           ========          ========
System employees (number at end of period)                       35,000             36,000            32,000
System offices (number at end of period)                            148                165               163

Net revenues:

Tandem(1)                                                          57.1%              56.9%             49.5%
Synadyne(1)                                                        37.8               35.9              39.6
Franchising                                                         1.2                1.3               1.6
Other                                                               3.9                6.0               9.4
                                                               --------           --------         ---------
Total net revenues                                                100.0%             100.0%            100.0%

Gross profit                                                       13.6%              14.8%             14.6%
Selling, general and administrative expenses(2)                    14.4               12.7              12.3
Restructuring and asset impairment charges                          2.3                 --                --
                                                               --------           --------          --------
Operating income (loss)                                            (3.1)               2.1               2.3

Net interest and other expenses(2)                                  1.4                1.0               2.1
                                                               --------           --------          --------
(Loss) income before provision for
   income taxes and extraordinary item                             (4.5)               1.1               0.2
(Benefit) provision for income taxes
   (pro forma for 1997)(2)                                          0.7                0.2               0.1
                                                               --------           --------          --------
Income (loss) before
   extraordinary item (pro forma for 1997)(2)                      (5.2)%              0.9%              0.1%
                                                               ========           ========          ========


(1) SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our reportable operating segments under SFAS No. 131 include the Tandem segment and the Synadyne segment. We sold our Synadyne operations effective April 8, 2000.

(2) For the eight week period ended February 21, 1997, we elected to be treated as a subchapter S corporation and, accordingly, our income was taxed at the shareholder level. In addition, during this period, we paid compensation to our founding shareholders and to our former Chairman, President, and Chief Executive Officer, who is also one of our shareholders. All of the compensation for the founding shareholders and a portion of the compensation for our former Chairman, President and Chief Executive Officer was discontinued after February 1997. The discontinued compensation was $0 in 1999, $0 in 1998 and $0.3 million in 1997. In 1997, we recorded non-operating expense of approximately $1.8 million related to a valuation adjustment on certain put warrants issued in 1997 and incurred an extraordinary loss (net of income tax benefit) of approximately $13.4 million. In 1998, as a result of the reduction of the income tax benefit included in the 1997 extraordinary loss and relating to the release of certain put warrants in 1998, we recorded an extraordinary loss of approximately $1.4 million. In 1999, we recorded restructuring charges of $11.2 million, as well as a non-operating gain of $0.5 million from the sale of our clerical division. In 1999, we recognized an operating expense of $2.6 million for the write-down of impaired goodwill and other long-lived assets, and we recognized a $2.7 million loss, recorded as bad debt expense, arising from sale to third parties of certain accounts receivable primarily more than 180 days past due. We also recorded a deferred tax valuation allowance of $14.1 million in the fourth quarter of 1999. In addition, in 1999 we recognized interest expense of $1.4 million arising from accelerated amortization of loan fees and a gain of $0.3 million on the sale of an interest rate hedge arising from the modification of our revolving credit facility and the termination of our securitization facility.


         During the twenty six weeks ended October 1, 2000 ("YTD 2001"), we recorded an increase to our restructuring reserve of $1.8 million, a non-operating gain of $0.7 million from the sale of our PEO division, and a $9.5 million decrease to our deferred tax asset valuation allowance. During the six months ended September 30, 1999 ("YTD 1999") we recorded a restructuring reserve of $5.1 million, impaired goodwill by $2.5 million, reserved certain accounts receivable which were primarily greater than 180 days past due, by $2.7 million, and recorded a non-operating gain of $0.5 million for the sale of our clerical division. During transition quarter ended April 2, 2000 ("Q1 2000"), we recorded an increase of $0.4 million to our restructuring reserve and a non-operating gain of $0.2 million on the sale of certain industrial staffing offices.



(3) For the eight week period ended February 21, 1997 and the years ended December 31, 1996 and 1995, we elected to be treated as a subchapter S corporation and, accordingly, our income was taxed at the shareholder level. In addition, during this period, we paid compensation to our founding shareholders and to our former Chairman, President and Chief Executive Officer, who is also one of our shareholders. All of the compensation for the founding shareholders and a portion of the compensation for our former Chairman, President and Chief Executive Officer was discontinued after February 1997. In 1997, we recorded non-operating expense related to a valuation adjustment on certain put warrants issued in 1997. In 1999, we recorded (a) restructuring and asset impairment charges, (b) a non-operating gain from the sale of our clerical division, (c) a loss recorded as bad debt expense, arising from the sale to third parties of certain accounts receivable primarily more than 180 days past due, (d) a deferred tax valuation allowance,
         (e) interest expense arising from accelerated amortization of loan fees, and (f) a gain of $0.3 million on the sale of an interest rate hedge arising from the modification of our revolving credit facility and the termination of our securitization facility.



         During the quarter ended April 2, 2000 and the twenty six weeks ended October 1, 2000, we recorded charges to our restructuring reserve. During Q1 2000, we recorded a non-operating gain from the sale of our PEO division, and in YTD 2001, we recorded a gain on the sale of certain Tandem offices and decrease to our deferred tax asset valuation allowance.



         The following table presents (a) selling, general and administrative expenses, (b) operating income (loss), (c) income (loss) before extraordinary item and diluted earnings (loss) per share before extraordinary item, and (d) EBITDA excluding the aforementioned items:

                                                TWENTY
                                                  SIX        SIX            TRANSITION
                                                 WEEKS      MONTHS         QUARTER ENDED           YEAR ENDED DECEMBER 31,
                                                 ENDED       ENDED     --------------------    ------------------------------
                                                OCT 1,      SEP 30,    APRIL 2,     MAR 31,
                                                 2000        1999        2000        1999        1999        1998      1997
                                               --------    --------    --------    --------    --------    -------   --------
(a) Selling, general and administrative
      expenses                                 $ 27,977    $ 46,073    $ 17,405    $ 18,741    $ 85,589    $71,692   $ 55,096
                                               --------    --------    --------    --------    --------    -------   --------
Shareholder compensation                             --          --          --          --          --         --       (261)
Impairment of accounts receivable sold               --      (2,667)         --          --      (2,667)        --         --
                                               --------    --------    --------    --------    --------    -------   --------
Subtotal of adjustments                              --      (2,667)         --          --      (2,667)        --       (261)
                                               --------    --------    --------    --------    --------    -------   --------

Selling, general and administrative
    expenses, as adjusted                      $ 27,977    $ 43,406    $ 17,405    $ 18,741    $ 82,922    $71,692   $ 54,835
                                               ========    ========    ========    ========    ========    =======   ========


(b) Operating income (loss)                    $  2,684    $(12,510)   $   (907)   $    509    $(18,631)   $11,968   $ 10,409
                                               --------    --------    --------    --------    --------    -------   --------
Shareholder compensation                             --          --          --          --          --         --        261
Restructuring and asset impairment                1,818       7,554         356                  13,823
Impairment of accounts receivable sold               --       2,667          --          --       2,667         --         --
Other                                                (1)         --          --          --           1         --          1
                                               --------    --------    --------    --------    --------    -------   --------
Subtotal of adjustments                           1,817      10,221         356          --      16,491         --        262
                                               --------    --------    --------    --------    --------    -------   --------

Operating income (loss), as adjusted           $  4,501    $ (2,289)   $   (551)   $    509    $ (2,140)   $11,968   $ 10,671
                                               ========    ========    ========    ========    ========    =======   ========




(c) Income (loss) before extraordinary item    $  8,155    $ (9,568)   $ (2,664)   $   (581)   $(30,879)   $ 4,881   $    415
                                               --------    --------    --------    --------    --------    -------   --------
Shareholder compensation                             --          --          --          --          --         --        261
Put warrant valuation adjustment                     --          --          --          --          --         --      1,841
Restructuring and asset impairment                1,818       7,554         356                  13,823
Gain on the sale of Synadyne                       (684)         --          --          --          --         --         --
Gain on the sale of Tandem offices                   --          --        (198)         --          --         --         --
Gain on the sale of Office Ours                      --        (523)         --          --        (523)        --         --
Impairment of accounts receivable to be sold         --       2,667          --          --       2,667         --         --
Write off of loan fees                               --          --          --          --       1,127
Other                                                --          (1)         --          --          --         --        (27)
                                               --------    --------    --------    --------    --------    -------   --------
Subtotal of adjustments                           1,134       9,697         158          --      17,094         --      2,075
                                               --------    --------    --------    --------    --------    -------   --------
Less: Income tax effect                            (437)     (3,573)        (61)         --      (6,422)        --       (785)
Tax asset valuation allowance                       437          --          61          --      14,072         --         --
Recovery of tax asset valuation allowance        (9,520)         --          --          --          --         --         --
Change in tax status                                 --          --          --          --          --         --        434
Tax benefit on warrant valuation                     --          --          --          --          --        141         --
                                               --------    --------    --------    --------    --------    -------   --------

Loss (income) before extraordinary item,
   as adjusted                                 $   (231)   $ (3,444)   $ (2,506)   $   (581)   $ (6,135)   $ 5,022   $  2,139
                                               ========    ========    ========    ========    ========    =======   ========

Weighted average diluted common
   shares outstanding                             8,681       8,658       8,658       8,658       8,658      9,919      7,320
                                               ========    ========    ========    ========    ========    =======   ========

Diluted (loss) earnings per share
   before extraordinary item, as adjusted      $  (0.03)   $  (0.40)   $  (0.29)   $  (0.07)   $  (0.71)   $  0.51   $   0.29
                                               ========    ========    ========    ========    ========    =======   ========

(d) (Loss) income before provision (benefit)
      for income taxes and extraordinary item  $   (818)   $(15,502)   $ (2,664)   $ (1,030)   $(26,756)   $ 6,492   $    711
                                               --------    --------    --------    --------    --------    -------   --------
Depreciation and amortization                     2,784       3,741       1,461       1,807       7,134      6,756      4,179
Interest expense, net                             4,369       3,554       2,016       1,582       8,604      5,529      7,877
Restructuring and asset impairment                1,818       7,554         356          --      13,823         --         --
Shareholder compensation                             --          --          --          --          --         --        261
Put warrant valuation adjustment                     --          --          --          --          --         --      1,841
Gain on the sale of Synadyne                       (684)         --          --          --          --         --         --
Gain on the sale of Tandem offices                   --          --        (198)         --          --         --         --
Gain on the sale of Office Ours                      --        (523)         --          --        (523)        --         --
Impairment of accounts receivable to be sold         --       2,667          --          --       2,667         --         --
Other                                                16          --          (1)          1          --         --          2
                                               --------    --------    --------    --------    --------    -------   --------
Subtotal of adjustments                           8,303      16,993       3,634       3,390      31,705     12,285     14,160
                                               --------    --------    --------    --------    --------    -------   --------

EBITDA, as adjusted                            $  7,485    $  1,491    $    970    $  2,360    $  4,949    $18,777   $ 14,871
                                               ========    ========    ========    ========    ========    =======   ========




         EBITDA is earnings (net income) before the effect of interest income and expense, income tax benefit and expense, depreciation expense and amortization expense. EBITDA, as adjusted, excludes the restructuring reserve, other unusual expenses, and the non-operating gains and losses described above. EBITDA is a widely accepted financial indicator used by many investors and analysts to analyze and compare companies on the basis of operating performance, and we believe that EBITDA, as adjusted, provides useful information regarding our ability to service our debt and other obligations. However, EBITDA, as adjusted, does not represent cash flow from operations, nor has it been presented as a substitute to operating income or net income as indicators of our operating performance. EBITDA, as adjusted, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. In addition, our calculation of EBITDA, as adjusted, may be different from the calculation used by our competitors, and therefore comparability may be affected.






(4) System revenues are the sum of our net revenues (excluding revenues from franchise royalties and services performed for the franchisees) and the net revenues of the franchisees. System revenues provide information regarding our penetration of the market for our services, as well as the scope and size of our operations, but are not an alternative to revenues determined in accordance with generally accepted accounting principles as an indicator of operating performance. The net revenues of franchisees, which are not earned by or available to us, are derived from reports that are unaudited. System revenues consist of the following for the periods presented:



                                                TWENTY
                                                  SIX        SIX            TRANSITION
                                                 WEEKS      MONTHS         QUARTER ENDED           YEAR ENDED DECEMBER 31,
                                                 ENDED       ENDED     --------------------    ------------------------------
                                                 OCT 1,     SEP 30,    APRIL 2,     MAR 31,
                                                 2000        1999        2000        1999        1999        1998      1997
                                               --------    --------    --------    --------    --------    -------   --------
Company's net revenues                         $160,500    $302,578    $126,011    $134,114    $594,047   $565,394   $447,579
Less Company revenues from:

  Franchise royalties                            (1,381)     (3,505)       (763)     (1,973)     (7,109)    (7,352)    (6,997)
  Services to franchises                                     (8,446)        (11)     (4,024)    (18,009)   (25,199)   (34,642)
Add: Franchise net revenues                      46,805      44,867      19,842      19,279      85,660    114,458    149,862
                                               --------    --------    --------    --------    --------    -------   --------

System revenues                                $205,924    $335,494    $145,079    $147,396    $654,589   $647,301   $555,802
                                               ========    ========    ========    ========    ========    =======   ========




TWENTY SIX WEEKS ENDED OCTOBER 1, 2000 AS COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 1999



         NET REVENUES AND GROSS MARGINS. Revenues were $160.5 million for the twenty six weeks ended October 1, 2000 ("YTD 2001"), a decrease of $142.1 million, or 47.0%, from $302.6 million for the six months ended September 30, 1999 ("YTD 1999"). This decrease in revenues resulted primarily from our restructuring efforts during the last 12 months to focus on industrial staffing and to improve profitability. The restructuring included the disposition of Synadyne (our former professional employer organization, or PEO), Office Ours (our former clerical division) and certain under-performing Tandem industrial staffing offices, plus the termination of PEO services to certain of our franchisees.



         Our gross profit (margin) decreased by 21.0%, to $32.5 million in YTD 2001, from $41.1 million in YTD 1999 due primarily to sold or terminated operations. Gross profit as a percentage of net revenues increased to 20.2% in YTD 2001 from 13.6% in YTD 1999.



         The following table summarizes the change in our net revenues and gross margin during YTD 1999, as compared to YTD 2001:

                                                                                                  Gross Margin as
                                                                   Net            Gross           a Percentage of
                                                                Revenues          Margin            Net Revenues
                                                               ----------        --------         ---------------
                                                                             (Amounts in thousands)
Six Months ended September 30, 1999                            $ 302,578         $ 41,117               13.6%
Increase (decrease)
       Tandem - ongoing offices                                    4,331            1,300               30.0%
       Tandem - sold, franchised and closed offices (1)          (18,282)          (3,389)              18.5%
       Synadyne                                                 (114,334)          (3,651)               3.2%
       Office Ours                                                (3,323)            (865)              26.0%
       PEO services                                               (8,446)              69                   (2)
       Franchise royalties                                        (2,123)          (2,123)             100.0%
       Other                                                          99               21               21.2%
                                                               ---------         --------
Subtotal                                                        (142,078)          (8,638)               6.1%
                                                               ---------         --------

Twenty Six Weeks ended October 1, 2000                         $ 160,500         $ 32,479               20.2%
                                                               =========         ========


         (1) Includes offices sold, franchised and closed as part of our restructuring efforts as of October 1, 2000.

         (2)      Not meaningful as presented.


         The gross profit percentage increase to 20.2% in YTD 2001 from 13.6% in YTD 1999 is the result of the sale of our Synadyne division at the beginning of Q1 2001 and price increases implemented over the last three quarters in our Tandem division, partially offset by the effect of the sale of our clerical staffing division in August 1999 and the decrease in royalties derived from franchise buyout payments. Synadyne, while generating 37.8% of our revenues in YTD 1999, produced a gross margin of only 3.2% of revenue, or 8.9% of our consolidated gross profit margin. Office Ours, our clerical division sold in Q3 1999, produced a gross margin of 26.0%, or 2.1% of our consolidated gross profit margin.



Tandem Operations



         Net revenues from our Tandem division decreased from $172.9 million during YTD 1999 to $158.9 million during YTD 2001 primarily because of our restructuring and the resulting reduction of 41 offices through October 1, 2000. On a same store basis, Tandem revenues increased by $4.3 million, primarily due to strong revenue growth from new customers in certain geographical markets in Q1 2001, offset by the cancellation or decline in revenues of certain of our large customers and the lack of the ramp-up in revenues traditionally experienced by the staffing industry during the third calendar quarter. The lack of a sales ramp-up was most evident with our manufacturing and distribution customers. Partially offsetting these was revenue growth from new and existing customers in the construction and retail industries. We do not expect our revenues from manufacturing and distribution to improve in Q3 2001.



         Gross profit for our Tandem division declined to $31.0 million during YTD 2001 from $33.1 million during YTD 1999 primarily due to the offices sold, franchised, or consolidated through October 1, 2000, which generated gross margin of $4.4 million in YTD 1999 compared to $1.0 million prior to their disposition in YTD 2001. While gross profit dollars declined, Tandem's gross profit margin percent improved from 19.4% last year to 19.5% in YTD 2001. This increase in gross margin percent is due to price increases that we instituted in the past three quarters to reflect the value of services provided. These price increases have been partially offset by higher workers' compensation costs resulting from an increased average cost per claim in YTD 2001. This is in contrast to 1999, when we experienced low average cost per claim and better than anticipated development of open 1998 claims resulting in a reduction of workers' compensation costs.



         On a same store basis, Tandem's gross margin increased from $28.7 million in YTD 1999 to $30.0 million during YTD 2001, while gross margin, as a percent of revenue, increased from 19.3% to 19.6%. This improvement in gross margin percent is primarily due to the price increases instituted over the last three quarters, partially offset by the higher workers' compensation costs, as previously discussed. The $1.3 million improvement in gross profit margin is due to the increase in same-store revenues in YTD 2001, as compared to the same period last year, and the aforementioned improvement in gross profit as a percentage of revenues.



         Tandem's margins are affected by unemployment, competition for workers, the size of our customers, workers' compensation costs, transportation costs and pricing. We were able to mitigate the effect of low unemployment and competition for workers by increasing our margins in YTD 2001 as compared to last year. Although the average cost per labor hour increased by $0.13 during YTD 2001 as compared to last year, the average price charged per labor hour increased by $0.35 compared to this period last year. In addition, beginning in Q1 2001 and continuing throughout Q2 2001, Tandem began to reduce the impact of large, low-margin customers which typically produce raw margin results (revenues less direct payroll costs) several hundred basis points below Tandem's average gross margin percent. Although Tandem's 100 largest customers made up 43.1% of our revenues in YTD 2001 compared to 39.6% during YTD 1999, the average price charged per labor hour has increased by $0.28 while the average cost per labor hour by only $0.14.


         Workers' compensation costs have increased more than expected in calendar year 2000 despite our employment of safety specialists because we were short one zone safety manager in the West for the last half of calendar year 1999, because some riskier job assignments such as curb-side trash pick-up were still being performed, and because risk management programs were not consistently implemented across all of our branch offices. In particular, branches in California and Colorado did not immediately change their existing risk management practices and continued to service job assignments which were excluded by our risk management program. In addition, not all branches were not performing the on-site client reviews in accordance with our stated policy. The employment of safety specialists, exclusion of risky job assignments, and on-site client inspections all reduce the frequency of workers' compensation claims and therefore minimize workers' compensation costs. Although these factors have since been addressed by filling the open zone safety manager position in California, and implementing more consistent training and monitoring programs for compliance with our risk management policies, our workers' compensation costs increased in calendar year 2000 because we experienced higher average costs per claim in 2000 and greater than anticipated expenses for claims still open from 1999.


Franchise Operations


         Franchise royalty revenues from our franchising operations decreased from $3.5 million last year to $1.4 million for YTD 2001, primarily due to a $2.4 million decrease in revenues from buyout payments received in connection with the early termination of certain franchises.


         Net revenues earned by Tandem franchisees, which are included in our system revenues, but are not available to us, increased slightly from $44.9 million in YTD 1999 to $46.8 million in YTD 2001. As of October 1, 2000, we had 51 franchised locations, compared to 50 franchised locations as of September 30, 1999, and as part of our growth efforts, we expect to increase franchisee net revenues by continuing to sell new franchises in secondary U.S. markets, subject to, among other factors, the success of our marketing efforts in this regard.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $18.1 million, or 39.3%, to $28.0 million in YTD 2001 from $46.1 million during the same period last year. This decrease was primarily the result of the restructuring we described earlier and reduced bad debt expenses. Compensation costs decreased $9.3 million due to a reduction of 420 employees, and we experienced a $3.6 million reduction in our bad debt provision in YTD 2001 as compared to YTD 1999. In Q3 1999, we recorded a $2.7 million bad debt provision related specifically to $4.3 million of receivables which were sold to a third party during the fourth quarter of 1999. Other selling, general and administrative costs, including telecommunications, professional fees, recruiting, and licensing costs, decreased by an aggregate of $4.1 million. Depreciation and amortization decreased by $1.0 million, due to the disposition of the assets sold in connection with our restructuring plan, and the $2.5 million impairment of goodwill during 1999.


         As part of our on-going efforts to improve the support of our customers, branch offices and service employees, we are currently analyzing the potential of decentralizing some of our support functions. We expect to complete the testing of our pilot concept in the next 60 days, after which we may decide to decentralize our branch support services.


         RESTRUCTURING AND ASSET IMPAIRMENT CHARGES. During YTD 2001, we recorded restructuring charges of $1.8 million. As part of the restructuring charges, we have (i) adjusted the carrying value of assets held for disposition by approximately $0.6 million to reflect the estimated fair value of those assets, (ii) increased accrued severance costs by approximately $0.1 million and
(iii) incurred $1.1 million in professional fees. During Q3 1999, when we announced our restructuring plan, we recorded restructuring costs of $5.1 million and asset impairment charges of $2.5 million. As part of the YTD 1999 restructuring charges we (i) wrote down the carrying value of certain assets held for sale by $2.5 million to their then estimated net realizable value, (ii) recorded accrued severance costs of $1.4 million, (iii) incurred professional fees of $0.7 million, and (iv) wrote down the carrying value of certain leasehold improvements and other lease obligations by $0.5 million.

         NET INTEREST AND OTHER EXPENSE. Net interest and other expense increased from $3.0 million in YTD 1999 to $3.5 million in YTD 2001. This increase was due to a $0.8 million increase in interest expense arising from higher interest rates paid for our borrowing facilities in YTD 2001 as compared to last year, offset by a $0.7 million gain from the sale of our PEO operations in Q1 2000, compared to a gain of only $0.5 million from the sale of our clerical division in Q3 1999.



         INCOME TAXES. During Q1 2001, we reduced the deferred tax asset valuation allowance by $7.7 million, which was expected to be realized through utilization of net operating loss carryforwards, relating to the extinguishment gain that was recorded in Q2 2001 as well as taxable income from future operations. During Q2 2001, we reduced the deferred tax valuation allowance by an additional $1.8 million that we also expect to be able to utilize against tax on income in the future. The valuation allowance was established in 1999 and was increased by the tax benefits in the quarter ended April 2, 2000 because it was not clear that the tax benefits resulting from operating losses and other temporary differences were "more likely than not" to be realized, as required by SFAS No. 109, "Accounting for Income Taxes".



         INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. Income before extraordinary item for YTD 2001 was $8.2 million, as compared to a net loss of $9.6 million in YTD 1999. As discussed above, the change in the net loss is primarily due to decreased selling, general and administrative costs, reduced restructuring and asset impairment charges, and the recovery of the deferred tax asset valuation allowance, partially offset by reduced gross profit and increased interest costs. Adjusted to remove (i) restructuring charges, (ii) the non-operating gain from the sale of our clerical division in Q3 1999 and our PEO division in Q1 2001, (iii) the bad debt provision for certain accounts receivable which were sold in Q4 1999, and (iv) the recovery of the deferred tax valuation allowance, we incurred a net loss of $0.2 million during YTD 2001 compared to a net loss of $3.4 million in during the same period last year.







THIRTEEN WEEK TRANSITION PERIOD ENDED APRIL 2, 2000 AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1999



         NET REVENUES. Net revenues decreased $8.1 million, or 6.0%, from $134.1 million in the three months ended March 31, 1999 (Q1 1999) to $126.0 million in the thirteen weeks ended April 2, 2000 (Q1 2000). This decrease resulted primarily from (i) the sale of our former clerical division effective August 30, 1999 which generated revenues of $1.9 in Q1 1999, (ii) the termination of PEO services offered to Tandem franchises as of December 31, 1999 which generated revenues of $2.7 million in Q1 1999, and (iii) an $8.2 million decrease in Synadyne revenues from Q1 1999 to Q1 2000, partially offset by a $7.3 million increase in Tandem revenues during the same period.


         Net revenues from our Tandem division increased $7.3 million, to $80.4 million for Q1 2000 from $73.1 million for Q1 1999, or an annualized growth rate of 10.0%. The increase in Tandem revenues was primarily due to new customers and growth with existing customers in certain geographic markets that recorded double digit growth, although we also experienced lower growth or declining revenues in other geographic markets due to the loss or cancellation by us of some large customers. Despite the sale, franchise, closure or consolidation of 28 Tandem offices in connection with our restructuring activities, Tandem contracted with twenty five new large clients subsequent to Q1 1999 that generated revenues of approximately $9.0 million in Q1 2000. Excluding offices sold, franchised, closed or consolidated during 1999, Tandem revenue growth was 15.6%.


         Net revenues from our Synadyne division decreased $8.2 million, to $44.8 million for Q1 2000 from $53.1 million for Q1 1999. This decrease was due primarily to the loss of Synadyne's three largest non-insurance customers because of a lower pricing structure obtained from a competitor and the loss of other customers who chose other PEO service providers when we announced that we intended to sell our Synadyne division. Synadyne revenues represented a decreasing share of our total net revenues, to 35.6% for Q1 2000 from 39.6% for Q1 1999.


         Franchise royalty revenues and gross profit from our franchising operations decreased from $2.0 million in Q1 1999 to $0.8 million for Q1 2000. Royalties from our franchising operations represented a decreasing share of our total net revenues, to 0.6% in Q1 2000 from 1.5% for Q1 1999, primarily due to a $1.0 million decrease in revenues from buyout payments received in connection with the early termination of certain franchises. We allowed the early termination of franchise agreements for 38 locations in 1998 and 1999 to enable us to develop the related territories. When we agree to terminate a franchise agreement, we receive an initial buyout payment from the former franchisee. We continue to receive payments from some former franchisees based on a percentage of the gross revenues of the formerly franchised locations for up to three years after the termination dates of the franchise agreement. Although those gross revenues are not included in our net franchisee or system revenue totals, the initial buyout payment, as well as subsequent payments from the former franchisees, are reflected in our total reported royalties.

         Net revenues earned by Tandem franchisees, which were included in our system revenues, but were not available to us, increased from $19.3 million in Q1 1999 to $19.8 million in Q1 2000, due to strong growth from continuing franchises, which offset the loss of revenues from franchises no longer in the system.


         GROSS PROFIT. Gross profit (margin) decreased $2.4 million, from $19.3 million in Q1 1999, to $16.9 million in Q1 2000. Gross profit as a percentage of net revenues decreased to 13.4% in Q1 2000 from 14.4% in Q1 1999. This decrease in gross margin percent was primarily due to the sale of our clerical division and royalties comprising a lower percentage of our gross margin dollars in Q1 2000 (4.5%) than in Q1 1999 (10.2%).


         Gross profit for our Tandem division decreased $0.1 million, to $14.9 million for Q1 2000 from $15.0 million for Q1 1999. Tandem's gross profit margin percent of our Tandem division decreased to 18.5% of revenue in Q1 2000 from 20.5% in Q1 1999, primarily due to the impact of the increased wages necessary to recruit staffing employees in periods of historically low unemployment and a greater proportion of larger, longer-term service agreements which have higher per hour billing and pay rates but lower gross profit margin. Gross profit margin percent also decreased because of higher workers compensation costs that were due to claim rates in Q1 2000 and greater than anticipated expenses for claims still open from 1999.

         Despite the decline in gross profit margin percent from Q1 1999 to Q1 2000, the decline in gross profit margin percent over the last two fiscal years stabilized in Q1 2000. The 18.5% margin earned in Q1 2000 is consistent with the gross profit margin percent from Q4 1999 of 18.3% (adjusted to present a comparable basis to Q1 2000). Our margin percent, before taxes and workers compensation costs, improved approximately 1.0%, but that was offset by increased workers compensation and payroll tax costs, due in part to an increase to the reserve for 1999 workers' compensation claims as discussed above, and the change in mix of customers serviced in various states, which have differing payroll tax structures.

         Gross profit from our former Synadyne division decreased $0.4 million, to $1.2 million for Q1 2000 from $1.6 million for Q1 1999, primarily due to decreased revenues as discussed above. Gross profit margin as a percent of revenues was 2.6% in Q1 2000 compared to 3.1% in Q1 1999, primarily due to increased payroll tax costs which resulted from relative increases in volume in states with higher tax rates.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $1.3 million, or 7.0%, to $17.4 million in Q1 2000 from $18.7 million in Q1 1999. This decrease was primarily the result of a $0.9 million decrease in compensation costs, of which $1.5 million is due to reduced employee headcount as discussed below, offset by a $0.8 million increase in variable pay compensation. We also recorded $0.5 million in credits to our bad debt provision in Q1 2000 due to improved collections, as compared to charges to our bad debt provision in Q1 1999 of $0.5 million. As a percentage of net revenues, our selling, general and administrative expenses decreased to 13.8% in Q1 2000 from 14.0% in Q1 1999.



         RESTRUCTURING AND ASSET IMPAIRMENT CHARGES. During Q1 2000, we recorded restructuring charges of $0.4 million. As part of the restructuring charges, we
(i) adjusted the carrying value of assets held for disposition by approximately $67,000 to reflect the estimated fair value of those assets, (ii) reduced accrued severance costs by approximately $0.2 million to reflect decreased payments required to be paid to certain severed employees, and (iii) incurred $0.5 million in professional consulting fees.



         NET INTEREST AND OTHER EXPENSE. Net interest and other expense increased by $0.3 million, to $1.8 million in Q1 2000 from $1.5 million in Q1 1999. This increase was primarily due to a $0.4 million increase in interest expense arising from higher interest rates paid for our borrowing facilities in Q1 2000 as compared to Q1 1999 offset by a $0.2 million gain on the sale of one of our Tandem branch offices.



         INCOME TAXES. The provision for income taxes in Q1 2000 consisted of potential tax benefits of $0.9 million resulting from losses incurred in that period offset by a deferred tax asset valuation allowance of $0.9 million. The valuation allowance was established in 1999 and increased by the tax benefits in Q1 2000 because it was not clear that the tax benefits resulting from operating losses and other temporary differences were "more likely than not" to be realized, as required by SFAS 109.



         NET (LOSS) INCOME. The net loss in Q1 2000 was $2.7 million, as compared to a net loss in Q1 1999 of $0.6 million. As discussed above, the change in the net loss is primarily due to (i) decreased gross profit margin,
(ii) increased interest costs, (iii) restructuring costs, and (iv) recognition of the deferred tax valuation allowance of $0.9 million in Q1 2000, as compared to an income tax benefit recorded in our Q1 1999 of $0.4 million. Adjusted to remove restructuring costs and the non-operating gain from the sale of our Tandem office in the state of Washington, our net loss in Q1 2000 was $2.5 million.

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998



         NET REVENUES. Net revenues increased $28.6 million, or 5.1%, to $594.0 million in fiscal 1999 from $565.4 million in fiscal 1998. This increase resulted from growth in Tandem revenues of $17.7 million or 5.5%, to $339.1 million, and Synadyne revenue growth of $21.6 million, or 10.7%; offset by a decrease in revenues of $2.9 million generated from our former clerical staffing division, sold on August 30, 1999, and a decrease of $7.8 million in revenues derived from franchise royalties, PEO services provided to franchisees, and other revenues. Tandem revenues increased due to a full year of revenues generated in fiscal 1999 by acquisitions, which were primarily consummated between February and October 1998, and internal growth. The increase in Synadyne revenues was primarily due to new Synadyne clients, as well as an increase in the number of worksite employees at certain existing Synadyne clients.


         The number of company-owned Tandem offices decreased by 26 locations to 89 locations as of December 31, 1999. This decrease is primarily the result of the sale, franchise, closure or consolidation of offices in connection with our restructuring plan implemented during the third quarter of fiscal 1999.

         Revenue growth from our Tandem division varied among geographic regions. For the year ended December 31, 1999 as compared to the year ended December 31, 1998; Tandem revenues generated by the West and Midwest zones grew by 1.9% and 16.5%, respectively, whereas revenues generated from the East decreased 2.4%, which was primarily due to an 8.7% decrease in revenues generated in the mid-Atlantic states.

         System revenues increased $7.3 million, or 1.1%, to $654.6 million in fiscal 1999 from $647.3 million in fiscal 1998. The increase in system revenues was attributable to the $28.6 million increase in our net revenues discussed above. Revenues from franchises operating in fiscal 1998, but not on December 31, 1999, decreased by $41.9 million in fiscal 1999. That decrease was partly offset by a $13.1 million increase in revenues from franchisees operating as of December 31, 1999. The net result was a decrease in franchise revenues of $28.8 million. We allowed the early termination of franchise agreements of 38 locations in 1998 and 1999 to enable us to develop the related territories.


         GROSS PROFIT. Gross profit (margin) decreased $2.9 million, or 3.4%, to $80.8 million in fiscal 1999, from $83.7 million in fiscal 1998 primarily due to the sale of our clerical staffing division and lower margins in our Tandem division. Gross profit as a percentage of net revenues decreased from 14.8% in fiscal 1998 to 13.6% in fiscal 1999. This decrease in margin percent was primarily due to the significantly higher growth rate for Synadyne revenues as compared to the growth rate for revenues in our Tandem division, which generate higher gross profit margins than the revenues in our Synadyne division, as well as the sale of our clerical division and higher payroll costs in the Tandem market due to competitive labor markets. In fiscal 1999, our Synadyne division generated gross profit margins of 3.1% as compared to gross profit margins of 19.2% generated by our Tandem division. Tandem gross profit decreased by 2.7%, from $66.9 million in fiscal 1998, to $65.1 million in fiscal 1999. Synadyne gross profit increased 8.1% from $6.5 million in fiscal 1998 to $7.1 million in fiscal 1999.


         Gross profit margin percent for our Tandem division decreased to 19.2% in fiscal 1999 from 22.2% in fiscal 1998, primarily due to the impact of (i) the increased wages necessary to recruit staffing employees in periods of historically low unemployment and (ii) a greater proportion of larger, longer-term service agreements which have higher per hour billing and pay rates but lower gross profit margin.

         Synadyne's gross profit margin decreased from 3.2% in fiscal 1998 to 3.1% in fiscal 1999.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $13.9 million, or 19.4%, to $85.6 million in fiscal 1999 from $71.7 million in fiscal 1998. This increase was primarily the result of a $2.7 million increase in bad debt expense which resulted from the sale of certain accounts receivable, a $1.2 million increase in the provision for doubtful accounts, a $3.2 million increase in selling, general and administrative costs related to acquisitions consummated during 1998 (for the portion of 1999 for which there was no corresponding 1998 activity), a $2.2 million increase in professional fees, due in part to our turnaround efforts, and $4.0 million in additional core employee compensation, including $2.7 million in variable pay and commissions related to our performance-based compensation plan. As a percentage of net revenues, selling, general and administrative costs increased to 14.4% in fiscal 1999 from 12.7% in fiscal 1998.


         As part of our restructuring plan and other initiatives to improve profitability as of December 31, 1999 we had (i) reduced headcount by over 170 employees due to both voluntary and involuntary terminations and the sale of certain branches, (ii) improved our collection performance of trade accounts receivable, and (iii) streamlined other support functions.

         RESTRUCTURING AND ASSET IMPAIRMENT CHARGES. During fiscal 1999, we recorded restructuring charges of $11.2 million and $2.6 million in write-downs of impaired goodwill and other long-lived assets. As part of the restructuring charges, as of December 31, 1999 we had (i) written down assets held for disposition by $5.4 million to reflect the estimated fair value of those assets,
(ii) recorded $4.0 million in severance and retention costs, and (iii) incurred $1.2 million in professional and consulting fees.



         NET INTEREST AND OTHER EXPENSE. Net interest and other expense increased by $2.6 million, to $8.1 million in fiscal 1999 from $5.5 million in fiscal 1998. This increase was primarily due to a $3.1 million increase in interest expense arising from (i) an increase in total debt outstanding related to acquisitions consummated in fiscal 1998, (ii) higher interest rates paid on our revolving credit facility in fiscal 1999 as compared to fiscal 1998 and
(iii) interest expense of $1.4 million arising from the accelerated amortization of loan fees offset by a $0.3 million gain on the sale of an interest rate hedge. The increase in interest expense was partially offset by a non-operating gain of $0.5 million from the sale of our clerical staffing division.



         INCOME TAXES. The provision for income taxes in fiscal 1999 consists of a deferred tax asset valuation allowance of $14.1 million offset by potential tax benefits of $9.9 million resulting from losses incurred in that period. The valuation allowance was recorded because it was not clear that the tax benefits resulting from operating losses and other temporary differences was "more likely than not" to be realized, as required by SFAS 109.



         INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. The loss before extraordinary item in fiscal 1999 was $30.9 million, as compared to fiscal 1998 income before extraordinary item of $4.9 million. As discussed above, the change in income
(loss) before extraordinary item is primarily due to (i) decreased gross profit margin, (ii) increased selling, general and administrative costs, (iii) increased interest costs, (iv) restructuring and asset impairment costs, and (v) recognition of the deferred tax valuation allowance.



         EXTRAORDINARY ITEM. As a result of a reduction of the income tax benefit included in the fiscal 1997 extraordinary loss and release of certain put warrants in 1998, we recorded an extraordinary loss of approximately $1.4 million in fiscal 1998.



YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997



         NET REVENUES. Net revenues increased $117.8 million, or 26.3%, to $565.4 million in fiscal 1998 from $447.6 million in fiscal 1997. This increase resulted from growth in Tandem revenues in fiscal 1998 of $100.0 million, or 45.2%, and Synadyne revenue growth of $25.8 million, or 14.6%, compared to fiscal 1997. Tandem revenues increased due to (i) the 1998 acquisitions, (ii) the 1997 acquisitions (which were primarily consummated in late February and March) and (iii) internal growth. Company-owned Tandem branch offices increased by 24 locations to 111 locations as of December 31, 1998. This increase was the result of the 40 additional Tandem locations acquired in the 1998 acquisitions, partially offset by offices closed and consolidated into other company-owned locations. The increase in Synadyne revenues was primarily due to new Synadyne clients, as well as an increase in the number of worksite employees at certain existing Synadyne clients.


         System revenues increased $91.5 million, or 16.5%, to $647.3 million in fiscal 1998 from $555.8 million in fiscal 1997. The increase in system revenues was attributable to the $117.8 million increase in our net revenues discussed above. Franchise revenues of franchisees operating as of December 31, 1998 increased $14.6 million, or 22.3%, in 1998 as compared to 1997, offset by a $50.0 million decrease in revenues for the same period resulting from other franchisees no longer operating at the end of 1998. The result is a net decrease of franchise revenues of $35.4 million. We acquired and converted 30 franchise locations to company-owned locations during 1997 and 1998 and also allowed the early termination of franchise agreements in 1997 and 1998 attributable to another 38 locations to enable us to develop the related territories.


         GROSS PROFIT. Gross profit (margin) increased $18.2 million, or 27.7%, to $83.7 million in fiscal 1998, from $65.5 million in fiscal 1997. Gross profit as a percentage of net revenues increased to 14.8% in fiscal 1998 from 14.6% in fiscal 1997. This increase was primarily due to the significantly higher growth rate for Tandem revenues as compared to the growth rate for Synadyne revenues, which generate lower gross profit margins. In 1998, our Synadyne division generated gross profit margins of 3.2% as compared to gross profit margins of 20.8% generated by our Tandem division.


         Gross profit margin percent for our Tandem division decreased to 20.8% of revenues in fiscal 1998 from 22.1% in fiscal 1997, primarily due to the impact of (i) the increased wages necessary to recruit staffing employees in periods of historically low unemployment, (ii) continued execution of a strategy to obtain larger contracts which have higher per-hour billing and pay rates but lower gross profit margin percentages and (iii) an increase in the minimum wage on September 1, 1997, for which we increased billing rates without a related profit increase.

         Synadyne gross profit margin percent decreased from 3.7% in fiscal 1997 to 3.2% in fiscal 1998.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $16.6 million, or 30.1%, to $71.7 million in fiscal 1998 from $55.1 million in fiscal 1997. This increase was primarily a result of operating costs related to the 1998 acquisitions and the 1997 acquisitions and sales costs associated with increased staffing volume at existing locations. Total direct operating costs associated with the 1998 acquisition locations and the 1997 acquisition locations (for the portion of 1998 for which there was no corresponding 1997 activity) were $9.4 million in 1998. In addition, we incurred indirect infrastructure costs to evaluate, acquire and integrate these operations, as well as to support the larger customer base.


         As a percentage of net revenues, selling, general and administrative costs increased to 12.7% in fiscal 1998 from 12.3% in fiscal 1997. In addition to the items previously discussed, this percentage increase was also due to the significant increase in 1998 of Tandem revenues in proportion to total revenues. Our Tandem division has higher associated selling, general and administrative (as a percentage of revenues) costs than our Synadyne division.


         NET INTEREST AND OTHER EXPENSE. Net interest and other expense decreased by $4.2 million, to $5.5 million in fiscal 1998 from $9.7 million in fiscal 1997. This decrease was primarily due to a $2.4 million reduction in interest expense arising from a decrease in total debt outstanding as well as a decrease in the average interest rate which resulted from our initial public offering in October 1997, plus non-operating expense in fiscal 1997 of $1.8 million attributable to a valuation adjustment in put warrants issued in 1997, with no corresponding item in fiscal 1998.



         PRO FORMA INCOME BEFORE EXTRAORDINARY ITEM. Income before extraordinary items increased by $4.5 million, to $4.9 million in fiscal 1998 from a pro forma amount of $0.4 million in fiscal 1997. This increase was primarily due to the $4.2 million decrease in interest and other expense discussed above and an increase of $1.6 million in operating income as a result of increases in sales and gross profit discussed above, partially offset by the related income taxes.



         EXTRAORDINARY ITEM. As a result of the reduction of the income tax benefit included in the 1997 extraordinary loss and relating to the release of certain put warrants in 1998, we recorded an extraordinary loss of approximately $1.4 million in fiscal 1998.



CAPITAL RESOURCES



Senior Debt



         Effective August 15, 2000, we entered into a three-year agreement with a syndicate of lenders led by Ableco Finance LLC, an affiliate of Cerberus Capital Management, L.P., as agent. The lenders' syndicate consists of Ableco Finance LLC, The CIT Group/Business Credit, Inc., A2 Funding LP and Ableco Holding LLC. The new agreement replaced our existing credit facility with a $33.4 million revolving credit facility, which includes a subfacility for the issuance of standby letters of credit, and a $17.6 million term loan A and a $9.0 million term loan B. Both the revolving credit facility and the term loans are secured by all of our assets. The revolving credit facility bears interest at prime or 9.0%, whichever is greater, plus 2% per annum. Term loan A and term loan B bear interest at prime or 9.0%, whichever is greater, plus 3.5% and 5.0% per annum, respectively. In connection with the refinancing, we issued warrants to our new lenders to purchase up to a maximum of 200,000 shares of common stock, exercisable for a term of five years, at $0.01 per share. The warrants are only exercisable if any letter of credit issued by the new lenders on our behalf is drawn, in which event, the number of warrants the lenders will receive will be based on the amount drawn under the letter of credit.



         On August 15, 2000, we used a portion of our new credit facility to satisfy our prior credit facility with Fleet National Bank, for itself and as agent for three other banks. Prior to the closing of the refinancing, the outstanding balance of our prior credit facility was approximately $52.0 million. We repaid the balance in full with a cash payment of approximately $32.3 million and the issuance of a four-year, $5.3 million subordinated term note. The term note is subordinated to the new revolving credit facility and term loans and includes interest only for four years, followed by a balloon payment for the entire principal amount. In addition, we are entitled to a 60% discount on the term note if it is satisfied within 18 months. This obligation bears interest at Fleet's prime rate plus 3.5% per annum. In connection with the refinancing and in satisfaction of our obligation to our old lenders, we issued 524,265 warrants to our old lenders to purchase that number of shares of our common stock which equals 5.0% of our common stock on a fully diluted basis. The warrants are exercisable for a term of 10 years at $0.001 per share. In connection with the refinancing and the termination of our prior credit facility, we recorded an extraordinary gain, net of tax, of approximately $8.5 million in the quarter ended October 1, 2000.



         The financing agreement relating to the new credit facility obligates us to, among other things:

- provide the lenders with periodic records and reports, including financial statements;
- keep adequate books and records and maintain our property in good working order;
-        permit the lenders to inspect our books and records;
-        maintain adequate insurance on the collateral;
- operate our property and business in compliance with environmental laws and keep our property free from environmental liens;
- obtain landlord waivers whenever we acquire a leasehold interest in real property;
- obtain subordination agreements whenever we incur additional indebtedness; and
- notify the lenders whenever we acquire an ownership interest in real property valued at more than $250,000 or a leasehold interest in real property where the annual lease payments total more than $200,000, and to provide certain documentation relating to the real property.

         The financing agreement also limits our ability to:

-        create any liens on our property;
-        incur any additional indebtedness;
- liquidate, dissolve, merge, consolidate, or sell substantially all of our assets, property or business;
-        change the nature of our business;
-        make loans or advances to, or invest in securities of, any third party;
- enter into any new leases with aggregate lease payments in excess of certain thresholds;
- make, or commit to make, any capital expenditure in excess of certain thresholds;
- declare or pay dividends, repurchase or redeem our capital stock or effect any distributions to our shareholders;
- effect transactions with our affiliates except in the ordinary course of business; and
- amend any provision of our existing indebtedness or our organizational documents.

In addition, we have agreed with our lenders to maintain certain financial ratios, including fixed coverage, consolidated EBITDA, leverage and tangible net worth, above or below certain thresholds.




         As of October 1, 2000, we had outstanding borrowings of $18.8 million under our revolving credit facility, $26.0 million under the provisions of our term loans, and $5.3 million under the provisions of the Fleet term note. As of that date, the revolving credit facility bore interest at 11.5%, term loan A and term loan B bore interest at 13.0% and 14.5%, respectively, and the Fleet term note bore interest at 13.0%. As of December 31, 2000, we had $12.7 million in outstanding borrowings under our revolving credit facility. The weighted average interest rate payable on the outstanding balances for all debt year-to-date through October 1, 2000, exclusive of related fees and expenses, was approximately 16.6% per annum, compared to approximately 9.0% per annum during the same period in 1999. In connection with the refinancing on August 15, 2000, we recorded a debt discount of $9.0 million, which is being amortized as interest expense over the three year life of the borrowing agreements with the syndicate of lenders. The effective interest including the debt discount was 20.9%.



         Before August 15, 2000, our primary sources of funds for working capital and other needs were a $26.1 million credit line, including existing letters of credit of $4.8 million plus a $33.0 million credit facility, based on and secured by our accounts receivable. Prior to their expiration, the receivable facility, bore interest at Fleet's prime rate plus 2.0% per annum, which was 11.5% as of August 15, 2000 and the revolving credit facility bore interest at prime plus 5.0% per annum, which was 14.5% as of August 15, 2000.







         Our prior credit facility with Fleet National Bank, as agent, which was entered into on October 5, 1999, to be effective as of October 1, 1999 (a) replaced the previously existing $50.0 million securitization facility with Eagle Funding Capital Corporation, an affiliate of Fleet National Bank, and (b) amended the previously existing $29.9 million revolving credit facility with Fleet National Bank, as agent (which included letters of credit of $8.4 million) to (i) reduce the maximum availability to $25.5 million, including existing letters of credit of $5.0 million, (ii) eliminate certain financial covenants and (iii) add events of default, including a provision enabling the lenders to accelerate the maturity date of the credit facility if, in their sole discretion, the lenders were not satisfied with our business operations or prospects.



         The prior securitization facility with Eagle Funding Capital Corporation, which was terminated as of October 1, 1999, was a financing arrangement under which we could sell up to a $50.0 million secured interest in our eligible accounts receivable to Eagle, which used the receivables to secure A-1 rated commercial paper. Our costs for this arrangement was classified as interest expense and was based on the interest paid by Eagle on the balance of the outstanding commercial paper, which in turn was determined by prevailing interest rates in the commercial paper market and was approximately 5.45% as of September 30, 1999.



         In addition to the revolving credit facility indebtedness discussed above, as of October 1, 2000, we had bank standby letters of credit outstanding in the aggregate amount of $2.3 million. Of that amount, $1.7 million secured the pre-1999 portion of our workers' compensation obligations that are recorded as a current liability on our consolidated balance sheet as of October 1, 2000. The remaining $0.6 million, which is supported by a $0.6 million cash escrow balance, is to secure future payments on a capital lease for furniture that we sold as part of our corporate headquarters building. The letters of credit may be drawn upon in the event that the Company fails to satisfy its payment obligations under its worker's compensation policies or the furniture capital lease.



         We are currently exploring alternatives to the $3.0 million trust fund intended to secure any liability for workers' compensation claims funding for 1999 and 2000. We expect to replace the trust fund with letters of credit prior to December 31, 2000. Should we finalize this alternative, the $2.1 million funded to the trust account as of October 1, 2000 would be used to pay down our senior facilities. See "Workers' Compensation Collateral". We issue new standby letters of credit to our insurance carriers in addition to adjusting the amounts of previously issued letters of credit to provide collateral for potential future payments that may be due to our insurers.







Other Debt


         In order to remain in compliance with certain covenants in our prior revolving credit facility, and to reduce the cash impact of scheduled payments under our subordinated acquisition debt, we negotiated extensions of the payment dates and modified the interest rates and other terms of certain of our acquisition notes payable in 1999. We had not made substantially all of the scheduled payments due and, as a result, we were in default on acquisition notes payable having a total outstanding principal balance of $6.9 million as of July 2, 2000. The terms of the acquisition notes payable, which were subordinated to the revolving credit facility and the receivable facility, allowed the payees to accelerate terms of payment upon default. Acceleration of this debt required prior written notice by the various payees, which we received from three payees as of July 2, 2000. Effective as of August 15, 2000, in connection with the refinancing, we amended certain acquisition notes payable to provide that we will pay interest only, at a rate of 10.0% per annum, on the notes for three years following the closing of the refinancing, followed by two years of equal monthly payments of principal and interest which will retire the debt by August 2005. In connection with the amendments to the acquisition notes payable, we paid $0.8 million of accrued interest to the relevant noteholders at the closing of the refinancing.


         In addition to the debt previously discussed, we had, as of October 1, 2000, (i) obligations under capital leases for property and equipment in the aggregate of $2.1 million; (ii) obligations under mortgages totaling $0.4 million and (iii) obligations for annual insurance premiums and other matters totaling $0.2 million, of which a portion represents prepayment for future benefits and would be refundable to us should the policy be cancelled.



Future Liquidity


         As shown in the 1999 Financials, we incurred a net loss of $30.9 million during fiscal year 1999, our current liabilities exceeded our current assets by $42.0 million as of December 31, 1999, and we were in default in repayment of certain acquisition debt subordinated to our bank financing. Our bank facilities and financial covenants were modified effective October 1, 1999, accelerating the date of maturity, which was subsequently extended by the syndicate of lenders on a monthly basis through August 15, 2000.


         Effective August 15, 2000, as previously discussed, we entered into a three year agreement with a syndicate of lenders led by Ableco Finance LLC whereby our previous credit facility was replaced by a $33.4 million revolving credit facility and a $17.6 million Term Loan A and a $9.0 Term Loan B. We believe that funds provided by operations, as disclosed on our statement of cash flows, and borrowings under our new credit facilities will be sufficient to meet our needs for working capital, capital expenditures, and debt service for the foreseeable future.



         We finance our operations with cash generated from our operating activities and with external financing, including revolving and term loans, and standby letters of credit. We principally use cash to fund our service employee payroll and workers' compensation insurance, plus pay our core, sales and administrative employees. We pay our service employees four to six weeks before collecting the related revenues from our customers. Since our revolving loan eligibility increases in proportion to the amount of our eligible accounts receivable, we are able to borrow more when our working capital needs rise. In the short term, we may experience cash flow deficits from operations during periods when activity is increasing rapidly due to the one to two-week delay between paying our service employees and our ability to borrow against the related receivables under our revolving loan. In the long term, any investing activity would require additional equity or debt financing. We believe that our borrowing capacity under the current credit facility including our revolving and term loans and letters of credit, in addition to cash flow from operations, existing cash and escrow receivable balances, and payments received under notes receivable related to sales of non-performing assets, will be sufficient to support our working capital needs for the next year. However, there can be no assurance that we will be able to satisfy our working capital needs through these sources. If we are unable to satisfy our cash requirements through the current credit facility and cash flow from operations, we will reduce our cash needs to compensate for cash shortfalls by delaying capital spending, reducing or eliminating marketing and promotional expenses and new product development, selling other assets or operations, and reducing or eliminating expenditures for general and administrative expenses.



SUMMARY OF CASH FLOWS



TWENTY SIX WEEKS ENDED OCTOBER 1, 2000 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1999



         Cash used in operating activities in YTD 2001 was $3.6 million, as compared with $3.8 million provided by operating activities in YTD 1999. The collection of our accounts receivable related to the sale of Tandem offices in connection with the restructuring and improved collections of our accounts receivable in this year generated $5.8 million in operating cash in YTD 2001. This operating cash was more than offset by the pay down of current liabilities due to (i) the sale of Tandem offices (ii) funding of our workers' compensation liability, (iii) payment of accrued interest on our subordinated debt in connection with our Refinancing on August 15, 2000, and (iv) utilization of our restructuring reserve. Adjusted to remove the effects of the securitization agreement, cash used in operating activities was $3.6 million in YTD 2001 compared to $6.9 million in the same period last year. Cash used in operating activities in YTD 1999 included increased accounts receivable associated with the volume increases traditionally experienced in the third calendar quarter of the year by our Tandem offices plus funding of our pre-funded workers' compensation program. We anticipate that accounts receivable will decrease by an additional $1.0 million in Q3 2001 as we collect the outstanding accounts receivable from the Tandem offices sold in New Hampshire and Massachusetts on October 29, 2000.



         Cash provided by investing activities during YTD 2001 was $3.4 million compared to $3.2 million during YTD 1999. Cash provided by investing activities in 2001 consisted of primarily of $4.2 million received in conjunction with a sale of our Synadyne division and Tandem offices, offset by expenditures for property, plant, and equipment, and funding to our franchisees. Cash provided by investing activities in 1999 included (i) $2.0 million from the sale of our clerical division and certain Tandem offices associated with the Restructuring,
(ii) $1.6 million from a sale-leaseback transaction during the period, and (iii) a net decrease in funding provided to our franchisees, partially offset by (iv) expenditures for property, plant, and equipment.



         Cash provided by financing activities during YTD 2001 was $0.7 million, as compared to $7.3 million used in financing activities in the same period last year. Adjusted to remove the effects of the securitization facility in 1999, cash provided by financing activities was $3.5 million, which was due to increased borrowings in 1999 to fund increased payroll costs arising from seasonal volume increases and the workers' compensation funding. Cash provided by financing activities in YTD 2001 of $0.7 million includes $3.9 million in funds borrowed from our line of credit partially offset by a $2.0 million decrease in check float and a $1.2 million pay down of other debt.



         The table below sets forth our cash flows as presented in our consolidated financial statements for YTD 2001 and YTD 1999 and as adjusted to remove the effect of the sale of our uncollected accounts receivable under the securitization facility during YTD 1999, in thousands:







                                                                 TWENTY SIX            SIX MONTHS
                                                                 WEEKS ENDED              ENDED
                                                               OCTOBER 1, 2000      SEPTEMBER 30, 1999
                                                               ---------------      ------------------
          Cash flows provided by (used in):

          HISTORICAL CASH FLOW
          Operating activities                                     $(3,649)              $ 3,836
          Investing activities                                       3,403                 3,236
          Financing activities                                         730                (7,264)
                                                                   -------               -------
          Net increase (decrease) in cash                          $   484               $  (192)
                                                                   =======               =======

          CASH FLOW - WITHOUT SECURITIZATION FACILITY(1)
          Operating activities                                     $(3,649)              $(6,923)
          Investing activities                                       3,403                 3,236
          Financing activities                                         730                 3,495
                                                                   -------               -------
          Net increase (decrease) in cash                          $   484               $  (192)
                                                                   =======               =======

(1) As part of our borrowing facilities, in YTD 1999, we sold certain trade accounts receivable to obtain working capital for our operations. Under this agreement we had sold $46.9 million of trade accounts receivable as of September 30, 1999, which was excluded from the uncollected accounts receivable balance presented in our consolidated balance sheet as of September 30, 1999. This agreement was subsequently terminated as of October 1, 1999.



THIRTEEN WEEKS ENDED APRIL 2, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999


In Q1 2000 cash provided by operating activities was $6.5 million, as compared with $3.8 million used in operating activities in Q1 1999. The significant increase in cash from operations is due to the effect of the termination of our securitization facility in 1999, as previously discussed, and improved collections of our accounts receivable in Q1 2000 - see "Accounts Receivable."

Adjusted to remove the effects of the securitization agreement in 1999, cash provided by operating activities increased from $4.8 million in Q1 1999 to $6.5 million in Q1 2000, primarily due to improved collections of accounts receivable.

Cash used in investing activities during Q1 2000 was $0.8 million, as compared to $0.8 million used in investing activities in Q1 1999, primarily due, in both periods, to expenditures for property, plant and equipment.

Cash used in financing activities during Q1 2000 was $4.9 million, as compared to $0.5 million provided by financing activities in Q1 1999. The significant decrease in cash from financing activities was primarily due to the termination of our securitization facility, which was replaced by the receivable facility, the paydown of our borrowing facilities due to improved collections of our accounts receivable; the sale, franchise, closure or consolidation of offices in connection with our restructuring efforts see "Restructuring" and decreased outstanding accounts receivable due to seasonal fluctuations in revenue generation - see "Seasonality." However, the seasonal decrease in revenue generation in Q1 2000 was not as significant as the first quarters of past years, such as 1999. Adjusted to remove the effects of the securitization facility in Q1 1999, cash used in financing activities in Q1 1999 was $8.1 million, which was due primarily to the reduction of borrowings from our bank facilities.

         The table below sets forth our cash flows, (i) as presented in our Consolidated Financial Statements for Q1 2000 and Q1 1999 and (ii) adjusted to remove the effect of the sale of our uncollected accounts receivable under the securitization facility during Q1 1999, in thousands:

                                                                      FOR THE QUARTER ENDED
                                                               ----------------------------------
                                                               APRIL 2, 2000       MARCH 31, 1999
                                                               -------------       --------------
         Cash flows (used in) provided by:

         HISTORICAL CASH FLOW

         Operating activities                                     $ 6,480              $(3,823)
         Investing activities                                        (770)                (784)
         Financing activities                                      (4,880)                 524
                                                                  -------              -------
         Net increase (decrease) in cash                          $   830              $(4,083)
                                                                  =======              =======

         CASH FLOW - WITHOUT SECURITIZATION FACILITY(1)

         Operating activities                                     $ 6,480              $ 4,835
         Investing activities                                        (770)                (784)
         Financing activities                                      (4,880)              (8,134)
                                                                  -------              -------
         Net increase (decrease) in cash                          $   830              $(4,083)
                                                                  =======              =======


(1) As part of our borrowing facilities, in Q1 1999, we sold certain trade accounts receivable to obtain working capital for our operations. Under this agreement we had sold $36.1 million of trade accounts receivable as of March 31, 1999, which was excluded from the uncollected accounts receivable balance presented in our consolidated financial statements at that date. This agreement was subsequently terminated as of October 1, 1999.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


         Our principal uses of cash are for wages and related payments to job-site employees, operating costs, capital expenditures and repayment of debt and interest thereon. In fiscal 1999, cash used in operating activities was $43.1 million, as compared with $50.8 million provided by operating activities in fiscal 1998. The significant decrease in cash from operations was due to the effect of the termination of our securitization facility. As discussed below, under our securitization facility, we sold certain trade accounts receivable to obtain working capital for our operations. We had sold $44.8 million of trade accounts receivable at December 31, 1998 under this agreement, which was subsequently terminated as of October 1, 1999 and replaced by the receivable facility. Adjusted to remove the effects of the securitization agreement, cash provided by operating activities decreased from $6.0 million in fiscal 1998 to $1.8 million in fiscal 1999, primarily due to the additional cash needed to convert to a pre-funded workers' compensation program.

         Cash provided by investing activities during fiscal 1999 was $9.0 million, as compared to $31.3 million used in investing activities in fiscal 1998. Of the $9.0 million provided by investing activities in fiscal 1999, $8.9 million represented proceeds from sales of assets held for disposition and the sale of the corporate support center. During fiscal 1998, we paid $27.8 million for acquisitions (primarily intangible assets).


         Cash provided by financing activities during fiscal 1999 was $29.3 million, as compared to $15.7 million used in financing activities in fiscal 1998. The significant increase in cash from financing activities was primarily due to the termination of the securitization facility, which was replaced by the receivable facility. Adjusted to remove the effects of the securitization facility in 1998 and 1999, cash used in financing activities was $15.6 million in 1999, compared to cash provided by financing activities of $29.2 million in fiscal 1998. During fiscal 1998, we increased borrowings by $32.0 million, primarily to fund additional trade payroll of acquisitions made in fiscal 1998. This is in contrast to fiscal 1999, during which we repaid $8.7 million in excess of proceeds from our borrowing facilities, primarily from the sale of our corporate headquarters building in Deerfield Beach, Florida, and other assets as part of our restructuring efforts.


         The table below sets forth our cash flows as presented in the 1999 Financials and as adjusted to remove the effect of the sale of our uncollected accounts receivable under the securitization facility during 1998, in thousands:

                                                                          FOR THE YEAR ENDED
                                                               ---------------------------------------
                                                               DECEMBER 31, 1999     DECEMBER 31, 1998
                                                               -----------------     -----------------
         Cash flows (used in) provided by:

         HISTORICAL CASH FLOW
         Operating activities                                      $ (43,084)            $  50,761
         Investing activities                                          9,049               (31,316)
         Financing activities                                         29,250               (15,629)
                                                                   ---------             ---------
         Net (decrease) increase in cash                           $  (4,785)            $   3,816
                                                                   =========             =========

         CASH FLOW - WITHOUT SECURITIZATION FACILITY(1)

         Operating activities                                      $   1,722             $   5,955
         Investing activities                                          9,049               (31,316)
         Financing activities                                        (15,556)               29,177
                                                                   ---------             ---------
         Net (decrease) increase in cash                           $  (4,785)            $   3,816
                                                                   =========             =========


(1) As part of our borrowing facilities during the year ended December 31, 1998, we sold certain trade accounts receivable to obtain working capital for our operations. Under this agreement we had sold $44.8 million of trade accounts receivable as of December 31, 1998, which was excluded from the uncollected accounts receivable balance presented in our consolidated financial statements as of that date. This agreement was subsequently terminated as of October 1, 1999.



WORKERS' COMPENSATION COLLATERAL



         Before 1999, we secured our workers' compensation obligations by the issuance of bank standby letters of credit to our insurance carriers, minimizing the required current cash outflow for such items. In 1999, we selected a pre-funded deductible program whereby expected claims expenses are funded in advance in exchange for reductions in administrative costs. The required advance funding is provided through either cash flows from operations or additional borrowings under our revolving credit facility.



         In January 2000, we renewed our pre-funded deductible program for one year. Under the new agreement, we will fund $10.5 million in 12 installments for projected calendar year 2000 claims expenses. This claim fund requirement will be adjusted upward or downward periodically based on the projected cost of the actual claims incurred during calendar year 2000, up to a maximum liability of $18.0 million. In addition, we agreed to provide extra collateral by establishing a $3.0 million trust account naming Hartford Insurance Company as beneficiary to secure any liability for claim funding for 1999 and 2000 that might exceed the pre-funded amounts up to the aggregate maximum cap for each year of $13.6 million and $18.0 million, respectively. We had planned to fund this trust account in 11 installments through December 2000; and as of October 1, 2000, we had funded $2.1 million into the trust account. However, we are exploring alternatives to the trust fund discussed above, and we expect to replace the trust fund with letters of credit. Should we finalize this alternative, the $2.1 million funded to the trust account would be used to pay down our senior borrowing facilities.







ACCOUNTS RECEIVABLE



         A majority of our tangible assets are customer accounts receivable. Tandem employees are paid on a daily or weekly basis. We receive payment from customers for these services, on average, 30 to 60 days from the date of the invoice. Beginning in the fourth quarter of 1998, we experienced an increase in the percentage of our Tandem accounts receivable that were past due. During calendar 1999 and the first two quarters of calendar 2000, we increased our focus on our accounts receivable collection process. As a result, the average number of days to collect Tandem accounts receivable from invoice presentation has decreased from 53 days at December 31, 1998 to 45 days at October 1, 2000. Since we announced our restructuring plan in August 1999, accounts receivable decreased by approximately $11 million due to the sale of Tandem offices, our PEO division and our clerical division to third parties; although the working capital benefit was substantially less due to the corresponding reduction in liabilities such as accrued payroll, payroll taxes and workers' compensation.



         In addition, during the fourth quarter of 1999, we sold certain trade accounts receivable, with a face value of approximately $4.4 million, most of which were more than 180 days past due, to unrelated third parties for approximately $220,000. In Q3 1999 we increased our reserve for doubtful accounts by $2.7 million to adjust these receivables to their net realizable value. We accounted for the transfer of these receivables as a sale because we surrendered control over the receivables on the date the sale was closed. In accordance with FAS 125 since the carrying amount of the accounts receivable, net of the related reserve, was equal to the sales price, no gain or loss was recognized on the sale of the accounts receivables ($0.2 million carrying value less net proceeds of $0.2 million).



         We anticipate that our accounts receivable will decrease by an additional $1 million as we collect the outstanding receivables for the branches sold in the states of New Hampshire, Massachusetts and Pennsylvania on October 29, 2000.



CAPITAL EXPENDITURES


         We anticipate spending up to $2 million during the next twelve months to improve our management information and operating systems, upgrade existing locations and other capital expenditures including, but not limited to, opening new Tandem locations.


ACQUISITIONS



         During 1997, we acquired the assets and operations of eight industrial staffing companies, including 30 branch offices and approximately $61.0 million in annual historical revenue. During 1998, we made 17 additional acquisitions of staffing companies, including 40 branch offices and approximately $96.0 million in annual historical revenue. These acquisitions resulted in a significant increase in goodwill and other intangible assets and correspondingly resulted in increased amortization expense. In addition, the amount of these intangible assets as a percentage of our total assets and shareholders' equity increased significantly in those periods.



         During 1999, we wrote down approximately $8.0 million of these intangible assets, $5.4 million representing the excess of the book value over the expected net realizable value of assets identified for disposition and expensed as part of the restructuring charge and another $2.6 million related to assets to be retained by us that were considered impaired and written down based on our analysis of anticipated discounted future cash flows at that time. While we do not consider the remaining net unamortized balance of intangible assets as of October 1, 2000 to be impaired, any future determination requiring the write-down of a significant portion of unamortized intangible assets could have a material adverse effect on our results of operations. As of the date of this filing, we have not made further acquisitions and we do not have current plans to make any acquisitions in the next twelve months.



RESTRUCTURING


         On August 6, 1999, we announced actions to improve our short-term liquidity, concentrate our operations within our Tandem division, and improve our operating performance. In connection with these actions, we sold our Synadyne and clerical staffing divisions. In addition, we announced a specific plan to sell, franchise, close, or consolidate 47 Tandem offices and reduce headcount at 70 Tandem locations and corporate headquarters. The restructuring charge accrual and its utilization are as follows:

                                                                                             UTILIZATION
                                               ORIGINAL     BALANCE AT     CHARGES TO     -----------------    BALANCE AT
    (AMOUNTS IN THOUSANDS)                      CHARGE        4/2/00       OPERATIONS     CASH     NON-CASH      10/1/00
                                               --------     ----------     ----------     -----    --------    ----------
   Employee severance and
       other termination benefits              $  4,040      $ 2,139         $   63       $ 939     $  --        $ 1,263

   Professional fees                              1,205           34            770         764        --             40

   Lease termination and write-down of
       leasehold improvements at closed
       offices                                      400           49             34          28        --             55

   Other restructuring charges                      146           33            372         405        --             --
                                               --------      -------        -------       -----     -----        -------
   Accrued restructuring charges                  5,791        2,255          1,239       2,136        --          1,358

   Write-down to fair value/loss on sale
       of assets identified for disposition       5,429           --            579          --       579             --
                                               --------      -------        -------       -----     -----        -------
   Total restructuring and asset
       impairment activity                     $ 11,220      $ 2,255        $ 1,818      $2,136     $ 579        $ 1,358
                                               ========      =======        =======      ======     =====        =======




Severance and Other Restructuring Charges



         The original $11.2 million restructuring charge includes $4.0 million for severance and other termination benefits, $1.2 million for professional fees, and $0.6 million in lease termination and other charges. Severance and other termination benefits were decreased by $0.2 million and $0.1 million during Q1 2000 and Q1 2001, respectively, to reflect the fact that certain employees of offices sold and franchised to third parties would continue employment with such buyers or franchisees and would not be paid the severance that had been accrued. The Company recorded an additional $0.2 million in severance costs in Q2 2001 due to the additional 16 employees terminated during the period whose severance payments were not accrued as part of the our original Restructuring plan. The remaining liability consisted of $1.3 million for severance and other termination benefits as of October 1, 2000 for ten employees who have been terminated during the period of August 1999 through August 2000, and will paid over a period ranging from one week to 18 months from the balance sheet date.



         Professional fees of $0.4 million and $0.8 million, recorded as restructuring costs, were incurred during Q2 2001 and YTD 2001, respectively. These professional fees were comprised primarily of amounts paid to Crossroads LLC, for its services related to the Restructuring.



         We utilized $0.2 million and $0.3 million of the restructuring charge during Q2 2000 and YTD 2001, respectively, for the costs of terminating leases as well as for writing down the carrying value of leasehold improvements and other assets not usable in other Company operations. We substantially completed our restructuring activities as of October 31, 2000.



Assets Held for Disposition



         The restructuring charge included a $5.4 million write-down of assets, recorded in our results of operations at such time as these assets were classified as held for disposition, to their estimated net realizable value based on management's estimate of the ultimate sales prices that would be negotiated for these assets. Subsequent to December 31, 1999, when actual sales prices of these assets were negotiated, the charge was increased by $0.1 million in Q1 2000, and subsequently increased by $0.4 million in Q1 2001. Based on the negotiations of the actual sales price of certain assets sold subsequent to October 1, 2000, we recorded an additional charge of $0.1 million during Q2 2001.







         During Q1 2001, we (i) sold one staffing office and closed another, in the state of Minnesota, effective April 10, 2000, for cash proceeds of $60,000,
(ii) franchised one of our staffing offices in the state of Ohio, effective April 10, 2000, for cash proceeds of $20,000, and (iii) effective June 26, 2000, sold our operations in the states of New Jersey and Pennsylvania, comprising six staffing offices and two "vendor on premises" locations, for $1.3 million (comprised of cash proceeds of $0.8 million and two promissory notes totaling $0.5 million). In connection with the sale of our staffing offices in New Jersey and Pennsylvania, we recorded a $0.4 million loss on the sale, in addition to the original $2.1 million write-down of these assets to their estimated net realizable value upon their classification as assets held for disposition.



         Effective October 29, 2000, we sold our Tandem operations in the states of New Hampshire and Massachusetts, comprising five offices and two "vendor on premise" locations, for $125,000, comprised of cash proceeds of $50,000 at closing and a two year $75,000 promissory note. In addition, we will receive additional payments equal to 30% of EBITDA of the sold offices during the next two years. Excluded from the sale were cash, accounts receivable and deferred income taxes, as well as accrued liabilities and accounts payable. As previously discussed, we recorded an additional $133,000 charge to restructuring during Q2 2001 to reduce the carrying value of these assets to their net realizable value.

         In addition to the 47 offices identified as held for disposition as part of our initial restructuring plan, during Q2 2001 we removed one office from the held for disposition classification. In addition, we identified two additional offices to be closed as a result of our ongoing restructuring activities and recorded the related assets as held for disposition at that time. These offices were subsequently closed in Q3 2001 when it became apparent that they would be abandoned. All of the assets held for disposition were sold or franchised on or before October 31, 2000. Upon classification as assets held for disposition, we discontinued the related depreciation and amortization for these assets, which reduced operating expenses by approximately $0.2 million in YTD 2001.






         Our assets held for disposition as of October 1, 2000, stated at the lower of original cost (net of accumulated depreciation or amortization) or fair value (net of selling and disposition costs), are as follows (in thousands):




                                                                      NET ORIGINAL COST
                                                 ----------------------------------------------------------
                                                 PROPERTY          GOODWILL AND                   LOWER OF
                                                    AND               OTHER                        COST OR
                                                 EQUIPMENT      INTANGIBLE ASSETS       TOTAL    FAIR VALUE
                                                 ---------      -----------------       -----    ----------

      Tandem branch offices                        $ 195              $ 1,045          $1,240      $ 215
                                                   =====              =======          ======      =====



         The following table reflects our net revenues and gross profit margin segregating ongoing operations and operations from assets held for disposition or sold as part of our restructuring efforts and other disposed operations. Those operations include: (i) the Synadyne division, sold as of April 8, 2000,
(ii) the clerical division, sold during the third quarter of calendar 1999,
(iii) franchise PEO operations, which ceased operations after December 31, 1999, and (iv) Tandem branch offices disposed or held for sale as of October 1, 2000. Ongoing operations include (i) the Tandem division, which provides flexible industrial staffing and (ii) franchising. Dollar amounts are in thousands, except for percentages:



                                                    TWENTY SIX WEEKS                               TRANSITION QUARTER ENDED
                                                         ENDED            SIX MONTHS ENDED      -------------------------------
                                                    OCTOBER 1, 2000      SEPTEMBER 30, 1999     APRIL 2, 2000    MARCH 31, 1999
                                                    ----------------     ------------------     -------------    --------------
Net revenues:
   Total Revenues                                       $ 160,500            $ 302,578            $ 126,011         $ 134,114
                                                        ---------            ---------            ---------         ---------
   Less revenues from assets held for sale and
     disposed/ceased operations Synadyne                      (71)            (114,404)             (44,834)          (53,080)
        Clerical, franchise PEO and other                 (10,487)             (40,262)              (8,278)          (17,911)
                                                        ---------            ---------            ---------         ---------
   Subtotal - revenues from assets held for sale
     and disposed/ceased operations                       (10,558)            (154,666)             (53,112)          (70,991)
                                                        ---------            ---------            ---------         ---------
   Net revenues from ongoing operations                 $ 149,942            $ 147,912            $  72,899         $  63,123
                                                        =========            =========            =========         =========
Gross profit margin:
   Total Gross Profit                                   $  32,479            $  41,117            $  16,854         $  19,250
                                                        ---------            ---------            ---------         ---------
   Less gross profit from assets held for sale
     and disposed/ceased operations Synadyne                   12               (3,638)              (1,160)           (1,625)

        Clerical, franchise PEO and other                  (1,486)              (5,949)              (1,420)           (2,857)
                                                        ---------            ---------            ---------         ---------
   Subtotal - gross profit from assets held for
     sale and disposed/ceased operations                   (1,474)              (9,587)              (2,580)           (4,482)
                                                        ---------            ---------            ---------         ---------
   Gross Profit from ongoing operations                 $  31,005            $  31,530            $  14,274         $  14,768
                                                        =========            =========            =========         =========
Gross profit margin as a percentage of net revenues:
   Ongoing operations - Tandem                               19.9%                19.4%                18.7%             20.9%
   Ongoing operations - franchising and other               100.0%               100.0%               100.0%            100.0%

   Operations from assets held for sale and
      disposed/ceased operations                             14.0%                 6.2%                 4.9%              6.3%



                                                                      YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------------
                                                          1999               1998               1997
                                                        ---------          ---------          ---------
Net revenues:
   Total Revenues                                       $ 594,047          $ 565,394          $ 447,579
                                                        ---------          ---------          ---------
   Less revenues from assets held for sale and
     disposed/ceased operations Synadyne                 (224,499)          (202,889)          (177,046)
        Clerical, franchise PEO and other                 (82,218)           (92,192)           (80,445)
                                                        ---------          ---------          ---------
   Subtotal - revenues from assets held for sale
     and disposed/ceased operations                      (306,717)          (295,081)          (257,491)
                                                        ---------          ---------          ---------
   Net revenues from ongoing operations                 $ 287,330          $ 270,313          $ 190,088
                                                        =========          =========          =========
Gross profit margin:
   Total Gross Profit                                   $  80,781          $  83,660          $  65,505
                                                        ---------          ---------          ---------
   Less gross profit from assets held for sale
     and disposed/ceased operations Synadyne               (6,923)            (6,524)            (6,496)
        Clerical, franchise PEO and other                 (11,968)           (13,370)            (9,386)
                                                        ---------          ---------          ---------
   Subtotal - gross profit from assets held for
     sale and disposed/ceased operations                  (18,891)           (19,894)           (15,882)
                                                        ---------          ---------          ---------
   Gross Profit from ongoing operations                 $  61,890          $  63,766          $  49,623
                                                        =========          =========          =========
Gross profit margin as a percentage of net
   revenues:
   Ongoing operations - Tandem                               19.5%              21.4%              23.0%
   Ongoing operations - franchising and other               100.0%             100.0%             100.0%
   Operations from assets held for sale and
      disposed/ceased operations                              6.2%               6.7%               6.2%

         Certain reclassifications have been made to previously reported results of operations for the years ended December 31, 1999, 1998 and 1997 and the six months ended September 30, 1999 and the quarter ended March 31, 1999 ("Q1 1999") in the table above to conform to current period presentation.



         Tandem branches sold, franchised or held for sale as of October 1, 2000 generated revenues of $10.5 million, and $28.5 million during YTD 2001 and YTD 1999, respectively, and earned gross profit of $1.5 million and $5.0 million for those periods. Those same branches incurred SG&A expenses of $1.4 million and $5.1 million, excluding depreciation and amortization costs, during YTD 2001 and YTD 1999, respectively. During Q1 2000 and Q1 1999, these Tandem branches sold, franchised, or held for sale generated revenues of $8.3 million and $12.0 million, earned gross profit of $1.4 million and $2.2 million, and incurred SG&A expenses of $1.4 million and $2.1 million, excluding depreciation and amortization costs, respectively.






         For the years ended December 31, 1999, 1998 and 1997, these Tandem branch offices generated revenues of $54.9 million, $58.8 million and $39.1 million, respectively; earned gross profit margin of $9.8 million, $10.7 million and $7.1 million; and incurred selling, general and administrative expense of $9.1 million, $7.1 million and $5.3 million, excluding depreciation and amortization costs.



         Results of Tandem offices that were consolidated in 1999 with existing offices as part of our restructuring efforts, are included in ongoing operations.



         Our former clerical division which was sold on August 30, 1999, generated revenues of $3.3 million, gross profit of $0.9 million, and incurred $1.0 million in SG&A expense, excluding depreciation and amortization, during YTD 1999, and generated revenues of $1.9 million, gross profit of $0.5 million, and incurred $0.5 million in SG&A expense, excluding depreciation and amortization, during Q1 1999. For the years ended December 31, 1999, 1998, and 1997, Office Ours generated revenues of $5.3 million, $8.1 million and $6.7 million; earned gross profit of $1.4 million, $2.2 million and $1.8 million; and incurred $1.4 million, $2.2 million and $1.6 million in selling, general and administrative expense, excluding depreciation and amortization expense.



         Selling, general and administrative expense for the Synadyne division, excluding depreciation and amortization, was $0.2 million and $2.7 million during YTD 2001 and YTD 1999, and $1.3 million and $1.2 million during Q1 2000 and Q1 1999, respectively. For the years ended December 31, 1999, 1998 and 1997, selling, general and administrative expense for the Synadyne division, excluding depreciation and amortization expense, was $4.9 million, $4.6 million and $4.9 million, respectively.







SEASONALITY



         Our results of operations reflect the seasonality of higher customer demand for industrial staffing services in the last two calendar quarters of the year, as compared to the first two quarters. Even though there is a seasonal reduction of industrial staffing revenues in the first calendar quarter of a year as compared to the fourth calendar quarter of the prior year, we do not reduce the related core personnel and other operating expenses proportionally because most of that infrastructure is needed to support anticipated increased revenues in subsequent quarters. As a result of these factors, we historically have earned a significant portion of our annual operating income in the third and fourth calendar quarter. However, as previously discussed, we have experienced a slowdown in demand from our manufacturing and other services customers which may reduce the normal ramp up of sales volume that we had anticipated in the fourth calendar quarter of 2001 (Q3 2001).



INFLATION


         The effects of inflation on our operations were not significant during the periods presented in the 1999 Financials or the Q1 2001 Financials. Generally, throughout the periods discussed above, the increases in revenues and expenses have resulted from a combination of volume increases, price increases, and changes in the customer mix.

NEW ACCOUNTING PRONOUNCEMENTS AND INTERPRETATIONS


         In June 1998, Statement of Financial Accounting Standards "SFAS" No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 defines derivatives and establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as modified by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and cannot be applied retroactively. We intend to implement SFAS No. 133 in our consolidated financial statements on the first day of fiscal year 2001. Management does not believe that we are a party to any transactions involving derivatives as defined by SFAS No. 133. SFAS No. 133 could increase volatility in earnings and other comprehensive income if we enter into any such transactions in the future.


         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which among other guidance, clarifies certain conditions to be met in order to recognize revenue. In October 2000, the staff deferred the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 31, 1999. We will adopt SAB 101 in fiscal 2001; however, we believe that such adoption will not impact the Consolidated Financial Statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         As a result of borrowings associated with our operating and investing activities, we are exposed to changes in interest rates that may adversely affect our results of operations and financial position. Of the $50.8 million of short-term and long-term borrowings on our balance sheet as of October 1, 2000, approximately 19.8% represented fixed rate instruments. Effective August 15, 2000, we entered into a three-year agreement with a syndicate of lenders led by Ableco Finance LLC, an affiliate of Cerberus Capital Management, L.P., as agent, which replaced our existing credit facility with a $33.4 million revolving credit facility and a $17.6 million Term Loan A and a $9.0 million Term Loan B. Both the revolving credit facility and the term loans are secured by all of our assets. The revolving credit facility bears interest at prime or 9.0%, whichever is greater, plus 2% per annum. Term Loan A and Term Loan B bear interest at prime or 9.0%, whichever is greater, plus 3.5% and 5.0% per annum, respectively.


         In addition, effective August 15, 2000, we renegotiated our subordinated acquisition debt whereby we will pay interest only, at a rate of 10% per annum, on the debt for three years followed by two years of equal monthly payments of interest and principal, which will retire the debt by August 2005. Our acquisition debt, prior to its renegotiation on August 15, 2000, had effective interest rates varying between 8.75% and 12.0%.

         A hypothetical 10% (about 123 basis points) adverse move in interest rates along the entire interest rate yield curve would increase our interest expense over the next twelve months by approximately $0.7 million, and would decrease net income after taxes for the same period by $0.5 million, or $0.05 per diluted share. This volatility was calculated assuming that the refinancing agreement with Ableco and the agreements to renegotiate our subordinated debt were effective as of July 2, 2000. In addition, the hypothetical 10% adverse move in interest rates would have an immaterial impact on the fair market value of our fixed-rate debt.

         As of December 31, 1999, our primary sources of funds for working capital and other needs was a $25.5 million revolving credit line and a $50.0 million credit facility, based on and secured by our accounts receivable. These borrowings were secured by all of our assets.

         Of the $68.0 million of short-term and long-term borrowings on our balance sheet as of December 31, 1999, approximately 16.1% represented fixed rate instruments. Our revolving credit facility bore interest at prime plus 5% per annum, and the receivable facility bore interest at prime plus 2% per annum.

         There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and business financing requirements. We do not utilize financial instruments for trading or other speculative purposes.

         To fund most of our working capital needs in 1998, and through September 30, 1999, we utilized proceeds from the sale of our accounts receivable to a third party, who in turn used the receivables to secure U.S. dollar-denominated short-term commercial paper. Our cost for this funding was based on the interest paid by the third party on the outstanding commercial paper. Long-term debt was generally used to finance long-term investments. Approximately 45% of the $38.3 million of long-term borrowings on our balance sheet as of December 31, 1998 represented fixed rate instruments. Approximately 20% of the $83.1 million arrived at by including the outstanding commercial paper from the securitization that was not on our balance sheet as of December 31, 1998 represented fixed rate instruments.

         In seeking to minimize the risks and/or costs associated with our borrowing activities, we entered into a derivative financial instrument transaction to limit exposure to the risk of interest rate fluctuations and to minimize interest expense (See Note 7 to the 1999 Financials for additional information). We did not utilize financial instruments for trading or other speculative purposes. Our financial instrument counterparty was a high quality commercial bank with significant experience with such instruments. We managed exposure to counterparty credit risk through specific minimum credit standards.

         The above discussion and the estimated amounts generated from the analyses referred to above include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted previously are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. The SEC disclosures on market risk require that we include all financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments", in the quantitative disclosure calculation. SFAS No. 107 does not require disclosure of operating leases, and we have not included them as part of the above analysis. This is a significant limitation to the analysis presented. As a result, the overall impact to our operating results from a hypothetical change in interest rates may be overstated. There are certain other shortcomings inherent to the analyses presented. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, changes are rarely instantaneous. Although certain liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. The effect of the hypothetical change in interest rates ignores the effect this movement may have on other variables including changes in actual sales volumes that could be indirectly attributed to changes in interest rates. The actions that management would take in response to such a change are also ignored. Accordingly, the forward-looking statements should not be considered projections by us of future events or losses and are subject to the factors discussed under the caption "Special Note Regarding Forward-Looking Statements."

                                    BUSINESS





GENERAL



         We are a national provider of human resource services focusing on the flexible industrial staffing market through our Tandem division. Tandem recruits, trains and deploys temporary industrial personnel and provides payroll administration and risk management services to its clients. Tandem's clients include businesses in the manufacturing, distribution, hospitality and construction industries. Through our Synadyne division, which we sold effective April 8, 2000, we offered a comprehensive package of professional employer organization, or PEO, services including payroll administration, risk management, benefits administration and human resources consultation to companies in a wide range of industries. We sold our former office clerical staffing division, Office Ours, which we had operated since 1995, in August 1999.


         As of October 1, 2000, the Tandem division provided approximately 23,800 flexible industrial staffing personnel daily through a nationwide network of 84 company-owned locations and 51 franchised locations. The Tandem division has approximately 5,000 clients and provides services to approximately 3,000 of its clients each day. Between 1995 and 1999, Tandem revenues increased from $68.6 million to $339.1 million, a compound annual growth rate of approximately 49.1%. Our Synadyne division, which began operating in 1994, had approximately 9,000 employees at March 31, 2000. Between 1995 and 1999, Synadyne revenues increased from $67.9 million to $224.5 million, a compound annual growth rate of approximately 31.3%.


         Between January 1995 and October 1998, we completed 36 acquisitions, primarily of staffing companies. These acquisitions included 89 offices and collectively generated approximately $189.0 million in revenue for the twelve months preceding such acquisitions. Due to these acquisitions, as well as new offices, the number of company-owned staffing and PEO offices increased during this period from ten to 124 and the number of metropolitan markets, as measured by the Metropolitan Statistical Areas as determined by the United States Census Bureau, served by company-owned locations increased from one to 50. Since October 1998, we have made no acquisitions, however, we may resume a more focused acquisition strategy emphasizing our industrial staffing services in the future.



         Staffing companies provide one or more of four basic services to clients: (i) flexible staffing; (ii) PEO services; (iii) placement and search; and (iv) outplacement. Based on information provided by the American Staffing Association, formerly the National Association of Temporary and Staffing Services, the National Association of Professional Employer Organizations and Staffing Industry Analysts, Inc., 1999 staffing industry revenues were approximately $117 billion. Over the last five years, the staffing industry has experienced significant growth, due largely to the utilization of temporary help across a broader range of industries, as well as the emergence of the PEO sector. PEO's provide their clients with a range of services consisting of payroll administration, benefits administration, unemployment services and human resources consulting services. PEO's become co-employers with their clients as to the clients' worksite employees, with employment-related liabilities contractually allocated between the PEO's and their clients. Staffing industry revenues grew from approximately $102 billion in 1998 to approximately $117 billion in 1999, or 14.7%. During that same period, the industrial staffing sector grew from approximately $14.1 billion to approximately $14.8 billion, or 5.0%. During 1999, the industrial staffing sector represented 12.6% of the staffing industry, compared to 13.8% during 1998. We believe that the industrial staffing market is highly fragmented and that in excess of 75% of industrial staffing revenues are generated by small local and regional companies.



COMPANY SERVICES


         Our Tandem division focuses on meeting our clients' flexible industrial staffing needs, targeting opportunities in a fragmented, growing market which we believe has been under-served by large full service staffing companies. Significant benefits of Tandem's services to clients include providing the ability to outsource the recruiting and many logistical aspects of their staffing needs, as well as converting the fixed cost of employees to the variable cost of outsourced services. Before the sale of our Synadyne division, we provided PEO services to small and medium sized businesses (those with less than 500 employees), which services were intended to provide cost savings arising from the economies of scale associated with this outsourcing of human resources administration. In connection with these human resources administration services, we assumed responsibility for compliance with many employment-related regulations and assisted our clients in understanding and complying with employment-related requirements for which we did not assume responsibility.

         - PAYROLL ADMINISTRATION. We assume responsibility for our Tandem service employees for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, county and city payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements. Until the sale of our Synadyne division, we developed and administered customized payroll policies and procedures for each of our clients, which were fully integrated from the clients' offices to our central processing center.



         -        AGGREGATION OF STATUTORY AND NON-STATUTORY EMPLOYEE BENEFITS.
We provide workers' compensation and unemployment insurance to our service employees. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages, and other costs that result from work related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments. Our human resources and claims administration departments monitor and review workers' compensation for loss control purposes.



         We are the employer of record with respect to flexible industrial staffing services and assume responsibility for most employment regulations, including compliance with workers' compensation and state unemployment laws. As part of our basic services in the flexible staffing market, we conduct a human resources needs analysis for clients and client employees. Based on the results of that review, we recommend basic and additional services that the client should implement.


         We provide certain other services to our flexible industrial staffing clients on a fee-for-service basis. These services include screening, recruiting, training, workforce deployment, loss prevention and safety training, pre-employment testing and assessment, background searches, compensation program design, customized personnel management reports, job profiling, description, application, turnover tracking and analysis, drug testing policy administration, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, and management development skills workshops.


OPERATIONS



Tandem Operations


         Tandem delivers its flexible industrial staffing services through a nationwide network of 84 company-owned and 51 franchise recruiting and dispatch branches. We aggregate our company-owned branches into 12 districts, which we combine into three geographic zones: East, Midwest and West. We staff our company-owned recruiting and dispatch branches with a branch manager, one or two service and recruiting coordinators, one or more staffing consultants and, in some cases, an office assistant. Some of the centers identified above as company-owned are "vendor on premises" locations, where we have a permanent administrative presence at a client's worksite. The number of people in each of the positions vary by the size of the recruiting and dispatch centers and the degree of penetration of their territory within the market.

         We believe that Tandem's growth is due in part to its familiarity with the businesses of its clients. Tandem's sales consultants visit client job sites regularly to learn what skills the client's business requires. The branch managers conduct job site safety inspections to ensure that employees are appropriately skilled and equipped for the job. To ensure customer satisfaction, Tandem staffing consultants and service coordinators play an active role in daily work assignments. Tandem personnel also familiarize themselves with the pool of industrial employees. Each employee is subject to a three-phase process that evaluates their skills, abilities and attitudes. This not only permits Tandem personnel to institute appropriate training programs and assign its workers, but also helps them retain desirable employees.


Synadyne Operations



         Until we sold the operations of our Synadyne division in April 2000, we offered basic PEO services through Synadyne client service teams consisting of human resource professionals and payroll and benefits specialists located in each of the two Florida markets Synadyne serviced. Although the client service teams had primary responsibility for servicing their assigned clients, they relied on our corporate headquarters staff to provide advice in specialized areas such as workers' compensation, unemployment insurance benefits and payroll processing. In connection with the sale of Synadyne, we were obligated until July 31, 2000 to provide certain support services to the buyer, including accounting and information systems services. In September 2000, we extended this agreement to provide those services to the buyer on a fee-for-service basis through February 28, 2001.

SALES AND MARKETING


         We market our flexible industrial staffing services through two primary marketing channels, direct sales and franchising. We believe this dual-channel approach allows us to quickly access a pool of skilled employees, develop regional brand awareness and ultimately become a market leader.


         DIRECT SALES FORCE. It is our strategy to employ the best sales force available, and all of our sales associates receive a competitive compensation package that includes commissions. All sales associates receive two weeks of initial classroom and on-the-job training and attend additional training sessions on a regular basis. Specialists and sales managers conduct the additional training. Our direct sales force is subdivided into two categories:
"hunters" who focus solely on new business and "farmers" who focus solely on servicing existing customers.



         FRANCHISING. We offer franchising arrangements for our flexible industrial staffing business. Under these franchising agreements, we grant the franchisee the exclusive right to operate under the Tandem trade name within a select geographic market in return for a royalty on staffing services rendered. The franchisee assumes the marketing costs and, as a result, we believe franchising is a cost-effective method of building regional brand awareness in secondary and tertiary markets. As of December 31, 2000, there were 51 Tandem franchise locations.



CLIENTS



         Our Tandem division has approximately 5,000 clients and provides services to approximately 3,000 of such clients each day. These clients represent a cross-section of the industrial sector, of which no single client represents more than 5% of our total revenues. Although more than 99% of Tandem's clients are local and regional companies, Tandem's client list does include some national companies.


         Before its sale, our Synadyne division provided PEO services to approximately 2,800 companies. These companies represented a diverse range of industries, including the insurance industry. Synadyne's primary PEO client in the insurance industry was Allstate Insurance Company. Synadyne provided basic PEO services for approximately 2,100 Allstate agents. Synadyne also provided PEO services to certain of the Tandem franchises. For the year ended December 31, 1999, approximately 9% and 3% of our total PEO revenues were attributed to services provided to Allstate Insurance agents and to Tandem franchises, respectively. Synadyne discontinued offering PEO services to the Tandem franchises as of December 31, 1999.


         We attempt to maintain diversity within our client base in order to decrease our exposure to downturns or volatility in any particular industry, but we cannot assure you that we will be able to maintain such diversity or decrease our exposure to such volatility. As part of this client selection strategy, we currently offer our services only to those businesses that operate in certain industries (such as manufacturing, including warehouse and distribution, packing plants, machine shops, automotive repair stores and recycling plants; construction, including general laborers, equipment operators, clean-up crews, painters and landscapers; and hospitality, including banquet and catering facilities, hotels and motels, and sports arenas and convention centers), and have ceased offering our services to business in industries that we believe present a higher risk of employee injury (such as roofing, excavation, chemical manufacturing and maritime activities). All prospective clients undergo a rigorous underwriting process to evaluate workers' compensation risk, creditworthiness, unemployment history and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts.



         Many of our clients are concentrated geographically in Chicago, Illinois or south and central Florida, however we are not dependent on any one customer in any of the markets we serve.



COMPETITION



         The flexible industrial staffing market is highly fragmented and characterized by many small providers in addition to several large public companies, with at least two other public companies, Labor Ready, Inc. and Stratus Services Group, Inc., focused primarily on industrial staffing. Labor Ready, Inc. is the largest of our competitors in the industrial staffing market, with reported 1999 revenues of $851 million, and it has offices located in all of the markets we presently serve. Except for a few offices in South Florida, Stratus Services Group, Inc. does not currently compete with us in any of the markets we presently serve. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, many of the large public companies have significantly greater marketing, financial and other resources than us. There are less than twenty of our competitors that are located in our market areas that concentrate primarily on industrial staffing. We believe that by focusing primarily on industrial staffing, we enjoy a competitive advantage over many of our competitors that attempt to provide a broader range of staffing services. We also believe that by targeting regional and emerging companies, rather than the national companies that are generally being pursued by our competitors, we can gain certain competitive advantages.

         We believe that several factors contribute to obtaining and retaining clients in the industrial staffing market. These factors include an adequate number of well-located offices, an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified industrial candidates for flexible employment assignments, companies must offer competitive wages, positive work environments, flexibility of work schedules, an adequate number of available work hours and, in some cases, vacation and holiday pay. We believe we are reasonably competitive in these areas in the markets in which we compete, although we cannot assure you that we will maintain a competitive standing in the future.


RISK MANAGEMENT PROGRAM -- WORKERS' COMPENSATION



         We believe that careful client selection, pro-active accident prevention programs, and aggressive control of claims will result in reduced workers' compensation costs. We seek to prevent workplace injuries by implementing a variety of training, safety, and post-injury monitoring to ensure that safety awareness is heightened at the sites to which we send our workers. Further, we insist that clients adhere to ongoing safety practices at the client worksites as a necessary condition to a continued business relationship.



         Each month, our risk management team reviews workplace accidents for the relevant period to determine the appropriate reserves. Each quarter, we review all cases to reconcile the reserves, payments, and expected future costs for each case. We believe we have maintained adequate reserves for all of our workers' compensation claims. In addition, we have selected Specialty Risk Services to act as our third-party claims administrator and Novaeon Care Management to provide us with medical case management services. Each vendor has established designated regional teams for the handling of our workers' compensation claims. We employ an in-house claims analyst who manages each regional team. All claims arising within a given region are reported to the claims analyst who verifies the employment of the claimant and assigns the claim to Specialty Risk Services or Novaeon for defense and/or processing. Together, a team consisting of the in-house analyst, the third-party administrator and the medical case manager aggressively follows each claim from its origin to its conclusion. However, workers' compensation costs increased more than expected in calendar year 2000 despite our employment of safety specialists because we did not have a zone safety manager in California for the last half of calendar year 1999, because some riskier job assignments such as curb-side trash pick-up were still being performed, and because risk management programs were not consistently implemented across all of our branch offices. During calendar year 2000, we addressed these factors by filling the open zone safety manager position in California, reducing or eliminating riskier job assignments, and by implementing more consistent training and monitoring programs for compliance with our risk management policies.



INFORMATION TECHNOLOGY



         We believe that the effective use of technology to increase operational efficiency and enhance client service is a key factor in remaining competitive. We have developed and continue to invest in information support systems at our company-owned and franchise locations, as well as at our corporate support center. At the field level, custom developed systems support the day-to-day operational needs of our Tandem division. At our corporate headquarters, centralized accounting, billing and reporting applications provide support for our Tandem field offices.


         In November 1996, we entered into a series of major projects to expand our information systems infrastructure and replace or redevelop many of our major operational systems in order to support future growth. The initial phase of the project was an installation of a company-wide database management system that now provides consistency across all applications and allows information to move between applications, allowing for consolidated reporting and analysis.

         In the second phase of the project, completed in February 1997, we implemented an integrated financial management system for all accounting functions to streamline the central processing of billing and financial reporting. The third phase of the project, completed in November 1997, was the development of a state-of-the-art system to support Synadyne. Since no comprehensive, commercially available system existed for the PEO industry, we entered into a developmental agreement with F.W. Davison, a provider of human resource and benefit systems, to produce a system tailored to the needs of Synadyne. That system was updated with a new release in November 1999. The final phase of the project was the development of a new support system for the Tandem offices that uses a centrally based processing resource. Each field office is connected to a central processor via a frame relay network connection. This new system was fully implemented in all company-owned offices during 1999.

INDUSTRY REGULATION



OVERVIEW


         As an employer, we are subject to federal, state and local statutes and regulations governing our relationships with our employees and affecting businesses generally, including employees at client worksites. In addition, we had been subject to applicable licensing and other regulatory requirements and uncertainty in the application of numerous federal and state laws regarding labor, tax and employment matters relating to our PEO operations, which were discontinued as of April 8, 2000.


Uncertainty as to the Employer Relationship


         Although we sold our Synadyne operations, we continue to be subject to certain federal and state laws related to PEO services provided on or before April 8, 2000. Changes in those laws and possible retroactive application of those laws could continue to affect us.

         By entering into a co-employment relationship with PEO worksite employees through our Synadyne division, we assumed certain obligations and responsibilities of an employer under federal and state laws. Many of these federal and state laws were enacted before the development of non-traditional employment relationships, such as PEOs, temporary employment, and outsourcing arrangements, and do not specifically address the obligations and responsibilities of PEOs. Whether certain laws apply to us depends in many cases upon whether we are deemed to be an "employer" for purposes of the law. The definition of "employer" under these laws is not uniform and, therefore, the application of these laws to our business is not always certain. In many cases, a person's status as an "employee" is determined by application of a common law test involving the examination of several factors to determine whether an employer/employee relationship exists. Uncertainty as to the application of certain laws governing "employer" relationships is particularly important to us in federal tax and employee benefit matters.


         Federal and State Employment Taxes. We assume the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to our employees, including, through April 8, 2000, some of our PEO worksite employees. To date, the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold; however, the IRS has formed an examination division market segment specialization program for the purpose of examining selected PEOs throughout the United States. Upon examination, the IRS may determine that a PEO is not the employer of the worksite employees under the provisions of the Internal Revenue Code of 1986, as amended, applicable to federal employment taxes and, consequently, that the client companies are exclusively responsible for payment of employment taxes on wages and salaries paid to such employees. We believe that since we have paid all employment taxes and are no longer in the PEO business, any such ruling would not have a material effect on our financial position.



         Employee Benefit Plans. We offered various benefit plans to our PEO worksite employees. These plans included a multiple-employer retirement plan, a cafeteria plan, a group health plan, a group life insurance plan, a group disability insurance plan and an employee assistance plan. Generally, employee benefit plans are subject to provisions of both the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. In order to qualify for favorable tax treatment under the Code, the benefit plans must be established and maintained by an employer for the exclusive benefit of the employer's employees. An IRS examination may determine that we were not the employer of our PEO worksite employees under Internal Revenue Code provisions applicable to employee benefit plans. If the IRS were to conclude that we were not the employer of our PEO worksite employees for employee benefit plan purposes, those employees would not have qualified to make tax favored contributions to our multiple-employer retirement plans or cafeteria plan. If such conclusion were applied retroactively, employees' vested account balances, before April 8, 2000, could become taxable immediately, we could lose our tax deduction to the extent the contributions were not vested, the plan trust could become a taxable trust and penalties could be assessed. In such a scenario, we could face the risk of potential litigation by some of our former PEO clients. As such, we believe that a retroactive application by the IRS of an adverse conclusion could have a material adverse effect on our financial position, results of operations and liquidity.


         ERISA also governs employee pension and welfare benefit plans. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. A definitive judicial interpretation of the employer designation in the context of a PEO arrangement has not been established. If we were found not to be an employer for ERISA purposes, our employee benefit plans would not be subject to ERISA. As a result of such finding, we and our employee benefit plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common law.


Workers' Compensation



         Workers' compensation is a state mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are generally immune from any liability for benefits in excess of those provided by the relevant state statutes. In most states, the extensive benefits coverage for both medical costs and lost wages is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds, self-insurance funds or, if permitted by the state, employer self insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In Florida, for instance, employers are required to furnish solely through managed care arrangements the medically necessary remedial treatment for injured employees.



TRADEMARKS AND SERVICE MARKS



         We currently use the following marks which we have registered with the United States Patent and Trademark Office: TANDEM and double oval design, OUTSOURCE INTERNATIONAL THE LEADER IN HUMAN RESOURCES and design and FIGURE OF A MAN IN BOX DESIGN. These marks all expire at various times from 2002 to 2007, but are renewable thereafter for one 10-year term. In addition, we have registered the mark OUTSOURCE INTERNATIONAL - THE LEADER IN HUMAN RESOURCES in 26 states, which registrations expire at various times from 2002 to 2007, but are NOT renewable. We own and have registered several other marks which we are not currently utilizing and which are not important to our operations.



         We have one application pending with the Canadian Trademarks Office for registration of the mark OUTSOURCE INTERNATIONAL.



         We believe that all of the trademarks and service marks which we are currently utilizing are important to our sales, marketing and financial operations.



CORPORATE EMPLOYEES



         As of December 31, 2000, we had 501 corporate employees, of whom 392 were employed in our Tandem division and 109 were employed in shared support services such as human resources, risk management and information systems. As set forth below, we sold our Synadyne division, effective April 8, 2000. This sale resulted in a reduction of 63 employees, who became employees of the buyer at the time of purchase. In addition, we contracted with the buyer of Synadyne to purchase PEO services for our administrative personnel, in the same manner that Synadyne provided such services prior to the sale. None of our employees are covered by collective bargaining agreements. We believe that our relationships with our employees are good.



RESTRUCTURING


         On August 6, 1999, we announced the following actions intended to improve our short-term liquidity, concentrate our operations within our Tandem division, and improve our operating performance within that division:


         - the sale of Office Ours, our clerical staffing division, which was consummated effective August 30, 1999;



         - the engagement of an investment banking firm to assist in the evaluation of strategic options for Synadyne, which ultimately resulted in the sale of the operations of Synadyne effective April 8, 2000; and



         - a reduction of our flexible industrial staffing and support operations (the "Restructuring") consisting primarily of: the sale, franchise, closure or consolidation of 47 of the 117 Tandem branch offices that existed as of June 30, 1999; an immediate reduction of the Tandem and corporate headquarters employee workforce by 110 employees, approximately 11% of our workforce; and an additional reduction of 59 employees through the second fiscal quarter of 2001. As of October 31, 2000, 48 branch offices have been eliminated in connection with our restructuring plan, 41 of which had been sold, franchised, closed, or consolidated as of October 1, 2000. During Q2 2001 one office was removed from the assets held for sale classification. We also identified two additional offices that would be closed as a result of our ongoing restructuring activities and recorded the related assets as held for disposition at that time. These offices were subsequently closed in October 2000, and when it became apparent to management that these offices would be abandoned, we recorded the write-down of the related assets as restructuring charges in Q3 2001. In addition, the five remaining offices held for disposition were sold in October 2000. The 48 offices sold, franchised, closed, or consolidated were not expected to be adequately profitable or were inconsistent with our operating strategy of clustering offices within specific geographic regions.


         The original restructuring charges of $11.2 million, included in our results of operations for the year ended December 31, 1999, included $4.0 million for severance and other termination benefits, $1.2 million for professional fees, and a $5.4 million write-down of assets related to 27 of the 47 Tandem offices identified for disposition.

         During the three quarters ended October 1, 2000, we increased the restructuring charge by $2.2 million, of which (1) $0.6 million was to reflect an additional write-down of assets, as we have negotiated the actual sales prices of certain assets held for sale and (2) $1.7 million was to reflect professional fees, expenses associated with lease terminations, and other charges associated with the restructuring, which was offset by a decrease of $0.1 million in the severance liability.



         As of October 31, 2000, 21 offices, representing $5.0 million of this write-down, had been sold for proceeds of $3.6 million, of which $1.3 million represented cash proceeds, $1.3 million represented cancellation of our subordinated indebtedness and $0.9 million represented notes payable issued by us in connection with the sale of certain assets. We also sold a branch office, not included in the restructuring, for proceeds of $2.3 million, which included the forgiveness of our subordinated debt of $0.9 million, and a note receivable for $1.0 million. The note receivable was satisfied in September 2000. The remaining $1.0 million write-down relates to the five offices sold on October 29, 2000 for proceeds of $125,000, of which $50,000 represented cash proceeds and $75,000 represented a promissory note issued by us. In addition, we will receive payments equal to 30% of EBITDA for the offices sold during the next two years.


         As a result of the corporate headquarters workforce reductions and the disposition of our Synadyne division, our corporate headquarters building was sold in an arms-length transaction to an unaffiliated third party, effective December 29, 1999. The buyer agreed to lease the building back to us for four months, ending May 6, 2000. In February 2000, we leased a total of 32,553 square feet as our new corporate headquarters in an office building in Delray Beach, Florida. We moved into the new facilities in May 2000.


         Effective April 8, 2000, we sold the operations of our Synadyne division in an arms-length transaction, for proceeds of $3.5 million. In addition, we may receive additional sale proceeds of $1.25 million, which is dependent on the attainment of certain performance criteria for the one year period after the sale. In connection with the sale of our Synadyne division, we are obligated to provide certain support services to the buyer, including accounting and information systems services, until February 28, 2001. In addition, we have contracted with the buyer to purchase PEO services for our administrative employees in the same manner that Synadyne provided services before the sale through December 31, 2001.



         To assist us during the restructuring process, we retained the services of Crossroads, LLC, in May 1999. From August 1999 through August 2000, Mr. J. G.
(Pete) Ball, a principal of Crossroads, served in the newly created position of interim chief operating officer of our Tandem division. Mr. Ball worked with our board of directors and senior management to help ensure our restructuring plan was implemented.


         Following the restructuring, our objective is to concentrate our activities on becoming the leading provider of industrial staffing services in select geographic regions. To achieve this objective, our strategy is to:


         - focus on under-served industrial staffing markets which provide high growth opportunities;



         - geographically cluster offices to leverage economic efficiencies and maintain a stable employment base;



         - increase market penetration through a combination of internal growth, acquisitions, franchising and strategic alliances;



         - continue to maximize operating efficiencies through integrated technology and back office support; and



         - become the "Guardian Employer," whereby we will represent a critical mass of jobs within a defined geographic area enabling us to commit to permanent employment, over time, for our staffing employees.



PROPERTIES



         We currently lease 32,553 square feet of office space for our principal executive offices in an office building complex located in Delray Beach, Palm Beach County, Florida. The lease began on May 1, 2000, has a term of 64 months and requires a monthly rental payment of $59,360. We have subleased approximately 10,300 square feet of our office space to the buyer of our Synadyne division for up to 64 months. We own two small staffing office locations in Chicago, Illinois and Waukegan, Illinois and a residential condominium in Boca Raton, Florida. As of December 31, 2000, we also leased 82 facilities, primarily for Tandem office locations, with approximately 193,770 total square feet for an annual base rent of approximately $1.9 million.


         We believe that our facilities are generally adequate for our needs and we do not anticipate difficulty in replacing these facilities or locating additional facilities, if needed.

LEGAL PROCEEDINGS



         In September 1998, Sonia Hill, an employee of an independent agency of Allstate Insurance Company, brought a discrimination lawsuit under the Texas Commission of Human Rights Act of 1983, naming Synadyne III, Inc., Allstate Insurance, the independent agency and the agent as defendants. Synadyne III is one of five corporations which comprised our Synadyne division and through which we provided PEO services. All of the assets of these five corporations were sold in April 2000. Although the other defendants were served with a summons and complaint, Synadyne III was never served. At the time of the alleged incident, Synadyne III was under contract with the independent insurance agency to provide PEO services. The suit was brought in the County Court, Dallas County, Texas. On September 13, 2000, a final default judgment in the amount of $807,245 was entered against Synadyne III. We were first informed of the existence of this judgment when we received notice of the entry of default judgment on September 18, 2000. On December 8, 2000, this default judgment was vacated on the grounds that it was obtained without according due process to Synadyne III. We have filed our answer in this lawsuit and our employment practices liability insurance carrier has assumed the defense of this action on our behalf.


         Otherwise, we are only involved in routine litigation arising in the ordinary course of our business that we believe will not have a material adverse effect on our financial position or results of operation.

                         MARKET PRICE AND DIVIDEND DATA


         Before August 10, 2000 our common stock was traded on the Nasdaq National Market under the symbol "OSIX." On August 10, 2000 our common stock was delisted from the Nasdaq National Market and began trading on the Over the Counter Bulletin Board Market (OTCBB) under the symbol OSIX. The table below sets forth, for the periods indicated, the high and low bid prices of our common stock as reported by the Nasdaq Stock Market for the fiscal quarters beginning in fiscal year 1998 through the first quarter of fiscal year 2001, and as reported by the OTCBB for the second and third quarter of fiscal year 2001:



                                                                                  HIGH        LOW
                                                                                 ------      ------
               FISCAL YEAR 1998

                  First Quarter 1998 ......................................      $25.00      $10.63
                  Second Quarter 1998 .....................................       24.25        7.75
                  Third Quarter 1998 ......................................       11.13        3.50
                  Fourth Quarter 1998 .....................................        5.69        3.25

               FISCAL YEAR 1999

                  First Quarter 1999 ......................................      $ 7.00      $ 3.25
                  Second Quarter 1999 .....................................        4.88        3.06
                  Third Quarter 1999 ......................................        3.81        0.63
                  Fourth Quarter 1999 .....................................        2.06        0.50

               TRANSITION PERIOD ENDED APRIL 2, 2000 ......................      $ 3.63      $ 1.25

               FISCAL YEAR 2001

                  First Quarter 2001 ......................................      $ 2.00      $ 0.78
                  Second Quarter 2001 .....................................      $ 1.56      $ 0.63
                  Third Quarter 2001 ......................................      $ 1.19      $ 0.45
                  Fourth Quarter (through January 12, 2001)................      $ 0.56      $ 0.41



         On January 12, 2001, the closing bid price of our common stock on the OTCBB was $0.56 per share. This price reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


         There were approximately 130 holders of record of our common stock as of December 31, 2000. This number does not include the number of shareholders whose shares were held in "nominee" or "street name," which we believe to be approximately 1,400 as of that date.

         We have never paid cash dividends on our common stock. We intend to retain earnings, if any, to finance future operations and expansion and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future payment of dividends will depend upon our financial condition, capital requirements and earnings and compliance with cash flow and other financial covenants contained in our revolving credit facility, as well as upon other factors that our board of directors may deem relevant.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding our directors and executive officers:


                     NAME                       AGE                        POSITION WITH COMPANY
                     ----                       ---                        ---------------------
              GARRY E. MEIER                     47   Chairman of the Board of Directors, President and Chief Executive Officer

              MICHAEL A. SHARP                   45   Executive Vice President and Chief Financial Officer

              RICHARD A. MAZELSKY                40   Executive Vice President and Chief Operating Officer

              GLENN E. ENRIQUEZ                  52   Vice President and Chief Information Officer

              JOSEPH C. WASCH                    57   Vice President, General Counsel and Secretary

              CAROLYN H. NOONAN                  35   Vice President, Controller and Assistant Secretary

              DAVID S. HERSHBERG                 58   Director

              JAY D. SEID                        39   Director

              DR. LAWRENCE CHIMERINE             60   Director

              MICHAEL S. FAWCETT                 56   Director



         GARRY E. MEIER has been Chairman of the Board of Directors, President and Chief Executive Officer since March 2000. From February 1999 to February 2000, Mr. Meier served in various capacities, most recently from August 1998 to April 1999 as President/Interim CEO with Global Integrity, an e-commerce security company located in Reston, Virginia that provides technology staffing augmentation. Before that, Mr. Meier served in various capacities, including Executive Vice President and Chief Operating Officer, with Medaphis Physicians Services Corporation, a healthcare financial administration physician services and practice management company, from April 1997 to August 1998, and Technology Service Solutions, a provider of PC LAN based technical support, from July 1994 to March 1997. Mr. Meier has been a member of our Nominating Committee since March 2000.



         MICHAEL A. SHARP has been Executive Vice President and Chief Financial Officer since January 2001. From April 1995 to December 2000, Mr. Sharp held several positions at Monet Group, Inc., including most recently, the position of Chief Operating Officer and Vice-Chairman of the board of directors.







         RICHARD A. MAZELSKY has been Executive Vice President and Chief Operating Officer since August 2000. From February 1999 to July 2000, Mr. Mazelsky was Senior Vice President of AHL Services, Inc., a provider of outsourced business services. Before that, from March 1996 to February 1999, he was Vice President and Regional Manager for Kelly Services, Inc., a provider of staffing services to a diversified group of customers. From June 1992 to February 1996, Mr. Mazelsky was Area Vice President for Adia Personnel Services, Inc., a temporary staffing company.


         GLENN E. ENRIQUEZ has been a Vice President since March 2000 and Chief Information Officer since October 1998. Previously, from February 1995 to October 1998, Mr. Enriquez was our Director of Application Development. Before that, Mr. Enriquez was President of Medical Statistical Research, Inc. from 1991 to 1995, a software company that provides auditing tools to medical auditing and insurance companies.

         JOSEPH C. WASCH has been Vice President, General Counsel and Secretary since March 2000 and was our Associate General Counsel from July 1998 to March 2000. Before that, Mr. Wasch was General Counsel to Rx Medical Services Corp., an owner and operator of clinical laboratories and rural hospitals, from 1993 to 1998.

         CAROLYN H. NOONAN has been Vice President, Controller and Assistant Secretary since March 2000. Before that, Ms. Noonan was our Vice President and Controller since August of 1999. Previously, Ms. Noonan was Controller to Milgo Solutions, Inc, (f/k/a

RACAL-DATACOM), an international solutions and services provider, from 1997 to 1999 and Director of Finance of First Data Merchant Services (f/k/a NaBANCO), a provider of electronic payment solutions, from 1994 to 1997.




         DAVID S. HERSHBERG has been a Director since October 1997.
Mr. Hershberg is Vice President and Assistant General Counsel of the IBM Corporation. Before joining IBM in October 1995, Mr. Hershberg was Executive Vice President and director of Viatel, Inc., an international long-distance telephone company, with responsibility for legal, administrative and certain financial matters. Mr. Hershberg is an advisory director of Bank Julius Baer, New York branch, a Swiss private bank. He is a member of our Compensation Committee, Audit Committee and Nominating Committee.

         JAY D. SEID has been a Director since March 1999. Since September 1997, Mr. Seid has been a Managing Director of Bachow & Associates, Inc., an investment firm based in Bala Cynwyd, Pennsylvania. Previously, he was a Vice President of Bachow & Associates, Inc. Before joining Bachow & Associates, Inc. in December 1992, Mr. Seid was President and General Counsel to Judicate, Inc., and before that, he was an attorney at the law firm of Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania. Mr. Seid is Chairman of the Board of Vista Information Solutions, Inc. and is a member of the board of directors of Berger Holdings, Ltd. He is a member of our Compensation Committee, Audit Committee and Nominating Committee.

         DR. LAWRENCE CHIMERINE has been a Director since November 1998.
Dr. Chimerine has been the managing director and chief economist of the Economic Strategy Institute in Washington, DC since September 1993, and serves as a senior economic advisor to the WEFA Group and as president of Radnor International Consulting Services. Dr. Chimerine also serves as a Director of Bank United, Eastbrokers International and Sanchez Computer Associates.
Dr. Chimerine is a member of our Audit Committee.

         MICHAEL S. FAWCETT has been a Director since April of 2000. Mr. Fawcett has been a Managing Director of Triumph Capital Group, Inc. since 1998 and, before that, Mr. Fawcett was a Principal Partner in Dorman & Fawcett from 1991 to 1998.


         Our board of directors consists of five members. Mr. Hershberg is a Class I director, Messrs. Seid and Fawcett are Class II directors, and Messrs. Meier and Chimerine are Class III directors. The term of the Class I director expires in 2001, the terms of the Class II directors expire in 2002, and the terms of the Class III directors expire in 2003.


         On April 7, 2000, Richard J. Williams resigned as a Director.
Mr. Williams was a designee of Triumph Capital Group, Inc. pursuant to an agreement effective February 21, 1997 by and among our original shareholders. Triumph Capital Group, Inc. designated Mr. Fawcett to replace Mr. Williams as a director for the unexpired portion of Mr. Williams' term as a Class II Director.


         On January 14, 2001, Mr. Francis resigned as a Director. A new director has not been elected or appointed to replace Mr. Francis.



         The Board of Directors has a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee.



         The Compensation Committee consists of Messrs. Hershberg, Seid and Fawcett. The Compensation Committee administers our Stock Option Plan including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under our Stock Option Plan. The Compensation Committee also administers our other compensation programs and performs such other duties as may from time to time be determined by our Board of Directors. The Compensation Committee has the authority to approve compensation and stock option awards for non-executive officers and recommends for approval by the Board of Directors compensation and stock option awards for executive officers.



         The Audit Committee consists of Messrs. Seid, Chimerine and Hershberg. The Audit Committee reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants, the scope of other services provided by our independent accountants, proposed changes in our financial and accounting standards and principles, and our policies and procedures with respect to our internal accounting, auditing and financing controls. The Audit Committee also examines and considers other matters relating to our financial affairs and accounting methods, including the selection and retention of our independent accountants.

         The Nominating Committee consists of Messrs. Meier, Hershberg and Seid. The Nominating Committee reviews and makes recommendations to the Board of Directors concerning the qualifications and selection of Director nominee candidates to fill vacancies on our Board of Directors, including any candidates proposed by our shareholders.


VOTING TRUST AND SHAREHOLDERS AGREEMENT

         Certain of our shareholders have deposited shares of common stock, now totaling 4,003,266 shares, into a voting trust, the trustees of which are Messrs. Garry E. Meier, Chairman of the Board, Chief Executive Officer, President and a director, and Jay D. Seid, a director. The voting trust terminates in February 2007. The trustees have sole and exclusive right to vote the shares of common stock deposited in the voting trust. The shares of common stock in the voting trust constitute approximately 46.1% of the issued and outstanding shares of our common stock. We are registering for resale under this prospectus all of the shares of our common stock held in the voting trust.

         Effective February 21, 1997, our then existing shareholders agreed for a period of ten years to vote in favor of electing the following persons to our board of directors: three persons designated by the Chief Executive Officer, one person designated by Triumph Capital Group, Inc., one person designated by Bachow & Associates, Inc., and two additional persons selected by the previously elected directors. Triumph Capital's designee on the board is Michael S. Fawcett and Bachow & Associates' designee on the board is Jay D. Seid. Mr. Meier, the current Chief Executive Officer, has not designated anyone to the board and the remaining directors have been designated by the previously elected directors. Triumph Capital and Bachow & Associates have the right to designate up to two additional members to the board of directors, but have not exercised this right. Triumph and Bachow further agreed to ratify any merger, consolidation or sale of us, any acquisitions made by us, and any amendments to our articles of incorporation or bylaws to the extent the board of directors approve such actions.


COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION



         During 1999, Paul M. Burrell, our former President and Chief Executive Officer, and Scott R. Francis, our former Vice President and Chief Financial Officer, both of whom were executive officers in 1999, participated in deliberations of the board of directors concerning executive officer compensation. For a description of certain transactions between us and our executive officers, directors and principal shareholders, see "Related-Party Transactions" below.



DIRECTOR COMPENSATION


         Each of our non-employee directors receives a $1,000 quarterly retainer and a $1,500 fee for attendance in person at each meeting of the board of directors. Each of our non-employee directors receives a $500 fee for his attendance by telephone conference call at each meeting of our board of directors that does not exceed three hours in length and a $1,500 fee for his attendance by telephone conference call at each meeting of the board of directors that does exceed three hours in length. In addition, directors receive $500 for attendance at committee meetings of the board of directors. Employee-directors are not compensated for their service as directors. All directors are reimbursed for travel expenses.

         Pursuant to our Stock Option Plan, each of our non-employee directors, upon being elected as a director, receives an option to purchase 9,818 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Effective on each of the first three anniversaries of the initial grant, if the non-employee director owns approximately 3,270 shares of common stock on the anniversary dates, we automatically grant an option to such director to purchase a like amount of shares at an exercise price equal to the fair market value on the date of grant.


EXECUTIVE COMPENSATION



         The following table sets forth certain information with respect to compensation paid during the years ended December 31, 1999, December 31, 1998 and December 31, 1997 and the 13-week period ended April 2, 2000, to (1) all persons serving as Chief Executive Officer during the year ended December 31, 1999 or the 13-week period ended April 2, 2000 and (2) the four next highest paid executive officers whose annual salary and bonus exceeded $100,000 during the year ended December 31, 1999. We refer to these individuals, collectively, as the "Named Executive Officers".

                                                                      ANNUAL COMPENSATION(1)    LONG-TERM COMPENSATION
                                                                      ----------------------    ----------------------
                                                                                                SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION        FISCAL YEAR(2)      SALARY($)              BONUS ($)              OPTIONS/SARS(#)
---------------------------        --------------     ----------              ---------         ----------------------
Garry E. Meier, (3)                     2000T          $  39,231(4)             $    --                 400,000
  President and Chief                    1999                 --                     --                      --
  Executive Officer                      1998                 --                     --                      --
                                         1997                 --                     --                      --

Paul M. Burrell, (5)                    2000T          $  88,851                $    --                      --
  Former President and Chief             1999            290,385                     --                  50,000
  Executive Officer                      1998            259,615                     --                 102,500
                                         1997            259,038                     --                   8,746

Scott R. Francis, (6)                   2000T          $  61,527                $79,631                  40,000
  Former Vice President and Chief        1999            220,192                     --                  25,000
  Financial Officer                      1998            134,615                     --                 110,000
                                         1997                 --                     --                      --

Robert A. Lefcort (7)                   2000T          $  46,512                $ 3,846                      --
  Former President-Synadyne              1999            169,115                 16,154                  20,000
                                         1998            156,346                     --                  50,980
                                         1997            139,377                     --                      --

William R. Britton, (8)                 2000T          $  37,769                $59,926                      --
  Former Vice President                  1999            139,385                 71,000                      --
                                         1998            131,683                     --                  13,000
                                         1997             42,900                     --                  16,250

Brian M. Nugent, (9)                    2000T          $  47,205                $ 4,038                      --
   Former Vice President, Secretary      1999            172,115                 35,154                   5,000
   and General Counsel                   1998            163,961                 19,385                  44,390
                                         1997            105,915                     --                  16,250


(1) Excludes any perquisites and other personal benefits received, the total value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such Named Executive Officer.

(2) Due to a change in our fiscal year end from December 31 to the 52 or 53-week period ending on the Sunday nearest to March 31, we present the transition period representing the 13 weeks ended April 2, 2000. We refer to this transition period in the table as 2000T. Amounts shown in the 2000T rows include compensation paid during January 1, 2000 through April 2, 2000.


(3)  Mr. Meier began his employment with us on February 15, 2000.



(4) This amount reflects Mr. Meier's compensation from February 15, 2000, the date on which he commenced his employment with us, to April 2, 2000. Mr. Meier's annual compensation is $300,000.



(5) Mr. Burrell resigned as Chairman of the Board, President and Chief Executive Officer as of February 14, 2000.



(6) Mr. Francis began his employment with us in May 1998 and resigned as Vice President and Chief Financial Officer as of January 14, 2001.



(7)  Mr. Lefcort resigned as President of Synadyne as of April 6, 2000.



(8) Mr. Britton began his employment with us in August 1997 and resigned as Vice President as of April 30, 2000.



(9) Mr. Nugent began his employment with us in March 1997 and resigned as Vice President, Secretary and General Counsel as of March 10, 2000.



OPTION GRANTS IN 1999


         The following table shows all grants of stock options to the Named Executive Officers during the 13-week period ended April 2, 2000 and the year ended December 31, 1999:

                                                   PERCENT                                      POTENTIAL REALIZABLE
                                                   OF TOTAL                                       VALUE AT ASSUMED
                                   NUMBER OF       OPTIONS                                     ANNUAL RATES OF STOCK
                                     SHARES       GRANTED TO                                     PRICE APPRECIATION
                                   UNDERLYING     EMPLOYEES    EXERCISE OR                       FOR OPTION TERM(2)
                      FISCAL        OPTIONS       IN FISCAL     BASE PRICE     EXPIRATION     -------------------------
       NAME           YEAR(1)       GRANTED          YEAR        ($/SH)           DATE          5%($)          10%($)
------------------    -------      ----------     ---------    -----------     ----------     --------       ----------
Garry E. Meier         2000T        400,000         45.80%       $  2.25         2/14/10      $566,005       $1,434,368
                        1999             --            --             --              --            --               --

Paul M. Burrell        2000T             --            --             --              --            --               --
                        1999         50,000         15.99%       $  6.00          1/8/09      $188,668       $  478,123

Scott R. Francis       2000T         40,000          4.58%       $ 2.125          3/6/10      $ 53,456       $  135,468
                        1999         25,000          8.00%       $ 4.125          3/5/09      $ 64,855       $  164,355

Robert A. Lefcort      2000T             --            --             --              --            --               --
                        1999         20,000          3.20%       $  6.00          1/8/09      $ 37,734       $   95,625

William R. Britton     2000T             --            --             --              --            --               --
                        1999             --          3.20%       $ 4.125          3/5/09      $ 25,942       $   65,742

Brian M. Nugent        2000T             --            --             --              --            --               --
                        1999          5,000          1.60%       $ 4.125          3/5/09      $ 12,971       $   32,871


(1) Due to the change in our fiscal year end, the 2000T rows include options granted during the 13-week period ended April 2, 2000.

(2) The potential realizable values are based upon assumed 5% and 10% annualized stock price growth rates and are not intended to forecast future price appreciation of our common stock. Actual gains, if any, on stock option exercises will depend on the amount, if any, by which the fair market value exceeds the option exercise price on the date the option is exercised. There is no assurance that the amounts reflected in this table will be achieved.

         All options are issued at or above the market price of our common stock on the date of grant.


OPTION EXERCISES AND PERIOD-END VALUES


         The following table provides information with respect to the number of unexercised options held by the Named Executive Officers at December 31, 1999 and April 2, 2000 and the value of the unexercised "in the money" options held by each of the Named Executive Officers as of those dates. None of the Named Executive Officers exercised any options to purchase our common stock during the year ended December 31, 1999 or the 13-week period ended April 2, 2000:

                                                                 NUMBER OF
                                                             SHARES UNDERLYING          VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                             FISCAL YEAR-END(#)          FISCAL YEAR-END($)
                                                               EXERCISABLE(E)/              EXERCISABLE/
                      NAME            FISCAL YEAR(1)          UNEXERCISABLE(U)             UNEXERCISABLE
               -------------------    --------------       -----------------------    -----------------------
               Garry E. Meier             2000T                        --(E)                   --(E)
                                                                  400,000(U)                 $-0-(U)
                                           1999                        --(E)                   --(E)
                                                                       --(U)                   --(U)

               Paul M. Burrell            2000T                   130,764(E)                 $-0-(E)
                                                                   65,936(U)                 $-0-(U)
                                           1999                   112,213(E)                 $-0-(E)
                                                                   84,487(U)                 $-0-(U)

               Robert A. Lefcort          2000T                    23,688(E)                 $-0-(E)
                                                                   47,292(U)                 $-0-(U)
                                           1999                    15,355(E)                 $-0-(E)
                                                                   55,625(U)                 $-0-(U)

               Scott R. Francis           2000T                    52,500(E)                 $-0-(E)
                                                                  122,500(U)                 $-0-(U)
                                           1999                    52,500(E)                 $-0-(E)
                                                                   82,500(U)                 $-0-(U)

               William R. Britton         2000T                    13,375(E)                 $-0-(E)
                                                                   15,875(U)                 $-0-(U)
                                           1999                    11,375(E)                 $-0-(E)
                                                                   17,875(U)                 $-0-(U)

               Brian M. Nugent            2000T                    28,244(E)                 $-0-(E)
                                                                   37,396(U)                 $-0-(U)
                                           1999                    20,639(E)                 $-0-(E)
                                                                   45,001(U)                 $-0-(U)

(1) Due to the change in our fiscal year end, the 2000T rows present the required information at April 2, 2000.

EMPLOYEE BENEFIT PLANS



STOCK OPTION PLAN


         The Outsource International, Inc. Stock Option Plan provides for the grant of options to purchase up to 2,000,000 shares of our common stock to certain of our eligible employees and non-employee directors who have contributed and will continue to contribute to our success. The plan provides for the grant of both non-statutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

         The Compensation Committee is authorized to administer the plan, including to whom options may be granted and the terms of each option grant. The duration of an option granted under the plan is ten years from the date of grant, or such shorter period as may be determined by the Compensation Committee at the time of grant, or as may result from the death, disability, or termination of the employment of the employee to whom the option is granted.


         Incentive stock options granted under the plan are non-transferable other than by will or by the laws of descent and distribution. The plan may be amended at any time by our board of directors, although the board may condition any amendment on the approval of our shareholders if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The plan terminates in 2007. As of December 31, 2000, there are 1,519,271 options currently outstanding under the plan.



EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS



EMPLOYMENT AGREEMENTS



         We entered into employment agreements, respectively, with Mr. Meier on February 14, 2000, Mr. Mazelsky on August 1, 2000, and Mr. Sharp on December 21, 2000. The board of directors approved these employment agreements. Except as described below, these agreements generally contain the same terms.



         The employment agreements provide that Mr. Meier will receive annual base salary for his first year of employment of $300,000 and $325,000 per year for the following three years. Mr. Mazelsky's annual base salary for his first year of employment is $215,000 and Mr. Sharp's is $225,000. Thereafter, the board will determine Messrs. Meier's, Mazelsky's and Sharp's annual base salary. Messrs. Meier, Mazelsky and Sharp will also receive annual performance bonuses based on our achievement of performance goals and objectives. Mr. Meier will be entitled to a minimum performance bonus of $150,000 on the first anniversary of his employment and $81,250 on the second anniversary of his employment irrespective of our financial performance during those two fiscal years. Mr. Mazelsky will be entitled to a minimum performance bonus of $40,000.00 for the first year of his employment irrespective of our financial performance. Mr. Sharp will be entitled to a minimum performance bonus of $75,000 for each of the first two years of his employment irrespective of our financial performance during those two fiscal years.



         We or the executives may terminate the employment agreements at any time. The employment agreements continue in effect until terminated by either party in accordance with the terms thereof. If an executive officer resigns without "good reason" or we terminate him for "cause," compensation under the employment agreement will end. If we terminate an executive officer without cause or the officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a multiple of the officer's annual base salary and bonus (one and one-half times salary for Mr. Meier, one half times salary for Mr. Mazelsky and anywhere from one-half to one times salary for Mr. Sharp). In addition, all options and stock appreciation rights become immediately exercisable upon termination of employment and certain other unpaid awards made previously under any of our compensation plans or programs immediately vest on the date of such termination.



         Severance provisions also apply upon the effective date of a "change of control".

         In addition, the employment agreements contain confidentiality covenants during the term of employment and noncompetition and nonsolicitation covenants which continue for one year following termination of employment.


SEPARATION AGREEMENT AND RELEASE


         We entered into a Separation Agreement and Release with Mr. Burrell on February 21, 2000, Mr. Lefcort on April 6, 2000 and Mr. Nugent on April 21, 2000. These agreements were approved by our board of directors. We entered into a Separation Agreement and Release with Mr. Francis effective as of January 14, 2001, subject to approval of our board of directors.

         Under the terms of the agreement with Mr. Burrell, Mr. Burrell resigned as President, Chief Executive Officer and Chairman of the Board and as an officer, director and/or manager of all of our affiliates. We agreed with Mr. Burrell that he is entitled to total severance compensation of $750,000 under the relevant provisions of his employment agreement. The severance compensation will generally be paid in 48 equal bi-weekly installments. We amended Mr. Burrell's employment agreement to provide that he has the right to exercise any stock option previously granted to him during the three-year period beginning on February 21, 2000. Certain restrictions were placed on the amount of profit Mr. Burrell can realize on the exercise of the options and the sale of the underlying shares of our common stock. We will continue to provide employee benefits to Mr. Burrell pursuant to the terms of his employment agreement.

         Under the terms of the agreement with Mr. Lefcort, Mr. Lefcort resigned as President of our Synadyne division. We agreed with Mr. Lefcort that he is entitled to total severance compensation of $395,286, payable in equal bi-weekly installments and a retention bonus in the amount of $80,000 which we paid to him on April 15, 2000. We agreed to provide an advance on severance to Mr. Lefcort of $200,000 on June 1, 2000. We amended Mr. Lefcort's employment agreement to provide that he has the right to exercise any stock option previously granted to him during the three-year period beginning on April 6, 2000. We have agreed to forgive two loans totaling $27,000 plus accrued interest owed to us by Mr. Lefcort. We will continue to provide employee benefits to Mr. Lefcort under the terms of his employment agreement.

         Under the terms of the agreement with Mr. Nugent, Mr. Nugent resigned as our Vice President, General Counsel and Secretary. We agreed with Mr. Nugent that he is entitled to total severance compensation of $229,500 payable in 18 equal bi-weekly installments. We amended Mr. Nugent's employment agreement to provide that he has the right to exercise any stock option previously granted to him during the two year period beginning on April 21, 2000. Certain restrictions were placed on the amount of profit Mr. Nugent can realize on the exercise of the options and the sale of the underlying shares of our common stock.

         Under the terms of the agreement with Mr. Francis, Mr. Francis resigned as our Vice President and Chief Financial Officer. We agreed with Mr. Francis that he is entitled to total severance compensation of $652,500 under the relevant provisions of his employment agreement. The severance compensation will be paid in 52 equal bi-weekly installments. Mr. Francis has the right to exercise any stock option previously granted to him during the two-year period beginning on January 15, 2001. We will continue to provide employee benefits to Mr. Francis pursuant to the terms of his employment agreement.

                           RELATED PARTY TRANSACTIONS

SENIOR NOTES AND WARRANTS


         On February 21, 1997, we issued senior subordinated promissory notes in the principal amounts of $14,000,000 and $11,000,000 to Triumph Capital Group, Inc. and Bachow & Associates, Inc. The notes were repaid in October 1997. At that time, Mr. Williams, a Managing Director of Triumph, and Mr. Schwartz, Vice President of Bachow, were serving as members of our board of directors.

         In connection with the issuance of the notes, we issued 786,517 warrants to Triumph and Bachow and placed 573,787 warrants in escrow, pending release to either our original shareholders or Triumph and Bachow, based upon our achievement of certain specified performance criteria. Of the 573,787 warrants, 180,891 warrants were released from escrow and distributed to our original shareholders in April 1997. The balance of the warrants, totaling 392,896, were released from escrow as of March 1, 2000. The warrants are exercisable at an exercise price of $.01 per share and expire on February 20, 2002.

         Triumph and Bachow received closing fees of $210,000 and $165,000, respectively, plus a reimbursement of $235,356 to them for their combined expenses, in connection with the issuance of the notes and the warrants.

         Mr. Fawcett, one of our directors, serves as a Managing Director of Triumph and Mr. Seid, another of our directors, serves as a Managing Director of Bachow. Mr. Fawcett replaced Richard J. Williams on our board of directors following Mr. Williams' resignation as a director and as a Managing Director of Triumph.

REORGANIZATION


         On February 21, 1997, we consummated a reorganization among nine operating companies and the shareholders of such companies that resulted in us becoming the parent company of the nine operating companies. In connection with the reorganization and in exchange for all of the common shares of the companies, we issued 5,448,788 shares of our common stock and paid approximately $5.7 million to the shareholders of the companies. In addition, we issued promissory notes in the aggregate principal amount of $1.7 million to the following shareholders: (i) Mr. Lawrence H. Schubert, in the principal amount of $407,000; (ii) Mrs. Nadya I. Schubert, the wife of Lawrence H. Schubert, in the principal amount of $408,000; (iii) Mr. Alan E. Schubert, in the principal amount of $605,000; and (iv) Mr. Burrell, in the principal amount of $325,000. This indebtedness bore interest at an annual rate of 10%, and was paid in full from the proceeds of our initial public offering in October 1997.

         As part of the reorganization, the shareholders of the subsidiaries contributed approximately $4.3 million in outstanding promissory notes issued on December 31, 1996. In addition, certain of the subsidiaries declared a dividend to the shareholders of the subsidiaries of previously taxed, but undistributed
S corporation earnings, in the aggregate amount of approximately $9.1 million, subject to adjustment based upon the final determination of taxable income. Substantially all of this distribution was paid in cash immediately following the reorganization. The shareholders of the subsidiaries used a portion of the distribution to repay approximately $4.3 million in outstanding debt owed to us for promissory notes issued on December 31, 1996. Included in such indebtedness were promissory notes issued on December 31, 1996 by the following officers and directors: (i) Mr. Burrell, in the principal amount of approximately $417,000 and (ii) Mr. Lefcort, in the principal amount of approximately $130,000. This indebtedness bore interest at the annual rate of 10% and was paid at the time of the reorganization.


ACQUISITIONS


         As of January 1, 1997, we were indebted to WAD, Inc., a company owned by Mr. Burrell and Mr. Lefcort, in the amount of $731,982 under a promissory note issued in connection with our acquisition of certain franchise rights owned by WAD, Inc. This note, which bore interest at 10% per annum, was satisfied by payments of $331,982 plus interest on February 24, 1997 and $400,000 plus interest on October 31, 1997.

         As of January 1, 1997, we were indebted to All Temps, Inc., a company whose principal shareholders are our founding shareholders, in the amount of $799,000 under a promissory note issued in connection with our acquisition in 1995 of certain franchise rights owned by All Temps, Inc. This note, which bore interest at 10% per annum, was paid on February 24, 1997.

         As of January 1, 1997, we owed Payray, Inc., Tri-Temps, Inc., Employees Unlimited, Inc. (entities principally owned by Raymond S. Morelli, the son of the late Louis A. Morelli) and Raymond S. Morelli, $3,995,000 under a promissory note issued in connection with our acquisition in 1996 of certain franchise rights owned by those parties. This note, which bore interest at 14% per annum, was satisfied on October 31, 1997. In connection with the acquisition, Mr. Raymond S. Morelli received rental payments of $49,200 for four Chicago area flexible industrial staffing offices leased by him to us during 1997. We made an additional payment of $71,300 to Mr. Morelli in 1997 in order to terminate the leases and satisfy our remaining liability.


INTEREST INCOME AND EXPENSE


         Total interest income from notes receivable due from related parties as described above was $65,694 in 1997. Total interest expense for long-term debt to related parties as described above was $546,786 in 1997.

         Certain entities owned by significant shareholders entered into franchise agreements with us. During 1997, we were paid an aggregate of $195,273 in franchise royalties from the following franchise associates pursuant to these agreements: LM Investors, Inc., an entity owned by Messrs. Matthew Schubert, the son of Lawrence H. Schubert and Louis J. Morelli, the son of the late Louis A. Morelli; Temp Aid, Inc., an entity owned by Matthew Schubert and Louis J. Morelli, and All Staff Temps, Inc., an entity whose principal shareholder is Raymond S. Morelli.

         During 1997, we accrued revenues of $349,326 for the provision of PEO services to franchises owned by significant shareholders. These revenues consisted of payroll, statutory employee benefits plus an administrative fee, and resulted in gross profit of less than $10,000 in 1997. These franchises owed us $92,431 at December 31, 1997, primarily related to these services.

FRANCHISE PURCHASES AND TERMINATIONS

         In February 1998, we purchased the franchise rights of LM Investors, Inc., an entity owned by Messrs. Matthew Schubert, the son of Lawrence H. Schubert, and Louis J. Morelli, the son of the late Louis A. Morelli. The purchase consisted of four flexible staffing locations in the Chicago, Illinois area, which offices were converted into company-owned locations. The total purchase price of $6.9 million was paid as follows: $5.0 million paid in cash at closing, the issuance of a note for $1.7 million bearing interest at 7.25% per annum and payable quarterly over three years, with the remaining $0.2 million of purchase price consisting of our assumption of approximately $0.1 million of the seller's liabilities under certain employment contracts and our agreement to reduce by approximately $0.1 million the seller's obligation to us in connection with the termination of existing franchise agreements. In connection with this purchase, we granted to Louis J. Morelli the exclusive option to purchase franchise rights in five specifically identified geographic areas. These options expire at various times from 12 to 42 months after the February 1998 acquisition date. Effective February 1, 1999, the note was renegotiated so that the remaining principal balance of the note, totaling $1.3 million, would bear interest at 8.5% per annum and would be payable in monthly installments totaling $0.3 million in the first year and $0.6 million in the second year, plus a $0.4 million payment at the end of the two year term. In connection with the refinancing, on August 15, 2000, the note was amended to provide that we will pay interest only, at a rate of 10.0% per annum, on the note for three years following the Closing of the refinancing, followed by two years of equal monthly payments of interest and principal, which will retire the debt by August 2005. In addition, we agreed to pay Mr. Schubert's attorney's fees, up to $7,500.00, relating to claims filed by Mr. Schubert against us to collect the amounts owed to him under the note.

         Effective August 31, 1998, we entered into a franchise buyout agreement with Temp Aid, Inc., an entity substantially owned by Matthew Schubert and Louis
J. Morelli. This early termination of the franchise relationship with Temp Aid, Inc. and the payment terms negotiated by the parties, comprising an initial payment at closing of $587,000 and monthly payments over two years based on a percentage of gross revenues generated by the business of the former franchisee, are generally consistent with the terms of previous buyout agreements between us and unrelated third parties. In addition to the termination amount of $587,000, we accrued approximately $702,000 in franchise royalties and post-termination payments during 1998, of which $0.1 million was due and owing as of December 31, 1998. Effective March 31, 1999, Temp-Aid, Inc. paid us $275,000 in consideration of the elimination of the last five months of post-termination payments.

FOUNDER SALARIES

         Each of our founding shareholders received compensation during 1997. Mr. Alan E. Schubert received $86,000, the late Mr. Louis A. Morelli received $86,000, and Mr. Lawrence H. Schubert received $89,184. Following the reorganization on February 21, 1997, we discontinued payment of compensation to our founding shareholders.

LEGAL FEES

         Louis J. Morelli, Esq. received legal fees for services rendered to us during 1997 of approximately $148,000.

REAL ESTATE

         At the time of the reorganization, we also decided to purchase certain real property used in our operations from certain related parties who had previously leased such property to us. On June 13, 1997, one of our subsidiaries purchased certain commercial property in Chicago, Illinois, from Mr. Burrell, our former Chairman, Chief Executive Officer and President which had previously been leased by us. Mr. Burrell held title to such property as an accommodation to SMSB Associates Limited Partnership, a Florida limited partnership (SMSB). The limited partners of SMSB were our founding shareholders and Mr. Burrell. Our founding shareholders were also the shareholders of SMSB Incorporated, SMSB's corporate general partner. The purchase price of $430,000 was negotiated between us and Mr. Burrell and was less than the $460,000 independent appraisal which we obtained from Norbert L. Gold, Real Estate Appraiser.

         On July 31, 1997, one of our subsidiaries purchased certain commercial property in Waukegan, Illinois, from an unrelated third party, which had previously been leased by us from SMSB. SMSB had an interest in the property by virtue of an installment agreement for warranty deed between SMSB and the unrelated third party, which interest was assigned to us as part of the July 1997 transaction. The purchase price of $310,000 ($102,968 of which was paid to SMSB) was negotiated between us and SMSB. Although the property was appraised at $240,000, we believe that the purchase price more accurately reflects the fair value of the property to us.

         During 1997, we paid SMSB $73,450 in rent related to the buildings purchased by it, $17,034 in rent for storage space in a warehouse owned by SMSB and $284,170 related to our former corporate headquarters. Although we vacated our former corporate headquarters in 1996, we continued to pay rent to SMSB through September 30, 1997 as final installments under that lease.


         On August 14, 1997, one of our subsidiaries purchased a residential condominium in Boca Raton, Florida from Mr. Burrell for $100,000. That condominium is used to house visiting company employees and clients and was previously leased from Mr. Burrell.

         We lease a portion of a warehouse and a staffing office location occupied by us from TMT Properties, Inc., a company controlled by Mr. Burrell. The warehouse lease, which is on a month-to-month basis, and the staffing office lease, which expires in February 2002, each have rental obligations of approximately $2,000 per month.


OTHER



         In May 1999, we retained the services of Crossroads to assist us in the restructuring process. During 1999 we paid Crossroads approximately $1,189,000 for their services. In connection with the services provided by Crossroads, between August 1999 and August 2000, Mr. J.G. (Pete) Ball, a principal of Crossroads, served as the interim chief operating officer of our Tandem division.


         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


         The following table sets forth, as of December 31, 2000 (unless otherwise noted in the footnotes to the following table), information regarding the beneficial ownership of our common stock by: (i) each of our directors; (ii) each of our executive officers including those named in the Executive Compensation Table; (iii) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock; and (iv) all of our directors and executive officers as a group.



                                                                                                 PERCENT BENEFICIALLY
       NAME/ADDRESS (1)                                    TOTAL SHARES BENEFICIALLY OWNED             OWNED
       ----------------                                    -------------------------------       --------------------
       Garry E. Meier                                               4,003,266(2)                         46.1

       Jay D. Seid(1)                                               4,013,084(3)                         46.1

       Alan E. Schubert                                             1,801,803(4)                         20.8

       Triumph-Connecticut, Ltd., a Limited Partnership(5)          1,001,236(6)                         10.7

       Lawrence H. Schubert                                           817,240(7)                          9.4

       Nadya I. Schubert                                              817,240(8)                          9.4

       Bachow Investment Partners III, L.P.(9)                        749,186(10)                         8.1

       Estate of Louis A. Morelli                                     616,675(11)                         7.1

       Paul M. Burrell                                                660,341(12)                         7.4

       Susan Burrell                                                  463,641(13)                         5.3

       Robert A. Lefcort(14)                                          253,569(15)                         2.8

       Scott R. Francis(16)                                           129,800(17)                         1.5

       Brian M. Nugent(18)                                             73,840(19)                           *

       Richard Mazelsky                                                 9,100                               *

       Joseph C. Wasch                                                 22,300(20)                           *

       Glenn C. Enriquez                                               13,630(21)                           *

       William R. Britton(22)                                          29,250(23)                           *

       Lawrence Chimerine, Ph.D.(1)                                    20,568(24)                           *

       Carolyn H. Noonan                                                5,000(25)                           *

       David S. Hershberg(1)                                           16,118(26)                           *

       Michael S. Fawcett(1)                                            9,818(27)                           *

       All directors and executive officers                         4,239,418                              48%
       as a group (10 persons)

---------------

*    Less than 1%

(1) Unless otherwise noted, the business address for all directors, executive officers and 5% shareholders listed above is 1690 South Congress Avenue, Suite 210, Delray Beach, Florida 33445. The address of Mr. Seid is Bachow & Associates, Inc., 3 Bala Plaza East, Fifth Floor, Bala Cynwyd, Pennsylvania 19004. The address for Dr. Chimerine is Economic Strategy Institute, 1401 H Street N.W., Suite 760, Washington, DC 20005. The address of Mr. Fawcett is Triumph Capital Group, Inc., 251 Royal Palm Way, Suite 303, Palm Beach, Florida 33480. The address of Mr. Hershberg is IBM Corporation, New Orchard Road, Mail Drop 301, Armonk, New York 10504.

(2) Mr. Meier shares voting and investment power with respect to 4,003,266 shares held of record by Messrs. Meier and Seid as Trustees under a voting trust agreement dated as of February 21, 1997 (the "Voting Trust").

(3) Mr. Seid shares voting and investment power with respect to 4,003,266 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust. Includes currently exercisable options to purchase 9,818 shares. Does not include 199,000 shares, plus immediately exercisable warrants to purchase 550,186 shares, held of record by Bachow Investment Partners III, L.P., of which Mr. Seid is a limited partner of the general partner (Bala Equity Partners, L.P.) of Bachow Investment Partners III, L.P., and as to which shares and warrants Mr. Seid disclaims beneficial ownership.

(4) Mr. Alan Schubert shares investment power, but has no voting power, over the following: (a) 1,320,298 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Alan E. Schubert; (b) 281,503 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Alan E. Schubert and Matthew B. Schubert as Trustees of the Jason Schubert Outsource Trust; and (c) 201,847 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Alan E. Schubert and Jason Schubert as Trustees of the Matthew Schubert Outsource Trust.


(5) An affiliate of Triumph Capital Group, Inc. Mr. Fawcett is a managing director of Triumph Capital Group, Inc. A subsidiary of Triumph Capital Group, Inc. is the sole general partner of Triumph-Connecticut Advisors, L.P., the general partner of Triumph-Connecticut Ltd., a Limited Partnership.


(6) Represents 301,000 shares held of record and immediately exercisable warrants to purchase 700,236 shares.

(7) Mr. Lawrence H. Schubert shares investment power, but has no voting power, over the following: (a) 284,857 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Lawrence H. Schubert Revocable Trust; (b) 375,132 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Nadya I. Schubert, Mr. Schubert's wife, as Trustee of the Nadya I. Schubert Revocable Trust; (c) 32,500 shares held of record by Messrs. Meier and Seid as Trustees for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 1997; (d) 59,751 shares held of record by Nadya I. Schubert and Robert A. Lefcort as Co-trustees of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence
     H. Schubert as Trustee of the Rachel Schubert Trust; and (f) 32,500 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Adam Pugh Trust.

(8) Mrs. Schubert shares investment power, but has no voting power, over the following: (a) 375,132 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust; (b) 284,857 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence H. Schubert, Mrs. Schubert's husband, as Trustee of the Lawrence H. Schubert Revocable Trust; (c) 32,500 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 997; (d) 59,751 shares held of record by Nadya I. Schubert and Robert A. Lefcort as Co-trustees of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Rachel Schubert Trust; and (f) 32,500
     shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Adam Pugh Trust.

(9) An affiliate of Bachow & Associates, Inc. Mr. Seid is a limited partner of Bala Equity Partners, L.P., the general partner of Bachow Investment Partners III, L.P.

(10) Represents 199,000 shares held of record and immediately exercisable warrants to purchase 550,186 shares.

(11) The Estate of Louis A. Morelli shares investment power, but has no voting power, over the following: (a) 500,221 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Louis A. Morelli; (b) 58,075 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Louis A. Morelli as Trustee of the Louis J. Morelli S-Stock Trust; and (c) 58,379 shares held of record by Messrs. Meier and Seid as Trustees under the Voting Trust for Louis A. Morelli as Trustee of the Margaret Ann Janisch S-Stock Trust.

(12) Mr. Burrell shares voting and investment power with respect to 463,641 shares held of record by Mr. Burrell and his wife Susan Burrell, individually, and as tenants by the entirety. Includes currently exercisable options to purchase 196,700 shares. The table above does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust.

(13) Mrs. Burrell shares voting and investment power with respect to 463,641 shares held of record by Mrs. Burrell and her husband Paul Burrell, individually, and as tenants by the entirety. The table does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust.

(14) Mr. Lefcort resigned as President of our Synadyne division as of April 6, 2000.

(15) Includes (a) currently exercisable options to purchase 70,980 shares; (b) 1,658 shares held of record by Mr. Lefcort's spouse; and (c) 59,751 shares held of record by Robert A. Lefcort and Nadya I. Schubert, co-trustees of the Robert A. Lefcort Irrevocable Trust. The information relating to
     Mr. Lefcort's stock ownership is as of April 21, 2000, the date on which his employment terminated.


(16) Mr. Francis resigned as Vice President and Chief Financial Officer as of January 14, 2001.

(17) Includes currently exercisable options to purchase 71,250 shares and options to purchase 8,750 shares which will become exercisable within 60 days.

(18) Mr. Nugent resigned as Vice President, General Counsel and Secretary as of April 21, 2000.

(19) Includes (a) currently exercisable options to purchase 65,640 shares; (b) 1,700 shares held by Mr. Nugent's spouse; and (c) 400 shares held by Mr. Nugent's minor children. The information relating to Mr. Nugent's stock ownership is as of April 21, 2000, the date on which his employment terminated.

(20) Includes currently exercisable options to purchase 5,800 shares and options to purchase 1,500 shares which will become exercisable within 60 days.

(21) Consists of currently exercisable options to purchase 11,630 shares and options to purchase 2,000 shares which will become exercisable within 60 days.

(22) Mr. Britton resigned as Vice President as of April 30, 2000.

(23) Consists of currently exercisable options to purchase shares. We have no current information relating to Mr. Britton's stock ownership other than currently exercisable stock options granted to Mr. Britton during his employment.

(24) Includes currently exercisable options to purchase 9,818 shares.

(25) Consists of options to purchase shares which will become exercisable within 60 days.

(26) Includes currently exercisable options to purchase 12,818 shares.

(27) Consists of currently exercisable options to purchase 9,818 shares. Does not include 301,000 shares, plus immediately exercisable warrants to purchase 700,236 shares, held of record by Triumph-Connecticut Ltd., a Limited Partnership. Mr. Fawcett is a general partner of Triumph-Connecticut Advisors, L.P., the general partner of Triumph-Connecticut Ltd., a Limited Partnership. Mr. Fawcett disclaims beneficial ownership of the shares and warrants held of record by Triumph-Connecticut Ltd.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 100,000,000 shares of common stock having a par value of $.001 per share and 10,000,000 shares of preferred stock having a par value of $.001 per share, of which 1,000,000 shares are designated as Series A Participating Preferred Stock. The following summarizes the material provisions of our capital stock contained in our articles of incorporation and bylaws. For additional information, please refer to our articles of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus forms a part. The following also summarizes the material provisions of applicable Florida law.


COMMON STOCK

    The holders of common stock are entitled to one vote for each share held on all matters voted upon by shareholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Accordingly, subject to the provisions of the voting trust and the shareholders' agreement, holders of a majority of our issued and outstanding common stock will have the right to elect all of our directors and otherwise control our operations. See "Management - Voting Trust and Shareholders' Agreement." Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors.

    Dividends are payable only out of funds legally available for the payment of dividends. Our board of directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of our business. See "Dividend Policy."

    Upon a liquidation of our company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

    Pursuant to the terms of the shareholders' agreement, certain of our shareholders have pre-emptive rights to purchase a pro rata portion of securities issued and sold by us from time to time excluding: (i) common stock issued in an underwritten public offering; (ii) securities issued in connection with a business acquisition; (iii) common stock issued upon the exercise of outstanding warrants; and (iv) certain options to purchase common stock. See "Management--Voting Trust and Shareholders' Agreement."

PREFERRED STOCK

    Our articles of incorporation permit our board of directors to issue shares of preferred stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock.

    We have designated 1,000,000 shares of Series A Participating Preferred Stock in connection with our shareholder rights plan described below. There are currently no shares of preferred stock outstanding.

ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND FLORIDA
LAW

    Certain provisions of our articles of incorporation, our bylaws and Florida law summarized below may be deemed to have an anti-takeover effect and may discourage, delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares held by our shareholders.

OUR ARTICLES OF INCORPORATION AND BYLAWS

    Our articles and bylaws provide for a classified board. Our directors are divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of approximately one-third of the directors expire each year. Our articles permit removal of directors only for cause by our shareholders at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors and provide that any vacancy on the board may be filled only by the remaining directors then in office. Our articles contain provisions which require: (i) the affirmative vote of 60% of the voting stock to amend the articles or bylaws; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting is required to call a special meeting of shareholders. Our bylaws establish advance notice procedures for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholder meetings.

    The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provision described below, may make it more difficult for persons, without the approval of our board, to make a tender offer to acquire substantial amounts of our common stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for our common stock held by such shareholder.


PROVISIONS OF FLORIDA LAW



    ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW. We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have elected to opt-out of provisions of the Florida Business Corporation Act (FBCA) concerning affiliated transactions but have elected to be subject to the provisions of the FBCA concerning control share acquisitions.


    The FBCA prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

       - 1/5 or more but less than 1/3

       - 1/3 or more but less than a majority

       - a majority or more

    There are some exceptions to the "control share acquisition" rules. In addition, our articles expressly authorize us to redeem control shares acquired in a control share acquisition at the fair market value of the shares to the fullest extend permitted by the statute.

    AUTHORIZED BUT UNISSUED SHARES. Subject to requirements of the exchange or automated quotation service on which our shares are listed or traded, our board of directors may issue shares of our authorized but unissued common stock and preferred stock without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions or employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

SHAREHOLDER RIGHTS PLAN

    We adopted a Shareholder Protection Rights Agreement. Under the terms of the rights agreement, we distributed preferred stock purchase rights, as a dividend, to holders of record of shares of our common stock on October 29, 1997, at a rate of one right for each share of our common stock held on October 29, 1997. Rights will also be attached to all shares of our common stock issued on or after October 29, 1997. Each right will entitle its holder to purchase, after the Separation Time (as defined below), one one-hundredth of a share of our Series A Participating Preferred Stock, for a price to be determined by the board at a later date, subject to adjustment. The rights will expire on the close of business on the tenth anniversary of October 29, 1997 unless earlier terminated by us.

    Initially, the rights are attached to all common stock certificates, and the rights automatically trade with the shares of common stock. However, ten business days after a person or group announces an offer the consummation of which would result in such person or group owning 15% or more of our common stock, or the first date of a public announcement that a person or group has acquired 15% or more of our common stock (the "Separation Time"), the rights will become exercisable, and separate certificates representing the rights will be issued.

    In the event that any person becomes an acquiring person (as defined in the rights agreement), each holder of a right, other than rights beneficially owned by the acquiring person and its affiliates and associates (which will thereafter be void), will have the right to receive, upon exercise of each right, that number of shares of our common stock having an aggregate market price, on the date of the public announcement of a person becoming an acquiring person, equal to twice the exercise price for an amount in cash equal to the then current exercise price.

    At any time after an acquiring person crosses the 15% threshold and prior to the acquisition by such person of 50 percent or more of the outstanding shares of our common stock, our board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of our common stock per right.

    The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the board, nor should the rights interfere with any merger or other business combination approved by the board.

                                 DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock and we do not anticipate paying any cash dividends in the near future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant.

                              SELLING SHAREHOLDERS

    The following table sets forth the name of each selling shareholder, the aggregate number of shares of common stock beneficially owned by each selling shareholder as of the date of this prospectus and the aggregate number of shares of common stock registered by this prospectus that each selling shareholder may offer and sell pursuant to this prospectus. Because the selling shareholders may offer all or a portion of the shares offered under this prospectus at any time and from time to time after the date of this prospectus, no estimate can be made of this offering. However, unless otherwise noted in the footnotes to the following table, if all of the shares offered under this prospectus are sold by the selling shareholders, then unless otherwise noted, after completion of this offering, none of the selling shareholders will own any shares of common stock outstanding. Of the 6,171,771 shares offered by this prospectus, 4,126,104 shares are issued and outstanding as of the date of this prospectus and 2,045,667 shares have been reserved for issuance by us to certain selling shareholders upon the exercise of outstanding warrants and options as set forth in the footnotes to the following table. To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us or any of our predecessors or affiliates except as set forth in the footnotes to the following table or under "Related Party Transactions" or "Management's Discussion and Analysis - Capital Resources Senior Debt".



                                                                                        NUMBER OF SHARES    PERCENTAGE OF SHARES
                                              NUMBER OF                                BENEFICIALLY OWNED    BENEFICIALLY OWNED
NAME                                      SHARES HELD PRIOR             NUMBER OF      AFTER THE PROPOSED    AFTER THE PROPOSED
----                                       TO THE OFFERING           SHARES OFFERED         OFFERING             OFFERING
                                          -----------------          --------------    ------------------   --------------------

Fleet National Bank                           215,874(1)                  215,874                  0                 --

Comerica Bank                                 123,356(1)                  123,356                  0                 --

LaSalle Bank National Association             123,356(1)                  123,356                  0                 --

SunTrust Bank                                  61,679(1)                   61,679                  0                 --

Ableco Holding LLC                            200,000(2)                  200,000                  0                 --

Robert A. Lefcort(3)                          253,569(4)                  253,569                  0                 --

Alan E. Schubert                            1,801,803(5)(6)             1,801,803                  0                 --

Jason Schubert, Co-trustee with               201,847(5)                  201,847                  0                 --
Alan E. Schubert of the Matthew
Schubert Outsource Trust

Matthew Schubert                              281,503(5)(7)               281,503                  0                 --

Lawrence H. Schubert                          817,240(5)(8)               817,240                  0                 --

Nadya I. Schubert                             817,240(5)(9)               817,240                  0                 --

Estate of Louis A. Morelli                    616,675(5)(10)              616,675                  0                 --

Raymond S. Morelli                            270,076(5)                  270,076                  0                 --

Louis J. Morelli                              212,002(5)                  212,002                  0                 --

Margaret Ann Morelli Janisch                  271,448(5)                  271,448                  0                 --

Mindi Wagner                                    1,863(5)                    1,863                  0                 --

Triumph-Connecticut, Ltd., a
Limited Partnership                         1,001,236(11)                 700,236            301,000                3.5%

Bachow Investment Partners                    749,186(12)                 550,186            199,000                2.3%
III, L.P.


----------------

(1) Represents shares issuable upon the exercise of warrants to purchase our common stock that we issued in exchange for forgiveness of indebtedness in connection with our refinancing.

(2) An affiliate of Ableco Finance LLC, the lead lender of a syndicate of lenders providing our $33.4 million revolving credit facility. Represents shares issuable upon the exercise of warrants to purchase our common stock that we issued to the selling shareholder in connection with our refinancing. These warrants are only exercisable if certain letters of credit are drawn upon.

(3) Mr. Lefcort served as Assistant Secretary and Director and President of our Synadyne division until April 2000.

(4)     Includes (a) currently exercisable options to purchase 70,980 shares;
        (b) 1,658 shares held of record by Mr. Lefcort's spouse; and (c) 59,751 shares held by Robert A. Lefcort and Nadya I. Schubert, Co-trustees of the Robert A. Lefcort Irrevocable Trust. The information relating to Mr. Lefcort's stock ownership is as of April 21, 2000, the date on which his employment terminated.

(5) Shares are held of record by Messrs. Meier and Seid as Trustees under the Voting Trust dated February 27, 1997. Messrs. Meier and Seid have exclusive voting power over such shares. The selling shareholder has exclusive investment power over such shares. Until February 2002, the selling shareholder cannot sell during a three-month period the greater of: (1) 1% of our outstanding shares; or (2) the average weekly volume of trading in our common stock during the four weeks before the sale.

(6) Includes (a) 281,503 shares held as Co-trustee with Matthew Schubert of the Jason Schubert Outsource Trust and (b) 201,847 shares held as Co-trustee with Jason Schubert of the Matthew Schubert Outsource Trust.

(7) Includes 281,503 shares held as Co-trustee with Alan E. Schubert of the Jason Schubert Outsource Trust.

(8) Consists of (a) 284,857 shares held as Trustee of the Lawrence H. Schubert Revocable Trust; (b) 375,132 shares held by Nadya I. Schubert, Mr. Schubert's wife, as Trustee of the Nadya I. Schubert Revocable Trust; (c) 32,500 shares held as Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 1997; (d) 59,751 shares held by Nadya I. Schubert and Robert A. Lefcort, as Co-trustees of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held as the Trustee of the Rachel Schubert Trust; and (f) 32,500 shares held as Trustee of the Adam Pugh Trust.

(9) Includes: (a) 375,132 shares held as Trustee of the Nadya I. Schubert Revocable Trust; (b) 284,857 shares held by Lawrence H. Schubert, Mrs. Schubert's husband, as Trustee of the Lawrence H. Schubert Revocable Trust; (c) 32,500 shares held by Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 997;
        (d) 59,751 shares held by Nadya I. Schubert and Robert A. Lefcort as Co-trustees of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held by Lawrence H. Schubert as Trustee of the Rachel Schubert Trust; and (f) 32,500 shares held by Lawrence H. Schubert as Trustee of the Adam Pugh Trust.

(10) Includes (a) 58,075 shares held as Trustee of the Louis J. Morelli S-Stock Trust; and (b) 58,379 shares held as Trustee of the Margaret Ann Janisch S-Stock Trust.

(11) An affiliate of Triumph Capital Group, Inc. Mr. Fawcett, one of our directors is a managing director of Triumph Capital Group, Inc. A subsidiary of Triumph Capital Group, Inc. is the sole general partner of Triumph-Connecticut Advisors, L.P., the general partner of Triumph-Connecticut, Ltd., a Limited Partnership. Includes immediately exercisable warrants to purchase 700,236 shares. After completion of this offering, Triumph will continue to own 301,000 shares which it purchased on the open market.


(12) Mr. Seid, one of our directors, is a limited partner of Bala Equity Partners, L.P., the general partner of Bachow Investment Partners III, L.P. Includes immediately exercisable warrants to purchase 550,186 shares. After completion of this offering, Bachow will continue to own 199,000 shares which it purchased on the open market.

    This prospectus will also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling shareholders.

                              PLAN OF DISTRIBUTION

    We are registering this offering of shares on behalf of the selling shareholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, fees and disbursements of counsel to certain of the selling shareholders, the fees and disbursements of underwriters (excluding underwriting discounts and selling commissions), blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling shareholders will pay all underwriting discounts and selling commissions.

    The selling shareholders may sell their shares from time to time in one or more transactions on the OTCBB or in private, negotiated transactions. The selling shareholders will determine the prices at which they will sell those shares. Such transactions may or may not involve brokers or dealers.

    If the selling shareholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from you, as purchaser, which compensation might exceed customary commissions.

    The selling shareholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholder and any other selling shareholder, broker, dealer or other agent relating to the sale or distribution of the shares offered by this prospectus.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares offered by this prospectus may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the common stock.

    In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

    We have agreed to indemnify the selling shareholders, and the selling shareholders have agreed to indemnify us, against certain liabilities arising under the Securities Act of 1933. The selling shareholders may indemnify any agent, dealer or broker-dealer that participates in sales of shares against similar liabilities.

    Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

                                     EXPERTS

    The consolidated financial statements as of April 2, 2000 and December 31, 1999 and 1998, and for the thirteen week period ended April 2, 2000 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS


    Akerman, Senterfitt & Eidson, P.A., Fort Lauderdale, Florida, will pass upon the validity of the common stock offered by this prospectus.


                             ADDITIONAL INFORMATION

    We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, at prescribed rates. The Commission maintains a website that contains all information filed electronically by us. The address of the Commission's website is http://www.sec.gov.

    This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the Commission under the Securities Act, with respect to the securities offered in this prospectus. This prospectus does not contain all the information that is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer to the registration statement and to the exhibits to such registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

    Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                             Page
                                                                                                                             ----
                    Audited Consolidated Financial Statements:
                      Independent Auditors' Report .....................................................................     F - 2

                      Consolidated Balance Sheets as of April 2, 2000, December 31, 1999 and 1998  .....................     F - 3

                      Consolidated Statements of Operations for the thirteen week period ended April 2, 2000
                          and for the years ended December 31, 1999, 1998 and 1997 .....................................     F - 4

                      Consolidated Statements of Shareholders' Equity for the thirteen week period
                          ended April 2, 2000 and for the years ended December 31, 1999, 1998, and 1997 ................     F - 5

                      Consolidated Statements of Cash Flows for the thirteen week period ended April 2, 2000
                           and for the years December 31, 1999, 1998 and 1997 ..........................................     F - 6

                      Notes to Consolidated Financial Statements .......................................................     F - 7

                    Unaudited Condensed Consolidated Financial Statements:

                      Condensed Consolidated Balance Sheets as of October 1, 2000 and April 2, 2000 ....................     F - 38

                      Condensed Consolidated Statements of Operations for the thirteen weeks
                         ended October 1, 2000 and three months ended September 30, 1999 ...............................     F - 39

                      Condensed Consolidated Statements of Operations for the twenty six weeks
                         ended October 1, 2000 and six months ended September 30, 1999 .................................     F - 40

                      Condensed Consolidated Statements of Cash Flows for the twenty six weeks
                         ended October 1, 2000 and six months ended September 30, 1999 .................................     F - 41

                      Notes to Condensed Consolidated Financial Statements .............................................     F - 42

INDEPENDENT AUDITORS' REPORT

Outsource International, Inc. and Subsidiaries:

We have audited the consolidated balance sheets of Outsource International, Inc. and Subsidiaries (the "Company") as of April 2, 2000, December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the thirteen week period ended April 2, 2000 and for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the index as Financial Statement Schedule II at Item 16(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Outsource International, Inc. and Subsidiaries as of April 2, 2000, December 31, 1999 and 1998 and the results of their operations and their cash flows for the thirteen week period ended April 2, 2000 and for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule listed in the index as Financial Statement Schedule II at Item 16(b), when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP
Certified Public Accountants

Fort Lauderdale, Florida
May 17, 2000, except for paragraphs one
    through five of Note 17,
    as to which the date is August 15, 2000
    and paragraph six of Note 17,
    as to which the date is September 13, 2000

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                                           April 2,         December 31,
                                                                                          ---------    ----------------------
                                                                                             2000        1999          1998
                                                                                          ---------    --------      --------
               ASSETS
               Current Assets:
                     Cash                                                                 $   1,546    $    716      $  5,501
                     Trade accounts receivable, net of allowance
                          for doubtful accounts of $1,563, $2,830 and $1,924                 42,118      49,709        12,946
                     Funding advances to franchises                                             206         157           441
                     Assets held for disposition                                              2,409       2,439            --
                     Income tax receivable and other current assets                           5,043       2,608         7,795
                                                                                          ---------    --------      --------

                          Total current assets                                               51,322      55,629        26,683

               Property and equipment, net                                                    9,154       9,231        17,628
               Goodwill, net                                                                 21,824      22,034        31,176
               Territory rights, net                                                         18,642      18,792        23,569
               Customer lists, net                                                            4,389       4,694         7,806
               Other intangible assets, net                                                     928         997         1,711
               Other assets                                                                   2,310       2,304         3,429
                                                                                          ---------    --------      --------
                          Total assets                                                    $ 108,569    $113,681      $112,002
                                                                                          =========    ========      ========

               LIABILITIES AND SHAREHOLDERS' EQUITY

               Current Liabilities:
                     Accounts payable                                                     $   8,887    $  6,186      $  5,217
                     Accrued expenses:
                          Payroll                                                            10,518       8,706         4,322
                          Payroll taxes                                                       4,139       3,842         4,067
                          Workers' compensation and insurance                                 5,210       5,342        10,659
                          Other                                                               4,499       4,331         2,482
                     Accrued restructuring charges                                            2,255       2,905            --
                     Other current liabilities                                                  506         661         1,312
                     Related party debt                                                       1,195       1,195           541
                     Current maturities of long-term debt                                     7,635       7,437         6,782
                     Revolving credit facility                                               50,746      57,067            --
                                                                                          ---------    --------      --------

                          Total current liabilities                                          95,590      97,672        35,382

               Non-Current Liabilities
                     Revolving credit facility                                                   --          --        20,980
                     Long-term debt to related parties, less current                             --          --           745
               maturities
                     Other long-term debt, less current maturities                            1,934       2,300         9,257
                     Other non-current liabilities                                               --          --         1,050
                                                                                          ---------    --------      --------

                     Total liabilities                                                       97,524      99,972        67,414
                                                                                          ---------    --------      --------

               Commitments and Contingencies (Notes 1,2,3,4,6,7,8,9,10 and 11)

               Shareholders' Equity:
                     Preferred stock, $.001 par value: 10,000,000 shares authorized,
                          no shares issued and outstanding                                       --          --            --
                     Common stock, $.001 par value: 100,000,000 shares authorized,
                          8,657,913 shares issued and outstanding at April 2, 2000,
                          December 31, 1999 and 1998                                              9           9             9
                     Additional paid-in-capital                                              53,546      53,546        53,546
                     Accumulated deficit                                                    (42,510)    (39,846)       (8,967)
                                                                                          ---------    --------      --------

                          Total shareholders' equity                                         11,045      13,709        44,588
                                                                                          ---------    --------      --------

                          Total liabilities and shareholders' equity                      $ 108,569    $113,681      $112,002
                                                                                          =========    ========      ========


         See accompanying notes to the consolidated financial statements

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Thirteen Weeks
                                                              Ended                      Year Ended December 31,
                                                          --------------     -----------------------------------------------
                                                          April 2, 2000         1999               1998              1997
                                                          --------------     -----------       -----------       -----------
Net revenues                                               $   126,011       $   594,047       $   565,394       $   447,579
Cost of revenues                                               109,157           513,266           481,734           382,074
                                                           -----------       -----------       -----------       -----------

Gross profit                                                    16,854            80,781            83,660            65,505
                                                           -----------       -----------       -----------       -----------

Selling, general and administrative expenses:
      Shareholders' compensation                                    --                --                --               292
      Provision (reduction) for doubtful accounts                 (472)            5,505             1,572             1,506
      Amortization of intangible assets                            734             3,702             3,684             1,853
      Other selling, general and administrative expenses        17,143            76,382            66,436            51,445
                                                           -----------       -----------       -----------       -----------

      Total selling, general and administrative expenses        17,405            85,589            71,692            55,096
                                                           -----------       -----------       -----------       -----------

      Restructuring costs                                          356            11,220                --                --
      Impairment of goodwill and other long-lived assets            --             2,603                --                --
                                                           -----------       -----------       -----------       -----------

      Total restructuring and impairment charges                   356            13,823                --                --
                                                           -----------       -----------       -----------       -----------

Operating (loss) income                                           (907)          (18,631)           11,968            10,409
                                                           -----------       -----------       -----------       -----------

Other expense, net:
      Interest expense                                           2,016             8,604             5,529             7,877
      Put warrant valuation adjustment                              --                --                --             1,842
      Other income                                                (259)             (479)              (53)              (21)
                                                           -----------       -----------       -----------       -----------

      Total other expense, net:                                  1,757             8,125             5,476             9,698
                                                           -----------       -----------       -----------       -----------

(Loss) income before provision (benefit) for income
      taxes and extraordinary item                              (2,664)          (26,756)            6,492               711
Provision (benefit) for income taxes                                --             4,123             1,611               (69)
                                                           -----------       -----------       -----------       -----------

(Loss) income before extraordinary item                         (2,664)          (30,879)            4,881               780
Extraordinary item - loss on early retirement of debt,
      net of income tax benefit (Notes 6 and 7)                     --                --            (1,417)          (13,384)
                                                           -----------       -----------       -----------       -----------
Net (loss) income                                          $    (2,664)      $   (30,879)      $     3,464       $   (12,604)
                                                           ===========       ===========       ===========       ===========

Unaudited pro forma data: (Notes 1 and 14)
         Income before provision for income taxes and
           extraordinary item                                                                                    $       711
         Provision for income taxes                                                                                      296
                                                                                                                 -----------
         Income before extraordinary item                                                                                415
         Extraordinary item, net of income tax benefit                                                               (13,384)
                                                                                                                 -----------
         Net loss                                                                                                $   (12,969)
                                                                                                                 ===========

Weighted average common shares outstanding:
      Basic                                                  8,657,913         8,657,913         8,603,521         6,055,439
                                                           ===========       ===========       ===========       ===========
      Diluted                                                8,657,913         8,657,913         9,919,492         7,320,362
                                                           ===========       ===========       ===========       ===========

(Loss) earnings per share:
      Basic
           (Loss) income before extraordinary item         $     (0.31)      $     (3.57)      $      0.57       $      0.07
           Extraordinary item, net of income tax benefit            --                --             (0.17)            (2.21)
                                                           -----------       -----------       -----------       -----------
           Net (loss) income                               $     (0.31)      $     (3.57)      $      0.40       $     (2.14)
                                                           ===========       ===========       ===========       ===========

      Diluted
           (Loss) income before extraordinary item         $     (0.31)      $     (3.57)      $      0.49       $      0.06
           Extraordinary item, net of income tax benefit            --                --             (0.14)            (1.83)
                                                           -----------       -----------       -----------       -----------
           Net (loss) income                               $     (0.31)      $     (3.57)      $      0.35       $     (1.77)
                                                           ===========       ===========       ===========       ===========


         See accompanying notes to the consolidated financial statements

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE THIRTEEN WEEK PERIOD ENDED APRIL 2, 2000 AND
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                           Retained
                                                                            Additional     Earnings/
                                                                 Common      Paid in      Accumulated
                                                                 Stock       Capital        Deficit      Total
                                                                 ------     ----------    -----------   --------

                 Balance, December 31, 1996                       $  5       $     95      $  4,394     $  4,494

                 Net loss for the period from January 1, 1997
                       though February 21, 1997                     --             --          (172)        (172)

                 Distributions and other payments in
                       connection with the Reorganization           --        (11,880)       (4,222)     (16,102)

                 Contribution of notes payable by shareholders      --          4,300            --        4,300

                 Net loss for the period from February 22, 1997

                       though December 31, 1997                     --             --       (12,431)     (12,431)

                 Termination of put warrants liability              --         20,384            --       20,384

                 Sale of common stock, net of offering costs         3         40,302            --       40,305
                                                                  ----       --------      --------     --------

                 Balance, December 31, 1997                          8         53,201       (12,431)      40,778

                 Issuance of common stock                           --            775            --          775

                 Exercise of warrants                                1              2            --            3

                 Distributions and other payments in
                       connection with the Reorganization           --           (432)           --         (432)

                 Net income                                         --             --         3,464        3,464
                                                                  ----       --------      --------     --------

                 Balance, December 31, 1998                          9         53,546        (8,967)      44,588

                 Net loss                                           --             --       (30,879)     (30,879)
                                                                  ----       --------      --------     --------

                 Balance, December 31, 1999                          9         53,546       (39,846)      13,709

                 Net loss                                           --             --        (2,664)      (2,664)
                                                                  ----       --------      --------     --------

                 Balance, April 2, 2000                           $  9       $ 53,546      $(42,510)    $ 11,045
                                                                  ====       ========      ========     ========

         See accompanying notes to the consolidated financial statements

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    Thirteen Weeks
                                                                        Ended                 Year Ended December 31,
                                                                    --------------   ------------------------------------------
                                                                    April 2, 2000       1999            1998            1997
                                                                    -------------    ----------      ----------      ----------
                                                                                           (Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                                     $  (2,664)     $  (30,879)     $    3,464      $  (12,604)
      Adjustments to reconcile net (loss) income to net cash
       provided by (used in) operating activities:
           Depreciation and amortization                                  1,461           7,134           6,756           4,179
           Impairment of goodwill and other long-lived assets                --           2,603              --              --
           Provision for losses on assets held for disposition               67           5,429              --              --
           Loss on sale of accounts receivable                               --           2,667              --              --
           Deferred income tax provision (benefit)                           --           5,732           1,106          (6,716)
           Write-off of debt discount and issuance costs                     --           1,377              --             938
           Put warrant valuation adjustment                                  --              --              --           1,842
           Loss on early retirement of debt                                  --              --              --          20,031
           (Gain) loss on disposal of assets, net                           (91)           (303)             61             (19)
                                                                      ---------      ----------      ----------      ----------
                                                                         (1,227)         (6,240)         11,387           7,651
      Changes in assets and liabilities (excluding effects of
         acquisitions and dispositions):
      (Increase) decrease in:

           Trade accounts receivable                                      7,155         (39,596)         36,744         (20,948)
           Prepaid expenses and other current assets                     (1,014)            293            (326)           (379)
           Other assets                                                     133          (1,542)           (419)         (1,405)
      Increase (decrease) in:

           Accounts payable                                                 785             867            (443)           (519)
           Accrued expenses:
                 Payroll                                                  1,812           4,384             749            (888)
                 Payroll taxes                                              298            (225)          1,685               2
                 Workers' compensation and insurance                       (826)         (5,317)          1,494           3,622
                 Reserve for restructuring charges                         (650)          2,905              --              --
                 Other                                                      168           2,038             287             463
           Other current liabilities                                       (154)           (651)           (397)           (509)
                                                                      ---------      ----------      ----------      ----------
      Net cash provided by (used in) operating activities                 6,480         (43,084)         50,761         (12,910)
                                                                      ---------      ----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from asset sales as part of the Restructuring
  and related matters                                                        40           2,740              --              --
Proceeds from sale of the building                                           --           6,207              --              --
Funding repayments (advances) from franchises, net                          (49)            284           1,745           1,046
Expenditures for acquisitions and related matters                            --            (213)        (27,769)        (21,948)
Purchases of property and equipment                                        (761)         (1,569)         (5,296)         (4,105)
Proceeds from property and equipment sale leaseback                          --           1,600              --              --
Proceeds from disposal of property and equipment                             --              --               4             263
                                                                      ---------      ----------      ----------      ----------
      Net cash (used in) provided by investing activities                  (770)          9,049         (31,316)        (24,744)
                                                                      ---------      ----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

Increase in excess of outstanding checks over bank balance,
  included in accounts payable                                            1,917             102           2,066           1,398
(Repayment of) net proceeds from revolving credit facility               (6,321)         36,088         (12,820)         23,912
Proceeds from sale of interest rate hedge                                    --             250              --              --
Related party debt repayments                                                --            (127)           (483)         (1,988)
Repayment of senior notes and put warrants, net of issuance costs            --              --              --          22,615
Repayment of senior notes                                                    --              --              --         (25,000)
Repayment of other long-term debt                                          (476)         (7,283)         (3,963)         (5,845)
Proceeds from sale of accounts receivable                                    --             220              --              --
Proceeds from sale of common stock, net of offering costs                    --              --               3          40,305
Distributions and other payments in connection with the
  Reorganization                                                             --              --            (432)        (16,102)
                                                                      ---------      ----------      ----------      ----------
      Net cash used (provided by) in financing activities                (4,880)         29,250         (15,629)         39,295
                                                                      ---------      ----------      ----------      ----------

Net increase (decrease) in cash                                             830          (4,785)          3,816           1,641
Cash, beginning of period                                                   716           5,501           1,685              44
                                                                      ---------      ----------      ----------      ----------

Cash, end of period                                                   $   1,546      $      716      $    5,501      $    1,685
                                                                      =========      ==========      ==========      ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                                         $   1,823      $    6,030      $    4,960      $    7,091
                                                                      =========      ==========      ==========      ==========


         See accompanying notes to the consolidated financial statements

                          OUTSOURCE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: Outsource International, Inc. and Subsidiaries (the "Company") is a national provider of human resource services focusing on the flexible industrial staffing ("staffing") market through its Tandem division and on the professional employer organization ("PEO") market through its Synadyne division. The Company also operated a small office clerical staffing business through its Office Ours division. As discussed further in Note 3, the Company sold its Synadyne division effective April 8, 2000, and the Office Ours division effective August 30, 1999. The Company provides its industrial staffing services through locations owned or leased by the Company (collectively identified as "Company-owned") and franchise locations and provided, until their sale, PEO and clerical staffing services through Company-owned locations.

Industrial staffing services include recruiting, training and workforce re-deployment, as well as certain PEO services. PEO services include payroll administration, workers' compensation insurance, health, life and disability insurance, retirement plans, and human resource compliance, administration and management.

PUBLIC OFFERING: The Company sold 3 million shares of its common stock to the public (the "Offering") at $15.00 per share on October 24, 1997, and received proceeds of $40.3 million, net of offering costs and expenses of $4.7 million.

REORGANIZATION: On February 21, 1997, a Reorganization was consummated in which nine companies under common ownership and management became wholly owned subsidiaries of Outsource International, Inc. (the "Reorganization"). Outsource International, Inc. was incorporated in April 1996 for the purpose of becoming the parent holding company, but was inactive with no assets, liabilities or operations prior to the Reorganization.

The nine companies which became subsidiaries of Outsource International, Inc. are Outsource International of America, Inc., Outsource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and Capital Staffing Fund, Inc. (the "Initial Subsidiaries"). Except for Capital Staffing Fund, Inc., the outstanding common stock of each of the Initial Subsidiaries was owned prior to the Reorganization by the same shareholders with identical ownership percentages. The shareholders and their ownership percentages were: (a) a control group consisting of two brothers, who were founders, their immediate families and four family trusts (the "S Group")--58.2%; (b) a control group consisting of an individual, who was a founder, his immediate family and two family trusts (the "M Group")--29.1%; (c) the chief executive officer of the Initial Subsidiaries (the "CEO")--9.7%; and (d) the executive vice president of the Initial Subsidiaries and a family trust (the "EVP")--3.0%. The shareholders and their ownership percentages of Capital Staffing Fund, Inc. prior to the Reorganization were: S Group--48.5%; M Group--24.25 %; CEO--24.25% and EVP--3.0%.

In 1974, the three founders began the industrial staffing services business which became the operations of the Initial Subsidiaries, and these operations expanded to also include franchising of staffing services, PEO services, and funding services to certain franchises. The operations of the Initial Subsidiaries historically have been integrated to provide a single source of human resource services for customers under the direction of a single executive management group and with a centralized administrative and business support center.

The Reorganization consisted of (a) the distribution by the Initial Subsidiaries, which were S corporations, of previously undistributed accumulated taxable earnings to all shareholders, in proportion to their ownership interests, a portion of which was used to repay $4.3 million in notes receivable of Outsource Franchising, Inc. from its shareholders, in proportion to their ownership interests; (b) the contribution to paid-in capital of Synadyne II, Inc. and Synadyne III, Inc. of $4.3 million in notes payable by such Initial Subsidiaries to their shareholders, in proportion to their ownership interests; and (c) the exchange by all of the shareholders of all of their shares of common stock in the Initial Subsidiaries for shares of common stock in Outsource International, Inc., except that the founders in the S Group and M Group received cash and notes for a portion of their common stock, aggregating 5.8% of the total ownership interests in the Initial Subsidiaries (the equivalent of 336,430 shares of common stock of Outsource International, Inc.). The following is a summary of the cash paid, notes issued (which were paid in full at the time of the Offering), cash paid and immediately returned to the Company by the Shareholders for repayment of Outsource Franchising, Inc. notes receivable, contribution to additional paid-in capital, and common stock of Outsource International, Inc. issued in the Reorganization (all dollars in thousands):

                                                Cash Paid                                             Issuance
                                               (Returned to     Notes (Paid       Total            of Common Stock
                                                Repay Notes     At Time of     Shareholder    -------------------------
                               Cash             Receivable)    the Offering)  Distribution      Shares       Percentage
                           -----------        -------------    -------------  -------------   ----------     ----------
          S Group          $     5,841          $    2,502     $      1,420     $  9,763      3,131,667          57.5%
          M Group                3,850               1,251               --        5,101      1,552,315          28.5%
          CEO                      226                 417              325          968        591,249          10.8%
          EVP                      140                 130               --          270        173,557           3.2%
                           -----------          ----------     ------------     --------      ---------         -----

                           $    10,057          $    4,300     $      1,745       16,102      5,448,788         100.0%
                           ===========          ==========     ============                   =========         =====

           Less contribution to additional paid-in capital of notes payable
           of Synadyne II, Inc. and Synadyne III, Inc.                            (4,300)
                                                                                --------

           Net charge to shareholders' equity                                   $ 11,802
                                                                                ========


All shareholders of the Initial Subsidiaries owned virtually the same proportion of the common stock of Outsource International, Inc. after the Reorganization as they owned of the Initial Subsidiaries prior to the Reorganization. Additionally, all of the Subsidiaries were historically an integrated operation under the direction of a single executive management group and with a centralized administrative and business support center, which continued after the Reorganization. Accordingly, the Reorganization was accounted for as a combination of companies at historical cost. The effects of the Reorganization on common stock have been reflected retroactively in the financial statements of prior years.

Subsequent to the Reorganization, all compensation for the three founders (principal shareholders) was discontinued, and the Initial Subsidiaries terminated their elections to be treated as S corporations. The distribution by the Initial Subsidiaries to all shareholders at the time of the Reorganization is subject to adjustment based upon the final determination of taxable income through February 21, 1997. In September 1998, the Company completed and filed its Federal and state tax returns for the period from January 1, 1997 through February 21, 1997. Based on that filing, the Company made an additional distribution of $432,000 to the shareholders at the time of the Reorganization. The distribution was recorded as a reduction of the Company's paid-in capital. Further distributions may be required in the event the taxable income for any period through February 21, 1997 is adjusted due to audits or any other reason (see Notes 6 and 8).

INTERNAL REORGANIZATION: On, January 1, 1999 an internal reorganization was consummated to better align the legal entities on a geographic basis. This internal reorganization had no effect on the consolidated financial position or results of operations of the Company. Outsource International, Inc. retained 100% direct or indirect ownership of all Subsidiaries after this reorganization.

A summary of the Company's significant accounting policies follows:

BASIS OF PRESENTATION: The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Outsource International, Inc. and the Subsidiaries, as well as SMSB Associates ("SMSB"), a Florida limited partnership comprised of the Company's three principal shareholders and the CEO. SMSB, a special purpose entity which leases certain properties to the Company, is consolidated in these financial statements through September 30, 1997, based on the criteria for a non-substantive lessor in Emerging Issues Task Force No. 90-15, due to the control exercised by the Company over the assets of SMSB during that period. Effective October 1, 1997 the Company discontinued the consolidation of SMSB's assets and liabilities in these financial statements, based on the Company's determination that SMSB was no longer a non-substantive lessor as defined by EITF No. 90-15. Intercompany balances and transactions are eliminated in consolidation.

The Company's reportable operating segments are the Tandem division, which provides industrial staffing services, the Synadyne division, which provides PEO services, and the Franchising segment - see Note 15. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that the disaggregated financial results have been prepared using a management approach, which is consistent with the basis and manner in which the Company internally disaggregates financial information for the purposes of assisting in making internal operating decisions.

CHANGE OF FISCAL YEAR-END: The Company filed a Form 8-K during the fourth calendar quarter of 1999 indicating, among other things, its change for financial reporting purposes, effective January 1, 2000, from a fiscal year ended December 31 to a fiscal year ending the 52 or 53 week period ending the Sunday closest to March 31. The Company's transition period (the "Transition Period") is January 1, 2000 though April 2, 2000.

PERVASIVENESS OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The primary estimates underlying the Company's financial statements include the reserve for accounts receivable, the useful lives of goodwill, and accrued liabilities.

REVENUE RECOGNITION: All staffing and PEO revenues are based upon the gross payroll of the Company's staffing and PEO employees plus a corresponding fee. The Company's fee structure is based upon the estimated costs of employment related taxes, health benefits, workers' compensation benefits, insurance and other services offered by the Company plus a negotiated mark-up. All staffing and PEO customers are invoiced on a periodic basis ranging from weekly to monthly. The staffing and PEO revenues, and related costs of wages, salaries, employment taxes and benefits related to worksite employees, are recognized in the period in which those employees perform the staffing and PEO services. Because the Company is at risk for all of its direct costs, independent of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, health benefits and workers' compensation coverage are recognized as revenue by the Company, net of credits and allowances.


FRANCHISE FEE REVENUE RECOGNITION: The Company has executed franchise agreements that require the franchisee to pay an initial, non-refundable fee. In return, the franchisee is provided an exclusive area of operations, use of appropriate Tandem logos, and access to the Company's operating manuals. Prior to May 2000, the initial term of the franchise agreement was generally 10 years. However, any agreement issued subsequent to May 2000 has an initial term of 20 years. Subject to approval, a franchisee may generally renew the agreement upon its expiration, at five year intervals, for up to a maximum additional period of 25 years beyond the initial term. These agreements also provide for continuing fees, comprised of a predetermined percentage of gross profit and or revenues ("Royalties"), and service fees. In return for the required service fee, the Company provides ongoing accounting, information systems and consulting services.



Initial franchise fees, which may be up to $20,000, are generally recognized when substantially all services or conditions relating to the franchise sale have been performed or satisfied by the Company. Costs relating to such fees are charged to selling, general and administrative expenses when incurred. When the fees are collected over an extended period of time and no reasonable basis for estimating collections exists, the fees are recognized as income when received through the use of the installment method. Royalties and the related fees derived from services provided to the franchisees are recognized as revenue when earned and become receivable from the franchisees.



In addition, prior to December 31, 1999, the Company allowed the franchisees to obtain workers' compensation coverage for their temporary service employees and core employees through the Company's own workers' compensation insurance policies and to utilize the Company's payroll funding services, see ("Funding Advances") ("Franchise PEO Services"). Franchise PEO Services revenues, was based on the payroll and other related costs for the industrial personnel provided by the franchisees to their clients, under a relationship whereby the Company was the employer of those industrial personnel. Accordingly, revenues and the related direct costs were recognized by the Company as discussed under "Revenue Recognition" above.


FUNDING ADVANCES: The Company makes advances on behalf of certain of its franchises to fund the payroll and other related costs for industrial personnel provided by those franchises to their clients. The advances are secured by the franchises' accounts receivable from these clients. The Company invoices the clients and receives payment directly from the clients as part of this arrangement. These payments are applied to reimburse outstanding advances, and to pay franchise royalties and the fee charged for these funding and billing services, with any remaining amounts remitted to the franchise. The funding fee is charged and recognized as revenue by the Company as the weekly invoices are produced.

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost and depreciated or amortized on straight-line bases over the estimated useful service lives of the respective assets. Leasehold improvements are stated at cost and amortized over the shorter of the term of the lease or estimated useful life of the improvement. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful life of buildings is 39 years, while the estimated useful lives of other items range from five to seven years.

LONG-LIVED ASSETS: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", impairments, measured using fair value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable and the projected future undiscounted cash flows attributed to the assets are less than their carrying values - see Note 4.






INTANGIBLE ASSETS: Intangible assets are comprised of goodwill, territory rights and other identifiable intangible assets. Goodwill relates to the excess of cost over the fair value of net assets of the businesses acquired excluding territory rights. Territory rights represent the excess of cost over the fair value of net assets of businesses acquired operating as franchises of the Company at the date of acquisition. Amortization of goodwill is calculated on a straight-line basis over periods ranging from 15 to 40 years. Amortization of territory rights, which is limited to the term of the franchise agreement, including renewal options, is calculated on a straight-line basis over periods ranging from 15 to 35 years. Other identifiable intangible assets include customer lists, employee lists and covenants not to compete acquired in connection with acquisitions. Such assets are recorded at fair value on the date of acquisition as determined by management with assistance of an independent valuation consultant and are being amortized over the estimated periods to be benefited, ranging from less than one year to 15 years.



Management assesses intangible assets for impairment whenever events or circumstances raise doubt as to the recoverability of an asset's carrying value. Management tests such assets for impairment by comparing the anticipated undiscounted future cash flows over the remaining amortization period to the carrying value of the respective intangible asset. If comparison of undiscounted cash flows indicates the future cash flows will not be adequate to recover the carrying value, the amount of impairment would be determined by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing these analyses, management considers such factors as current results, trends and future prospects, in addition to other relevant factors -- see also Notes 3 and 4.


DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH, RECEIVABLES, FUNDING ADVANCES TO FRANCHISES, ACCOUNTS PAYABLE, ACCRUED EXPENSES EXCEPT WORKERS' COMPENSATION AND INSURANCE, OTHER CURRENT LIABILITIES AND OTHER AMOUNTS DUE FROM AND TO RELATED PARTIES: The carrying amounts approximate fair value because of the short maturity of those instruments. Although the accrued workers' compensation and insurance liability is anticipated to be paid over a number of years, due to the lack of a defined payment schedule and the estimates inherent in establishing the recorded liability amount, management believes that it is not practical to estimate the fair value of this financial instrument.

REVOLVING CREDIT FACILITY AND LONG-TERM DEBT: The carrying amounts approximate the fair value at April 2, 2000, December 31, 1998 and 1999, respectively, because the interest rates on these instruments approximate interest rates currently available for similar borrowings. The carrying amount of the unrealized hedge loss (included in other non-current liabilities) as of December 31, 1998 was based on its fair value determined primarily from information provided by Fleet National Bank, formerly BankBoston, N.A. - see Note 7.

INCOME TAXES: Effective February 21, 1997, the Initial Subsidiaries terminated their elections to be treated as S corporations under applicable provisions of the Internal Revenue Code. Prior to the date such election was terminated, items of income, loss, credits, and deductions were not taxed within the Company but were reported on the income tax returns of the Initial Subsidiaries' shareholders. Accordingly, no provision for income taxes was recorded. The Company has presented the pro forma provision for income taxes and pro forma net loss in its results of operations, calculated as if the Company was treated as a C corporation, for the year ended December 31, 1997 - see Note 14.

Since the Reorganization on February 21, 1997, the Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for (a) the differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income and (b) net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense equals the taxes payable or refundable for the period plus or minus the change in the period of deferred tax assets and liabilities.

WORKERS' COMPENSATION: Effective January 1, 1997 through December 31, 1999, the Company's workers' compensation insurance coverage provided for a $250,000 deductible per accident or industrial illness with an aggregate maximum dollar limit based on 3.5%, 3.5%, 2.4% and 2.2% of covered payroll for Q1 2000 and the years ended December 31, 1999 ("FY 1999"), 1998 ("FY

1998") and 1997 ("FY 1997"), respectively. The Company employs an independent third-party administrator to assist it in establishing an appropriate accrual for the uninsured portion of workers' compensation claims arising in those years, including claims incurred but not reported, based on prior experience and other relevant data. The Company's policy is to accrue worker's compensation expense equal to the fully developed cost of claims incurred up to those maximum dollar limits, using internally generated rates that reflect the specific risk profile of each Company segment in order to allocate the maximum dollar limit between segments. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for certain losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premiums (excluding the profit and administration component) and subject to a maximum additional premium (approximately $0.8 million in 1995 and $1.2 million in 1996).

For claims arising through December 31, 1998, the Company is only required to pay such claims as they actually arise, which may be over a period extending up to 5 years after the related incident occurred. In 1999, the Company selected a prefunded deductible program whereby expected 1999 claims expenses were funded in advance in exchange for reductions in administrative costs. The required advance funding was provided through either cash flows from operations or additional borrowings under the Revolving Credit Facility. This new arrangement adversely affected the Company's ability to meet certain financial covenants in 1999 - see Note 7.

In January 2000, the Company renewed its pre-funded deductible program for a one-year period. Under the new agreement, the Company will fund $10.1 million in 12 installments for projected 2000 claims expenses. This claim fund requirement will be adjusted upward or downward in subsequent quarters based on the projected costs of actual claims incurred during calendar 2000, up to a maximum liability of $19.0 million. In addition, the Company agreed to establish a $3.0 million trust account naming Hartford Insurance Company as beneficiary to secure any liability for claim funding for 1999 and/or 2000 that exceed the pre-funded amounts up to the aggregate maximum cap for each year of $13.6 million and $19.6 million, respectively. This trust is being funded in 11 installments through December 2000, and as of April 2, 2000, the Company had funded $1.0 million into this trust account.

AMORTIZATION OF DEBT DISCOUNT AND ISSUANCE COSTS: The Company records debt discount as a contra-liability and debt issuance costs as a non-current asset. Both are amortized to interest expense using the interest method.

STOCK BASED COMPENSATION: The Company uses the accounting methods prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees", and provides the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-based Compensation" - see Note 11.

ADVERTISING: The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses were approximately $0.2 million, $1.1 million, $1.5 million, and $1.8 million for Q1 2000 and FY 1999, FY 1998 and FY 1997, respectively.


NEW ACCOUNTING PRONOUNCEMENTS AND INTERPRETATIONS: In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 defines derivatives and establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as modified by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The Company intends to implement SFAS No. 133 in its consolidated financial statements as of the first day of fiscal year 2001. Management does not believe that the Company is a party to any transactions involving derivatives as defined by SFAS No. 133. SFAS No. 133 could increase volatility in earnings and other comprehensive income if the Company enters into any such transactions in the future.



In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which among other guidance, clarifies certain conditions to be met in order to recognize revenue. In October 2000, the staff deferred the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 31, 1999. The Company will adopt SAB 101 in fiscal 2001; however, the Company believes that such adoption will not impact the Company's Consolidated Financial Statements.

RECLASSIFICATIONS: Certain reclassifications have been made in amounts for prior periods to conform to current period presentation.

NOTE 2: FUTURE LIQUIDITY

As discussed in Notes 7 and 17 to the Company's Consolidated Financial Statements, the Company's bank financing expired on August 15, 2000 and the Company was, until August 15, 2000, in default of certain acquisition debt subordinated to its bank financing. The Company's borrowing facilities and financial covenants were modified effective October 1, 1999, with a maturity of December 31, 1999, to enable the Company to continue to meet certain financial covenants during 1999. Prior to December 31, 1999, the Company's bank group extended financing through March 31, 2000, and subsequently through August 15, 2000, when these facilities were replaced.

Effective August 15, 2000, the Company entered into a three-year agreement with a syndicate of lenders led by Ableco Finance, LLC, as agent, which replaced the Company's previous senior credit facility with a $33.4 million Revolving Credit Facility and two term loans of $17.6 million and $9.0 million, respectively. In connection with the repayment of the previous credit facility, the Company issued a four-year, $5.3 million subordinated term note to the lenders under the previous credit facility.

Simultaneously with the closing of the new credit facility, the Company amended certain of its outstanding acquisition notes payable to provide for the payment of interest only for a period of three years followed by two years of equal monthly installments of principal and interest. As a result of the amendments to the acquisition notes payable the Company is no longer in default under those notes - see Note 17.

NOTE 3. RESTRUCTURING, SALE OF OPERATIONS AND ASSETS HELD FOR DISPOSITION

On August 6, 1999, the Company announced the following actions to improve its short-term liquidity, concentrate its operations within one core segment (Tandem, its flexible staffing division) and improve its operating performance within that segment:

(i) the sale of Office Ours, the Company's clerical staffing division, effective August 30, 1999. The Company received proceeds at closing of $1.9 million, not including $0.1 million, which was held in escrow until January 24, 2000, subject to verification of sold accounts receivable, and another $0.1 million held in escrow subject to compliance with warranties and representations. Approximately $0.5 million of the proceeds was used to satisfy obligations under the Securitization Facility and the remainder was applied to the Revolving Credit Facility - see Note 7. A gain of $0.5 million has been included as a component of other income in the Company's consolidated statement of operations for the year ended December 31, 1999. Revenues of Office Ours, prior to the sale, were $5.3 million, $8.1 million and $6.7 million for FY 1999, FY 1998 and FY 1997, respectively. The loss before taxes for these operations, on a basis consistent with the segment information presented in Note 15, was $0.3 million, $0.4 million and $0.2 million for the FY 1999, FY 1998 and FY 1997, respectively.

(ii) the engagement of an investment banking firm to assist in the evaluation of the possible sale, or other strategic options, of Synadyne, the Company's PEO division. Effective April 8, 2000, the Company sold the operations of Synadyne, for which the Company received proceeds of $3.5 million at closing. In addition, the Company could receive additional proceeds of $1.25 million, which is dependent on certain performance criteria for the one year period subsequent to the sale. Revenues of Synadyne, prior to the sale, were $44.8 million, $224.5 million, $202.9 million and $177.0 million for Q1 2000, FY 1999, FY 1998 and FY 1997, respectively. The (loss) income before taxes for these operations, on a basis consistent with the segment information presented in Note 15, was ($0.3) million, $1.4 million, $0.7 million and $0.5 million for Q1 2000, FY 1999, FY 1998 and FY 1997, respectively; and

(iii) a reduction of the Company's flexible staffing and support operations (the "Restructuring") consisting primarily of: the sale, franchise, closure or consolidation, as of April 2, 2000, of 28 of the 117 Tandem branch offices existing as of June 30, 1999; a reduction of the Tandem and corporate support center employee workforce by 110 employees (approximately 11% of the Company's workforce) as of April 2, 2000, and a then anticipated additional reduction of 59 employees by June 30, 2000. A total of 47 branch offices have been or will be eliminated in connection with the restructuring, 28 of which have been sold, franchised, closed, or consolidated as of April 2, 2000. These offices were not or are not expected to be adequately profitable in the near future or are inconsistent with the Company's operating strategy of clustering offices within specific geographic regions. The restructuring charge accrual and its utilization are as follows:

                                                             Utilization        Balance    Charges to      Utilization
                                            Original     -------------------       At    (Reversals of)  ---------------- Balance At
(Amounts in Thousands)                       Charge       Cash      Non-cash    12/31/99   Operations    Cash    Non-cash   4/2/00
                                            --------     -------    --------    -------- --------------  -----   -------- ----------

Employee severance and
    other termination benefits              $  4,040     $ 1,318     $    --     $ 2,722     $ (204)     $ 379     $ --     $ 2,139

Professional fees                              1,205       1,171          --          34        459        459       --          34

Lease termination and write-down of
    leasehold improvements at closed
    offices                                      400         295          --         105          1         57       --          49

Other restructuring charges                      146         102          --          44         33         44       --          33
                                            --------     -------     -------     -------     ------      -----     ----     -------

Accrued restructuring charges                  5,791       2,886          --       2,905        289        939       --       2,255

Write-down to fair value/loss
    on sale of assets identified
    for disposition                            5,429          --       5,429          --         67         --       67          --
                                            --------     -------     -------     -------     ------      -----     ----     -------

Total restructuring and asset
    impairment activity                     $ 11,220     $ 2,886     $ 5,429     $ 2,905     $  356      $ 939     $ 67     $ 2,255
                                            ========     =======     =======     =======     ======      =====     ====     =======


The original $11.2 million restructuring charge includes $4.0 million for severance and other termination benefits, $1.2 million for professional fees, and $0.6 million in lease termination and other charges. Severance and other termination benefits were decreased by $0.2 million in Q1 2000 to reflect a reduction of amounts to be paid in connection with certain severance packages accrued in 1999 since certain employees of offices sold and franchised to third parties would continue employment with such buyers or franchisees. Severance and other termination benefits includes retention bonuses paid to certain employees that remained with the Company through December 31, 1999. As of December 31, 1999, and April 2, 2000, the Company had terminated 107 and 110 employees, respectively, in conjunction with its restructuring activities.



The remaining liability of $2.1 million for severance and other termination benefits as of April 2, 2000 consists of (i) $1.1 million for six employees terminated in 1999 and in Q1 2000 and (ii) $1.0 million for 56 employees that were scheduled to be terminated by June 30, 2000, and will be paid over a period of one week to 24 months from the balance sheet date.



Professional fees of $1.2 million included in the original restructuring charge were primarily amounts paid to Crossroads Capital Partners, LLC for its services related to the Restructuring during the third and fourth quarters of 1999 - see
Note 8. During Q1 2000 the Company recorded additional restructuring charges for professional fees of $0.5 million. The Company expects to substantially complete these restructuring activities by October 31, 2000.


The Company utilized $0.1 million and $0.4 million of the restructuring charge during Q1 2000 and FY 1999, for the costs of terminating leases as well as writing down the carrying value of leasehold improvements and other assets not usable in other Company operations.


The $5.4 million write-down of assets identified for disposition, recognized in the Company's results of operations for the year ended December 31, 1999, relates to 27 Tandem offices, as follows: (i) a $0.4 million loss related to two staffing offices in Nevada purchased by the Company in 1998 - one office closed by the Company and one office sold on September 6, 1999 to an unaffiliated party, which paid a nominal amount and entered into a standard franchise agreement with the Company for the territory; (ii) a $1.5 million loss related to four staffing offices in North Carolina and South Carolina, purchased by the Company in 1998 - one office closed by the Company and three offices sold on October 18, 1999 to the former franchisee for $1.8 million (comprised of $0.2 million in cash, two promissory notes totaling $0.3 million, and cancellation of the Company's remaining indebtedness from the original acquisition of $1.3 million). As part of this transaction, the Company cancelled covenants not to compete previously given to it by the buyers and certain affiliates and agreed not to compete for 39 months (27 months in the case of franchising) in the counties where the assets are located. This transaction also included an option, which was exercised on November 8, 1999, to purchase, for nominal consideration, one staffing office in Virginia, which had been purchased by the Company from a related party in 1996; and (iii) a $3.5 million write-down related to 20 additional staffing offices based on management's estimate of the ultimate sales prices that will be negotiated for these assets. This estimate was based on letters of intent received from potential buyers of these staffing offices.

Effective February 28, 2000, the Company sold its staffing office in the state of Washington for $0.3 million. The sales price was comprised primarily of a promissory note of $0.2 million.

Based on changes of the estimated fair value of certain assets held for disposition as of April 2, 2000, the Company recorded an additional $0.1 million write-down of assets to fair value, which was charged to restructuring costs in Q1 2000. The charge for the write-down of assets held for disposition was increased by $0.1 million in Q1 2000 and is subject to future adjustments as the Company negotiates the actual sales prices of the assets that remain to be sold.

As of April 2, 2000, 19 Tandem offices remained to be sold as part of the Restructuring, and the Company had classified the related tangible and intangible assets, excluding cash, accounts receivable and deferred income taxes, as assets held for disposition. As of September 30, 1999, the Company had also classified the assets of the Synadyne division as assets held for disposition; however, when it became apparent that certain assets would not be sold in connection with the disposition of Synadyne, those assets were removed from such classification. Upon classification as assets held for disposition, the Company discontinued the related depreciation and amortization for these assets, which reduced operating expenses by approximately $0.4 million and $0.4 million during Q1 2000 and FY 1999, respectively. The estimated fair value of these assets held for disposition was based, in some cases, on management's judgment. Accordingly, actual results could vary significantly from such estimates.

In connection with the corporate support center workforce reductions and the anticipated disposition of Synadyne, the corporate support center building was sold on December 29, 1999. The Company received $6.1 million in net proceeds from the sale of the support center building and certain assets, of which $3.8 million was used to extinguish the mortgage obligations, $1.4 million was used to reduce the Company's bank debt and $0.9 million was put in escrow, and will be released in installments through October 1, 2002. In connection with the sale, the Company recorded a gain of approximately $50,000 in its FY 1999 results of operations.

  The Company's assets held for disposition as of April 2, 2000 and December 31, 1999 are stated at the lower of original cost (net of accumulated depreciation or amortization) or fair value (net of selling and disposition costs) and presented in thousands, as follows:

                                         Net Original Cost
                               ------------------------------------
                                Property     Goodwill and              Lower of
                                  and           Other                  Cost or
                               Equipment  Intangible Assets  Total    Fair Value
                               ---------  ----------------- -------   ----------
AS OF APRIL 2, 2000
Tandem branch offices            $ 619         $ 5,284      $ 5,903    $ 2,167
Synadyne division                   --             242          242        242
                                 -----         -------      -------    -------
                                 $ 619         $ 5,526      $ 6,145    $ 2,409
                                 =====         =======      =======    =======

AS OF DECEMBER 31, 1999
Tandem branch offices            $ 640         $ 5,279      $ 5,919    $ 2,250
Synadyne division                   --             189          189        189
                                 -----         -------      -------    -------
                                 $ 640         $ 5,468      $ 6,108    $ 2,439
                                 =====         =======      =======    =======

As part of the Restructuring efforts, the Company classified assets with a carrying value of $11.8 million as assets held for disposition. As described above, the Company sold Tandem branch offices and the corporate support center building, with a combined carrying value of $8.1 million during the third and fourth quarters of FY 1999 and Q1 2000. Certain Synadyne assets, with a carrying value of $1.3 million, were removed from such classification as of December 31, 1999 when it became apparent that they would not be sold in connection with the sale of the Synadyne operations on April 8, 2000. The Company expects to sell or abandon the remainder of the assets held for disposition before October 31, 2000.

The Tandem operations held for sale as of April 2, 2000, as well as those sold, franchised, closed or consolidated as part of the Restructuring prior to that date, recorded revenues of $10.6 million, $63.1 million, $67.2 million and $42.3 million for Q1 2000, FY 1999, FY 1998 and FY 1997. The income (loss) before taxes for these operations, on a basis consistent with the segment information presented in Note 15, was a ($0.3) million net loss, ($1.8) million net loss, ($0.3) million net loss and net income of $1.3 million for Q1 2000, FY 1999, FY 1998 and FY 1997, respectively. See Note 15 for Synadyne segment information.

NOTE 4. ACQUISITIONS

Goodwill and other intangible assets consist of the following amounts, which are presented in thousands and, with respect to the December 31, 1999 balances, are after the effect of (i) the impairment reduction discussed later in this note,
(ii) the reclassification of
assets identified for disposition, including the sale of a former Tandem office in Nevada, North Carolina and South Carolina - see Note 3 and (iii) the sale of the Office Ours division - see Note 3:


                                                                             December 31,
                                                         April 2,       ----------------------         Weighted Average
                                                           2000           1999           1998        Amortization Periods
                                                         -------        -------        -------       --------------------
                                                                          (Amounts in thousands)
      Goodwill                                           $23,809        $23,809        $32,806               30.2
      Territory rights                                    20,398         20,398         24,743               34.3
      Customer lists                                       7,720          7,720         10,105                6.5
      Covenants not to compete                             1,561          1,561          2,191                9.0
      Employee lists                                         291            291            417                0.1
                                                         -------        -------        -------

      Goodwill and other intangible assets                53,779         53,779         70,262               27.6
      Less accumulated amortization                       (7,996)        (7,262)        (6,000)
                                                         -------        -------        -------

      Goodwill and other intangible assets, net          $45,783        $46,517        $64,262               25.1
                                                         =======        =======        =======







The following acquisitions have been accounted for as purchases. The results of operations of the acquired businesses are included in the Company's consolidated statements of operations from the effective date of acquisition. The additional payments based on future gross profit of certain acquired businesses are not contingent on the continued employment of the sellers. Such additional amounts, if paid, will be recorded as additional purchase price and increase goodwill. The purchase prices are stated before adjustments to reflect imputed interest on acquisition financing and do not include acquisition related professional fees and other costs capitalized as additional purchase price.

In addition, effective August 15, 2000, the Company, as part of its refinancing efforts, renegotiated its unpaid acquisition notes payable, which are subordinated to the Company's bank financing. The Company's outstanding obligation for these acquisition notes payable was $6.9 million as of April 2, 2000 - see Note 17. The financing arrangements discussed below reflect the original contractual provisions at the time of acquisition.

In January 1995, the Company purchased the franchise rights for two staffing locations and converted these locations to Company-owned locations. At the time of the transaction, three of the four shareholders of the franchise were shareholders with a cumulative controlling interest in the Company. Therefore, the acquisition was accounted for as a business combination of entities under common control and treated as the purchase of the remaining minority interest in the franchise. No material tangible assets were acquired. During 1995 and 1996, $0.3 million and $1.1 million, respectively, of the purchase price was accrued, with $0.2 million and $1.0 million payable to shareholders of the Company in 1995 and 1996, respectively, recorded as a distribution and the remainder as goodwill. The Company agreed that the remaining payments to the minority interest would be no less than $40,000 per year from 1997 through 1999 and no less than $150,000 on a cumulative basis for that three year period. In December 1997, the Company paid $141,000 to the minority interest, which was the final amount due under the renegotiated terms of the purchase agreement.

In April 1996, the Company purchased the franchise rights for eight flexible staffing locations and converted these locations to Company-owned locations. Some shareholders of the two franchises were shareholders of the Company but did not hold a controlling interest in the Company. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay $4.9 million with $0.8 million due at closing and a note for the remainder to be paid in 60 monthly installments plus 10.0% per annum interest through July 1, 1996 and 14.0% per annum interest thereafter. On February 21, 1997, these payment terms were renegotiated. The renegotiated terms called for a payment of $1.3 million against the outstanding balance and a note for the remainder of $2.6 million to be paid in 48 equal monthly installments including interest of 14.0% per annum, commencing April 1, 1997, but fully payable at the time of an initial public offering. The remaining outstanding balance was accordingly paid at the time of the Offering, except for $0.1 million repaid in March 1998.

During 1997, the Company purchased the franchise rights from three franchisees for 13 flexible staffing locations and converted these locations to Company-owned locations. The total purchase price was $11.1 million in cash and notes. During 1997, the Company also purchased five flexible staffing operations, none previously affiliated with the Company, with 17 locations. The total initial purchase price was $14.2 million in cash and notes, plus certain sellers received options to purchase a total of 8,126 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued March 12, 1997 and were still outstanding at April 2, 2000 - see
Note 11. During 1997 and 1998, the initial contractual purchase prices of the two of the aforementioned acquisitions were reduced by a total of $0.6 million, based on the gross profit from the acquired locations for the two years following the acquisition.

During the first quarter of 1998, the Company purchased the franchise rights from four franchisees for six flexible staffing locations and converted these locations to Company-owned locations. The total purchase price was $5.5 million in cash and notes. During the first quarter of 1998, the Company also purchased two flexible staffing operations, none previously affiliated with the Company, with 18 locations. The total purchase price was $4.8 million in cash and notes. Immediately following one of the acquisitions, the Company sold four of the acquired locations to a franchisee of the Company in exchange for the issuance of a $0.8 million note, payable over five years plus interest at 8.0% per annum.

During the first quarter of 1998, the Company purchased 100% of the common stock of Employment Consultants, Inc., X-tra Help, Inc. and Co-Staff, Inc. (none previously affiliated with the Company), which were flexible staffing operations with four locations. The total purchase price (which includes $2.5 million for the excess of net tangible assets over liabilities assumed) was $11.7 million, paid in cash, notes and $0.8 million in the Company's common stock (57,809 shares) delivered at closing. One of the notes may increase without limit or decrease by up to $875,000 based on the gross profit from the acquired locations for the two years following the acquisition. For example, in the event gross profit for those two years was equal to 1997 gross profit, the note would decrease by approximately $125,000 or, in the event gross profit increased by 25% in each of those two years as compared to the prior year, the note would increase by approximately $150,000. Based on performance stipulations, the note to the seller was increased by $0.1 million in FY 1999. Certain sellers received options to purchase a total of 6,000 shares of the Company's common stock at fair market value on the date of issuance. Such options were issued January 31, 1998 and were still outstanding at April 2, 2000.

Effective February 16, 1998, the Company purchased the franchise rights from one franchise group for four flexible staffing locations and converted these locations to Company-owned locations. The shareholders of the franchise group are shareholders of the Company but do not hold a controlling interest in the Company. The purchase price was $6.9 million, with $5.0 million paid in cash at closing plus the issuance of a note for $1.7 million bearing interest at 7.25% per annum (imputed at 8.75% for financial statement purposes) and payable quarterly over three years. The remaining $0.2 million of purchase price represents the Company's assumption of approximately $0.1 million of the seller's liabilities under certain employment contracts and the Company's agreement to reduce by approximately $0.1 million the sellers' obligation to the Company in connection with the termination of their remaining franchise agreements with the Company - see Note 11. See Note 8 regarding options for certain franchise territories also granted in connection with this transaction. During the second quarter of 1998, the Company also purchased the franchise rights from three franchisees for five flexible staffing locations and converted these locations to Company-owned locations. The total purchase price was $1.6 million in cash and notes.

During the second quarter of 1998, the Company purchased four flexible staffing operations, none previously affiliated with the Company, with a total of five locations. The total purchase price was $9.2 million, with $7.1 million paid in cash at closing (which included $0.9 million placed in escrow) plus notes issued for $2.1 million. The escrowed portion was payable to one of the sellers approximately fourteen months after closing, less any portion paid to the Company as compensation for any losses resulting from certain breaches of one of the asset purchase agreements. The Company was obligated for (i) an additional payment to one of the sellers equivalent to any increase in the amount of gross profit of the locations acquired from such seller for the twelve months ending May 31, 1999, as compared to the greater of a contractually defined amount or the gross profit of those locations for the twelve months ended March 31, 1998 and (ii) an additional payment up to $0.2 million, of which the Company paid $0.2 million to the seller in FY 1999, contingent primarily upon the gross profit of one of the acquired locations for the twelve months following the acquisition.

During the third and fourth quarters of 1998, the Company (i) purchased the franchise rights from two franchisees for three flexible staffing operations and converted these locations to Company-owned locations and (ii) purchased certain PEO operations from an unaffiliated party which were immediately transferred to existing Company locations. The total purchase price was $1.2 million in cash and the Company's assumption of liabilities. Approximately $0.1 million of this purchase price is contingent upon the gross profit of certain of the acquired locations for the three years following the acquisition, and this amount may increase to $0.5 million. The Company was obligated for additional payments to another of the sellers of up to $125,000 based on the gross profit of the location acquired from such seller for the twelve months ended December 31, 1998 and the workers' compensation premium related to that location for the six months ended December 31, 1998. As of April 2, 2000, no additional payments had been made by the Company based on the aforementioned contractual stipulations.


PRO FORMA RESULTS OF OPERATIONS: The following unaudited pro forma results of operations have been prepared assuming the 1998 and 1997 acquisitions described above, including the acquisition of franchise rights, had been consummated as of the beginning of the periods presented, including adjustments to the historical financial statements for additional amortization of intangible assets, increased interest on borrowings to finance the acquisitions and discontinuance of certain compensation previously paid by the acquired businesses to their shareholders. The unaudited pro forma operating results are not necessarily indicative of operating results that would have occurred had these acquisitions been consummated as of the beginning of the period presented, or of future operating results. In certain cases, the operating results for periods prior to the acquisition are based on (a) unaudited financial statements provided by the seller or (b) an estimate of revenues, cost of revenues and/or selling, general and administrative expenses based on information provided by the seller or otherwise available to the Company. In these cases, the Company has made an attempt to obtain the most complete and reliable financial information and believes that the financial information it used is materially accurate, although the Company has not independently verified such information.


The pro forma operating results include 1998 acquisitions which have been disposed of or identified as subject to disposition as part of the Restructuring
- see Note 3. These 1998 acquisitions, as well as the Wisconsin operations discussed below, recorded historical revenues for the year ended December 31, 1999 and Q1 2000 of $15.3 million and $0.0 million, respectively, and the pro forma results include revenues for these operations for FY 1998 of $21.3 million. The Company sold the operating assets of its 1998 Tandem staffing office acquisition in Wisconsin to an affiliate of the former owner on October 25, 1999 for $2.4 million, comprised of $0.4 million in cash, a promissory note of $1.1 million and cancellation of the Company's remaining indebtedness to the buyer of $0.9 million arising from the original acquisition. As part of this transaction, the Company cancelled covenants not to compete previously given to it by the buyers and certain affiliates and agreed not to compete for 60 months in certain Wisconsin counties. In addition, the buyer agreed not to compete in certain other Wisconsin counties for 60 months and granted the Company a seven year, first right-of-refusal on any subsequent sale by the buyer of the acquired business.

                                                                                    Year Ended December 31,
                                                                         ---------------------------------------------
                                                                           1998                                1997
                                                                         ----------                         ----------
                                                                         (Amounts in Thousands, Except Per Share Data)
    Unaudited Pro Forma:
    Net revenues                                                         $  584,991                         $  551,301
    Operating (loss) income                                                  13,108                             15,839
    Income before provision for income taxes and extraordinary item           6,934                              1,700
    Income before extraordinary item                                          5,124                              1,188

The following unaudited pro forma information, as adjusted, has been prepared on the same basis as the preceding data and also reflects the pro forma adjustment for income taxes and weighted average shares outstanding as disclosed in the Company's consolidated balance sheets, except that the number of weighted average shares has been increased by 57,809 basic and 143,701 diluted shares for the year ended December 31, 1997 and 4,923 basic and diluted shares for the year ended December 31, 1998, in order to reflect adjustments for (i) the calculation of proceeds from the exercise of warrants associated with certain debt utilized to finance the above acquisitions and (ii) the timing of the issuance of common stock and options in connection with those acquisitions.

                                                                               Year Ended December 31,
                                                                   ----------------------------------------------
                                                                      1998                                1997
                                                                   ----------                          ----------
                                                                    (Amounts in Thousands, Except Per Share Data)
Unaudited Pro Forma as Adjusted:
Income before provision for income taxes
 and extraordinary item                                            $    6,934                          $    1,700
Pro forma provision for income taxes                                    1,810                                 877
                                                                   ----------                          ----------
Pro forma income before extraordinary item                         $    5,124                          $      823
                                                                   ==========                          ==========
Weighted average common shares outstanding:
  Basic                                                             8,608,444                           6,113,248
                                                                   ==========                          ==========
  Diluted                                                           9,924,415                           7,464,063
                                                                   ==========                          ==========
Earnings per share, before extraordinary item:
  Basic                                                            $      .60                          $      .13
                                                                   ==========                          ==========
  Diluted                                                          $      .52                          $      .11
                                                                   ==========                          ==========

In accordance with SFAS No. 121, management assesses on an ongoing basis if there has been an impairment in the carrying value of its long-lived assets. During the third and fourth quarters of 1999, it was determined that the undiscounted future cash flows over the remaining amortization period of certain intangible assets indicated that the value assigned to the intangible asset might not be recoverable, and as such, the carrying value of the respective intangible asset was reduced. The operating results of these acquired offices had declined over time, primarily due to the attrition of customers existing as of the respective acquisition dates. The amount of the impairment ($2.6 million included in operating expenses for FY 1999) was primarily determined by comparing anticipated discounted future cash flows from the acquired businesses with the carrying value of the related assets. In performing this analysis, management considered such factors as current results, trends and future prospects, in addition to other relevant factors.


The original carrying value of the goodwill and other intangible assets exceeded the discounted projected cash flow by approximately $2.1 million for three 1998 acquisitions, one 1997 acquisition, and one 1996 acquisition. The $2.1 million impairment was comprised of goodwill of $1.2 million, territory rights of $0.4 million, and other intangible assets of $0.5 million. The Company also recorded an impairment as of September 30, 1999 of $0.4 million based on the October 1999 sale of its 1998 Tandem acquisition in Wisconsin, as discussed above. In addition, the Company recognized an impairment of $0.1 million arising from doubt concerning the Company's ability to enforce a non-compete agreement with the former owner of an acquisition in Illinois.


NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                       April 2,           December 31,
                                                       --------      -----------------------
                                                         2000          1999           1998
                                                       --------      --------       --------
                                                              (Amounts in Thousands)

Buildings and land                                     $    816      $    816       $  6,210
Furniture, fixtures and equipment                         8,303         7,766          9,158
Computer software                                         6,421         6,364          6,187
Leasehold improvements                                    2,111         2,059          2,756
Vehicles                                                    497           516            592
                                                       --------      --------       --------

Property and equipment                                   18,148        17,521         24,903
Less accumulated depreciation and amortization           (8,994)       (8,290)        (7,275)
                                                       --------      --------       --------
Property and equipment, net                            $  9,154      $  9,231       $ 17,628
                                                       ========      ========       ========

Depreciation and amortization expense for property and equipment for Q1 2000, FY 1999, FY 1998 and FY 1997 was $0.7 million, $3.4 million, $3.1 million, and $2.3 million, respectively.


As part of the Restructuring, during FY 1999 the Company classified certain assets previously recorded as property and equipment to assets held for disposition. The carrying value of those assets transferred was comprised of (i) the corporate support center building, (ii) furniture, fixtures and equipment,
(iii) software, and (iv) leasehold improvements, was $6.7 million. In addition, assets with a carrying value of $0.4 million were sold as part of the disposition of Office Ours - see Note 3. The Company engaged an independent firm to evaluate the fair market value of the corporate support building in which it was determined that the fair market value of the building exceeded its carrying value as of the date of its classification as held for disposition. The remaining assets related to staffing offices sold or franchised as part of the Company's restructuring efforts were written down to fair value based on either the actual sales prices negotiated or management's estimate of the ultimate sales prices to be negotiated for these assets, based on letters of intent secured from potential purchasers.


NOTE 6. INCOME TAXES

The net deferred tax asset as of April 2, 2000, December 31, 1999 and 1998 includes deferred tax assets and liabilities attributable to the items in the table below, including amounts recorded as a result of the February 21, 1997 termination of the elections by the Initial Subsidiaries to be treated as S corporations, in thousands:

                                                                                  April 2,                December 31,
                                                                                 ---------         --------------------------
                                                                                   2000              1999              1998
                                                                                 ---------         ---------         --------
                  CURRENT:
                  Workers' compensation accrual                                  $   4,511         $   4,766         $  4,048
                  Debt discount and valuation adjustment related to                     --                --              678
                  warrants
                  Allowance for doubtful accounts                                      536               935              741
                  Change from cash to accrual tax basis                               (386)             (499)            (483)
                  Net operating loss carryforward                                       --             2,899               --
                  Employment tax credit carryforward                                    --             2,179            1,476
                  Restructuring costs                                                  868             1,168               --
                  Other                                                                 74               320              (91)
                                                                                 ---------         ---------         --------

                  Net current deferred tax asset, included in prepaid
                    expenses and other current assets                                5,603            11,768            6,369
                                                                                 ---------         ---------         --------

                  NON CURRENT:
                  Fixed assets and intangible assets basis differences               2,404             2,030             (646)
                  Net operating loss carryforward                                    4,420                --               --
                  Employment tax credit carryforward                                 2,327               (11)            (540)
                  Other                                                                148               285              549
                                                                                 ---------         ---------         --------

                  Net non-current deferred tax asset (liability)                     9,299             2,304             (637)
                                                                                 ---------         ---------         --------

                  Net deferred tax asset before valuation allowance                 14,902            14,072            5,732

                  Less: Valuation allowance                                        (14,902)          (14,072)              --
                                                                                 ---------         ---------         --------

                  Net deferred tax asset                                         $      --         $      --         $  5,732
                                                                                 =========         =========         ========

In FY 1998, the net current deferred tax asset of $6.4 million is included in other current assets and the net non-current deferred tax liability of $0.6 million is included in other non-current liabilities.

The provision for income taxes in FY 1999 consists of the valuation allowance of $14.1 million offset by potential tax benefits of $9.9 million resulting from losses incurred in that period, and was increased by the $0.9 million tax benefit resulting from losses during Q1 2000. The valuation allowance was established by the Company in FY 1999, and increased in Q1 2000, because it was not clear that utilization of the tax benefits resulting from operating losses and other temporary differences were "more likely than not" to be realized, as required by SFAS 109.


During the quarter ended July 2, 2000, the Company reduced the deferred tax asset valuation allowance by $7.7 million, which is expected to be realized through utilization of the existing net operating loss carryforward, relating to the extinguishment gain of approximately $8.5 million ($13.8 million, less $5.3 million of income tax) to be recorded in the quarter ending October 1, 2000 (see
Note 7), and through taxable income from future operations. The Company's expectations of future taxable income are consistent with past operating history and do not incorporate operating improvements to achieve such income. The Company's provision for income taxes may be impacted by adjustments to the valuation allowance that may be required if management's assessment changes regarding the realizability of the deferred tax assets in future periods.


The employment tax credit carryforward of $2.3 million as of April 2, 2000 will expire during the years 2012 through 2020. The employment tax credits recorded by the Company from February 21, 1997 through December 31, 1999 include Federal Empowerment Zone ("FEZ") credits which represent a net tax benefit of $0.6 million. Although the Company believes that these FEZ credits have been reasonably determined, the income tax law addressing how FEZ credits are determined for staffing companies is evolving and the Company's position with regard to the calculation of the FEZ credit has been challenged by the Internal Revenue Service.

During FY 1999, the Company received a preliminary report from the IRS proposing adjustments to the previously reported taxable income and tax credits for certain of the Company's subsidiaries for the years ended December 31, 1994, 1995 and 1996. Since that time, and as a result of analysis and discussions with the Company, the proposed adjustments have been modified. The Company is currently evaluating the merits of these proposed adjustments with the original shareholders. Since the subsidiaries were "S" corporations for the periods under examination, the proposed adjustments, if ultimately accepted or proven to be appropriate, would not result in a materially unfavorable effect on the Company's results of operations, although additional shareholder distributions, of at least $2.0 million, could result as discussed in Note 8.

The components of the income tax provision (benefit) are as follows:

                                                   Quarter Ended              Year Ended December 31,
                                                   -------------     ----------------------------------------
                                                   April 2, 2000      1999            1998             1997
                                                   -------------     -------         -------          -------
                                                                      (Amounts in thousands)
                   Federal - Current                  $   --         $(1,816)          1,682          $ 2,054
                   State - Current                        --             208             362              494
                   Federal - Deferred                   (766)         (6,637)           (357)          (2,235)
                   State - Deferred                     (132)         (1,704)            (76)            (382)
                                                      ------         -------         -------          -------

                   Income tax provision (benefit)       (898)         (9,949)          1,611              (69)
                   Change in valuation allowance         898          14,072              --               --
                                                      ------         -------         -------          -------

                   Income tax provision (benefit)     $   --         $ 4,123         $ 1,611          $   (69)
                                                      ======         =======         =======          =======

During FY 1997, the Company recorded a $6.6 million income tax benefit as a direct reduction of the extraordinary loss arising from early debt retirement - see Note 7. The extraordinary expense of $1.4 million recognized by the Company in FY 1998 represents a reduction of the FY 1997 tax benefit, arising from the final valuation for income tax purposes of the deduction allowable to the Company related to warrants to purchase 392,896 shares of the Company's common stock. The warrants were issued by the Company and placed into escrow in FY 1997 but the ultimate recipient was not determined until February 21, 1999 - see Note
7. Although the Company recognized a tax benefit in FY 1997 associated with the debt discount amortization expense for these warrants, the benefits were initially recorded as a deferred tax asset since these expenses would be tax deductible by the Company as interest expense only if and when the warrants were released to the Senior Note Holders and only to the extent of the fair value of the warrants upon release. As the public market price of the Company's shares on February 21, 1999 was less than the public market price on the Offering valuation date, the estimated tax benefit initially recorded was adjusted to the tax benefit as finally determined. In addition to the $1.4 million extraordinary item, another $141,000 expense was included in the Company's FY 1998 income tax provision due to the adjustment for tax return purposes of the FY 1997 put warrants valuation adjustment - see Note 7 associated with these warrants.

The Company's effective tax rate differed from the statutory federal rate of 35%, as follows:

                                                      Quarter Ended                     For the Year Ended December 31,
                                                    ----------------   ------------------------------------------------------------
                                                      April 2, 2000           1999                 1998                  1997
                                                    ----------------   ------------------  --------------------  ------------------
           (Amounts in Thousands):                   Amount   Rate      Amount     Rate      Amount      Rate      Amount     Rate
           -----------------------                  -------  -------   --------   -------  ---------  ---------  ---------  -------
Statutory rate applied to income before
   income taxes and extraordinary item              $ (932)  (35.0)%   $(9,364)    (35.0)%  $2,272      35.0%     $  249      35.0%
Increase (decrease) in income taxes resulting from:
   State income taxes, net of federal benefit          (88)   (3.3)       (987)     (3.7)      189       2.9          74      10.4
   Effect of termination of S corporation status        --      --          --        --        --        --        (424)    (59.6)
   Loss prior to termination of S corporation status    --      --          --        --        --        --          59       8.2
   Put warrants valuation adjustment                    --      --          --        --       141       2.2         445      62.6
   Employment tax credits                              (97)   (3.6)       (285)     (1.1)     (975)    (15.0)       (551)    (77.4)
   Nondeductible expenses                               29     1.1         299       1.1       215       3.3          57       8.0
   Other                                               189     7.1         388       1.5      (231)     (3.6)         22       3.1
                                                    ------    ----     -------     -----    ------      ----      ------      ----
Total before change in valuation allowance            (899)  (33.7)     (9,949)    (37.2)    1,611      24.8         (69)     (9.7)
Change in valuation allowance                          899    33.7      14,072      52.6        --        --          --        --
                                                    ------   -----     -------     -----    ------      ----      ------      ----
Total                                                   --      --%    $ 4,123      15.4%   $1,611      24.8%     $  (69)     (9.7)%
                                                    ======   =====     =======     =====    ======      ====      ======      ====

NOTE 7. DEBT

SENIOR DEBT FACILITIES

For a discussion of refinancing of debt facilities subsequent to April 2, 2000, see Note 17.

As of April 2, 2000, the Company's primary sources of funds for working capital and other needs were (i) a $25.5 million credit line (the "Revolving Credit Facility"), including existing letters of credit of $5.0 million and (ii) a $50.0 million credit facility, based on and secured by the Company's accounts receivable (the "Receivable Facility"), with the Fleet Group. Effective April 13, 2000, due in part to the sale of the Company's Synadyne operation, the maximum availability under the Receivable Facility was reduced from $50.0 million to $33.0 million. Effective May 1, 2000, the maximum availability under the Revolving Credit Facility was reduced from $25.5 million to $25.3 million (including existing letters of credit of $4.8 million), and effective in June 2000, the maximum availability under the Revolving Credit Facility was increased to $26.1 million to provide for the Company's seasonal increase in working capital requirements.

Prior to their expiration, the Receivable Facility bore interest at Fleet's prime rate plus 2.0% per annum, which was 11.0% and 10.5% as of April 2, 2000 and December 31, 1999, respectively, while the Revolving Credit Facility bore interest at prime plus 5.0% per annum, which was 14.0% and 13.5% as of April 2, 2000 and December 31, 1999, respectively. The weighted average interest rate payable on the outstanding balances during the period, exclusive of related fees and expenses, was approximately 12.0% per annum in Q1 2000, compared to approximately 7.1% per annum under the previous agreements. As of April 2, 2000 and December 31, 1999, the Company had outstanding borrowings of $16.2 million and $14.9 million under the Revolving Credit Facility and $34.6 million and $42.2 million under the Receivable Facility, respectively.

The above agreements with the Fleet Group, which were effective October 1, 1999 replaced the previously existing $50.0 million securitization facility (the "Securitization Facility") and amended the previously existing $29.9 million revolving credit facility (which included letters of credit of $8.4 million) (i) reducing the maximum availability to $25.5 million, including existing letters of credit of $5.0 million, (ii) eliminating certain financial covenants and
(iii) adding events of default, including a provision enabling the lenders' syndicate to increase the stated interest rate and/or accelerate the maturity date of the facility if, in their sole discretion, the lenders were not satisfied with the Company's business operations or prospects. Outstanding amounts under the Revolving Credit Facility were secured by substantially all of the Company's assets and the pledge of all of the outstanding shares of common stock of each of its subsidiaries. The agreements also contained terms that increased the weighted average interest rate payable on the outstanding balances during the period, exclusive of related fees and expenses and not including a higher default rate, to approximately 11.2% per annum as of December 31, 1999, and subsequently 12.0% per annum as of April 2, 2000, compared to approximately 7.1% per annum under the old agreements.

Due to the modification of terms discussed above, the Company recorded a $1.4 million expense in the fourth quarter of 1999 from the acceleration of the amortization of certain loan fees, offset by a gain of $0.3 million from the sale of the interest rate hedge. In addition, the Company paid an initial fee related to the Receivable Facility in the fourth quarter of 1999 that was approximately equal to another 1.0% per annum for the three-month term of that loan plus legal fees and other expenses related to both facilities totaling approximately $0.3 million.

The previously existing Securitization Facility, which was terminated October 1, 1999, was a financing arrangement under which the Company could sell up to a $50.0 million secured interest in its eligible accounts receivable to EagleFunding Capital Corporation ("Eagle"), which used the receivables to secure A-1 rated commercial paper. The Company's cost for this arrangement was classified as interest expense and was based on the interest paid by Eagle on the balance of the outstanding commercial paper, which in turn was determined by prevailing interest rates in the commercial paper market and was approximately 5.65% as of December 31, 1998. As of December 31, 1998, a $44.8 million interest in the Company's uncollected accounts receivable had been sold under this agreement and was excluded from the accounts receivable balance presented in the Company's Consolidated Financial Statements.

In addition to the Revolving Credit Facility indebtedness discussed above, the Company had bank standby letters of credit outstanding in the aggregate amount of $5.0 million as of April 2, 2000, of which $4.3 million secured the pre-FY 1999 portion of the workers' compensation obligations recorded as a current liability on the Company's Consolidated Balance Sheet. The remaining $0.7 million, which is supported by a $0.8 million cash escrow balance, is to secure future payments on a capital lease for furniture that was sold as part of the Company's corporate headquarters building.

During April 1999 the Company received $1.6 million from a financial institution in connection with a sales/leaseback transaction, which amount exceeded, at the time of the transaction, the net book value of the property and equipment previously purchased by the Company. The unrealized gain is being deferred and amortized over the life of the assets. The capital lease obligation is repayable over three years at an imputed interest rate of approximately 10.0%.


SUBORDINATED DEBT

In order to remain in compliance with certain covenants in the Revolving Credit Facility, and to reduce the cash impact of scheduled payments under its subordinated acquisition debt, the Company negotiated extensions of the payment dates and modified the interest rates and other terms of certain of its acquisition notes payable in 1999. The Company had not made substantially all of the scheduled payments due and, as a result, was in default on acquisition notes payable having a total outstanding principal balance of $6.9 million as of April 2, 2000. The terms of the acquisition notes payable, which were subordinated to the Revolving Credit Facility and the Receivable Facility, allowed the payees to accelerate terms of payment upon default. Acceleration of this debt required prior written notice to the Company by the various payees, which was received from three payees as of April 2, 2000 -- see Note 17.


SENIOR NOTES

On February 21, 1997, following the Reorganization, the Company entered into senior subordinated note agreements ("Senior Notes") with two investors (the "Senior Note Holders") for borrowings totaling $25 million, with payments of $10 million in March 2001 and $15 million in February 2002, and quarterly interest payments at 11% per annum through February 1999 and 12.5% thereafter. The Senior Notes were repaid in full from the proceeds of the Offering. The Company also issued to the Senior Note Holders warrants to purchase 786,517 shares of common stock at $0.01 per share to be exercised at the discretion of the Senior Note Holders and expiring five years from issuance (the "A warrants"). These warrants had not been exercised as of April 2, 2000.

In connection with the Senior Notes, warrants to purchase 573,787 shares of the Company's common stock at $0.01 per share were issued by the Company and placed into escrow. In April 1997, warrants to purchase 180,891 shares (the "B warrants") were released from escrow to the Company's shareholders as of February 21, 1997, as a result of the Company's consummation of the last of certain acquisitions in accordance with conditions of the agreements related to the Senior Notes. As of April 2, 2000, 29,575 of the B warrants had not been exercised and expire in February 2002. The terms for the release of the remaining warrants to purchase 392,896 shares (the "C warrants") provided for their release to either (i) 100% to the Senior Note Holders, (ii) 100% to the then existing Company shareholders or (iii) 50% to each group, depending on certain conditions including the market valuation, over the two year period ended February 21, 1999, of the A warrants. One hundred percent of the C warrants were released to the Senior Note Holders. The warrants in escrow are exercisable any time after being released from escrow and expire in February 2002.

The A, B and C warrants all contained a put right, whereby the Company would be required at the holder's option to purchase the warrants for the "publicly traded" fair value of those warrants should the Company not consummate a qualified initial public offering, as defined in the warrant agreement, by February 2001. This put right was terminated as a result of the Company's October 1997 Offering.

The proceeds of the Senior Notes were recorded as a liability. The fair value of the A, B and C warrants was recorded as debt discount, which was a contra-account to the Senior Notes liability and was periodically amortized using the interest method, resulting in a level effective rate of 55.7% per annum applied to the sum of the face amount of the debt less the unamortized discount. Interest expense (including discount amortization of $0.7 million) of $2.6 million was recorded related to these Senior Notes for the year ended December 31, 1997.

The B and C warrants were designed to provide the Senior Note Holders with additional consideration for their $25 million investment if certain performance criteria (in the case of the B warrants) were not met or if certain triggering events (in the case of the C warrants) did not occur. Therefore, the value of the B and C warrants was, in substance, embedded within the $25 million subordinated debt proceeds and, as such, was accounted for in the same manner as the A warrants. Accordingly, the amount allocated from the $25 million subordinated debt proceeds to the detachable stock purchase warrants included the fair value of the B and C warrants. The original debt discount was $18.5 million, based on the fair value of the A, B and C warrants as determined by an independent appraiser as of the date of their issuance.

Due to the put option included in all of the warrants, their fair value of $18.5 million at the date of issuance was classified as a liability which was adjusted to fair value at each reporting date until the put option terminated. This liability was adjusted to a fair value of $20.4 million as of October 24, 1997, with the cumulative adjustment of $1.8 million included in non-operating expense for the year ended December 31, 1997. The fair value of the warrants recorded as of October 24, 1997 was equal to the price of the Company's shares sold to the public at that time (see Note 1), less the warrant exercise price. As a result of the termination of the put right at the time of the Company's October 1997 Offering, the final put warrants liability was reclassified from debt to additional paid-in capital at that time.

The Company incurred $2.4 million of costs related to the issuance of the Senior Notes, which were recorded in other non-current assets and amortized to interest expense using the interest method. Amortization of $0.2 million was recorded for the year ended December 31, 1997.

As a result of the early repayment of the Senior Notes in October 1997, the Company recorded an extraordinary loss of $13.4 million (net of a $6.6 million income tax benefit). This loss consists of the unamortized debt discount and the unamortized debt issuance costs related to the Senior Notes. See Note 6 regarding the 1998 extraordinary expense of $1.4 million recognized by the Company which represents the reduction of the 1997 income tax benefit, arising from the final valuation for income tax purposes of the deduction allowable to the Company related to the unamortized debt discount.


LONG-TERM DEBT :

                                                                                                     December 31,
                                                                                 April 2,      ----------------------
                                                                                   2000          1999          1998
                                                                                 --------      --------      --------
                                                                                        (Amounts in Thousands)
         Obligations under capital leases.  See discussion below                 $  2,754      $  3,068      $  2,217
         Acquisition notes payable, subordinated to the Revolving Credit
            Facility and payable over three years at imputed interest rates
            from 8.75% to 12.5% per annum. See Note 4                               5,753         5,723         9,156
         Mortgage notes payable in monthly installments and
         collateralized
            by buildings and land. The interest rates range from 8.0% to
            9.5% per annum                                                            565           570         4,229
         Notes payable in monthly installments and collateralized
            by property and equipment. The interest rates range from 8.25% to
            13.7% per annum                                                           142           160           119
         Insurance premium notes payable                                              355           216           318
                                                                                 --------      --------      --------

         Long-term debt                                                             9,569         9,737        16,039
         Less current maturities of long-term debt                                  7,635         7,437         6,782
                                                                                 --------      --------      --------

         Long-term debt, less current maturities                                 $  1,934      $  2,300      $  9,257
                                                                                 ========      ========      ========

The Company had an acquisition note payable, subordinated to the Revolving Credit Facility, due to a shareholder of the Company, which is not included in the table above, with an outstanding balance of $1.2 million, $1.2 million and $1.3 million as of April 2, 2000, December 31, 1999 and 1998, respectively. See
Note 12 to the Company's Consolidated Financial Statements. As discussed above and in Note 2 to the Company's Consolidated Financial Statements, certain of the Company's acquisition notes payable, subordinated to the Company's bank financing, were in default until August 15, 2000, at which time these notes were renegotiated.

The aggregate annual principal payments on long-term debt (including obligations under capital leases) were as follows as of April 2, 2000, in thousands:

              2001                                               $  7,635
              2002                                                  1,362
              2003                                                    452
              2004                                                     42
              2005                                                     14
              Thereafter                                               64
                                                                 --------

                                                                 $  9,569
                                                                 ========

CAPITAL LEASES: From December 1996 to December 1997, the Company occupied an office building as its corporate office and support center under a 15-year capital lease agreement with an unrelated party, having annual lease payments of approximately $0.6 million. The Company had an option to buy the building during the first two years of the lease term and in December 1997 it exercised that option. Prior to that purchase, the capitalized costs relating to this lease were equal to the purchase option price. The building was subsequently sold on December 29, 1999 (see Note 3).

Furniture, fixtures, equipment and computer software held under capital leases and included in property and equipment were $2.1 million, $2.3 million and $2.2 million, net of accumulated depreciation of $1.9 million, $1.7 million and $0.9 million, as of April 2, 2000, December 31, 1999 and 1998, respectively.

The following is a summary of future minimum lease payments, and their present value, required under all capital leases for the fiscal years ended after April 2, 2000, in thousands:

              2001                                                  $ 1,580
              2002                                                    1,351
              2003                                                      141
              2004                                                        8
              Thereafter                                                 --
                                                                    -------
              Total future minimum lease payments                     3,080
              Less amount representing interest                         326
                                                                    -------

              Present value of net minimum lease payments           $ 2,754
                                                                    =======


NOTE 8. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS: The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the Company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms, excluding renewal option periods exercisable by the Company at escalated rents, expire between 2000 and 2005. Also, certain equipment used in the Company's operations is leased under operating leases. The following is a summary of fixed minimum lease commitments required under all noncancellable operating leases for the fiscal years ended after April 2, 2000, in thousands.:

               2001                                                 $ 3,391
               2002                                                   2,708
               2003                                                   1,325
               2004                                                     840
               2005                                                     620
               Thereafter                                               303
                                                                    -------

                                                                    $ 9,187
                                                                    =======

Rent expense, including equipment rental, was $0.3 million, $3.4 million, $3.4 million, and $2.2 million during Q1 2000, FY 1999, FY 1998, and FY 1997, respectively.

As a result of the corporate support center workforce reductions and the anticipated disposition of Synadyne, the corporate support center building was put on the market for sale in September 1999 and was sold in an arms-length transaction to an unaffiliated third party, effective December 29, 1999. The buyer agreed to lease the building back to the Company for a term ending May 6, 2000. In February 2000, the Company leased a total of 32,553 square feet as its new corporate support center in an office building in Delray

Beach, Florida, with move-in date of May 1, 2000. The total obligation for the Company's 64-month lease commitment is $2.2 million.


FRANCHISE AGREEMENTS: The Company had granted 29, 27, 24 and 55 Tandem franchises (some covering multiple locations) which remained outstanding as of April 2, 2000, December 31, 1999, 1998 and 1997, respectively. In consideration for royalties paid by the franchise holders, the agreements provide, among other things, that the Company will provide the franchise holder with the following for terms ranging from 10 to 20 years with varying renewal options: exclusive geographical areas of operations, continuing advisory and support services and access to the Company's confidential operating manuals.


During February 1998 and in connection with the Company's acquisition of certain franchise rights (see Note 4), the Company granted one of the principals of the sellers (and a minority shareholder in the Company) the exclusive option to purchase franchise rights in five specifically identified geographic areas. These options expire at various times from 12 to 42 months after the February 1998 acquisition date; however, as of April 2, 2000, none of these options had been exercised.

The following tables set forth various revenues from staffing franchises, as well as staffing franchise offices opened and purchased by the Company, and the number of Company owned staffing locations. There are no other franchising activities.


                                                                 Quarter Ended              Year Ended December 31,
                                                                --------------   ------------------------------------------
                                                                 April 2, 2000     1999             1998              1997
                                                                --------------   --------         --------         --------
                                                                                   (Amounts in thousands)
          Royalties                                                $  763        $  7,109         $  7,352         $  6,997
          PEO services                                                 --          18,009           25,199           34,642
          Payroll funding services                                     11              70              327              713
          Initial franchise fees                                       --              --               --               15
          Other                                                        --              --               --               15
                                                                   ------        --------         --------         --------

          Total revenues                                           $  774        $ 25,188         $ 32,878         $ 42,382
                                                                   ======        ========         ========         ========


                                                                 Quarter Ended              Year Ended December 31,
                                                                --------------   ------------------------------------------
                                                                 April 2, 2000     1999             1998             1997
                                                                --------------   --------         --------         --------
                                                                                   (Amounts in thousands)
          Number of franchise locations, beginning                     50              43               65               95
          New franchise locations                                      --              14               10                6
          Franchises closed/bought out                                 --              (7)             (15)             (23)
          Franchises converted to Company-owned locations              --              --              (17)             (13)
                                                                   ------        --------         --------         --------
          Number of franchise locations, ending                        50              50               43               65
          Number of Company-owned locations                            87              98              111               87
                                                                   ------        --------         --------         --------

          Total locations                                             137             148              154              152
                                                                   ======        ========         ========         ========


PEO services revenues were based on the payroll and other related costs for industrial personnel provided by the franchises to their clients, under a relationship whereby the Company is the employer of those industrial personnel. The Company's gross profit margin on these services is approximately 0.3% of the related revenues. See Note 1 for a discussion of initial franchise fees, royalties, and payroll funding services (funding advances). The Company's gross profit margin on these services is 100% of the related revenues.

Buyouts are early terminations of franchise agreements allowed by the Company in order to enable the Company to develop the related territories. At the time the Company agrees to terminate a franchise agreement, it receives an initial buyout payment from the former franchisee. The Company continues to receive payments from the former franchisees based on a percentage of the gross revenues of the formerly franchised locations for up to three years after the termination dates. The initial buyout payment, as well as subsequent payments from the former franchisees, are included in total royalties shown above.




SHAREHOLDER DISTRIBUTION: Effective February 21, 1997, the Company acquired all of the outstanding capital stock of nine companies under common ownership and management, in exchange for shares of the Company's common stock and distribution of previously undistributed taxable earnings of those nine companies (the "Reorganization"). This distribution, supplemented by an additional distribution made in September 1998, is subject to adjustment based upon the final determination of taxable income through February 21, 1997. Although the Company has completed and filed its Federal and state tax returns for all periods through February 21, 1997, further cash distributions may be required in the event the Company's taxable income for any period through February 21,

1997 is adjusted due to audits or any other reason. As a result of the IRS audit of the years 1994 through 1996 (see Note 6), the Company expects to make a distribution to the Company's original shareholders of at least $2.0 million.

LITIGATION: On September 24, 1998, an action was commenced against the Company for breach of contract in connection with a purported services arrangement, seeking damages of approximately $0.6 million. The Company filed an answer denying any breach of contract and moved to transfer the action to Florida. The motion for removal was granted and the case was transferred to the United States District Court, Southern District of Florida, Fort Lauderdale division. In November, 1999, the court entered an order granting the Company's motion to dismiss the complaint and the plaintiff has not appealed that order and the time to appeal has expired.

On November 12, 1997, an action was commenced against the Company, alleging state law claims of pregnancy/maternity discrimination and violations of the Family and Medical Leave Act as a result of an alleged demotion following the plaintiff's return from maternity leave. The complaint also asserted a claim for unpaid overtime based on both state law and the Fair Labor Standards Act. The plaintiff and the Company settled this case in the third quarter of 1999, with no material impact on the Company's past or future financial condition or results of operations.

UNEMPLOYMENT TAXES: Federal and state unemployment taxes represent a significant component of the Company's cost of revenues. State unemployment taxes are determined as a percentage of covered wages. Such percentages are determined in accordance with the laws of each state and usually take into account the unemployment history of the Company's employees in that state. The Company has realized reductions in its state unemployment tax expense as a result of changes in its organizational structure from time to time. Although the Company believes that these expense reductions were achieved in compliance with applicable laws, taxing authorities of certain states may elect to challenge these reductions.

The Company had made arrangements with several states to pay quarterly unemployment tax payments originally due in July and October 1999 in monthly installments over one year, bearing interest at rates ranging from 12.0% to 24.0% per annum. The unpaid balance, included in accrued payroll taxes on the Company's April 2, 2000 consolidated balance sheet was approximately $28,000. In addition, the Company contacted the taxing agencies of certain states to arrange payment of payroll taxes owed, primarily for the quarter ended April 2, 2000, of approximately $0.5 million.

FEDERAL EMPLOYMENT TAX REPORTING PENALTIES: During September 1999, the Company was notified by the IRS of its intent to assess penalties of $500,000 related to W-2s filed by the Company for 1997 for employees with invalid Social Security numbers. The Company has requested an abatement of the penalty and expects that the penalty ultimately charged will amount to approximately $300,000, which amount was included in selling, general and administrative expenses in 1999, and is reflected as a current liability on the Company's April 2, 2000 Consolidated Balance Sheet. However, there can be no assurance that the Company will not be required to ultimately pay a higher penalty in connection with this matter.

UNCLAIMED PROPERTY AUDIT: A state in which the Company conducts a significant portion of its operations has begun and substantially completed an audit of the Company's compliance with escheat (unclaimed property) statutes. The applicable state escheat laws cover a wide range of situations and property types and have a ten-year statute of limitations. In addition, it is common for states to share information in this area. As of April 2, 2000, the Company believes, based on preliminary discussions with the examiner, that the outcome of this audit will be immaterial to the Company's results of operations.

INS AUDITS: The United States Immigration and Naturalization Service ("INS") had begun audits at several of the Company's locations as to the Company's compliance in obtaining the necessary documentation before employing certain individuals. The Company paid a $150,000 penalty, which was charged to selling, general and administrative expenses during 1999.

WORKERS' COMPENSATION: During FY 1997, and through FY 1999, the Company's workers' compensation expense for claims was effectively capped at a contractually-agreed percentage of payroll. In FY 1997 and FY 1998, the Company's expense was limited to the cap even though the estimated ultimate cost of the actual claims experience was greater than the cap. In FY 1999, the estimated ultimate cost of the actual claims experience was used as the basis of the Company's workers' compensation expense since it was approximately $1.7 million less than the cap (3.5% of payroll). The estimated ultimate cost of the FY 1999 claims experience was determined based on information from an independent third-party administrator employed by the Company plus an allowance for claims incurred but not reported, based on prior experience and other relevant data. The Company's methodology for determining workers' compensation expense in Q1 2000 is consistent with that for calendar year 1999.

The Company routinely adjusts the accruals made in prior years for workers' compensation claims and expenses, based on updated information from its insurance carriers, its independent third-party administrator and its own analysis. These adjustments are included as a component of cost of sales in the period in which they are made. During Q1 2000, the Company increased the reserve for FY 1999 claims by $0.2 million due to increased estimates by the third party administrator of the processing expense from FY 1999 claims.

EMPLOYMENT AGREEMENTS: As of April 2, 2000, the Company had certain obligations under employment agreements it had entered into with its Chief Executive Officer ("CEO"), its former CEO and thirteen other officers. Under the terms of those agreements, in the event that the Company terminates the employment of any of those officers without cause or the officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a portion (ranging from three months to two years) of the officer's annual base salary and bonus. In addition, all incentive stock options held by such employees would become immediately exercisable. More substantial severance provisions apply if any of those officers are terminated within two years (three years for the CEO) after the occurrence of a "change of control", as defined in the employment agreements.

Between February 1999 and May 2000 ten of the fifteen officers referred to above resigned their positions, which resulted in the Company's agreement to pay two of those officers' salary for two years, three of those officers' salaries for one year and five of those officers' salaries for six months, in exchange for their agreement, among other things, not to compete with the Company during that period. The aggregate costs of these severance agreements total $3.0 million, of which $0.7 million has been paid as of April 2, 2000; $1.6 million has been accrued in the Company's April 2, 2000 Consolidated Balance Sheet for those officers which resigned prior to April 2, 2000; and $0.7 million will be accrued in the first quarter of fiscal year 2001.

EMPLOYEE RETENTION: The Company had entered into agreements obligating it to pay retention bonuses to employees of the Synadyne division on April 15, 2000 if they remained employed with the Company and Synadyne was not sold by March 31, 2000. The Company recorded its $0.3 million liability under these agreements in the quarter ending April 2, 2000.

CONSULTING CONTRACT: In May 1999, the Company engaged Crossroads, LLC, a consulting firm based in Newport Beach, California, to review the Company's existing business plan and make recommendations for adjustments to strategy as well as financial and operational improvements. In July 1999, the engagement was modified to add additional services, including working with management to develop the Restructuring plan and a revised business plan based on the restructured company (see Note 3), assisting in extending the existing Revolving Credit Facility and Securitization Facility, arranging for new financing, and periodically reporting to the Company's Board of Directors and lenders' syndicate. In August 1999, a representative of Crossroads was appointed as the Company's interim chief operating officer and the interim president of the Tandem division. In connection with services provided by Crossroads to assist in the Restructuring, the Company incurred costs of $1.5 million through April 2, 2000, of which $0.4 million was for services provided during Q1 2000. These amounts were included in the restructuring charge recorded by the Company in its results of operations. The Company anticipates that it will record charges of $0.5 million in Q1 2001 for services to be rendered by Crossroads during that period.


INTEREST RATE COLLAR AGREEMENT: In February 1998, the Company entered into an interest rate collar agreement with Fleet National Bank, formerly BankBoston, N.A., which involved the exchange of 30 day floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The agreement was a five year notional $42.5 million interest rate collar, whereby the Company received interest on that notional amount to the extent that 30 day LIBOR exceeded 6.25% per annum, and paid interest on that amount to the extent 30 day LIBOR was less than 5.43% per annum.



From the inception of the collar in February 1998 to July 27, 1998 the Company designated the entire notional amount of the collar as a hedge of the variable interest rate exposure of the Revolving Credit Facility with Fleet National Bank. Net amounts owed or receivable (settlement accounting) under the collar were recorded on an accrual basis in the income statement by analogy to EITF Issue 84-36. Although EITF 84-36 does not specifically scope interest rate collars into the conclusion, the Company believed that the settlement accounting guidance represented the best accounting conclusions to be applied at the time.



Effective July 27, 1998, the Company entered into a five year financing arrangement in which it could sell up to a $50,000,000 secured interest in its eligible accounts receivable (the "Securitization Facility") and reduced the maximum availability of its Revolving Credit Facility from $85 million to $34 million, see Note 7. As a result of this new financing arrangement, the outstanding balance of the Company's Revolving Credit Facility on July 27, 1998 was $19.0 million. In conjunction with this change in the Company's bank facilities, the Company de-designated a portion of the notional amount of the collar since the amount owed under the loan arrangement was less than the notional amount of the collar. The portion of the notional amount that was de-designated was $23.5 million, which represented 55.3% of the total collar. The fair value of the de-designated portion of the collar was approximately $24,000 at the date of de-designation. The fair value of the de-designated portion was deferred on the balance sheet in accordance with

EITF 84-7, which indicates that gains and losses on terminated interest rate swaps should not be recognized immediately in income. That amount was being amortized to the income statement over the remaining term of the loan arrangement.



Immediately subsequent to the de-designation of a portion of the swap, the Company designated that amount of the notional as a hedge in the variability of future receipts on the sale of receivables under the Securitization Facility. Therefore, on July 27, 1998, $19.0 million of the notional of the interest rate collar was designated as effective in hedging the interest rate variability of the Revolving Credit Facility and $23.5 million of the notional was designated as hedging the variability in future receipts from receivable sales. The Company continued accounting for the hedge of the loan arrangement under EITF 84-36. The hedge of the future receivable sales was accounted for under FASB Statement No. 80, because it was hedging anticipated transactions.



Specifically, $23.5 million of the notional of the collar was hedging the increases or decreases in sales proceeds from the sale of receivables. When the Company periodically sold receivables under its Securitization Facility, the proceeds increased if interest rates have been trending lower and decreased if interest rates have been trending higher. This was the reverse effect of the Company's interest rate collar arrangement. On a monthly basis, the Company reevaluated the portion of the hedge designated to the Revolving Credit Facility and the Securitization Facility. The Company also performed, on weekly basis, an effectiveness calculation, using the initial weeks of the securitization as base. The effectiveness ratio of the arrangement varied between 86% and 104% in offsetting the change in interest rates and proceeds.



The portion of the collar designated to future receivable sales was recorded at fair value on a go-forward basis and deferred in accordance with FASB Statement No. 80, "Accounting for Futures Contracts". On December 31, 1998, Company adjusted the carrying value of the re-designated portion of the hedge to its fair value, based primarily on information from Fleet National Bank, resulting in a $0.4 million liability included in other non-current liabilities on the Company's balance sheet. The associated loss was deferred and included in other assets. The unrealized loss related to the portion of the hedge designated to the Revolving Credit Facility and not reflected on the Company's balance sheet as of December 31, 1998, was $0.4 million.



During the second quarter of 1999, the hedge agreement was sold for a gain of $250,000, which was deferred over the remaining life of the designated loans. As part of the modification of the Revolving Credit Facility and the termination of the Securitization Facility on October 1, 1999, the Company recognized the unamortized portion of the deferred $250,000 gain, which represented the amount of the remaining deferred gain at the date of the modification - see Note 7.





SYNADYNE OPERATIONS. In connection with the sale of Synadyne, the Company is obligated to provide certain support services to the buyer, including accounting and information systems services. In addition, the Company has contracted with the buyer to provide PEO services to the Company and its employees.

NOTE 9. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF RISK

During Q1 2000, FY 1999, FY 1998 and FY 1997, approximately 20%, 21%, 20% and 19%, respectively, of the Company's revenues were from the provision of services to customers in the Chicago, Illinois area. In addition, during the same periods approximately 23%, 28%, 27% and 29%, respectively, of the Company's revenues were from the provision of services to customers in the South Florida area.

As discussed in Note 3 to the Company's Consolidated Financial Statements, effective April 8, 2000, the Company sold its Synadyne operations, which represented 35.6% of the Company's revenues, and 7.0% of gross margin dollars earned during Q1 2000.

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade accounts receivable and funding advances to franchises. The Company places its cash with what it believes to be high credit quality institutions. At times cash deposits may be in excess of the FDIC insurance limit. The Company grants credit to its customers generally without collateral and regularly assesses their financial strength. Funding advances to franchises are collateralized by the franchises' accounts receivable from their clients. The Company believes that credit risk related to its trade accounts receivable and funding advances is limited due to diversification of the accounts based on geography and industry as well as the lack of material concentration of balances due from any one customer.


NOTE 10. EMPLOYEE BENEFIT PLANS

The Company had a 401(k) single-employer retirement plan and two 413(c) multiple-employer retirement plans covering all employees except for (a) employees under the age of 21 for all plans, (b) employees with less than one year of service for all plans, (c) certain temporary employees for the 413(c) plans and (d) all highly compensated employees as defined by the Internal Revenue Code for the 401(k) plan and certain highly compensated employees for the 413(c) plans. One of the 413(c) plans was established for use by not-for-profit employers only, effective January 1, 1996. On February 28, 1997, the 401(k) plan and the 413(c) plan established for use by not-for-profit employers were made inactive by the Company. All participating employees were enrolled in the currently active 413(c) plan for future contributions and all previously contributed net assets remained in the inactive plans for eventual distribution to the employees upon retirement or other qualifying event.

Eligible employees who participate contribute to the plan an amount up to 15% of their salary. Each year, the Company's Board of Directors determines a matching percentage to contribute to each participant's account; if a determination is not made, the matching percentage is 50% of the participant's contributions, limited to the first 6% of each participant's salary contributed by the participants. This matching policy may vary in the case of PEO employees, although all matching amounts related to PEO employees are recovered by the Company in its charges to the respective PEO customers. Matching contributions by the Company for its employees, which includes PEO employees, were $0.1 million, $0.6 million, $0.5 million and $0.5 million for Q1 2000, FY 1999, FY 1998 and FY 1997, respectively. Effective April 8, 2000, the active 413(c) plan was assumed by a third party in connection with the sale of the Company's professional employer organization business.

Pursuant to the terms of a now inactive 401(k) plan (containing previous contributions still managed by the Company), highly compensated employees were not eligible to participate; however, as a result of administrative errors in 1996 and prior years, some highly compensated employees were inadvertently permitted to make elective salary deferral contributions. The Company obtained IRS approval regarding the proposed correction under the Voluntary Closing Agreement Program ("VCAP"). The Company paid an insignificant penalty associated with this VCAP correction, and believes that this matter will have no future material impact on its financial condition or results of operations.


NOTE 11. SHAREHOLDERS' EQUITY

VOTING TRUST: The Company's three principal shareholders resigned from the Company's Board of Directors in November 1996. On February 21, 1997, in connection with the issuance of the Senior Notes and the closing of the Revolving Credit Facility, 4,683,982 shares of the common stock of the Company, owned by those shareholders and their families, were placed in a voting trust, with a term of ten years. On October 24, 1997, at the time of the Offering, 700,000 shares were released from the voting trust and sold to the public. On May 12, 1998, as the result of their exercise of certain warrants (see Note 7) the Company issued 124,671 shares to certain of those shareholders and their families, which were immediately deposited into the voting trust. These shareholders and their families (a) purchased an additional 50,000 shares during FY 1999 in open market transactions, which were deposited into the voting trust, and (b) sold an aggregate of 51,500 shares and 237,327 shares during Q1 2000 and FY 1999, respectively, in open market transactions.

Under the terms of the voting trust and agreements among the Company, the Company's shareholders at the time the trust was established and the Senior Note Holders, the 4,003,266 shares of common stock currently in the voting trust, which represent approximately 46.2% of the common stock of the Company as of April 2, 2000, will be voted in favor of the election of a Board of Directors having seven members and comprised of three directors nominated by the CEO of the Company, two directors nominated by the Senior Note Holders, and two independent directors nominated by the vote of both directors nominated by the Senior Note Holders and at least two of the directors nominated by the CEO of the Company. As a result of the warrants to purchase 392,896 shares, as discussed in Note 7, being released from escrow to the Senior Note Holders, the number of directors may be increased by two, with the additional directors nominated by the Senior Note Holders. Further, the shares in the voting trust will be voted as recommended by the Board of Directors for any merger, acquisition or sale of the Company, or any changes to the Articles of Incorporation or Bylaws of the Company. On any other matter requiring a vote by the shareholders, the shares in the voting trust will be voted as directed by the Company's current CEO.

INCENTIVE STOCK OPTION PLAN: During 1995, a Subsidiary of the Company established an incentive stock option plan ("Stock Option Plan") for that Subsidiary only, whereby incentive stock options could be granted to employees to purchase a specified number of shares of common stock at a price not less than fair market value on the date of the grant and for a term not to exceed 10 years. Once awarded, these options become vested and exercisable at 25% per year, unless special terms are established at the time the option is granted. On January 1, 1996, the Subsidiary granted options to purchase 815,860 shares of its common stock at an exercise price of $4.77 per share, which an independent appraiser determined to be the fair market value of that Subsidiary's common stock on the date of grant. On February 18, 1997, the Company adopted the Stock Option Plan and, pursuant to the terms of the Stock Option Plan, adjusted (i) the number of outstanding options to 318,568, corresponding to shares of its common stock, and (ii) the exercise price of such options to $10.38 per share. The ratios utilized in such conversion were determined by an independent appraiser as of the date of the Subsidiary's initial grant.

The total number of shares of common stock reserved for issuance under the stock option plan is 2,000,000, as agreed to by the Company's Board of Directors in April 1999 and approved by the Company's shareholders at their May 1999 annual meeting. As of April 2, 2000, the status of all outstanding option grants was as follows:


                                               OPTIONS OUTSTANDING                      EXERCISABLE OPTIONS
                                  ---------------------------------------------   -------------------------------
                                               WEIGHTED AVERAGE      WEIGHTED                          WEIGHTED
                      OPTIONS                     REMAINING          AVERAGE                           AVERAGE
                      GRANTED      OPTIONS      LIFE (YEARS)     EXERCISE PRICE    OPTIONS         EXERCISE PRICE
                      -------     ---------------------------------------------   -------------------------------
GRANT DATE
January 1996          318,568       138,602          5.7           $ 10.38         138,602            $ 10.38
March 1997            221,473        58,608          6.9             11.42          43,956              11.42
September 1997        116,933        56,795          7.4             15.00          28,398              15.00
October 1997            1,625         1,625          7.5             14.75             813              14.75
December 1997           2,238         2,238          7.7             11.75           1,119              11.75
January 1998          265,646       126,471          7.8             13.88          89,624              13.88
March 1998             71,700        21,204          7.9             18.88          10,602              18.88
May 1998               18,375         5,000          8.0             19.50           1,250              19.50
June 1998               4,432         4,432          8.1             16.75           1,108              16.75
August 1998            75,000        75,000          8.3             10.38          18,750              10.38
August 1998            47,500        34,000          8.3              7.25           8,500               7.25
August 1998             5,000         5,000          8.3              6.00           1,250               6.00
November 1998         386,318       284,731          8.6              6.00          71,183               6.00
January 1999           72,500        72,500          8.8              6.00          18,125               6.00
March 1999            121,825        83,525          8.9              4.13          70,078               4.13
May 1999               98,343        57,848          9.0              4.56              --               4.56
November 1999          20,000        20,000          9.6              1.00              --               1.00
February 2000         400,000       400,000          9.9              2.25              --               2.00
March 2000            473,038       473,038         10.0              2.13              --               2.13
                                  ---------        -----           -------        --------            -------
                                  1,920,617          8.3           $  5.77         503,358            $  9.93
                                  =========        =====           =======        ========            =======

                                                                   WEIGHTED         NUMBER OF
                                                  NUMBER OF         AVERAGE           SHARES
                                                   SHARES       EXERCISE PRICE     EXERCISABLE
                                                 ----------     --------------     -----------
Outstanding at December 31, 1996                    318,568          10.38                 0
      Granted                                       342,269          12.66
      Exercised                                          --
      Forfeited                                     (93,496)         11.47
                                                 ----------

Outstanding at December 31, 1997                    567,341          11.57            77,268
      Granted                                       873,971          10.80
      Exercised                                          --
      Forfeited                                    (154,335)         12.98
                                                 ----------

Outstanding at December 31, 1998                  1,286,977          10.59           254,678
      Granted                                       312,668           4.50
      Exercised                                          --
      Forfeited                                    (528,444)         11.08
                                                 ----------

Outstanding at December 31, 1999                  1,071,201           8.70           426,683
      Granted                                       873,038           2.07
      Exercised                                          --
      Forfeited                                     (23,622)          2.21
                                                 ----------

Outstanding at April 2, 2000                      1,920,617           5.77           503,358
                                                 ==========




The above exercise prices were equal to or greater than the market price of the shares at the grant date. The exercise price of options granted prior to the Offering are based on the fair market value of the Company's common stock, as determined by an independent appraiser as of the date of the grant. The above options vest over a four year period from the date of issuance, except 77,221 and 95,675 options issued in January 1998 and March 1999, respectively, which vested immediately upon grant.

The weighted average remaining contractual life of the above options was 8.3, 7.2, 8.9 and 8.7 years as of April 2, 2000, December 31, 1999, 1998 and 1997, respectively. The weighted average exercise price was $5.77, $8.70 and $10.59 per share as of April 2, 2000, December 31, 1999 and 1998, respectively. No options had been exercised as of April 2, 2000.


The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the grant date, no compensation is recognized. However SFAS No. 123, "Accounting for Stock-based Compensation", requires presentation of pro forma net income (loss) as if the Company had accounted for its employee stock options under the fair value method. The Company has estimated the fair value of stock options granted to employees prior to the Offering to be from $2.20 to $3.41 per option, with a weighted average of $2.58, as of the respective grant dates, using the Black-Scholes option pricing model with the following assumptions: risk free interest rate from 6.12% to 6.65%; no volatility factor because the Company was not a public entity when the options were granted; no expected dividends; and expected option life of 4 years. For options granted subsequent to the Offering through April 2, 2000, the Company has estimated the weighted average fair value of stock options granted to employees to be from $0.57, $1.41, $2.87, and $3.54 per option for Q1 2000, FY 1999, FY 1998, and FY 1997 subsequent to the offering, respectively, as of the respective grant dates, using the Black-Scholes option pricing model with the following assumptions: risk free interest rate from 5.22% to 6.74%; an anticipated volatility factor of 93.9% to 101.2%; no expected dividends; and expected option life of 4 years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period.



Had the Company determined compensation cost based on the fair value at grant date for its stock options under SFAS No. 123, the Company's (loss) income before extraordinary item would have been reduced to the pro forma amounts indicated below:

                                                    TRANSITION                  FOR THE YEAR ENDED DECEMBER 31,
                                                   QUARTER ENDED     -------------------------------------------------
                                                   APRIL 2, 2000         1999              1998               1997
                                                   -------------     -----------       -----------        ------------
                                                                                                           (Pro forma)
    (Loss) income before extraordinary item
          As reported                               $   (2,664)      $   (30,879)      $     4,881        $        415
          Pro forma                                     (2,753)          (31,308)            4,329                 241

    Basic (loss) earnings per share before
       extraordinary item
          As reported                                    (0.31)            (3.57)             0.57                0.07
          Pro forma                                      (0.32)            (3.62)             0.50                0.04

    Diluted (loss) earnings per share before
       before extraordinary item
          As reported                                    (0.31)            (3.57)             0.49                0.06
          Pro forma                                      (0.32)            (3.62)             0.44                0.03



The March 1997 and January 1998 grants include 8,126 and 6,000 options, respectively, issued in connection with acquisitions - see Note 4.


During February and March 2000, the Company granted options to purchase 873,038 shares of the Company's common stock, vesting over a 4 year period from the grant date and with an exercise price of $2.00 to $2.25 per share based on the market price of the shares at the grant date.


REVERSE STOCK SPLIT: On October 21, 1997, the Company effectuated a reverse stock split pursuant to which each then issued and outstanding share of common stock was converted into approximately 0.65 shares of common stock. The effect of this reverse split has been retroactively applied to all share, option and warrant amounts, including the related option and warrant exercise prices.


NOTE 12. RELATED PARTY TRANSACTIONS

REVENUES: Certain shareholders of the Company owned franchises from which the Company received the following revenues in the periods indicated:

                                                    Quarter Ended           Year Ended December 31,
                                                   --------------    ----------------------------------
                                                    April 2, 2000     1999          1998          1997
                                                   --------------    -------       -------        -----
                                                   (Amounts in thousands)
                         Royalties                      $ 295        $ 1,235       $ 1,289        $ 194
                         PEO services                      --             --            --          349
                                                        -----        -------       -------        -----

                         Included in net revenues       $ 295        $ 1,235       $ 1,289        $ 543
                                                        =====        =======       =======        =====

These franchises owed the Company $0, $368,000, $100,000 and $92,000 at April 2, 2000 and December 31, 1999, 1998 and 1997 respectively, primarily related to the above items.

Effective August 31, 1998, certain Company shareholders owning franchises with a total of four locations entered into a buyout agreement with the Company. Buyouts are early terminations of franchise agreements entered into by the Company in order to allow the Company to develop the related territories. At the time of the buyout, the Company received an initial payment from the former franchisee and was to continue to receive quarterly payments from the former franchisee based on the gross revenues of the formerly franchised locations for two years after the termination date, which was generally consistent with the terms of buyout agreements between the Company and unrelated third parties. Effective March 31, 1999, the Company received final payment from the former franchisee in consideration of the elimination of the equivalent of the last five months of payments due under the initial agreement, generally consistent with the terms of similar agreements between the Company and unrelated third parties. The initial buyout payment, as well as subsequent payments under the buyout agreement, are included in total royalties included in the table above.

RECEIVABLES AND INTEREST INCOME: During 1997 the Company had notes and advances receivable due on demand from shareholders and affiliates, although there were no outstanding balances due as of December 31, 1997. The notes had an interest rate of 10% per annum and the advances were non-interest bearing. Total interest income from notes receivable and other amounts due from related parties was $66,000 for the year ended December 31, 1997. There were no amounts due from those related parties as of April 2, 2000, December 31, 1999 or 1998.

LONG-TERM DEBT AND INTEREST EXPENSE: Effective February 16, 1998, the Company purchased certain staffing locations and the related franchise rights from certain shareholders for $6.9 million which included the issuance of a $1.7 million note bearing interest at 7.25% per annum payable quarterly over three years. Effective February 1, 1999, the note was renegotiated so that the remaining principal balance of $1.3 million would bear interest at 8.50% per annum and would be payable in monthly installments totaling $0.3 million in the first year and $0.6 million in the second year, with a $0.4 million balloon payment due at the end of the two year term. As discussed in Note 7 to the Company's Consolidated Financial Statements, the Company had not made the renegotiated payments on this subordinated acquisition note, and, as a result, was in default under this note. Effective August 15, 2000 this note was amended to provide that the Company will pay interest only, at a rate of 10.0% per annum, on the debt for three years, followed by two years at equal monthly installments of principal and interest, which will retire the debt -- see Note 17.

See Note 4 for the details of acquisition notes payable to related parties as of April 2, 2000, December 31, 1999 and 1998, respectively. Total interest expense for long-term debt to related parties was $48,000, $196,000, $113,000 and $547,000 for Q1 2000 and FY 1999, 1998 and 1997, respectively.

OTHER TRANSACTIONS: During 1997, the Company purchased certain real estate from SMSB for $840,000, such assets having a net book value as reflected on SMSB's financial statements of $608,000 at the time of purchase. A law firm owned by a shareholder of the Company received legal fees for services rendered to the Company during Q1 2000, FY 1999, FY 1998 and FY1997 in the approximate amounts of $4,000, $24,000, $38,000 and $148,000, respectively. The Company employed one of its minority shareholders (a member of the S group) in a non-management position at an annual salary of approximately $40,000 during FY 1998 and FY 1997. This arrangement was discontinued in March 1998. Since July 1997, the Company has leased on a month-to-month basis a portion of a warehouse controlled by the Company's former CEO for approximately $2,000 per month. Effective February 1999, the Company entered into a three year staffing office lease with a company controlled by the former CEO, with rental payments of approximately $2,000 per month.

As a result of the Company's 1996 acquisition of certain franchise rights (see
Note 4), the Company subsequently leased from one of the sellers, a minority shareholder of the Company, four industrial staffing offices, for rental payments of $49,000 in FY 1997. The Company made an additional payment of $71,000 to that seller shareholder in FY 1997 in order to terminate the leases and satisfy the Company's remaining liability.

NOTE 13. SUPPLEMENTAL INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES

The consolidated statements of cash flows do not include the following noncash investing and financing activities, except for the net cash paid for acquisitions, in thousands:

                                                             Quarter Ended            Year Ended December 31,
                                                             -------------     ------------------------------------
                                                             April 2, 2000       1999           1998         1997
                                                             -------------     --------       --------     --------
            Acquisitions
               Tangible and intangible assets acquired            $  --        $   290        $ 41,913     $ 25,651
               Liabilities assumed                                   --             --          (1,794)        (186)
               Debt issued                                           --            (77)        (11,575)      (3,517)
               Common stock issued                                   --             --            (775)          --
                                                                  -----        -------        --------     --------

            Net cash paid for acquisition related matters         $  --        $   213        $ 27,769     $ 21,948
                                                                  =====        =======        ========     ========

            Decrease in goodwill and long-term debt
               due to earnout adjustments                         $  --        $    --        $    539     $     --
                                                                  =====        =======        ========     ========

            (Decrease) increase of deferred loss on
               interest rate collar agreement                     $  --        $  (413)       $    413     $     --
                                                                  =====        =======        ========     ========

            Decrease in accrued interest due to inclusion
               in renegotiated long-term debt                     $  --        $   448        $     --     $     --
                                                                  =====        =======        ========     ========

            Debt forgiven in connection with sale of
               assets to noteholder                               $  --        $ 2,132        $     --     $     --
                                                                  =====        =======        ========     ========

            Increase in other current assets and notes
               payable, due to insurance financing                $ 307        $   503        $    356     $     --
                                                                  =====        =======        ========     ========

            Increase in long-term debt, primarily due to
               sale/leaseback and capital leases                  $  --        $ 2,017        $     38     $    813
                                                                  =====        =======        ========     ========

            Refinancing of capitalized leases and
            mortgages on
               buildings and land                                 $  --        $    --        $     --     $  4,339
                                                                  =====        =======        ========     ========

            Reclassification of put warrants liability to
               additional paid-in capital                         $  --        $    --        $     --     $ 20,384
                                                                  =====        =======        ========     ========

            Shareholders' contribution to additional
            paid-in
               capital in connection with the                     $  --        $    --        $     --     $  4,300
                                                                  =====        =======        ========     ========
            Reorganization

            Discontinuance of consolidation of SMSB-owned
                building and related mortgage debt                $  --        $    --        $     --     $  1,665
                                                                  =====        =======        ========     ========



NOTE 14. COMMON SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE


Pro forma net loss for FY 1997 includes adjustments made to historical net loss for pro forma income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The Company calculates earnings per share in accordance with the requirements of SFAS No. 128, "Earnings Per Share". The weighted average shares outstanding used to calculate basic and diluted earnings (loss) per share were calculated as follows:



                                                     TRANSITION                         FOR THE YEAR ENDED DECEMBER 31,
                                                    QUARTER ENDED        --------------------------------------------------------
                                                    APRIL 2, 2000            1999                 1998                   1997
                                                    -------------        ------------         ------------            -----------
                                                     (HISTORICAL)        (HISTORICAL)         (HISTORICAL)            (PRO FORMA)
Shares issued in connection with the
   Reorganization                                      5,448,788            5,448,788            5,448,788              5,448,788

Equivalent shares represented by shares of
   common stock of certain Subsidiaries
   purchased in the Reorganization                           --                   --                                      46,211

Shares sold by the Company in the October 1997        3,000,000            3,000,000            3,000,000                560,440

Shares issued in connection with a February 1998
   acquisition (see Note 4)                              57,809               57,809               52,886                     --

Warrants exercised in 1998 (see Notes 7 and 11)         151,316              151,316              101,847                     --
                                                     ----------           ----------           ----------             ----------

Weighted average common shares - basic                8,657,913            8,657,913            8,603,521              6,055,439

Outstanding options and warrants to purchase
   common stock - remaining shares after assumed
   repurchase using proceeds from exercise                   --                   --            1,315,971              1,264,923
                                                     ----------           ----------           ----------             ----------

Weighted average common shares - diluted              8,657,913            8,657,913            9,919,492              7,320,362
                                                     ==========           ==========           ==========             ==========



Certain of the outstanding options and warrants to purchase common stock were anti-dilutive for certain of the periods presented in the Company's results of operations and accordingly were excluded from the calculation of diluted weighted average common shares for those periods, including the equivalent of 1,218,801 and 1,205,091 shares excluded for the Q1 2000 and FY 1999.

NOTE 15. OPERATING SEGMENT INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is its CEO. The Company evaluates performance based on stand-alone operating segment income, which does not include any allocation of corporate support center costs or income taxes (other than employment tax credits).

The Company's reportable operating segments are (i) the Tandem segment, which derives revenues from recruiting, training and deployment of temporary industrial personnel and provides payroll administration, risk management and benefits administration services to its clients, (ii) the Synadyne segment, which until April 8, 2000, derived revenues from providing a comprehensive package of PEO services to its clients including payroll administration, risk management, benefits administration and human resource consultation and (iii) the Franchising segment, which derives revenues from agreements with industrial staffing franchisees that provide those franchises with, among other things, exclusive geographical areas of operations, continuing advisory and support services and access to the Company's confidential operating manuals - see Note 8.

Transactions between segments affecting their reported income are immaterial. Differences between the reportable segments' operating results and the Company's Consolidated Financial Statements relate primarily to other operating divisions of the Company and items excluded from segment operating measurements, such as corporate support center expenses and interest expense in excess of interest charged to the segments based on their outstanding receivables (before deducting any amounts sold under the Company's former Securitization Facility). The Company does not regularly provide information regarding the reportable segments' net assets to the chief operating decision maker. In addition, certain reclassifications have been made between segments to Income (Loss) Before Taxes to be consistent with current presentation.

The Company does not derive any of its revenue from markets outside of the United States. See Note 9 for information regarding significant customers and geographic concentration. Financial information for the Company's operating segments, reconciled to Company totals, is as follows, in thousands:

                                                           Quarter Ended              Year Ended December 31,
                                                          ---------------    -----------------------------------------
                                                           April 2, 2000       1999            1998            1997
                                                          --------------     ---------       ---------       ---------
              REVENUES
              Tandem                                         $ 80,383        $ 339,116       $ 321,451       $ 221,461
              Synadyne                                         44,834          224,499         202,888         177,045
              Franchising                                         763            7,109           7,352           7,027
              Other Company revenues                               31           23,323          33,703          42,046
                                                             --------        ---------       ---------       ---------

              Total Company revenues                         $126,011        $ 594,047       $ 565,394       $ 447,579
                                                             ========        =========       =========       =========

              (LOSS) INCOME BEFORE TAXES
              Tandem (1)                                     $  3,327        $   5,389       $  15,549       $  10,015
              Synadyne (1)                                       (332)           1,394             733             496
              Franchising (1)                                     609            6,353           5,943           5,764
              Restructuring and asset impairment charges         (356)         (13,823)             --              --
              Other Company (loss) income, net                 (5,912)         (26,069)        (15,733)        (15,564)
                                                             --------        ---------       ---------       ---------

              Total Company (loss) income before taxes       $ (2,664)       $ (26,756)      $   6,492       $     711
                                                             ========        =========       =========       =========




              DEPRECIATION AND AMORTIZATION OF TANGIBLE AND INTANGIBLE ASSETS

              Tandem                                         $    992        $   4,952       $   4,991       $   2,668
              Synadyne                                             83              260             363             163
              Franchising                                           5               83              41              23
              Other Company depreciation and amortization         381            1,839           1,361           1,325
                                                             --------        ---------       ---------       ---------

              Total Company depreciation and amortization    $  1,461        $   7,134       $   6,756       $   4,179
                                                             ========        =========       =========       =========


              INTEREST EXPENSE, NET
              Tandem                                         $  1,083        $   4,273       $   3,407       $   2,402
              Synadyne                                             68              364             321             361
              Franchising                                          13               40              43              69
              Other Company interest expense, net                 852            3,927           1,758           5,045
                                                             --------        ---------       ---------       ---------

              Total Company interest expense, net            $  2,016        $   8,604       $   5,529       $   7,877
                                                             ========        =========       =========       =========



(1) Excluding any allocation of common services provided by the corporate support headquarters

NOTE 16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth the amounts of certain items in the Company's consolidated statements of income for the four quarters of 1999 and 1998. Amounts are in thousands, except per share data:

                                                                                             1999
                                                               -----------------------------------------------------------------
                                                               Quarters Ended
                                                                  March 31          June 30       September 30      December 31
                                                               --------------      ----------     ------------      ------------
      Net revenues                                                $  134,114       $  143,454       $  159,124       $  157,355
      Gross profit                                                    19,194           20,299           20,765           20,523
      Charges for restructuring and impairment of assets (1)              --               --           (7,554)          (6,269)
      Operating income (loss) (2)                                        509             (503)         (12,007)          (6,630)
      Deferred tax valuation allowance                                    --               --               --          (14,072)
      Net loss                                                          (581)          (1,249)          (8,320)         (20,729)
      Loss per share (basic)                                           (0.07)           (0.14)           (0.96)           (2.40)
      Loss per share (diluted)                                         (0.07)           (0.14)           (0.96)           (2.40)

                                                                                             1999
                                                               -----------------------------------------------------------------
                                                               Quarters Ended
                                                                  March 31          June 30       September 30      December 31
                                                               --------------      ----------     ------------      ------------
      Net revenues                                                $  120,986       $  134,796       $  153,416       $  156,196
      Gross profit                                                    17,791           20,985           22,456           22,428
      Operating income                                                 1,917            2,911            3,613            3,527
      Income before extraordinary item                                   673            1,095            1,512            1,601
      Net income                                                         673            1,095            1,512              184
      Earnings per share (basic) before extraordinary item              0.08             0.13             0.17             0.19
      Earnings per share (diluted) before extraordinary item            0.07             0.11             0.15             0.16
      Earnings per share (basic)                                        0.08             0.13             0.17             0.02
      Earnings per share (diluted)                                      0.07             0.11             0.15             0.02

------------------------

1. As of August 6, 1999, the Company announced a restructuring plan intended to improve profitability and liquidity. The Company recognized $5.1 million and $6.1 million in restructuring charges during the third and fourth quarters of 1999, respectively. In addition, the Company recognized impairment charges of $2.4 million and $0.2 million during the third and fourth quarters of 1999, respectively in compliance with SFAS 121. See Notes 3 and 4 to the Company's Consolidated Financial Statements.

2. During the third quarter of 1999, the Company recognized (i) $5.1 million of restructuring charges, (ii) $2.4 million impairment charge in compliance with SFAS 121, and (iii) a $2.7 million loss, recognized as bad debt expense, on the then anticipated sale of certain of the Company's trade accounts receivable, which were primarily over 180 days. During the fourth quarter of 1999, the Company recognized $6.1 million in restructuring charges and $0.2 million in asset impairment charges, in compliance with SFAS 121.


NOTE 17. SUBSEQUENT EVENTS


NASDAQ AMEX LISTING

On August 9, 2000, the Company was notified by Nasdaq-Amex that, because the Company was not in compliance with the minimum $4 million net tangible assets for continued listing on the Nasdaq National Market, the Company's common stock would be delisted effective August 10, 2000. Pursuant to the notification received from Nasdaq-Amex, the Company's common stock was delisted from the Nasdaq National Market and is now being traded on the OTC Bulletin Board.

As a result of completing the Refinancing, the Company believes it has taken the steps necessary to cure the net tangible asset deficiency and intends to appeal the delisting decision.


SENIOR DEBT FACILITIES

Effective August 15, 2000, the Company entered into a three-year agreement with a syndicate of lenders led by Ableco Finance, LLC, as agent, an affiliate of Cerberus Capital Management, L.P. (the "Lenders"), which replaced the Company's existing credit facility with a $33.4 million Revolving Credit Facility, which includes a subfacility for the issuance of standby letters of credit ("Senior Facility"), and two term loans, Term Loan A and Term Loan B ("Term Loans"), of $17.6 million and $9.0 million, respectively (the "Refinancing"). Both the Senior Facility and the Term Loans are secured by all the assets of the Company and its subsidiaries. The Senior Facility bears interest at prime or 9.0%, whichever is greater, plus 2%. Term Loan A and Term Loan B bear interest at prime or 9.0%, whichever is greater, plus 3.5% and 5.0% per annum, respectively. In connection with the Refinancing, the Company issued warrants to the Lenders to purchase up to a maximum of 200,000 common shares of the Company, exercisable for a term of five years, at $0.01 per warrant. The warrants are only exercisable if any letter of credit issued by the Lenders on behalf of the Company is drawn in proportion to the amount drawn under the letter of credit.


A portion of the new credit facility was used to satisfy the credit facility (the "Fleet Facility") with Fleet National Bank, for itself and as agent for three other banks (the "Fleet Group"). Prior to the closing of the Refinancing, the outstanding balance of the Fleet Facility was approximately $52.0 million. The balance was repaid in full with a cash payment of approximately $32.3 million and the issuance of a four-year, $5.3 million subordinated term note (the "Fleet Term Note"). The Fleet Term Note is subordinated to the Senior Facility and Term Loans issued by the Lenders on behalf of the Company and includes interest only for four years, followed by a balloon payment for the entire principal amount. In addition, the Company is entitled to a 60% discount on this note if it is satisfied within 18 months. This obligation bears interest at Fleet's Alternative Prime Rate ("APR") plus 3.5% per annum. In connection with the Refinancing and in satisfaction of the Company's obligation to the Fleet Group, the Company has issued 524,265 warrants to the Fleet Group to purchase common shares of the Company, which constitutes 5.0% of the common stock of the Company on a fully diluted basis. The warrants are exercisable for a term of 10 years at $0.001 per warrant. The fair value of the warrants, $0.6 million, was recorded as additional paid-in capital and treated as a debt discount to be amortized over the life of the Fleet Term Note. In connection with the Refinancing and the termination of the Fleet Facility, the Company will record an extraordinary gain net of tax, of approximately $8.5 million, ($13.8 million, less $5.3 million of income tax) in the quarter ending October 1, 2000.


SUBORDINATED DEBT

On August 15, 2000, in connection with the Refinancing, the acquisition notes payable were amended to provide that the Company will pay interest only, at a rate of 10.0% per annum, on the debt for three years following the closing of the Refinancing, followed by two years of equal monthly payments of interest and principal, which will retire the debt. In connection with the amendments to the acquisition notes payable, the Company paid $0.8 million of accrued interest to the relevant noteholders at the closing of the Refinancing.


LEGAL PROCEEDINGS

On September 13, 2000, a final default judgment in the amount of $807,245 was entered against Synadyne III, Inc. a wholly-owned subsidiary of the Company ("Synadyne III") in the County Court, Dallas County, Texas. The action was brought by an employee of an independent agency of the Allstate Insurance Company claiming that the owner of that agency discriminated against her in violation of the Texas Commission of Human Rights Act of 1983. Synadyne III was under contract with this insurance agency to provide PEO services. It is the Company's contention that the complaint in this action was never properly served on Synadyne III and therefore, the Company has filed a motion to vacate this judgment on the grounds that it was obtained without according due process to Synadyne III. The Company believes, based on the advice of counsel, that it will be successful in vacating the judgment and the resolution of this matter will not have a material adverse effect on its financial position or future operating results. The Company has not made any adjustments to the financial statements for this matter.


                                   * * * * *

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                                    October 1, 2000      April 2, 2000
                                                                                    ---------------      -------------
          ASSETS
          Current Assets:
                Cash                                                                   $    2,030         $    1,546
                Trade accounts receivable, net of allowance
                     for doubtful accounts of $1,498 and $1,563                            36,837             42,118
                Funding advances to franchises                                                696                206
                Assets held for disposition                                                   215              2,409
                Income tax receivable and other current assets                              6,653              5,043
                                                                                       ----------         ----------

                     Total current assets                                                  46,431             51,322

          Property and equipment, net                                                       7,424              9,154
          Goodwill, net                                                                    21,404             21,824
          Territory rights, net                                                            18,343             18,642
          Customer lists, net                                                               3,780              4,389
          Other intangible assets, net                                                        789                928
          Other assets                                                                      6,013              2,310
                                                                                       ----------         ----------

                     Total assets                                                      $  104,184         $  108,569
                                                                                       ==========         ==========

          LIABILITIES AND SHAREHOLDERS' EQUITY

          Current Liabilities:
                Accounts payable                                                       $    7,219         $    8,887
                Accrued expenses:
                     Payroll                                                                4,767             10,518
                     Payroll taxes                                                          1,912              4,139
                     Workers' compensation and insurance                                    5,285              5,210
                     Other                                                                  3,605              4,499
                Accrued restructuring charges                                               1,358              2,255
                Other current liabilities                                                     982                506
                Current maturities of long-term debt to related parties                        --              1,195
                Current maturities of long-term debt                                        1,690              7,635
                Revolving credit facility                                                      --             50,746
                Current maturities of term loans                                              500                 --
                                                                                       ----------         ----------

                     Total current liabilities                                             27,318             95,590

          Non-Current Liabilities
                Senior facilities, net of current maturities                               15,321                 --
                Term loans, net of current maturities                                      25,425                 --
                Long-term debt, net of current maturities                                   1,204                 --
                Other long-term debt, less current maturities                               6,636              1,934
                                                                                       ----------         ----------

                Total liabilities                                                          75,904             97,524
                                                                                       ----------         ----------

          Commitments and Contingencies (Notes 5, 6 and 7)

          Shareholders' Equity:
                Preferred stock, $.001 par value: 10,000,000 shares authorized,
                     no shares issued and outstanding                                          --                 --
                Common stock, $.001 par value: 100,000,000 shares authorized,
                     8,687,488 shares issued and outstanding                                    9                  9
                Additional paid-in-capital                                                 54,170             53,546
                Accumulated deficit                                                       (25,899)           (42,510)
                                                                                       ----------         ----------

                     Total shareholders' equity                                            28,280             11,045
                                                                                       ----------         ----------

                     Total liabilities and shareholders' equity                        $  104,184         $  108,569
                                                                                       ==========         ==========


         See accompanying notes to the unaudited condensed consolidated financial statements

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                  FOR THE THIRTEEN WEEKS ENDED OCTOBER 1, 2000
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1999


                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                    October 1, 2000        April 2, 2000
                                                                                    ---------------        -------------
          Net revenues                                                                 $     78,882         $    159,124
          Cost of revenues                                                                   62,590              138,352
                                                                                       ------------         ------------

          Gross profit                                                                       16,292               20,772
                                                                                       ------------         ------------

          Selling, general and administrative expenses:
                Amortization of intangible assets                                               704                1,013
                Other selling, general and administrative expenses                           12,550               24,211
                                                                                       ------------         ------------

                Total selling, general and administrative expenses                           13,254               25,224
                                                                                       ------------         ------------

          Restructuring and impairment charges:
                Restructuring costs                                                             940                5,104
                Impairment of goodwill and other long-lived assets                               --                2,450
                                                                                       ------------         ------------

                Total restructuring and impairment charges                                      940                7,554
                                                                                       ------------         ------------

          Operating income (loss)                                                             2,098              (12,006)
                                                                                       ------------         ------------
          Other expense (income):
                Interest expense (net)                                                        2,456                1,852
                Gain on the disposition of assets and other income (net)                       (144)                (541)
                                                                                       ------------         ------------


                Total other expense (income):                                                 2,312                1,311
                                                                                       ------------         ------------

          Loss before benefit for income taxes and extraordinary item                          (214)             (13,317)
          Income tax benefit                                                                 (1,283)              (4,998)
                                                                                       ------------         ------------

          Income (loss) before extraordinary item                                             1,069               (8,319)
          Extraordinary item - gain on the refinancing of senior debt
                facilities, net of provision for income tax of $5,304                         8,456                   --
                                                                                       ------------         ------------


          Net income (loss)                                                            $      9,525         $     (8,319)
                                                                                       ============         ============

          Weighted average common shares outstanding:
                Basic                                                                     8,687,488            8,657,913
                                                                                       ============         ============
                Diluted                                                                  10,292,236            8,657,913
                                                                                       ============         ============

          Earnings per share:
            Basic
                Income (loss) before extraordinary item                                $       0.13         $      (0.96)
                Extraordinary item, net of provision for income tax                            0.97                   --
                                                                                       ------------         ------------
                Net income (loss)                                                      $       1.10         $      (0.96)
                                                                                       ============         ============

            Diluted
                Income (loss) before extraordinary item                                $       0.11         $      (0.96)
                Extraordinary item, net of provision for income tax                            0.82                   --
                                                                                       ------------         ------------
                Net income (loss)                                                      $       0.93         $      (0.96)
                                                                                       ============         ============


         See accompanying notes to the unaudited condensed consolidated financial statements

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TWENTY SIX WEEKS ENDED OCTOBER 1, 2000
                    AND SIX MONTHS ENDED SEPTEMBER 30, 1999

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    October 1, 2000        April 2, 2000
                                                                                    ---------------        -------------

          Net revenues                                                                 $    160,500         $    302,578
          Cost of revenues                                                                  128,021              261,461
                                                                                       ------------         ------------

          Gross profit                                                                       32,479               41,117
                                                                                       ------------         ------------

          Selling, general and administrative expenses:
                Amortization of intangible assets                                             1,438                1,947
                Other selling, general and administrative expenses                           26,539               44,126
                                                                                       ------------         ------------

                Total selling, general and administrative expenses                           27,977               46,073
                                                                                       ------------         ------------

          Restructuring and impairment charges:
                Restructuring costs                                                           1,818                5,104
                Impairment of goodwill and other long-lived assets                               --                2,450
                                                                                       ------------         ------------

                Total restructuring and impairment charges                                    1,818                7,554
                                                                                       ------------         ------------

          Operating income (loss)                                                             2,684              (12,510)
                                                                                       ------------         ------------
          Other expense (income):
                Interest expense (net)                                                        4,369                3,554
                Gain on the disposition of assets and other income (net)                       (867)                (562)
                                                                                       ------------         ------------

                Total other expense (income):                                                 3,502                2,992
                                                                                       ------------         ------------

          Loss before benefit for income taxes and extraordinary item                          (818)             (15,502)
          Income tax benefit                                                                 (8,973)              (5,934)
                                                                                       ------------         ------------

          Income (loss) before extraordinary item                                             8,155               (9,568)
          Extraordinary item - gain on the refinancing of senior debt
                facilities, net of provision for income tax of $5,304                         8,456                   --
                                                                                       ------------         ------------

          Net income (loss)                                                            $     16,611         $     (9,568)
                                                                                       ============         ============

          Weighted average common shares outstanding:
                Basic                                                                     8,681,172            8,657,913
                                                                                       ============         ============
                Diluted                                                                  10,086,221            8,657,913
                                                                                       ============         ============

          Earnings per share:
            Basic
                Income (loss) before extraordinary item                                $       0.94         $      (1.11)
                Extraordinary item, net of provision for income tax                            0.97                   --
                                                                                       ------------         ------------
                Net income (loss)                                                      $       1.91         $      (1.11)
                                                                                       ============         ============

            Diluted
                Income (loss) before extraordinary item                                $       0.81         $      (1.11)
                Extraordinary item, net of provision for income tax                            0.84                   --
                                                                                       ------------         ------------
                             Net income (loss)                                         $       1.65         $      (1.11)
                                                                                       ============         ============


         See accompanying notes to the unaudited condensed consolidated financial statements

                  OUTSOURCE INTERNATIONAL INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE TWENTY SIX WEEKS ENDED OCTOBER 1, 2000
                    AND SIX MONTHS ENDED SEPTEMBER 30, 1999
                             (AMOUNTS IN THOUSANDS)


                                                                                           October 1, 2000      April 2, 2000
                                                                                           ---------------      -------------
          CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income (loss)                                                                 $     16,611         $     (9,568)
                Adjustments to reconcile net income (loss) to net cash
                  (used in) provided by operating activities:
                     Depreciation and amortization                                                 2,784                3,741
                     Impairment of goodwill                                                           --                2,450
                     Write-down and loss on sale of  assets held for disposition                     579                2,547

                     Extraordinary gain on refinancing, net of income tax                         (8,456)                  --
                     Deferred income taxes                                                        (9,530)              (4,940)
                     Notes received from franchises                                                   --                 (107)
                     Gain on the sale of the Company's clerical operations                            --                 (523)
                     Gain on the sale of the Company's PEO operations                               (684)                  --
                     Loss on disposal of assets, net                                                 153                   50
                                                                                            ------------         ------------
                                                                                                   1,457               (6,350)
                Changes in assets and liabilities (excluding effects of acquisitions and dispositions):
                    (Increase) decrease in:
                         Trade accounts receivable                                                 5,839                3,966
                         Prepaid expenses and other current assets                                   363                 (975)
                         Other assets                                                                (62)                 756
                    Increase (decrease) in:
                         Accounts payable                                                           (100)              (1,004)
                         Accrued expenses:
                              Payroll                                                             (5,778)               5,378
                              Payroll taxes                                                       (2,227)                 818
                              Workers' compensation and insurance                                      6               (1,393)
                             Debt service and other accrued expenses                              (1,846)                 934
                         Reserve for restructuring charges                                          (937)               1,227
                         Other current liabilities                                                  (364)                 479
                                                                                            ------------         ------------
                Net cash (used in) provided by operating activities                               (3,649)               3,836
                                                                                            ------------         ------------

          CASH FLOWS FROM INVESTING ACTIVITIES:
          Proceeds from asset sales as part of the Restructuring and related matters                 880                1,965
          Proceeds from the sale of the Company's PEO operations                                   3,314                   --
          Funding repayments (advances) from franchises, net                                        (490)                 229
          Purchases of property and equipment                                                       (301)                (558)
          Proceeds from sale of property and equipment                                                --                1,600
                                                                                            ------------         ------------
                Net cash provided by investing activities                                          3,403                3,236
                                                                                            ------------         ------------

          CASH FLOWS FROM FINANCING ACTIVITIES:
          (Decrease) increase in excess of outstanding checks over bank balance,
            included in accounts payable                                                          (2,021)              (2,078)
          Net proceeds (repayment) of lines of credit and revolving
            credit facilities                                                                      3,922               (2,913)
          Proceeds from interest collar termination                                                   --                  250
          Related party debt repayments                                                               --                 (145)
          Repayment of other long-term debt                                                       (1,171)              (2,378)
                                                                                            ------------         ------------
                Net cash provided by (used in) financing activities                                  730               (7,264)
                                                                                            ------------         ------------

          Net increase (decrease) in cash                                                            484                 (192)
          Cash, beginning of period                                                                1,546                1,418
                                                                                            ------------         ------------
          Cash, end of period                                                               $      2,030         $      1,226
                                                                                            ============         ============

          SUPPLEMENTAL CASH FLOW INFORMATION:

          Interest paid                                                                     $      4,970         $      2,432
                                                                                            ============         ============


         See accompanying notes to the unaudited condensed consolidated financial statements

                         OUTSOURCE INTERNATIONAL, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS



NOTE 1. INTERIM FINANCIAL STATEMENTS

The interim unaudited condensed consolidated financial statements and the related information in these notes as of October 1, 2000 and for the thirteen week period ("Q2 2001") and twenty six week period ("YTD 2001") ended October 1, 2000 and the three month period ("Q3 1999") and six month period ("YTD 1999") ended September 30, 1999 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal and recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made to the presentation of the financial position and results of operations for the three months and six months ended September 30, 1999 to conform to current presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

The Company filed a Form 8-K with the Securities and Exchange Commission ("SEC") on October 19, 1999, indicating, among other things, its change for financial reporting purposes, effective January 1, 2000, from a fiscal year ended December 31 to a fiscal year ending the 52 or 53 week period ending the Sunday closest to March 31. The interim unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q; therefore they do not include all information and footnotes normally included in the annual consolidated financial statements. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999, included in the Company's Form 10-K filed with the SEC on April 14, 2000, the financial statements in the Company's Form 10-Q for the transition period ended April 2, 2000 ("Q1 2000") filed with the SEC on May 17, 2000, and the financial statements in the Company's Form 10-Q/A for the quarterly period ended July 2, 2000 ("Q1 2001") filed with the SEC on September 1, 2000.

In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 defines derivatives and establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as modified by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The Company intends to implement SFAS No. 133 in its consolidated financial statements as of April 2, 2001. Management does not believe that the Company is a party to any transactions involving derivatives as defined by SFAS No. 133. SFAS No. 133 could increase volatility in earnings and other comprehensive income if the Company enters into any such transactions in the future.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which among other guidance, clarifies certain conditions to be met in order to recognize revenue. In October 2000, the staff deferred the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 31, 1999. The Company will adopt SAB 101 in fiscal 2001; however, the Company believes that such adoption will not impact the Company's Consolidated Financial Statements.

NOTE 2:  FUTURE LIQUIDITY

Effective August 15, 2000, the Company entered into a three-year agreement with a syndicate of lenders led by Ableco Finance LLC, as agent (the "Lenders"), which replaced the Company's previous senior credit facility (the "Fleet Facility") with a $33.4 million revolving credit facility (the "Ableco Facility") and two term loans of $17.6 million and $9.0 million, respectively. In connection with the repayment of the Fleet Facility, the Company issued a four-year, $5.3 million subordinated term note to the lenders of the Fleet Facility. Simultaneously with the closing of the Ableco Facility, the Company cured the defaults under certain of its outstanding subordinated acquisition notes payable. These notes were amended to provide for a five year term, interest only for three years and then two years of equal monthly payments of principal and interest, at the end of which those notes will be fully paid and then retired (see Note 5).

NOTE 3: RESTRUCTURING, SALE OF OPERATIONS AND ASSETS HELD FOR DISPOSITION



On August 6, 1999, the Company announced the following actions to improve its short-term liquidity, concentrate its operations within one core segment (Tandem, its flexible industrial staffing division) and improve its operating performance within that segment:



(i) the sale of Office Ours, the Company's clerical staffing division, effective August 30, 1999. Revenues of Office Ours, for the three months and six months ended September 30, 1999, were $1.3 million and $3.3 million, respectively, and the loss before taxes for these operations, on a basis consistent with the segment information presented in Note 9, was approximately $0.1 million and $0.1 million for those same periods.



(ii) the engagement of an investment banking firm to assist in the evaluation of strategic options, including the possible sale, of Synadyne, the Company's PEO division. Effective April 8, 2000, the Company sold the operations of Synadyne for net proceeds at closing of $3.3 million. In addition, if the Company meets certain performance criteria for the one-year period subsequent to the sale, it will receive additional proceeds of $1.25 million. In connection with the sale of its PEO operations, the Company recorded a pre-tax non-operating gain of $0.7 million in its results of operations for the quarter ended July 2, 2000. Revenues of Synadyne were $59.3 million during Q3 1999, and $114.4 million and $0.1 million during YTD 1999 and YTD 2001, respectively. On a basis consistent with the segment information presented in Note 9, the Company reported net loss before taxes for the PEO operations of $0.2 million during YTD 2001 and net income before taxes of $0.8 million during YTD 1999. The Company's net income before taxes for these operations during Q3 1999 was $0.3 million.



(iii) a reduction of the Company's flexible industrial staffing and support operations (the "Restructuring") consisting primarily of: the sale, franchise, closure or consolidation of 47 of the 117 Tandem branch offices existing as of June 30, 1999; an immediate reduction of the Tandem and corporate headquarters employee workforce by 110 employees, approximately 11% of the Company's workforce; and an additional reduction of 59 employees through the second fiscal quarter of 2001. As of October 31, 2000, 48 branch offices have been eliminated in connection with our restructuring plan, 41 of which had been sold, franchised, closed, or consolidated as of October 1, 2000. During Q2 2001 one office was removed from the held for disposition classification. The Company also identified two additional offices that would be closed as a result of its ongoing restructuring activities and we recorded the related assets as held for disposition at that time. These offices were subsequently closed in October 2000, and when it became apparent to management that these assets would be abandoned, we recorded the write-down of the related assets as restructuring charges in Q3 2001. In addition, the Company sold the remaining five offices held for disposition on October 29, 2000. The 48 offices sold, franchised, closed, or consolidated were not expected to be adequately profitable or were inconsistent with our operating strategy of clustering offices within specific geographic regions. In addition, during Q1 2001, when it became apparent that certain employees in offices sold and franchised to third parties would continue employment with such buyers, the expected reduction in staff was modified from 59 employees to 32 employees. Subsequently, in Q2 2001, in connection with the Restructuring, the Company reduced its workforce by an additional 16 employees.



The restructuring charge accrual and its utilization are as follows:


                                                                                              Fiscal Year 2001
                                                --------------------   -------------------------------------------------------------
                                                                              Charges to
                                                                            (Reversals of)
                                                                              Operations        Utilization
                                                Original   Balance at  ------------------------ -----------               Balance at
(Amounts in thousands)                           Charge      4/2/00      Q1 2001      Q2 2001      Cash       Non-Cash     10/1/00
                                                -------    ---------   ----------   ----------- -----------   --------    ----------
Employee severance and
    other termination benefits                  $ 4,040    $2,139        $ (89)        $ 152     $  939        $ --         $1,263

Professional fees                                 1,205        34          369           401        764          --             40
Lease termination and write-down of
    leasehold improvements at closed offices        400        49           (2)           36         28          --             55

Other restructuring charges                         146        33          154           218        405          --             --
                                                -------    ------        -----         -----     ------        ----         ------

Accrued restructuring charges                     5,791     2,255          432           807      2,136          --          1,358

Write-down to fair value/loss on sale
    of assets identified for disposition          5,429        --          446           133         --         579             --
                                                -------    ------        -----         -----     ------        ----         ------

Total restructuring and asset
    impairment activity                         $11,220    $2,255        $ 878         $ 940     $2,136        $579         $1,358
                                                =======    ======        =====         =====     ======        ====         ======

Severance and Other Restructuring Charges


The original $11.2 million restructuring charge (the "Restructuring Charge") included $4.0 million for severance and other termination benefits, $1.2 million for professional fees, and $0.6 million in lease termination and other charges. Severance and other termination benefits were decreased by $0.2 million and $0.1 million during Q1 2000 and Q1 2001, respectively, to reflect the fact that certain employees of offices sold and franchised to third parties would continue employment with such buyers or franchisees and would not be paid the severance amounts that had been accrued. The Company recorded an additional $0.2 million in severance costs in Q2 2001 due to a reduction of headcount by 16 employees during the period whose severance payments were not accrued as part of the Company's original Restructuring Charge. The remaining liability consisted of $1.3 million for severance and other termination benefits as of October 1, 2000 for ten executive management employees who have been terminated during the period of August 1999 through August 2000, and will be paid over a period ranging from one week to 18 months from the balance sheet date. As of December 31, 1999, April 2, 2000 and October 1, 2000, the Company had terminated 107, 110 and 142 employees, respectively, in conjunction with its restructuring activities.


The Company recorded professional fees of $0.4 million and $0.8 million as restructuring costs incurred during Q2 2001 and YTD 2001, respectively. These professional fees were comprised primarily of amounts paid to Crossroads LLC, a consulting firm based in Newport Beach, California ("Crossroads"), for its services related to the Restructuring.

The Company utilized $0.2 million and $0.3 million of the Restructuring Charge during Q1 2001 and Q2 2001, respectively, for the costs of terminating real estate leases as well as for writing down the carrying value of leasehold improvements and other assets not usable in other Company operations. The Company substantially completed its restructuring activities as of October 31, 2000.

Assets Held for Disposition

The Restructuring Charge included a $5.4 million write-down of assets, recorded in the Company's results of operations when these assets were classified as held for disposition, to their estimated net realizable value based on either the actual sales prices negotiated for assets sold as of December 31, 1999, or management's estimate of the ultimate sales prices that would be negotiated for these assets that were sold after that date. Management's estimate of the actual sales prices of assets held for disposition as of December 31, 1999 was based on letters of intent from prospective purchasers of these assets. Subsequent to December 31, 1999, as actual sales prices of these assets were negotiated, the charge was increased by $0.1 million in Q1 2000, and subsequently increased by $0.4 million in Q1 2001. Based on the negotiations of the actual sales prices of certain assets sold subsequent to October 1, 2000, the Company recorded an additional charge of $0.1 million during Q2 2001.

During Q1 2001, the Company (i) sold one staffing office and closed another, in the state of Minnesota, effective April 10, 2000, for cash proceeds of $60,000,
(ii) franchised one of its staffing offices in the state of Ohio, effective April 10, 2000, for cash proceeds of $20,000, and (iii) effective June 26, 2000, sold its operations in the states of New Jersey and Pennsylvania, comprising six staffing offices and two "vendor on premises" locations, for $1.3 million (comprised of cash proceeds of $0.8 million and two promissory notes totaling $0.5 million). In connection with the sale of its staffing offices in New Jersey and Pennsylvania, the Company recorded a $0.4 million loss on the sale, in addition to the original $2.1 million write-down of these assets to their estimated net realizable value upon their classification as assets held for disposition.

No assets were sold in Q2 2001.

Effective October 29, 2000, the Company sold its operations in the states of New Hampshire and Massachusetts, comprising five offices and two "vendor on premises" locations, for $125,000, comprised of cash proceeds of $50,000 at closing and a two year $75,000 promissory note. In addition, the Company will receive additional amounts equal to 30% of EBITDA of the sold offices during the next two years. Excluded from the sale were cash, accounts receivable and deferred income taxes, as well as accrued liabilities and accounts payable. The Company recorded an additional $133,000 charge to restructuring during Q2 2001 to reduce the carrying value of these assets to their net realizable value.

All of the Company's offices classified as held for disposition were sold or franchised by October 31, 2000. Upon classification as assets held for disposition, the Company discontinued the related depreciation and amortization for these assets, which reduced operating expenses by approximately $0.1 million in Q2 2001 and $0.2 million YTD 2001.

The Company's assets held for disposition as of October 1, 2000, stated at the lower of original cost (net of accumulated depreciation or amortization) or fair value (net of selling and disposition costs), were as follows (amounts are in thousands):

                                                                                        Net Original Cost
                                                                -------------------------------------------------------------
                                                                   Property       Goodwill and                    Lower of
                                                                     and              Other                        Cost or
                                                                  Equipment     Intangible Assets    Total        Fair Value
                                                                -------------------------------------------------------------
Tandem branch offices                                              $  195            $1,045          $1,240        $  215
                                                                   ======            ======          ======        ======


The Tandem operations held for disposition, as well as those sold, franchised or closed (excluding offices consolidated into existing offices) as part of the Restructuring as of October 1, 2000, generated revenues and income before taxes as follows (amounts are in thousands):







                                                                Thirteen Weeks     Three Months     Twenty Six       Six Months
                                                                   Ended              Ended         Weeks Ended         Ended
                                                                Oct. 1, 2000      Sept. 30, 1999    Oct. 1, 2000   Sept. 30, 1999
                                                                ---------------  ----------------  -------------  -----------------
Revenues                                                           $  2,560          $ 15,183        $ 10,487          $ 28,492
                                                                   ========          ========        ========          ========
Net loss before taxes                                              $   (151)         $   (251)       $     (6)         $   (880)
                                                                   ========          ========        ========          ========








NOTE 4. INCOME TAXES



The Company's effective tax rate varies from the statutory federal rate of 35% as follows (amounts presented are in thousands, except for percentages):



                                                           Thirteen Weeks         Three Months
                                                         Ended Oct 1, 2000     Ended Sept 30, 1999
                                                        -------------------    --------------------
                                                         Amount       Rate     Amount          Rate
                                                        -------      ------    -------        ------
Statutory rate applied to income before income taxes
   and extraordinary item                               $   (75)      (35.0)%  $(4,662)       (35.0)%
Increase (decrease) in income taxes resulting from:
   State income taxes, net of federal benefit               171        79.9       (564)        (4.2)
   Employment tax credits                                  (139)      (65.0)      (106)        (0.8)
   Nondeductible expenses                                    20         9.3         --           --
   Other                                                    493       230.2        334          2.5
                                                        -------     -------    -------        -----
Total before valuation allowance                            470       219.5     (4,998)       (37.5)
Change in valuation allowance                            (1,753)     (819.2)        --          --
                                                        -------     -------    -------        -----
Total                                                   $(1,283)     (599.8)%  $(4,998)       (37.5)%
                                                        =======     =======    =======        =====


                                                         Twenty Six Weeks            Six Months
                                                        Ended Oct 1, 2000       Ended Sept 30, 1999
                                                        -------------------     ---------------------
                                                        Amount       Rate        Amount         Rate
                                                        -------     -------     -------        ------
Statutory rate applied to income before income taxes
   and extraordinary item                               $  (286)      (35.0)%   $(5,427)       (35.0)%
Increase (decrease) in income taxes resulting from:
   State income taxes, net of federal benefit               191        23.4        (644)        (4.2)
   Employment tax credits                                  (220)      (26.9)       (270)        (1.7)
   Nondeductible expenses                                    49         6.0          --           --
   Other                                                    813        99.4         407         2.6
                                                        -------     -------     -------        -----
Total before valuation allowance                            547        66.9      (5,934)       (38.3)
Change in valuation allowance                            (9,520)   (1,165.2)         --          --
                                                        -------     -------     -------        -----
Total                                                   $(8,973)   (1,098.3)%   $(5,934)       (38.3)%
                                                        =======     =======     =======        =====



During Q1 2001, the Company reduced its deferred tax asset valuation allowance by $7.7 million, which was expected to be realized through utilization of the existing net operating loss carryforward, relating to the extinguishment gain of approximately $8.5 million ($13.8 million less $5.3 million of income tax) that was recorded in Q2 2001 (see Note 5), and through taxable income from future operations. The Company's expectations of future taxable income are consistent with past operating history and do not incorporate operating improvements to achieve such income. The Company's provision for income taxes may be impacted by adjustments to the valuation allowance that may be required if management's assessment changes regarding the realizability of the deferred tax assets in future periods. During Q2 2001, the Company reduced the deferred tax valuation allowance by an additional $1.8 million based on improvements in the Company's operating results and through revised estimates of taxable income from future operations based on actual operating results of Q2 2001 and through taxable income from future operations. The valuation allowance was established in 1999 and was increased by the tax benefits in the quarter ended April 2, 2000 because it was not clear that the tax benefits resulting from operating losses and other temporary differences were "more likely than not" to be realized, as required by SFAS No. 109, "Accounting for Income Taxes". As of October 1, 2000, the deferred tax asset of $10.8 million, offset by a valuation allowance of $6.5 million, was reflected in the Company's Consolidated Balance Sheets as follows: income tax receivable and other current assets includes $4.6 million of the deferred tax asset offset by a valuation allowance of $2.8 million. The other assets classification on the balance sheet includes $6.2 million of the deferred tax asset offset by a valuation allowance of $3.7 million.



The employment tax credit carryforward of $3.7 million as of October 1, 2000 will expire during the years 2012 through 2020. The employment tax credits recorded by the Company from February 21, 1997 through December 31, 1999 include Federal Empowerment Zone ("FEZ") credits which represent a net tax benefit of $0.6 million. Although the Company believes that these FEZ credits have been reasonably determined, the income tax law addressing how FEZ credits are determined for staffing companies is evolving.

During 1999, the Company received a preliminary report from the IRS proposing adjustments to the previously reported taxable income and tax credits for certain of the Company's subsidiaries for the years ended December 31, 1994, 1995 and 1996. These subsidiaries were "S" corporations for the periods under examination. Since that time, and as a result of analysis and discussions among the IRS, the original shareholders of the subsidiaries and the Company, the proposed adjustments have been modified. The Company is currently evaluating the merits of these proposed adjustments with the original shareholders. The proposed adjustments, if ultimately accepted or proven to be appropriate, would not result in a materially unfavorable effect on the Company's results of operations, although additional shareholder distributions could result as discussed in Note 6.






NOTE 5. DEBT



SENIOR DEBT FACILITIES



Effective August 15, 2000, the Company entered into the Ableco Facility, a three-year financing agreement which replaced the Fleet Facility with a $33.4 million revolving credit facility (the "Revolving Credit Facility"), which includes a subfacility for the issuance of standby letters of credit, and two term loans, Term Loan A and Term Loan B ("Term Loans"), of $17.6 million and $9.0 million, respectively (the "Refinancing"). Both the Revolving Credit Facility and the Term Loans are secured by all the assets of the Company and its subsidiaries. The Revolving Credit Facility bears interest at prime or 9.0%, whichever is greater, plus 2%. The Term Loans bear interest at prime or 9.0%, whichever is greater, plus 3.5% and 5.0% per annum, respectively. In connection with the Refinancing, the Company issued warrants to the Lenders to purchase up to a maximum of 200,000 common shares of the Company, exercisable for a term of five years, at $0.01 per warrant, but only if any letter of credit issued by the Lenders on behalf of the Company is drawn upon.



A portion of the Ableco Facility was used to satisfy the Fleet Facility with FleetNational Bank, for itself and as agent for three other banks (the "Fleet Group"). Prior to the closing of the Refinancing, the outstanding balance of the Fleet Facility was approximately $52.0 million. The balance was repaid in full with a cash payment of approximately $32.3 million and the issuance of a four-year, $5.3 million subordinated term note (the "Fleet Term Note"). The Fleet Term Note is subordinated to the Revolving Credit Facility and Term Loans and includes interest only for four years, followed by a balloon payment for the entire principal amount. In addition, the Company is entitled to a 60% discount on the Fleet Term Note if it is satisfied within 18 months. This obligation bears interest at Fleet's Alternative Prime Rate ("APR") plus 3.5% per annum. In connection with the Refinancing and in satisfaction of the Company's obligation to the Fleet Group, the Company has issued 524,265 warrants to the Fleet Group to purchase common shares of the Company, which constitutes 5.0% of the common stock of the Company on a fully diluted basis. The warrants are exercisable for a term of 10 years at $0.001 per warrant. The fair value of the warrants, $0.6 million, was recorded as additional paid-in capital and treated as a debt discount to be amortized over the life of the Fleet Term Note. In connection with the Refinancing and the termination of the Fleet Facility, the Company recorded an extraordinary gain of approximately $8.5 million, net of tax, in the quarter ending October 1, 2000.



As of October 1, 2000, the Company had gross outstanding borrowings $18.8 million under its Revolving Credit Facility, $26.0 million under the provisions of the Term Loans, and $5.3 million under the provisions of the Fleet Term Note. As of the end of the quarter, the Revolving Credit Facility bore interest at 11.5%. Term Loan A and Term Loan B bore interest at 13.0% and 14.5%, respectively, and the Fleet Term Note bore interest at 13.0%. The weighted average interest rate payable on the outstanding balances during the period, exclusive of related fees and expenses, was approximately 12.7% per annum, compared to approximately 10.8% per annum in Q3 1999. In connection with the Refinancing on August 15, 2000, the Company recorded a debt discount of $9.0 million, which is being amortized as interest expense over the three year life of the borrowing agreements. The weighted average interest rate during the period, including the debt discount was 20.9%.



In addition to the Revolving Credit Facility indebtedness discussed above, the Company had bank standby letters of credit outstanding in the aggregate amount of $2.3 million as of October 1, 2000, of which $1.7 million secured the pre-1999 portion of the workers' compensation obligations that are recorded as a current liability on the Company's Consolidated Balance Sheets. The remaining $0.6 million, which is supported by a $0.6 million cash escrow balance, is to secure future payments on a capital lease for furniture that was sold along with the Company's corporate headquarters building.





SUBORDINATED DEBT


In order to remain in compliance with certain covenants in the Revolving Credit Facility, and to reduce the cash impact of scheduled payments under its subordinated acquisition debt, the Company negotiated extensions of the payment dates and modified the interest rates and other terms of certain of its subordinated acquisition notes payable in 1999. The Company had not made substantially all of the scheduled payments due and, as a result, was in default on acquisition notes payable having a total outstanding principal balance of $6.9 million as of August 15, 2000. On August 15, 2000, in connection with the Refinancing, the acquisition notes payable were amended to provide that the Company will pay interest only, at a rate of 10.0% per annum, on the debt for three years following the closing of the Refinancing, followed by two years of equal monthly payments of interest and principal, which will retire the debt. In connection with the amendments to the subordinated acquisition notes payable, the Company paid $0.8 million of accrued interest to the relevant noteholders at the closing of the Refinancing.


NOTE 6. COMMITMENTS AND CONTINGENCIES


SHAREHOLDER DISTRIBUTION: Effective February 21, 1997, the Company acquired all of the outstanding capital stock of nine companies under common ownership and management, in exchange for shares of the Company's common stock and distribution of previously undistributed taxable earnings of those nine companies (the "Reorganization"). This distribution, supplemented by an additional distribution made in September 1998, may be subject to adjustment based upon the final determination of taxable income through February 21, 1997. Although the Company has completed and filed its Federal and state tax returns for all periods through February 21, 1997, further cash distributions may be required in the event the Company's taxable income for any period through February 21, 1997 is adjusted due to audits or any other reason. As a result of the IRS audit of the years 1994 through 1996 (see Note 4), the Company expects to negotiate a settlement with the Company's original shareholders of at least $2.0 million, in satisfaction of the Company's outstanding obligations to such original shareholders.



LITIGATION: On September 13, 2000, a default final judgment in the amount of $0.8 million was entered against Synadyne III, Inc., a wholly-owned subsidiary of the Company ("Synadyne III"), in the County Court, Dallas County, Texas. The action was brought by an employee of an independent agency of the Allstate Insurance Company claiming that the owner of that agency discriminated against her in violation of the Texas Commission of Human Rights Act of 1983. Synadyne III was under contract with this insurance agency to provide PEO services. It is the Company's contention that the complaint in this action was never properly served on Synadyne III and; therefore, the Company has filed a motion to vacate this judgment on the grounds that it was obtained without due process to Synadyne III. On December 8, 2000, this default judgment was vacated on the grounds that it was obtained without affording due process to Synadyne III. The Company has filed its answer in this lawsuit and the Company's employment practices liability insurance carrier has assumed the defense of the action on the Company's behalf. The Company believes, based on the advice of counsel, that the ultimate resolution of this matter will not have a material adverse effect on its financial position or future operating results. Accordingly, the Company has not made any adjustments to the financial statements for this matter.



UNEMPLOYMENT TAXES: Federal and state unemployment taxes represent a significant component of the Company's cost of revenues. State unemployment taxes are determined as a percentage of covered wages. Such percentages are determined in accordance with the laws of each state and usually take into account the unemployment history of the Company's employees in that state. The Company has realized reductions in its state unemployment tax expense as a result of changes in its organizational structure from time to time. Although the Company believes that these expense reductions were achieved in compliance with applicable laws, taxing authorities of certain states may elect to challenge these reductions.



FEDERAL EMPLOYMENT TAX REPORTING PENALTIES: During September 1999, the Company was notified by the IRS of its intent to assess penalties of $500,000 related to W-2s filed by the Company for 1997 for employees with invalid Social Security numbers. The Company has requested an abatement of the penalty and does not currently expect that the penalty ultimately charged will exceed $300,000, which amount was included in selling, general and administrative expenses in 1999, and is reflected as a current liability on the Company's October 1, 2000 Consolidated Balance Sheet. However, there can be no assurance that the Company will not be required to ultimately pay a higher penalty in connection with this matter.



UNCLAIMED PROPERTY AUDIT: A state in which the Company conducts a significant portion of its operations has begun and substantially completed an audit of the Company's compliance with escheat (unclaimed property) statutes. The applicable state escheat laws cover a wide range of situations and property types and have a ten-year statute of limitations. In addition, it is common for states to share information in this area. During Q2 2001, the Company paid $33,000 in settlement of this liability



WORKERS' COMPENSATION: Since 1997, the Company's workers' compensation expense was effectively capped at a contractually-agreed percentage of payroll. In 1997 and 1998, the Company's expense was limited to the cap even though the estimated ultimate cost of the actual claims experience was greater than the cap. In 1999, the estimated ultimate cost of the actual claims experience was used as the basis of the Company's workers' compensation expense since it was approximately $1.7 million less than the cap (3.5% of payroll). The estimated ultimate cost of the 1999 claims experience was determined based on information from an independent third-party administrator employed by the Company plus an allowance for claims incurred but not reported, based on prior experience and other relevant data. The Company's methodology for determining workers' compensation expense in the fiscal year 2001 is consistent with that used for calendar year 1999 and YTD 2001 workers' compensation expense has been less than the cap.



The Company routinely adjusts the accruals made in prior years for workers' compensation claims and expenses, based on updated information from its insurance carriers, its independent third-party administrator and its own analysis. These adjustments are included as a component of cost of sales in the period in which it becomes apparent that an adjustment is required.



EMPLOYMENT AGREEMENTS: As of October 1, 2000, the Company had certain obligations under employment agreements it had entered into with its Chief Executive Officer ("CEO"), its former CEO and thirteen other officers. Under the terms of those agreements, in the event that the Company terminates the employment of any of those officers without cause or the officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a portion (ranging from three months to two years) of the officer's annual base salary and bonus prior to termination. In addition, all incentive stock options held by such employees would become immediately exercisable. More substantial severance provisions apply if any of those officers are terminated within two years (three years for the CEO) after the occurrence of a "change of control", as defined in the employment agreements.



Between February 1999 and August 2000, eleven of the fifteen officers referred to above separated from the Company, resulting in the Company's obligation to pay two of those officers' salary for two years, three of those officers' salaries for one year and six of those officers' salaries for six months, in exchange for their agreement to, among other things, not compete with the Company during that period. The aggregate costs of these severance agreements total $3.1 million, of which $1.8 million has been paid as of October 1, 2000,and $1.3 million is accrued in the Company's October 1, 2000 Consolidated Balance Sheet.



On June 1, 2000, pursuant to the terms of one of the severance agreements described in the preceding paragraph, the Company provided a $0.2 million advance on severance, which is being deducted by the Company in bi-monthly installments payable over two years to a former officer of the Company.



CONSULTING CONTRACT: In May 1999, the Company engaged Crossroads to review the Company's existing business plan and make recommendations for adjustments to strategy as well as financial and operational improvements. In July 1999, the engagement was modified to add additional services, including working with management to develop the Restructuring plan and a revised business plan based on the restructured company (see Note 3), assisting in extending the Fleet Facility, arranging for new financing, and periodically reporting to the Company's Board of Directors and lenders' syndicate. In August 1999, a representative of Crossroads was appointed as the Company's interim chief operating officer and the interim president of the Tandem division. In connection with services provided by Crossroads to assist in the Restructuring, the Company has incurred costs of $2.3 million through October 1, 2000, of which $0.4 million and $0.8 million was for services provided during Q2 2001 and YTD 2001. These amounts were included in the restructuring charge recorded by the Company in its results of operations.



In connection with the Refinancing, the Company paid Crossroads $0.9 million for its assistance in securing the new credit facility. This charge, along with other costs relating to the Refinancing, is being amortized in the Company's results of operations over the three-year term of the Refinancing agreements.



STOCK OPTIONS AND WARRANTS: During February 2000, the Company granted options to purchase 400,000 shares of the Company's common stock to the Company's new CEO at $2.25 per share. In March 2000, the Company granted options to purchase 473,038 shares of the Company's common stock to various employees at $2.125 per share, of which 122,277 shares were cancelled due to employee terminations, and 350,761 shares remain outstanding as of October 1, 2000. The Company also granted options to purchase 60,000 shares of the Company's common stock, at $1.25 per share, in August 2000. This grant vests over a four-year period from the grant date. As of October 1, 2000, the Company had in aggregate, 1,716,754 stock options and 1,974,687 warrants to purchase shares of the Company's common stock outstanding. On October 31, 2000, the Company completed a tender offer to cancel certain of its outstanding options to purchase the Company's common stock, resulting in the cancellation of 337,766 options at a cost to the Company of $103,842 (see Note 10).



The total number of shares of common stock reserved for issuance under the stock option plan as of October 1, 2000 was 2,000,000, as agreed to by the Company's Board of Directors in April 1999 and approved by the Company's shareholders at their May 1999 annual meeting.

DELISTING FROM THE NASDAQ NATIONAL MARKET: On August 9, 2000, the Company was notified by Nasdaq-Amex that the Company was not in compliance with the minimum $4 million net tangible assets for continued listing on the Nasdaq National Market, and that the Company's common stock would be delisted effective August 10, 2000. Pursuant to the notification received from Nasdaq-Amex, the Company's common stock was delisted from the Nasdaq National Market and is now traded on the OTC Bulletin Board. As a result of completing the Refinancing (see Note 5), the Company believes it has taken the steps necessary to cure the net tangible asset deficiency and has appealed the delisting decision to the Nasdaq Listing and Review Council.






NOTE 7. RELATED PARTY TRANSACTIONS


The Company recognized revenue, which includes royalties and payments under buyout agreements, of $0.2 million in Q3 1999 and $0.5 million during YTD 1999, respectively, from all franchises owned by significant shareholders of the Company. The Company recognized no revenue in YTD 2001 from these franchises. Buyouts are early terminations of franchise agreements entered into by the Company in order to allow the Company to develop the related territories. At the time of the buyouts, the Company receives an initial payment from the former franchisee and continues to receive quarterly payments from the former franchisee based on the gross revenues of the formerly franchised locations for two years after the termination date.



Effective February 16, 1998, the Company purchased certain staffing locations and the related franchise rights from certain shareholders for $6.9 million which included the issuance of a $1.7 million note bearing interest at 7.25% per annum payable quarterly over three years. Effective February 1, 1999, the note was renegotiated so that the remaining principal balance of $1.3 million would bear interest at 8.50% per annum and would be payable in monthly installments totaling $0.3 million in the first year and $0.6 million in the second year, with a $0.4 million balloon payment due at the end of the two year term. As discussed in Note 5, the Company had not made the renegotiated payments on this subordinated acquisition note, and, as a result, was in default under this note. Effective August 15, 2000 this note was amended to provide that the Company will pay interest only, at a rate of 10.0% per annum, on the principal balance of the note, for three years, followed by two years of equal monthly payments of principal and interest, which will retire the note.






NOTE 8. EARNINGS (LOSS) PER SHARE



The Company calculates earnings per share in accordance with the requirements of SFAS No. 128, "Earnings Per Share". The weighted average shares outstanding used to calculate basic and diluted earnings (loss) per share were calculated as follows:

                                                       THIRTEEN               THREE           TWENTY SIX              SIX
                                                      WEEKS ENDED          MONTHS ENDED       WEEKS ENDED          MONTHS ENDED
                                                    OCTOBER 1, 2000    SEPTEMBER 30, 1999   OCTOBER 1, 2000    SEPTEMBER 30, 1999
                                                    ---------------    ------------------   ---------------    ------------------
                                                      (HISTORICAL)        (HISTORICAL)        (HISTORICAL)        (HISTORICAL)
Shares issued in connection with the
   Reorganization                                      5,448,788           5,448,788           5,448,788           5,448,788

Equivalent shares represented by shares of
   common stock of certain Subsidiaries
   purchased in the Reorganization                            --                  --                  --

Shares sold by the Company in the October 1997         3,000,000           3,000,000           3,000,000           3,000,000

Shares issued in connection with a February 1998
   acquisition                                            57,809              57,809              57,809              57,809

Warrants exercised in 1998 (see Notes 5 and 7)           151,316             151,316             151,316             151,316

Warrants exercised in 1999 (see Notes 5 and 7)            29,575                  --              23,260                  --
                                                      ----------          ----------          ----------          ----------

Weighted average common shares - basic                 8,687,488           8,657,913           8,681,173           8,657,913

Outstanding options and warrants to purchase
   common stock - remaining shares after assumed
   repurchase using proceeds from exercise             1,604,748                  --           1,405,048                  --
                                                      ----------          ----------          ----------          ----------

Weighted average common shares - diluted              10,292,236           8,657,913          10,086,221           8,657,913
                                                      ==========          ==========          ==========          ==========






Certain of the outstanding options and warrants to purchase common stock of the Company were anti-dilutive for Q3 1999 and YTD 1999, respectively, and accordingly were excluded from the calculation of diluted weighted average common shares for that period, solely because the result of operations was a net loss instead of net income. The Company recognized net income in Q2 2001 and YTD 2001; therefore, the Company included the equivalent of 1,604,747 and 1,405,048 shares, respectively, in its calculation of fully diluted earnings per share.


NOTE 9. OPERATING SEGMENT INFORMATION


The Company's reportable operating segments are as follows:



TANDEM: This segment derives revenues from recruiting, training and deploying temporary industrial personnel and from providing payroll administration, risk management and benefits administration services.



SYNADYNE: This segment derived revenues from providing a comprehensive package of PEO services to its clients including payroll administration, risk management, benefits administration and human resource consultation. See Note 3 relating to the Company's disposition of these operations effective April 8, 2000.



FRANCHISING: This segment derives revenues under agreements with industrial staffing franchisees that provide those franchises with, among other things, exclusive geographic areas of operations, continuing advisory and support services and access to the Company's confidential operating manuals. Franchising revenues also include revenues from early terminations of franchise agreements, called "buyouts".



Transactions between segments affecting their reported income are immaterial. Differences between the reportable segments' operating results and the Company's consolidated financial statements relate primarily to other operating divisions of the Company and items excluded from segment operating measurements, such as corporate support center expenses and interest expense in excess of interest charged to the segments based on their outstanding receivables. The Company does not regularly provide information regarding the reportable segments' net assets to the chief operating decision-maker. Certain reclassifications have been made between segments to Income (Loss) Before Taxes in Q3 1999 and YTD 1999 to be consistent with current period presentation.

                                      Thirteen Weeks  Three Months    Twenty Six     Six Months
                                           Ended          Ended       Weeks Ended       Ended
                                        Oct 1, 2000   Sept 30, 1999   Oct 1, 2000   Sept 30, 1999
                                      --------------  -------------   -----------   -------------
REVENUES                                              (Amounts in thousands)
Tandem                                   $ 78,055       $  93,010      $ 158,914      $ 172,865
Synadyne                                       --          59,325             71        114,404
Franchising                                   727           1,036          1,381          3,505
Other Company revenues                        100           5,753            134         11,804
                                         --------       ---------      ---------      ---------

Total Company revenues                   $ 78,882       $ 159,124      $ 160,500      $ 302,578
                                         ========       =========      =========      =========

LOSS BEFORE BENEFIT FOR INCOME TAXES

Tandem                                   $  5,824       $   1,900      $  10,439      $   2,387
Synadyne                                       --             284           (198)           807
Franchising                                   602             882          1,098          3,073
Other Company income (loss), net (1)       (6,640)        (16,383)       (12,157)       (21,769)
                                         --------       ---------      ---------      ---------

The Company's loss before taxes          $   (214)      $ (13,317)     $    (818)     $ (15,502)
                                         ========       =========      =========      =========


(1) During Q2 2001 and FYTD 2001, the Company recognized restructuring charges of $0.9 million and $1.8 million, respectively, and a $0.7 million gain on the sale of the Company's PEO operations during YTD 2001





NOTE 10. SUBSEQUENT EVENTS


On October 31, 2000, the Company agreed to purchase for cancellation certain of its outstanding incentive stock options with an exercise price ranging from $10.38 to $18.88, for $0.1 million.



On November 10, 2000, the Company authorized the issuance of options to purchase 162,503 shares of the Company's common stock at $1.01 per share.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder (to be provided by amendment).

                        SEC Registration Fee.......    $   1,185
                        Printing and Engraving Costs   $  25,000
                        Accounting Fees and Expenses   $  50,000
                        Legal Fees and Expenses....    $  50,000
                        Miscellaneous..............    $  10,000
                                                       ---------
                                 Total.............    $ 136,185
                                                       =========

    All amounts are estimated except for the SEC registration fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify any director or officer, any former director or officer, and any person exercising any duties of a director or officer, to the fullest extent permitted under Florida law.

    The Company has acquired insurance with respect to, among other things, certain liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Company.


    Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


    Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) of subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

    Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) voting for or assenting to an unlawful distribution; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.


    Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; of (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

CALENDAR YEAR 2000


    On August 15, 2000, in connection with the refinancing, we issued warrants to purchase an aggregate of 524,265 shares of our common stock to the lenders under our previous credit facility (Fleet National Bank, Comerica Bank, LaSalle Bank National Association and SunTrust Bank), which constitutes 5% of our outstanding common stock on a fully-diluted basis. The warrants were issued in exchange for forgiveness of $14.4 million which we owed to the lenders. The warrants were issued in reliance on Section 4(2) of the Securities Act.



    On August 15, 2000, in connection with, and as consideration for, the refinancing, we issued warrants to purchase up to 200,000 shares of our common stock to Ableco Holding LLC. The warrants are only exercisable if any letter of credit issued by the new lenders on our behalf is drawn, in which event, the number of warrants the lenders will receive will be based on the amount drawn under the letter of credit. The warrants were issued in reliance on Section 4(2) of the Securities Act.


CALENDAR YEAR 1998

    On April 15, 1998, we issued an aggregate of 5,716 shares of our common stock to Mr. Robert A. Lefcort and the Robert A. Lefcort Trust in connection with the exercise of warrants entitling those parties to purchase shares of our common stock at $0.01 per share. The aggregate exercise price of $87.94 was received by us in cash at the time of exercise. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were paid in connection with this issuance of stock.

    On May 12, 1998, we issued 20,929 shares of our common stock to Paul M. Burrell in connection with the exercise of warrants entitling him to purchase shares of our common stock at $0.01 per share. The exercise price of $321.99 was received by us in cash at the time of exercise. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were paid in connection with this issuance of stock.

    On May 12, 1998, we issued an aggregate of 124,671 shares of our common stock to the Lawrence H. Schubert Trust, the Nadya Schubert Trust, Alan E. Schubert, Mindi Wagner, the Matthew Schubert Trust, the Jason D. Schubert Trust and Louis A. Morelli, in connection with the exercise of warrants entitling those parties to purchase shares of our common stock at $0.01 per share. The aggregate exercise price of $1,918.01 was received by us in cash at the time of exercise. The securities were issued pursuant to section 4(2) of the Securities Act. No underwriting commissions were paid in connection with these issuances of stock.

    On February 2, 1998, we issued an aggregate of 57,809 shares of our common stock to Mr. Mark Gigot as partial consideration for the acquisition of 100% of the common stock of Employment Consultants, Inc. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with this issuance of stock.

CALENDAR YEAR 1997

    On February 21, 1997, we consummated a reorganization with the following nine operating companies: OutSource International of America, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., OutSource Franchising, Inc., Capital Staffing Fund, Inc., and Employees Insurance Services, Inc. and the shareholders of each of these entities. Pursuant to the terms of the reorganization, we acquired all of the outstanding capital stock of the subsidiaries from their existing shareholders in exchange for the issuance of 5,448,788 shares of newly issued shares of our common stock, the payment of approximately $5.7 million in cash and the issuance of promissory notes in the aggregate principal amount of approximately $1.7 million to certain of the existing shareholders. The securities were issued pursuant to Section 4(2) under the Securities Act. In connection with the reorganization, the existing shareholders contributed approximately $4.3 million in outstanding promissory notes.

    On February 21, 1997, we issued senior subordinated promissory notes in the principal amounts of $14,000,000 and $11,000,000 to Triumph-Connecticut Limited Partnership and Bachow Investment Partners III, L.P., respectively. The notes were repaid on October 29, 1997. The securities were issued pursuant to Section 4(2) of the Securities Act.

    In connection with the issuance of the notes, we issued 786,517 warrants to Triumph and Bachow and placed 573,787 warrants in escrow, pending release to either the existing shareholders of the purchased subsidiaries or the note holders, based upon our achievement of certain specified performance criteria. The warrants are currently exercisable at an exercise price of $.01 per share and expire on February 20, 2002. Following the successful consummation of certain acquisitions in April 1997, 180,891 additional warrants were released from escrow in April 1997 and distributed to the existing shareholders. The remaining 392,896 additional warrants were released to Triumph and Bachow as of March 1, 2000. The additional warrants are exercisable at an exercise price of $.01 per share and expire on February 20, 2002. The securities were issued pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

    The following exhibits are filed as part of this registration statement:

                           EXHIBIT
                           NUMBER                 DESCRIPTION
                           -------  --------------------------------------------------------------------------------------

                           2.1      Amended and Restated Agreement Among Shareholders dated February 21, 1997(1)

                           2.2      Articles of Share Exchange among Outsource International, Inc., Capital Staffing Fund,
                                    Inc., Outsource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III,
                                    Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and
                                    Outsource International of America, Inc. dated February 21, 1997(1)

                           3.1      Amended and Restated Articles of Incorporation of the Company(2)

                           3.2      Amended and Restated Bylaws of the Company(3)

                           4.3      Shareholder Protection Rights Agreement(3)


                           4.6      Warrant Dated February 21, 1997 Issued to Triumph-Connecticut Limited Partnership(1)

                           4.7      Warrant Dated February 21, 1997 Issued to Bachow Investment Partners III, L.P.(1)

                           4.8      Warrant Dated February 21, 1997 Issued to State Street Bank and Trust Company of
                                    Connecticut, N.A., as Escrow Agent(1)

                           5.1      Opinion of Akerman, Senterfitt & Eidson, P.A. regarding the validity of the securities offered**

                           9.1      Voting Trust Agreement among Outsource International, Inc., Richard J. Williams and Paul
                                    Burrell, as Trustee and certain shareholders of Outsource International, Inc. dated as of
                                    February 21, 1997**

                           10.1     Securities Purchase Agreement among Triumph-Connecticut Limited Partnership, Bachow
                                    Investment Partners III, L.P., Outsource International, Inc., Capital Staffing Fund,
                                    Inc., Outsource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III,
                                    Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and
                                    Outsource International of America, Inc. dated as of February 21, 1997(1)

                           10.3     Registration Rights Agreement among Outsource International, Inc., Triumph-Connecticut
                                    Limited Partnership, Bachow Investment Partners III, L.P., and shareholders of Outsource
                                    International, Inc. dated as of February 21, 1997(1)

                           10.4     Agreement among Shareholders and Investors in Outsource International, Inc. dated as of
                                    February 21, 1997(1)

                           10.11    Employment Agreement between Paul M. Burrell and the Company dated as of February 21,
                                    1997(1)

                           10.12    Employment Agreement between Robert A. Lefcort and the Company dated as of March 3,
                                    1997(1)

                           10.13    Employment Agreement between Robert E. Tomlinson and the Company dated as of March 3,
                                    1997(1)

                           10.15    Employment Agreement between Brian Nugent and the Company dated as of March 11, 1997(5)

                           10.16    Employment Agreement between Carolyn Noonan and the Company dated as of July 22, 1999(6)

                           10.17    Employment Agreement between Scott R. Francis and the Company dated as of April 1,
                                    1998(4)

                           10.18    Stock Option Plan, As Amended Effective May 8, 1998(4)

                           10.33    Form of Accumulated Adjustments Account Promissory Note dated February 20, 1997 issued by
                                    Capital Staffing Fund, Inc., Outsource Franchising, Inc. and Outsource International of
                                    America, Inc. to the following shareholders of the Company and Schedule of Allocation of
                                    AAA Distribution to such shareholders: Lawrence H. Schubert Revocable Trust; Robert A.
                                    Lefcort Irrevocable Trust; Nadya I. Schubert Revocable Trust; Louis J. Morelli S Stock
                                    Trust; Margaret Ann Janisch S Stock Trust; Matthew Schubert Outsource Trust; Jason
                                    Schubert Outsource Trust; Alan E. Schubert; Louis A. Morelli; Louis J. Morelli; Raymond
                                    S. Morelli; Matthew B. Schubert; Mindi Wagner; Margaret Morelli Janisch; Robert A.
                                    Lefcort; and Paul M. Burrell(1)

                           10.80    Employment Agreement between Jon Peterson and the Company dated as of February 14,
                                    2000(7)

                           10.81    Employment Agreement between Garry E. Meier and the Company dated as of February 7,
                                    2000(7)

                           10.82    Separation Agreement and Release between Paul Burrell and the Company effective February
                                    14, 2000(8)

                           10.83    Separation Agreement and Release between Robert Lefcort and the Company effective April
                                    6, 2000(8)

                           10.84    Separation Agreement and Release between Brian Nugent and the Company effective April 21,
                                    2000(8)

                           10.85    Asset Purchase Agreement by and between Team Staff, Inc., Teamstaff V, Inc. and Outsource
                                    International, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne
                                    IV, Inc., Synadyne V, Inc., Guardian Employer East LLC and Guardian Employer West LLC,
                                    dated as of April 7, 2000(7)

                           10.86    Shared Services Agreement by and between Team Staff, Inc. and Outsource International,
                                    Inc., dated as of April 7, 2000(7)

                           10.90    Engagement Letter between Outsource International, Inc. and Crossroads Capital Partners
                                    LLC, dated as of May 7, 1999 and three addenda dated June 18, July 1 and August 2,
                                    1999(6)

                           10.91    Finder Services Agreement between Outsource International, Inc. and Crossroads Capital
                                    Partners LLC, dated as of June 30, 1999(6)

                           10.92(a) Financing Agreement, dated as of August 15, 2000, among Outsource International, Inc.,
                                    Outsource International of America, Inc., Outsource Franchising, Inc., Guardian Employer
                                    East, LLC and Guardian Employer West, LLC, as Borrowers, the other subsidiaries of
                                    Outsource International, Inc., as Guarantors, Ableco Finance LLC, as agent for certain
                                    Lenders, and The CIT Group/Business Credit, Inc(9)

                           10.92(b) Term A Note, dated August 15, 2000, in the amount of $8,800,000, made by Outsource
                                    International, Inc., Outsource International of America, Inc., Outsource Franchising,
                                    Inc., Guardian Employer East, LLC and Guardian Employer West, LLC, as Borrowers, to the
                                    order of Ableco Finance LLC(9)

                           10.92(c) Term A Note, dated August 15, 2000, in the amount of $8,800,000, made by Outsource
                                    International, Inc., Outsource International of America, Inc., Outsource Franchising,
                                    Inc., Guardian Employer East, LLC and Guardian Employer West, LLC, as Borrowers, to the
                                    order of A2 Funding LP(9)

                           10.92(d) Term B Note, dated August 15, 2000, in the amount of $9,000,000, made by Outsource
                                    International, Inc., Outsource International of America, Inc., Outsource Franchising,
                                    Inc., Guardian Employer East, LLC and Guardian Employer West, LLC, as Borrowers, to the
                                    order of Ableco Holding LLC(9)

                           10.92(e) Revolving Credit Note, dated August 15, 2000, in the amount of $33,400,000, made by
                                    Outsource International, Inc., Outsource International of America, Inc., Outsource
                                    Franchising, Inc., Guardian Employer East, LLC and Guardian Employer West, LLC, as
                                    Borrowers, to the order of The CIT Group/Business Credit, Inc.(9)

                           10.92(f) Warrant, dated August 15, 2000, issued to Ableco Holding LLC(10) 10.92(g) Registration
                                    Rights Agreement, dated as of August 15, 2000, between Outsource International, Inc. and
                                    Ableco Holding LLC(9)

                           10.93(a) Restructuring Agreement, dated as of August 15, 2000, among Outsource International,
                                    Inc., Fleet National Bank, as agent, and each of the banks party thereto(9)

                           10.93(b) Notes, each dated August 15, 2000, totaling $5,343,262, made by Outsource International,
                                    Inc., as Borrower, to the order of Fleet National Bank ($2,200,168.28); LaSalle Bank
                                    National Association ($1,257,237.49); Comerica Bank ($1,257,237.49), and SunTrust Bank
                                    ($628,618.74)(9)

                           10.93(c) Warrant Purchase Agreement, dated as of August 15, 2000, among Outsource International,
                                    Inc., Fleet National Bank, Comerica Bank, LaSalle Bank National Association and SunTrust
                                    Bank(9)

                           10.93(d) Form of Warrant, dated August 15, 2000, issued to Fleet National

'


                                    Bank (215,874 shares), Comerica Bank (123,356), LaSalle Bank National Association
                                    (123,356) and SunTrust Bank (61,679)(9)

                           10.94    Employment Agreement between Richard Mazelsky and the Company dated as of
                                    August 1, 2000*

                           10.95    Employment Agreement between Michael A. Sharp and the Company dated as of
                                    December 21, 2000*

                           10.96    Separation Agreement and Release between Scott R. Frances and the Company effective January 14, 2001.*

                           21       Subsidiaries of Outsource International, Inc.**

                           23.1     Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1 --
                                    Opinion of Akerman, Senterfitt & Edison)**

                           23.2     Consent of Deloitte & Touche LLP**

                           24.1     Power of Attorney (included on the signature page of this Registration Statement)

                           27.1     Financial Data Schedule***

                           27.2     Financial Data Schedule***


---------------

                       *       To be filed by amendment
                       **      Filed herewith
                       ***     Previously filed


                           (1)      Incorporated by reference to the Exhibits to the Company's Registration
                                    Statement on Form S-1 (Registration Statement No. 333-33443), as filed with the
                                    Securities and Exchange Commission on August 12, 1997

                           (2)      Incorporated by reference to the Exhibits to Amendment No. 3 to the Company's
                                    Registration Statement on Form S-1 (Registration Statement No. 333-33443), as filed with the Securities and Exchange Commission on October 21, 1997

                           (3)      Incorporated by reference to the Exhibits to Amendment No. 1 to the Company's
                                    Registration Statement on Form S-1 (Registration Statement No. 333-33443), as filed with the Securities and Exchange Commission on September 23, 1997

                           (4)      Incorporated by reference to the Exhibits to the Company's Form 10-Q for the quarterly period ended June 30, 1998, as filed with the Securities and Exchange Commission on
                                    August 14, 1998

                           (5)      Incorporated by reference to the Exhibits to the Company's Form 10-K for the year ended
                                    December 31, 1998, as filed with the Securities and Exchange Commission on March 30, 1999

                           (6)      Incorporated by reference to the Exhibits to the Company's Form 10-Q for the quarterly period ended June 30, 1999, as filed with the Securities and Exchange Commission on
                                    August 16, 1999

                           (7)      Incorporated by reference to the exhibits to the Company's Form 10-K/A for the year ended
                                    December 31, 1999, as filed with the Securities and Exchange Commission on April 20, 2000

                           (8)      Incorporated by reference to the exhibits to the Company's Form 10-Q for the transition period ended April 2, 2000, as filed with the Securities and Exchange Commission on May
                                    17, 2000

                           (9)      Incorporated by reference to the exhibits to the Company's Form 10-Q for the quarterly period ended July 2, 2000, as filed with the Securities and Exchange Commission on August
                                    21, 2000.

                           (10)     Incorporated by reference to the exhibits to the Company's Form 10-K for the year ended
                                    December 31, 1999, as filed with the Securities and Exchange Commission on April 14, 2000


(b) FINANCIAL STATEMENT SCHEDULES.

    The following financial statement schedule is filed as part of this Registration Statement:

    Schedule II - Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17.  UNDERTAKINGS.

A.    Rule 415 Offering

         The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Request for Acceleration of Effective Date

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Outsource International, Inc. has duly caused this amendment no. 1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on the 16th day of January, 2001.


                              OUTSOURCE INTERNATIONAL, INC.

                              /s/ Garry E. Meier
                              --------------------------------------------------
                              By: Garry E. Meier
                              Its: President and Chief Executive Officer




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


          /s/ Garry E. Meier
          ---------------------------------           Chairman of the Board, Chief Executive
          Garry E. Meier                              Officer and President (Principal Executive
                                                      Officer) and Director                                 January 16, 2001


          /s/ Michael A. Sharp
          ---------------------------------           Chief Financial Officer and Executive
          Michael A. Sharp                            Vice President (Principal Financial Officer)          January 16, 2001


          /s/ Carolyn H. Noonan
          ---------------------------------           Vice President and Controller (Principal
          Carolyn H. Noonan                           Accounting Officer)                                   January 16, 2001

          /s/  *
          ---------------------------------           Director                                              January 16, 2001
          Michael S. Fawcett

          /s/  *
          ---------------------------------           Director                                              January 16, 2001
          David S. Hershberg

          /s/  *
          ---------------------------------           Director                                              January 16, 2001
          Jay D. Seid

          /s/  *
          ---------------------------------           Director                                              January 16, 2001
          Dr. Lawrence Chimerine




          * By: /s/ Garry E. Meier
                ------------------
                Attorney in Fact
                ------------------

                                   SCHEDULE II

                  OUTSOURCE INTERNATIONAL, INC. AND AFFILIATES

                        VALUATION AND QUALIFYING ACCOUNTS
                   TRANSITION QUARTER ENDED APRIL 2, 2000 AND
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                               CHARGED TO                    CREDITS
                                             BALANCE            COSTS AND                  ISSUED AND        BALANCE
                                         JANUARY 1, 2000        EXPENSES        OTHER      CHARGE-OFFS    APRIL 2, 2000
                                       ------------------   ---------------   --------   ---------------  --------------
        Allowance for doubtful
           accounts and credit memos       $ 2,829,646         $(659,118)       $ --       $(606,554)      $ 1,563,974

        Tax asset valuation allowance       14,071,996           829,280          --              --        14,901,276


                                                               CHARGED TO                    CREDITS
                                             BALANCE            COSTS AND                  ISSUED AND            BALANCE
                                         JANUARY 1, 1999        EXPENSES        OTHER      CHARGE-OFFS      DECEMBER 31, 1999
                                       ------------------    ---------------   --------   ---------------  --------------------
        Allowance for doubtful
           accounts and credit memos       $1,924,146          6,070,768         --       (5,165,268)         $ 2,829,646

        Tax asset valuation allowance              --         14,071,996         --               --           14,071,996


                                                               CHARGED TO                    CREDITS
                                             BALANCE            COSTS AND                  ISSUED AND           BALANCE
                                         JANUARY 1, 1998        EXPENSES        OTHER      CHARGE-OFFS     DECEMBER 31, 1998
                                       ------------------   ---------------   --------  ---------------  --------------------
        Allowance for doubtful
           accounts and credit memos       $1,639,767          $3,355,571       $ --      $(3,071,192)        $ 1,924,146


                                                               CHARGED TO                    CREDITS
                                             BALANCE            COSTS AND                  ISSUED AND            BALANCE
                                         JANUARY 1, 1997        EXPENSES        OTHER      CHARGE-OFFS      DECEMBER 31, 1997
                                       ------------------    ---------------   --------   ---------------  --------------------
        Allowance for doubtful
           accounts and credit memos        $978,250           $3,123,861       $ --      $(2,462,344)        $ 1,639,767

                                  EXHIBIT INDEX



                 EXHIBIT
                 NUMBER    DESCRIPTION
                 -------   -----------------------------------------------------
                  5.1      Opinion of Akerman, Senterfitt & Eidson, P.A.
                           regarding the validity of the securities offered
                           (includes consent of Akerman, Senterfitt & Eidson,
                           P.A.)

                  9.1      Voting Trust Agreement among Outsource International,
                           Inc., Richard J. Williams and Paul Burrell, as
                           Trustee and certain shareholders of Outsource
                           International, Inc. dated as of February 21, 1997

                  21       Subsidiaries of Outsource International, Inc.

                  23.2     Consent of Deloitte & Touche LLP